Exhibit 10.1

ACORDO DE INVESTIMENTO entre NCR CORPORATION, SCOPUS INDUSTRIAL S.A., SCOPUS TECNOLOGIA LTDA. e NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO LTDA. DATADO DE 26 DE JULHO DE 2011	EQUITY SUBSCRIPTION AGREEMENT among NCR CORPORATION, SCOPUS INDUSTRIAL S.A., SCOPUS TECNOLOGIA LTDA. and NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO LTDA. DATED JULY 26, 2011

ÍNDICE
ARTIGO I DEFINIÇÕES	3

ARTIGO II SUBSCRIÇÃO DE PARTICIPAÇÕES ACIONÁRIAS	14

ARTIGO III DECLARAÇÕES E GARANTIAS CONCERNENTES À COMPANHIA E À NCR	16

ARTIGO IV DECLARAÇÕES E GARANTIAS DA SCOPUS INDUSTRIAL E SCOPUS	34

ARTIGO V COMPROMISSOS	39

ARTIGO VI CONDIÇÕES PRECEDENTES	47

ARTIGO VII RESCISÃO, RESILIÇÃO E ABANDONO	50

ARTIGO VIII INDENIZAÇÃO	51

ARTIGO IX GARANTIAS, AJUSTE DE ICMS	59

ARTIGO X DISPOSIÇÕES GERAIS	61

ACORDO DE INVESTIMENTO	EQUITY SUBSCRIPTION AGREEMENT

Este ACORDO DE INVESTIMENTO (este “Acordo”) é datado de 26 de Julho de 2011, celebrado por e entre NCR CORPORATION, uma sociedade por ações organizada segundo as Leis do Estado de Maryland, com sede no endereço 3097 Satellite Boulevard, Building 700, na cidade de Duluth, Estado da Geórgia, nos Estados Unidos da América (“NCR”), SCOPUS INDUSTRIAL S/A, uma sociedade por ações com sede no endereço Avenida Mutinga, nº 4.105, 1º andar, parte, Prédio Novo, na cidade de São Paulo, Estado de São Paulo, inscrita perante o CNPJ/MF sob o número 09.227.001/0001-48, neste ato representada de acordo com o seu Estatuto Social (“Scopus Industrial”), SCOPUS TECNOLOGIA LTDA., uma sociedade limitada com sede no endereço Avenida Mutinga, nº 4105 na cidade de São Paulo, no Estado de São Paulo, registrado no CNPJ/MF sob o número 47.379.565/0001-95, aqui representada de acordo com seu Contrato Social (“Scopus” e, juntamente com NCR e Scopus Industrial, as “Partes”), e NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA	This EQUITY SUBSCRIPTION AGREEMENT (this “Agreement”) is dated July 26, 2011 by and among NCR CORPORATION, a corporation organized under the laws of the State of Maryland, with head office at 3097 Satellite Boulevard, Building 700, in the city of Duluth, State of Georgia, in the United States of America (“NCR”), SCOPUS INDUSTRIAL S/A, a corporation with head office at Avenida Mutinga, 4.105, 1o andar, parte, Prédio Novo, in the city of São Paulo, in the State of São Paulo, enrolled before the CNPJ/MF under No. 09.227.001/0001-48, represented herein pursuant to its Articles of Association (“Scopus Industrial”), SCOPUS TECNOLOGIA LTDA., a limited liability company with head office at Avenida Mutinga, No. 4.105, in the city of São Paulo, in the State of São Paulo, enrolled before the CNPJ/MF under No. 47.379.565/0001-95, represented herein pursuant to its Articles of Association (“Scopus” and, together with NCR and Scopus Industrial, the “Parties”), and NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO LTDA., a limited

AUTOMAÇÃO LTDA., uma sociedade limitada com sede no endereço Av. Autáz Mirim, 1.030, Blocos 1 e 2, Distrito Industrial, na cidade de Manaus, no Estado do Amazonas, registrada no CNPJ/MF sob o número 10.785.567/0001-74, aqui representada de acordo com seu Contrato Social (“NCR Manaus” ou “Companhia”).	liability company with head office at Avenida Autáz Mirim, 1.030, Blocos 1 e 2, Distrito Industrial, in the city of Manaus, in the State of Amazonas, enrolled before the CNPJ/MF under No. 10.785.567/0001-74, represented herein pursuant to its Articles of Association (“NCR Manaus” or the “Company”).

C O N S I D E R A N D O:	W I T N E S S E T H:

CONSIDERANDO QUE, nesta data, NCR possui diretamente noventa e nove e 99/100 por cento (99,99%) de todas as quotas emitidas e em circulação da Companhia; e	WHEREAS, as of the date hereof, NCR directly owns ninety-nine and 99/100 percent (99.99%) of all the issued and outstanding quotas of the Company; and

CONSIDERANDO QUE, após a transformação da Companhia de sociedade limitada para sociedade por ações, Scopus Industrial deseja subscrever, e NCR concorda com a subscrição pela Scopus Industrial de ações ordinárias da Companhia representando, em Base Pós-Diluição, quarenta e nove por cento (49%) do total das ações ordinárias da Companhia (a “Participação Acionária da Scopus Industrial”) de acordo com os termos e sujeito às condições estabelecidas neste Acordo;	WHEREAS, following the conversion of the Company from a limitada to corporation (sociedade por ações), Scopus Industrial desires to subscribe for, and NCR agrees to the subscription by Scopus Industrial of common shares of the Company representing, on a Post-Diluted Basis, forty-nine percent (49%) of the total common shares of the Company (the “Scopus Industrial Equity Interest”) pursuant to the terms and subject to the conditions set forth in this Agreement;

PORTANTO, NO PRESENTE MOMENTO, considerando as mútuas premissas, obrigações, declarações, garantias e acordos aqui contidos, as Partes, com intenção de se comprometerem legalmente, acordam o seguinte:	NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, agree as follows:

ARTIGO I DEFINIÇÕES	ARTICLE I DEFINITIONS

SEÇÃO 1.1. Definições. (a) Conforme utilizado no presente Acordo, as palavras “inclui”, “incluem” e “inclusive” não limitam os termos anteriores às palavras e deverão ser consideradas seguidas pelas palavras “sem limitações”; a palavra “ou” não é exclusiva; e as palavras e termos “aqui”, “do mesmo”, “por meio deste”, “a este” e “de acordo com o abaixo” referem-se a este Acordo como um todo. Qualquer referência a qualquer lei aplicável será considerada também como se referindo a todas as regras e regulamentos promulgados sob sua hierarquia, a menos que exigido diferentemente pelo contexto. Sempre que exigido pelo contexto, qualquer gênero deve incluir qualquer outro gênero, o singular deve incluir o plural e o plural deve incluir o singular. A menos que exigido diferentemente pelo contexto, as referências a: (i) Seções e Anexos significam as Seções de, e os Anexos ao presente Acordo, e (ii) um contrato, instrumento ou outro documento compreende este mesmo contrato, instrumento ou outro documento, incluindo alterações, complementações e modificações realizadas até a data de celebração do	SECTION 1.1. Definitions. (a) As used in this Agreement, the words “include,” “includes” and “including” do not limit the preceding terms of words and shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Any reference to any applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context otherwise requires. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Unless the context otherwise requires, references to: (i) Sections and Schedules mean the Sections of, and the Schedules attached to, this Agreement; and (ii) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date of execution hereof, unless the context otherwise requires, and thereafter from time to time to the extent

presente instrumento, a menos que exigido diferentemente pelo contexto, e da presente data em diante periodicamente, até o limite permitido por este Acordo. Os Anexos referidos no presente Acordo deverão ser interpretados em conjunto com, e considerados como parte integrante do presente Acordo, da mesma forma como se houvessem sido apresentados literalmente neste documento. Os títulos das Seções ou Anexos estão inseridos apenas para a conveniência de referência e não devem ser considerados uma parte, ou afetar de forma alguma o significado ou interpretação deste Acordo. Todos os termos definidos neste Acordo possuem seus significados definidos quando utilizados em qualquer certificado ou outro documento preparado e entregue de acordo com este Acordo, por força deste, salvo se definidos de maneira diversa.	permitted by this Agreement. The Schedules referred to in this Agreement shall be construed with and deemed an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The headings of Sections or Schedules are inserted for convenience of reference only and shall not be deemed a part of, or affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(b) Quando usados neste Acordo, os termos a seguir deverão ter os significados respectivamente especificados abaixo.	(b) When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Afiliado(a)” de qualquer Pessoa deverá significar qualquer outra Pessoa que seja, diretamente ou indiretamente, controladora, controlada por, ou sob controle comum com, esta Pessoa; desde que, para os propósitos desta definição e deste Acordo, “controle” (incluindo, com significados correlatos, os termos “controlado por” e “sob controle comum com”) deverá significar a capacidade de uma Pessoa ou um grupo de Pessoas de deter, direta ou indiretamente, os direitos que lhes atribui preponderância nas deliberações sociais e o direito de eleger ou indicar a maioria dos membros da administração.	“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition and this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the power of a Person or a group of Persons to hold, directly or indirectly, the rights that would grant them preponderance in the corporate deliberations and the right to elect or appoint the majority of the members of management (administração).

“Autoridades Antitruste” deverão significar a Secretaria de Acompanhamento Econômico – SEAE, a Secretaria de Direito Econômico e o Conselho Administrativo de Defesa Econômica – CADE, que possuem jurisdição sobre as transações aqui contempladas, de acordo com as Leis Antitruste aplicáveis.	“Antitrust Authorities” shall mean the Secretaria de Acompanhamento Econômico – SEAE, the Secretaria de Direito Econômico and the Administrative Council for Economic Defense- CADE, which have jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Leis Antitruste” deverão significar todas as Leis e Ordens, inclusive, mas sem limitação, a Lei nº 8884/94, criadas e destinadas a, entre outras coisas, restringir ou regular fusões ou aquisições de companhias estabelecidas ou que operem no Brasil.	“Antitrust Laws” shall mean all Laws and Orders, including but not limited to Law No. 8884/94, that are designed or intended, among other things, to restrict or regulate mergers or acquisitions of companies located or having operations in Brazil.

“Produto ATM” deverá significar o equipamento de caixa automático (automated teller machine hardware) (que, no mínimo, tenha um cofre e um dispensador de notas) e programa (software) de operações básicas.	“ATM Product” shall mean automated teller machine hardware (which, at a minimum, has a safe and dispenses cash) and basic operating software.

“GAAP do Brasil” deverá significar os princípios de	“Brazilian GAAP” shall mean generally accepted

contabilidade geralmente aceitos no Brasil, aplicados consistentemente.	accounting principles of Brazil consistently applied.

“Dia Útil” deverá significar qualquer dia exceto Sábado, Domingo ou qualquer outro dia em que bancos comerciais são obrigados ou autorizados a fechar na cidade de Nova Iorque, Estado de Nova Iorque, Estados Unidos da América, na cidade de São Paulo, Estado de São Paulo, Brasil ou na cidade de Manaus, Estado do Amazonas, Brasil.	“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the city of New York, State of New York, United States of America, the city of São Paulo, State of São Paulo, Brazil or the city of Manaus, State of Amazonas, Brazil.

“CMA” deverá significar o Contrato de Manufatura, datado de 26 de julho de 2011 (“Data do CMA”), por e entre a Companhia e GSL.	“CMA” shall mean that certain Contract Manufacturing Agreement, dated as of July 26, 2011 (“CMA Date”), by and between the Company and GSL.

“Contrato” deverá significar qualquer garantia, licença, acordo, contrato, compromisso ou outro instrumento que represente ou estabeleça uma concomitância de entendimento e intenção entre duas (2) ou mais Pessoas com relação aos seus respectivos direitos e/ou obrigações ou com relação a algo realizado ou a realizar-se, e quaisquer respectivas alterações.	“Contract” shall mean any guarantee, license, agreement, contract, commitment, or other instrument that represents or sets forth a concurrence of understanding and intention between two (2) or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, and any amendments thereto.

“Plano de Benefícios dos Empregados” deverá significar o plano de benefícios de cada empregado, emprego, bônus ou programa de opções de ações, acordo ou combinação; e cada encerramento, término, pagamento ou indenização por demissão ou término, manutenção de salário, acúmulo de férias, férias, subsídios de doença, licença médica, seguro de saúde, seguro de vida, deficiência, acidente, assistência social, seguros de saúde, odontológicos ou de vida para aposentados, participação nos lucros, compensação, previdência, compensação diferida, aposentadoria precoce, outras aposentadorias ou outros planos, fundos, programas, acordos, compromissos ou combinações similares patrocinados, estabelecidos, mantidos e com contribuição, ou exigência de contribuição, ou geradores de quaisquer passivos atuais ou contingentes, pela Companhia, além dos exigidos por Leis e/ou Ordens.	“Employee Benefit Plan” shall mean each employee benefit plan, employment, bonus or stock option program, agreement or arrangement; and each severance, termination, termination pay or indemnity, salary continuation, accrued leave, vacation, sick pay, sick leave, medical, life insurance, disability, accident, welfare benefit, retiree medical, dental or life insurance, profit-sharing, compensation, pension, deferred compensation, early retirement, other retirement or other similar plan, fund, program, agreement, commitment or arrangement sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any actual or contingent liability is borne, by the Company, other than those mandated by Laws and/or Orders.

“Contencioso Ambiental” deverá significar qualquer aviso, reivindicação, ação, litígio, investigação (da qual uma notificação formal e por escrito tenha sido entregue), processo, ação judicial ou julgamento por qualquer Pessoa surgido a partir de, ou relacionado a, Lei Ambiental aplicável, incluindo qualquer assunto relacionado a qualquer (a) infração, contravenção ou violação real, alegada ou suspeita, de qualquer Lei Ambiental aplicável, (b) falha real ou alegada de possuir, ou cumprir com, qualquer Autorização cuja posse ou cumprimento seja exigido por qualquer Lei Ambiental aplicável, (c) presença ou exposição real, alegada ou	“Environmental Claim” shall mean any actual notice, claim, action, litigation, investigation (of which formal written notice has been given), suit, proceeding or judgment by any Person arising under or relating to applicable Environmental Law, including any such matter relating to any (a) actual, alleged or suspected breach, contravention or violation of any applicable Environmental Law, (b) actual or alleged failure to possess or comply with any Permit required to be possessed or complied with by applicable Environmental Law, (c) actual, alleged or suspected presence, or exposure to, any wastes or Hazardous

suspeita de poluentes ou Materiais Perigosos, (d) Passivos, obrigações, multas, ordens, decretos, contratos, acordos, julgamentos ou injunções, legais ou contratuais, reais ou alegadas, relacionadas a ou surgindo de qualquer Lei Ambiental aplicável, ou em relação a qualquer Autorização cuja posse ou cumprimento seja exigido pela Lei Ambiental aplicável, ou (e) prejuízo pessoal, danos a propriedades, obrigação de garantia financeira, reembolso ou compensação real, alegada ou suspeita, resultante de quaisquer sub partes (a) a (d).	Materials, (d) actual or alleged legal, contractual or other liabilities, obligations, penalties, orders, decrees, agreements, settlements, judgments or injunctions relating to or arising under applicable Environmental Law or in connection with any Permit required to be possessed or complied with by applicable Environmental Law, or (e) actual, alleged or suspected personal injury, property damage, financial assurance obligation, reimbursement or compensation resulting from any of the foregoing subparts (a) through (d).

“Lei Ambiental” deverá significar qualquer Lei ou Ordem relacionada à proteção do meio ambiente, recursos naturais, flora e fauna, ou a manufatura, uso, transporte, tratamento, armazenagem, descarte, liberação, ou ameaça de liberação de Materiais Perigosos.	“Environmental Law” shall mean any Law or Order relating to the protection of the environment, natural resources, flora and fauna, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials.

“Contrato Governamental” deverá significar qualquer Contrato (incluindo qualquer autorização de trabalho, arrendamento, compromisso ou venda ou ordem de compra) entre a Companhia e qualquer Entidade Governamental representando o fornecimento por parte da Companhia de bens e serviços para tal Entidade Governamental.	“Government Contract” shall mean any Contract (including any work authorization, lease, commitment or sale or purchase order) between the Company and any Governmental Entity for the supply by the Company of goods and services to such Governmental Entity.

“Entidade Governamental” deverá significar qualquer autoridade estrangeira, federal, estadual ou municipal ou outra autoridade executiva, legislativa ou judicial ou tribunal arbitrário com jurisdição na República Federativa do Brasil assim como qualquer Pessoa na qual uma Entidade Governamental possua participação.	“Governmental Entity” shall mean any foreign, federal, state or municipal authority or other executive, legislative or judicial authority or arbitral tribunal having jurisdiction in the Federal Republic of Brazil as well as any Person in which a Government Entity has an equity interest.

“GSL” deverá significar NCR Global Solutions Limited, uma companhia organizada sob as leis da República da Irlanda.	“GSL” shall mean NCR Global Solutions Limited, a company organized under the laws of the Republic of Ireland.

“Recebíveis da GSL” deverão significar quaisquer montantes devidos pela GSL para a Companhia quando da Data do Fechamento.	“GSL Receivable” shall mean any amounts owed by GSL to the Company as of the Closing Date.

“Materiais Perigosos” deverão significar qualquer substância que (a) seja listada, definida, designada, ou classificada como, ou de outro modo determinada como “perigosa”, “lixo restrito”, “tóxico”, “contaminante”, “poluente”, “lixo industrial”, “lixo especial”, “radioativo”, ou palavras de relevância similar sob ou de acordo com qualquer Lei Ambiental, incluindo quaisquer misturas ou soluções; e (b) qualquer químico, material, substância ou descarte, exposição ao qual seja proibida, limitada ou regulada por qualquer Entidade Governamental.	“Hazardous Materials” shall mean any waste or other substance that (a) is listed, defined, designated, or classified as, or otherwise determined to be “hazardous,” “restricted wastes,” “toxic,” “contaminants,” “pollutants,” “industrial waste,” “special waste,” “radioactive” or words of similar import under or pursuant to any Environmental Law, including any admixture or solution thereof; and (b) any other chemical, material, substance or waste , exposure to which is prohibited, limited or regulated by any Governmental Entity.

“Endividamento” deverá significar, para qualquer Pessoa, o valor de qualquer obrigação que deva ser refletida como endividamento em um balanço financeiro consolidado de tal Pessoa, preparado de acordo com o GAAP do Brasil, incluindo, sem duplicidade: (a) todas as obrigações da Pessoa relativas a dinheiro emprestado; (b) todas as obrigações da Pessoa evidenciadas por notas, debêntures, títulos de crédito ou outros instrumentos similares, de cujo pagamento a Pessoa seja responsabilizada ou responsável como devedor principal; (c) todas as obrigações de pagamento da Pessoa emitidas ou assumidas para pagamentos diferidos de preços de compra associados a aquisições, alienações ou outras combinações de transação de negócios; (d) todas as obrigações de pagamento da Pessoa como locatária de locações que foram ou deveriam ser, de acordo com o GAAP do Brasil, registradas como locação de bens do imobilizado; (e) comprometimentos ou obrigações pelas quais tal Pessoa garanta um credor contra perda (incluindo contingente de obrigações de reembolso em relação a cartas de crédito); (f) endividamento garantido por um Gravame em ativos ou propriedades de tal Pessoa; (g) obrigações ou comprometimentos de uma Pessoa para reembolsar depósitos ou outros valores avançados por, e devidos a, terceiros; (h) obrigações de tal Pessoa sob qualquer taxa de juros, moeda ou outros contratos de compensação de perda; (i) obrigações sob cartas de crédito e quaisquer outros Contratos relacionados ao empréstimo de dinheiro por, ou extensão de crédito a, tal Pessoa; (j) qualquer garantia por tal Pessoa a qualquer das obrigações acima expostas; e (k) todos os tributos e encargos sociais não pagos, em cada caso conforme incluído nos programas de financiamento da Entidade Governamental; desde que, contudo, tal termo “Endividamento” não inclua (i) contas pagas a credores de negócios que não estejam vencidas, (ii) despesas provisionadas decorrentes do curso ordinário dos negócios ou (iii) aval de instrumentos negociáveis que sejam colhidos no curso ordinário dos negócios.	“Indebtedness” shall mean, for any Person, the amount of any obligation that is required to be reflected as indebtedness on a consolidated balance sheet of such Person prepared in accordance with Brazilian GAAP, including, without duplication: (a) all obligations of the Person for borrowed money; (b) all obligations of the Person evidenced by notes, debentures, bonds, or other similar instruments, the payment of which the Person is responsible or liable as primary obligor; (c) all payment obligations of the Person issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar business combination transactions; (d) all payment obligations of the Person as lessee under leases that have been or should be, in accordance with Brazilian GAAP, recorded as capital leases; (e) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (f) indebtedness secured by a Lien on assets or properties of such Person; (g) obligations or commitments of the Person to repay deposits or other amounts advanced by and owing to third parties; (h) obligations of such Person under any interest rate, currency or other hedging agreements; (i) obligations under letters of credit and any other Contracts relating to the borrowing of money by, or extension of credit to, such Person; (j) any guarantee by such Person of any of the foregoing obligations; and (k) all unpaid taxes and social charges, in each case as included in Governmental Entity refinancing programs; provided, however, that the term “Indebtedness” shall not include (i) accounts payable to trade creditors that are not overdue, (ii) accrued expenses arising in the ordinary course of business or (iii) endorsements of negotiable instruments for collection in the ordinary course of business.

“Propriedade Intelectual” deverá significar patentes (incluindo, sem limitação, patentes de invenção, modelos de utilidade e patentes de design), pedidos de patente, desenhos comunitários e industriais e demais pedidos similares, registros e pedidos de registro de marcas registradas, marcas de serviço, marcas, logos, nomes comerciais, nomes de domínios e denominações sociais, incluindo, sem limitação, quaisquer marcas registradas no Instituto Nacional da Propriedade Intelectual – INPI, e incluindo todo ágio associado a	“Intellectual Property” shall mean patents (including, without limitation, utility patents, utility models, and design patents), patent applications, community and industrial designs and the like, registered and applications to register trademarks, service marks, trade names, logos, commercial names, domain names and corporate names, including, without limitation, any trademarks registered before the Brazilian Intellectual Property Agency (Instituto Nacional da Propriedade Intelectual – INPI), and including all goodwill associated

estas, registros ou pedidos de registro de direito autoral junto com direitos associados de realizar traduções, adaptações, derivações e combinações de trabalhos de autoria, segredos industriais, qualquer outra propriedade intelectual, e quaisquer direitos associados.	with the foregoing, registered and applications to register copyrights, together with associated rights to make translations, adaptations, derivations and combinations of works of authorship, trade secrets, any other intellectual property, and any associated rights.

“Conhecimento” deverá significar, quando usado no contexto da NCR, o conhecimento de fato, sem qualquer obrigação de inquirição, de Elias Rogério da Silva (em sua capacidade de administrador estatutário da Companhia) e de Robert Tramontano.	“Knowledge” shall mean, when used in the context of NCR, the actual knowledge, without any duty of inquiry, of Elias Rogério da Silva (as and in his capacity as the statutory manager of the Company) and Robert Tramontano.

“Lei” deverá significar qualquer estatuto, lei, decreto, regulamento, regra, código, exigência ou regra de direito que seja emitido por qualquer Entidade Governamental (incluindo, sem limitação, as emendas a qualquer Constituição, leis complementares, leis ordinárias, leis delegadas, medidas provisórias, decretos, decretos legislativos, resoluções, portarias, circulares, cartas-circulares e instruções).	“Law” shall mean any statute, law, ordinance, regulation, rule, code, requirement or rule of law that is issued by any Governmental Entity (including, without limitation, amendments to any constitution, leis complementares, leis ordinárias, leis delegadas, medidas provisórias, decretos, decretos legislativos, resoluções, portarias, circulares, cartas-circulares and instruções).

“Passivos” deverão significar qualquer e todos os passivos e obrigações, quer acumulados ou fixos, conhecidos ou desconhecidos, absolutos ou contingentes, vencidos ou não vencidos, determinados ou determináveis, incluindo aqueles decorrentes de qualquer Lei ou Ordem e aqueles decorrentes de qualquer Contrato, obrigação, acordo de compromisso ou empreendimento.	“Liabilities” shall mean any and all liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Gravame” deverá significar todas e quaisquer garantias, encargos ou direitos de qualquer natureza, inclusive qualquer caução, penhor, hipoteca, compromisso, fardo, garantia pessoal, participação, opção, direito de primeira recusa, retenção de título (reserva de domínio), restrição de voto, direito de preferência, alienação fiduciária ou cessão fiduciária ou qualquer outro direito real de garantia, cobrança, arrendamento, licenciamento, servidão, aliança restritiva, ou restrições de qualquer espécie, incluindo restrição sobre o uso, votação, transferência, recebimento de renda ou outro exercício dos atributos da propriedade.	“Liens” shall mean any and all liens, encumbrances, or rights of any nature, including any caução, penhor, hipoteca, pledge, burden, personal guarantee, hypothecation, security interest, option, right of first refusal, mortgage, title retention (reserva de domínio), voting restriction, preemptive right, alienação fiduciária or cessão fiduciária or any other direito real de garantia, charge, lease, license, easement, restrictive covenant, or restriction of any kind, including restriction on the use, voting, transfer, receipt of income or other exercise of attributes of ownership.

“Prejuízo” ou “Prejuízos” deverão significar, sem duplicação, todas e quaisquer decisões judiciais, sentenças, passivos, obrigações, prejuízos, diminuição de valor, custos e despesas, juros, penalidades, multas ou danos, incluindo honorários e despesas razoáveis de advogados ou especialistas em todos os casos como sofridos de fato e incorridos por uma Pessoa, mas, para evitar quaisquer dúvidas, excluindo em todos os casos quaisquer danos indiretos, consecutivo, especulativo	“Loss” or “Losses” shall mean, without duplication, any and all judgments, awards, liabilities, obligations, losses, diminution in value, costs and expenses, interest, penalties, fines or damages, including reasonable fees and expenses of attorneys or experts, in all cases as actually suffered and incurred by a Person, but, for the avoidance of doubt, excluding in all cases any indirect, consequential, speculative damages and/or lost profits.

e/ou lucros cessantes.

“Contrato de Compra e Venda Principal” deverá significar o contrato de fabricação e fornecimento de ATM’s, celebrado na presente data e tornando-se eficaz a partir da ocorrência do Fechamento, por e entre NCR Manaus e Banco Bradesco S.A., instituição financeira com sede no endereço na “Cidade de Deus”, Vila Yara, cidade de Osasco, Estado de São Paulo, inscrito no CNPJ/MF sob o nº 60.746.948/0001-12 (“Banco Bradesco”).	“Master Purchase Agreement” shall mean the agreement for the manufacturing and supply of ATMs, executed as of the date hereof and becoming effective upon the occurrence of the Closing, by and between NCR Manaus and Banco Bradesco S.A., financial institution with head office at “Cidade de Deus”, Vila Yara, city of Osasco, State of São Paulo, enrolled before the CNPJ/MF under No. 60.746.948/0001-12 (“Banco Bradesco”).

“Efeito Material Adverso” deverá significar qualquer evento, circunstância, desenvolvimento, estado dos fatos, ocorrência ou mudança que, individualmente ou em conjunto, (a) causou ou poderia razoavelmente vir a causar um efeito material adverso sobre os negócios, ativos ou condição financeira da Companhia, ou (b) poderia razoavelmente vir a afetar, material e adversamente, a capacidade da NCR ou da Companhia de consumar as transações contempladas por este Acordo e a afetar o Fechamento, além de, em qualquer caso, qualquer evento, circunstância, desenvolvimento, estado de fatos, ocorrência ou mudança decorrentes, relacionadas ou resultantes de qualquer dos seguintes, isolada ou conjuntamente: (i) alterações após a data do presente Acordo em Lei aplicável (além de mudanças na Lei aplicável que materialmente prejudiquem a capacidade da Companhia para reivindicar uma porção material dos Benefícios Fiscais), os requisitos de contabilidade ou princípios ou interpretação destes, (ii) o anúncio das transações contempladas por este Acordo (incluindo em virtude da identidade da Scopus ou da Scopus Industrial ou quaisquer planos ou intenções das Partes ou da Companhia com relação à condução dos negócios da Companhia), (iii) ações ou omissões da NCR ou da Companhia que sejam exigidas por este Acordo ou conduzidas com o consentimento prévio e por escrito da Scopus Industrial, (iv) os eventos e circunstâncias resultantes de alterações nas taxas de juros praticadas, as taxas de câmbio ou as condições econômicas gerais ou a ocorrência de outros eventos ou desenvolvimentos que afetem a indústria de caixas eletrônicos (ATM) e/ou o setor de serviços financeiros, incluindo crise monetária nacional ou internacional ou crise bancária, (v) qualquer alteração ou condição que afete, de forma geral, a indústria de caixas eletrônicos (ATM) e/ou o setor de serviços financeiros no Brasil (além de uma mudança na Lei aplicável que materialmente prejudique a habilidade geral de participantes da indústria de reivindicar uma porção material de Benefícios Fiscais anteriormente disponíveis, que sejam materiais à condução de seus	“Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence or change that, individually or in the aggregate, (a) has or would be reasonably likely to have a material adverse effect on the business, assets or financial condition of the Company, or (b) would be reasonably likely to materially and adversely affect the ability of NCR or the Company to consummate the transactions contemplated hereby and affect the Closing, other than, in any case, any event, circumstance, development, state of facts, occurrence or change arising out of, relating to or resulting from any of the following, either alone or in combination: (i) changes after the date of this Agreement in applicable Law (other than changes in applicable Law that would materially impair the ability of the Company to claim a material portion of the Tax Benefits), accounting requirements or principles or interpretation thereof, (ii) the announcement of the transactions contemplated by this Agreement (including by reason of the identity of Scopus or Scopus Industrial or any plans or intentions of the Parties or the Company with respect to the conduct of the business of the Company), (iii) actions or omissions of NCR or the Company that are required by this Agreement or taken with the prior written consent of Scopus Industrial, (iv) events and circumstances resulting from changes in prevailing interest rates, currency exchange rates or general economic conditions or the occurrence of other events or developments affecting the ATM and/or financial services industry, including any national or international monetary or banking crisis, (v) any change or condition generally affecting the ATM and/or financial services industry in Brazil (other than a change in applicable Law that materially impairs the general ability of industry participants to claim a material portion of previously available Tax Benefits which are material to the conduct of their respective businesses), (vi) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions (other than a failure due to the

respectivos negócios), (vi) qualquer falha pela Companhia para atingir quaisquer projeções, prognósticos ou previsões de receitas ou lucros (exceto por uma falha causada pela perda (seja permanente ou temporária) pela Companhia de qualquer porção material de seus Benefícios Fiscais como resultado de mudança na Lei aplicável), ou (vii) o início ou continuação de um desastre natural, guerra, conflitos armados, instabilidade política, atos de terrorismo ou qualquer outra calamidade local, internacional ou nacional, envolvendo ou não os Estados Unidos ou o Brasil, desde que, no entanto, o efeito dos acontecimentos, circunstâncias, desenvolvimentos, estados de fatos, ocorrências ou mudanças nas exclusões previstas nas cláusulas (iv), (v) e (vii) não devam ser excluídos da definição de Efeito Material Adverso na medida em que tais eventos, circunstâncias, acontecimentos, estados de fatos, ocorrências ou mudanças tenham, material e desproporcionalmente, um maior efeito adverso sobre a Companhia, comparado com os efeitos adversos que tais acontecimentos, circunstâncias, acontecimentos, estados de fatos, ocorrências ou mudanças tenham, de maneira geral, em outras empresas que operem nas mesmas indústrias em que a Companhia opera.	loss (whether permanent or temporary) by the Company of any material portion of its Tax Benefits as a result of a change in applicable Law), or (vii) the commencement or continuation of a natural disaster, war, armed hostilities, political unrest, acts of terrorism or any other local, international or national calamity, whether or not involving the United States or Brazil; provided, however, that the effect of the events, circumstances, developments, states of facts, occurrences or changes in the exclusions set forth in clauses (iv), (v) and (vii) shall not be excluded from the definition of Material Adverse Effect to the extent that such events, circumstances, developments, states of facts, occurrences or changes materially and disproportionately have a greater adverse effect on the Company as compared to the adverse effect that such events, circumstances, developments, states of facts, occurrences or changes have generally on other companies operating in the same industries in which the Company operates.

“Empréstimo NCR” deverá significar o Contrato de Empréstimo, datado de 3 de dezembro de 2009, celebrado entre a Companhia, como tomadora, e NCR, como credora, conforme aditado em 25 de maio de 2010.	“NCR Loan” shall mean that certain Loan Agreement, dated December 3, 2009, between the Company, as borrower, and NCR, as lender, as amended on May 25, 2010.

“Ordem” deverá significar qualquer julgamento, decisão, ordem, liminar, decreto ou mandado de qualquer Entidade Governamental.	“Order” shall mean any judgment, award, order, injunction, decree or writ of any Governmental Entity.

“Gravames Permitidos” deverá significar (a) Gravames relacionadas a zoneamento, código de construção ou regulamentos ou restrições estatutárias de planejamento, servidões, Autorizações, direitos de passagem e outras restrições ou limitações sobre o uso da propriedade, (b) Gravames sobre Tributos não vencidos e pagáveis e Tributos que estejam sendo contestados de boa-fé, para os quais tenham sido constituídas as adequadas reservas, (c) Gravames decorrentes do curso normal dos negócios para garantir montantes que não estão vencidos, (d) outros Gravames sobre propriedades que não prejudiquem o uso continuado de tal propriedade na operação normal dos negócios da Companhia, conforme atualmente conduzidos, ou o valor de tais propriedades para o propósito destes negócios, (e) Gravames sobre Endividamento ou Passivos que estejam refletidos nas	“Permitted Liens” shall mean (a) Liens consisting of zoning, building code or statutory planning restrictions or regulations, easements, Permits, rights-of-way and other restrictions or limitations on the use of real property, (b) Liens for Taxes not yet due and payable and Taxes which are being contested in good faith, in each case for which adequate reserves have been made with respect thereto, (c) Liens arising in the ordinary course of business securing amounts that are not past due, (d) other Liens on property that do not materially impair the continued use and engagement of such property in the normal operation of the business of the Company, as currently conducted, or the value of such property for the purpose of such business, (e) Liens securing Indebtedness or Liabilities that are reflected in the Financial Statements, (f) mechanics’, carriers’, workmen’s, repairmen’s, lessors’ and similar Liens,

Demonstrações Financeiras, (f) Gravames sobre mecânicas, transportadoras, operários, reparadores, locadores e similares, incorridas no curso normal de negócios que não sejam relevantes para o negócio, operações e condição financeira da propriedade da Companhia em questão e que não resultem de uma quebra, inadimplência ou violação pela Companhia de qualquer contrato ou qualquer Lei ou Ordem, e (g) restrições à transferência e outras restrições estabelecidas no Acordo de Acionistas.	incurred in the ordinary course of business that are not material to the business, operations and financial condition of the Company property so encumbered and that do not result from a breach, default or violation by the Company of any Contract or any Law or Order, and (g) restrictions on transfer and other restrictions set forth in the Shareholders’ Agreement.

“Pessoa” deverá significar e incluir um indivíduo, uma sociedade, qualquer pessoa jurídica, uma sociedade limitada, uma joint venture, uma sociedade por ações, uma associação, um fundo fiduciário, fundos de investimento, um condomínio, uma entidade sem personalidade jurídica, um grupo e uma Entidade Governamental.	“Person” shall mean and include an individual, a partnership, any legal entity, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, investment funds, a condominium, an unincorporated organization, a group and a Governmental Entity.

“Base Pós-Diluição” deverá ser entendida como o cálculo de cem por cento (100%) das ações ordinárias emitidas e em circulação da Companhia após subscrição da Participação Acionária da Scopus Industrial.	“Post-Diluted Basis” shall be understood as the calculation of one hundred percent (100%) of the issued and outstanding common shares of the Company after the subscription of the Scopus Industrial Equity Interest.

“Representantes” de qualquer Pessoa deverão significar os conselheiros de administração, administradores, diretores, empregados, agentes, advogados, consultores, conselheiros ou outras Pessoas com poder de representação em nome desta mesma Pessoa.	“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other duly empowered Persons acting on behalf of such Person.

“Acordo de Acionistas” deverá significar o acordo de acionistas a ser celebrado na Data do Fechamento por e entre NCR, Scopus, Scopus Industrial e a Companhia, minuta do qual consta do presente Contrato como Anexo I.	“Shareholders’ Agreement” shall mean the shareholders agreement to be executed on the Closing Date by and among NCR, Scopus, Scopus Industrial and the Company, the form of which is attached hereto as Schedule I.

“Transferência Silva” deverá significar o resgate pela, ou retorno à Companhia, ou a transferência à NCR, de todas as quotas em circulação da Companhia detidas por Elias Rogério da Silva, a fim de que, na data do Fechamento, o Sr. Silva não possua nenhuma participação acionária na Companhia e a NCR possua todas as quotas de participação acionária na Companhia.	“Silva Transfer” shall mean the redemption by, or return to, the Company, or the transfer to NCR, of all outstanding quotas of the Company owned by Elias Rogério da Silva, such that, as of the time of Closing, Mr. Silva holds no equity interest in the Company and NCR holds all of the equity interest in the Company.

“Preço de Subscrição” deverá significar R$79.600.000,00 (setenta e nove milhões e seiscentos mil reais).	“Subscription Price” shall mean seventy-nine million and six hundred thousand Reais (R$79,600,000.00).

“Subsidiária”, em relação a qualquer Pessoa, deverá significar qualquer Pessoa na qual a primeira Pessoa possua, diretamente ou indiretamente, qualquer participação no capital social.	“Subsidiary” shall mean, with respect to any Person, any Person in which the first Person holds, directly or indirectly, an equity interest.

“Benefício Fiscal” deverá significar qualquer redução no Tributo (pela imposição de uma taxa de Tributo especial ou outro meio) especialmente concedida à Companhia por uma Entidade Governamental.	“Tax Benefit” shall mean any reduction in Tax (by the imposition of a special Tax rate or otherwise) specifically granted to the Company by a Governmental Entity.

“Tributos” deverá significar todos os impostos, avaliações, encargos, deveres, taxas, arrecadações ou outros encargos fiscais governamentais impostos por qualquer autoridade tributária, incluindo todas as receitas federais, estaduais, municipais, estrangeiras e outras receitas, receitas brutas, ganhos de capital, transferência, vendas, propriedades, impostos sobre produtos, licenças, folhas de pagamento, encargos sociais, previdência, retenção e outros tributos, avaliações, taxas, deveres, arrecadações ou outros encargos fiscais governamentais relacionados (pagáveis diretamente ou por retenção na fonte e exigindo-se ou não de uma Declaração (conforme definido na Seção 3.14 (a)) e incluindo IRPJ, CSLL, PIS, COFINS, ISS, INSS, IOF, FGTS e outros tributos), todos os impostos estimados, avaliações de deficiência, adições a impostos, multas e juros.	“Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental tax related charges imposed by any taxing authority, including all federal, state, municipal, local, foreign and other income, profits, gross receipts, capital gains, transfer, sales, property, excise, license, payroll, social security, withholding and other taxes, assessments, charges, duties, levies or other governmental tax related charges (whether payable directly or by withholding and whether or not requiring the filing of a Return (as defined in Section 3.14(a)) and including IRPJ, CSLL, PIS, COFINS, ISS, INSS, IOF, FGTS and other tributos), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tecnologia” deverá significar conceitos, idéias, descobertas, invenções, inovações, melhorias, métodos, processos, planos, designs, esquemas, desenhos, fórmulas, especificações, trabalhos de autoria, nomes, palavras, logos e símbolos, informações confidenciais e proprietárias, know-how, software, informações técnicas, e outros similares.	“Technology” means concepts, ideas, discoveries, inventions, innovations, improvements, methods, processes, plans, designs, schematics, drawings, formulae, specifications, works of authorship, names, words, logos, and symbols, confidential and proprietary information, know-how, software, technical information, and the like.

(c) Cada um dos seguintes termos é definido na Seção deste Acordo apresentada em seguida de tal termo:	(c) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Termo	Seção

Reivindicações Acordadas	8.7(c)

Acordo	Preâmbulo

Declarações Antitruste	5.3(b)

Data do Balanço Patrimonial	3.7(a)

Banco Bradesco	1.1(b)

Cesta	8.5

Estatuto Social	2.3(b)(iv)

CCBC	10.8(b)

Certificado de Reivindicação	8.7(a)

Fechamento	2.3(a)

Data de Fechamento	2.3(a)

Data do CMA	1.1(b)

Term	Section

Agreed Claims	8.7(c)

Agreement	Preamble

Antitrust Filings	5.3(b)

Balance Sheet Date	3.7(a)

Banco Bradesco	1.1(b)

Basket	8.5

By-Laws	2.3(b)(iv)

CCBC	10.8(b)

Claim Certificate	8.7(a)

Closing	2.3(a)

Closing Date	2.3(a)

CMA Date	1.1(b)

Fonte Alternativa de Garantia	8.6

Companhia	Preâmbulo

IP Associada à Companhia	3.15(a)

Tecnologia Associada à Companhia	3.15(a)

Conversão	6.2(c)

Data Final	7.1(b)

Receita Bruta de Vendas Domésticas	9.2(a)

IP da GSL	3.15(a)

Tecnologia da GSL	3.15(a)

Fluxo de Crédito de ICMS	9.2(a)

Declaração Final de ICMS	9.2(a)

Diferença do Benefício Líquido de ICMS	9.2(a)

Período de Verificação de ICMS	9.2(a)

Parte Indenizada	8.7(a)

Parte Indenizadora	8.7(a)

Ações Trabalhistas	3.13(b)

Contencioso	3.11

Contratos Materiais	3.21(a)

NCR	Preâmbulo

Carta de Divulgação da NCR	Artigo III, caput

Participação Acionária da NCR	3.3(a)

Parte Indenizada da NCR	8.2

NCR Manaus	Preâmbulo

NDA	5.1(b)

Partes	Preâmbulo

Autorizações	3.10

Locações de Imóveis	3.18(b)

Partes Relacionadas	3.21(a)(viii)

Declaração	3.14

Scopus	Preâmbulo

Scopus Industrial	Preâmbulo

Carta de Divulgação da Scopus Industrial	Artigo IV, caput

Participação Acionária da Scopus Industrial	Preâmbulo

Parte Indenizada da Scopus Industrial	8.1

Suframa	6.1(c)

Reivindicação de Terceiro	8.8(a)

Licenças de Terceiros	3.15(d)

Collateral Source	8.6

Company	Preamble

Company Associated IP	3.15(a)

Company Associated Technology	3.15(a)

Conversion	6.2(c)

End Date	7.1(b)

Gross Domestic Sales Revenue	9.2(a)

GSL IP	3.15(a)

GSL Technology	3.15(a)

ICMS Credit Inflow	9.2(a)

ICMS Final Statement	9.2(a)

ICMS Net Benefit Difference	9.2(a)

ICMS Verification Period	9.2(a)

Indemnified Party	8.7(a)

Indemnifying Party	8.7(a)

Labor Actions	3.13(b)

Litigation	3.11

Material Contracts	3.21(a)

NCR	Preamble

NCR Disclosure Letter	Article III, caput

NCR Equity Interest	3.3(a)

NCR Indemnified Party	8.2

NCR Manaus	Preamble

NDA	5.1(b)

Parties	Preamble

Permits	3.10

Real Property Leases	3.18(b)

Related Parties	3.21(a)(viii)

Return	3.14

Scopus	Preamble

Scopus Industrial	Preamble

Scopus Industrial Disclosure Letter	Article IV, caput

Scopus Industrial Equity Interest	Preamble

Scopus Industrial Indemnified Party	8.1

Suframa	6.1(c)

Third Party Claim	8.8(a)

Third Party Licenses	3.15(d)

Tecnologia de Terceiros	3.15	(d)

Third Party Technology	3.15	(d)

ARTIGO II SUBSCRIÇÃO DE PARTICIPAÇÕES ACIONÁRIAS	ARTICLE II SUBSCRIPTION OF INTEREST

SEÇÃO 2.1. Subscrição da Participação Acionária da Scopus Industrial. Nos termos, e sob as condições apresentadas neste Acordo, a Scopus Industrial deverá subscrever, no Fechamento, a Participação Acionária da Scopus Industrial, livre e desembaraçada de todos os Gravames.	SECTION 2.1 Subscription of the Scopus Industrial Equity Interest. On the terms, and subject to the conditions set forth in this Agreement, Scopus Industrial shall subscribe, at the Closing, for the Scopus Industrial Equity Interest, free and clear of all Liens.

SEÇÃO 2.2. Preço de Subscrição. No Fechamento, a Scopus Industrial pagará à Companhia, em consideração à subscrição, e contra a emissão e entrega da Participação Acionária da Scopus Industrial, conforme disposto na Seção 2.1 acima, o Preço de Subscrição, pagamento este que deverá ser feito por transferência bancária de fundos imediatamente disponíveis para uma conta que seja indicada pela Companhia, por escrito, à Scopus Industrial, com antecedência mínima de 3 (três) Dias Úteis antes do Fechamento. O Preço de Subscrição deve refletir o preço por ação ordinária no valor de R$11,1169. Destes R$11,1169, R$1,00 deverão ser destinados ao capital social e R$10,1169 deverão ser destinados à reserva de capital.	SECTION 2.2 Subscription Price. At the Closing, Scopus Industrial shall pay to the Company, in consideration for the subscription, and against issuance and delivery of the Scopus Industrial Equity Interest set forth in Section 2.1 above, the Subscription Price, such payment to be made by wire transfer of immediately available funds to an account which has been designated by the Company in writing to Scopus Industrial at least three (3) Business Days prior to the Closing. The Subscription Price shall reflect a price per common share in the amount of R$11.1169. Out of such R$11.1169, R$1.00 shall be allocated to corporate capital (capital social) and R$10.1169 shall be allocated to capital reserve (reserva de capital).

SEÇÃO 2.3. Fechamento; Produtos do Fechamento. (a) Sujeito à satisfação ou renúncia de todas as condições apresentadas no Artigo VI, o fechamento da subscrição e o pagamento do Preço de Subscrição referido na Seção 2.1 e na Seção 2.2 (o “Fechamento”) deverá ocorrer às 10:00 horas (horário de São Paulo) no escritório de Machado, Meyer, Sendacz e Opice Advogados, com endereço na Av. Brigadeiro Faria Lima, 3144, 11º andar, na cidade de São Paulo, Estado de São Paulo, Brasil, tão logo quanto praticável, mas de qualquer maneira dentro de 5 (cinco) Dias Úteis após a última das condições apresentadas no Artigo VI ser satisfeita ou renunciada (além das condições que por sua natureza deverão ser satisfeitas no momento do Fechamento, mas sujeito ao cumprimento ou renúncia destas condições), ou a qualquer outro momento, data ou local concordados por escrito pelas Partes. Tal data é aqui definida como “Data do Fechamento”.	SECTION 2.3 Closing; Closing Deliverables. (a) Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the subscription and payment of the Subscription Price referred to in Section 2.1 and Section 2.2 (the “Closing”) shall take place at 10:00 A.M. (São Paulo time) at the offices of Machado, Meyer, Sendacz e Opice Advogados, located at Av. Brigadeiro Faria Lima, 3144, 11th floor, in the City of São Paulo, State of São Paulo, Brazil, as soon as practicable, but in any event within five (5) Business Days after the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the Parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

(b) No Fechamento, a NCR deverá:	(b) At the Closing, NCR shall:

(i) entregar à Scopus Industrial um certificado assinado por um executivo autorizado da NCR, datado da Data do Fechamento, confirmando que as condições estabelecidas na Seção 6.3 foram cumpridas;	(i) deliver to Scopus Industrial a certificate signed by an authorized officer of NCR, dated as of the Closing Date, confirming that the conditions set forth in Section 6.3 have been fulfilled;

(ii) fazer com que a Companhia realize, e participar de, uma assembleia geral de acionistas da Companhia, a fim de aprovar e fazer com que a Companhia aumente seu capital social, emitindo novas ações ordinárias representando, numa Base Pós-Dilução, 49,00% (quarenta e nove por cento) de todas as ações ordinárias emitidas e em circulação da Companhia (e, para tal, a NCR deve renunciar ao seu direito de preferência para subscrever a Participação Acionária da Scopus Industrial);	(ii) cause the Company to hold, and participate in, a general shareholders’ meeting of the Company in order to approve and cause the Company to increase its capital stock, issuing new common shares representing, on a Post-Diluted Basis, forty-nine percent (49.00%) of all of the issued and outstanding common shares of the Company (and for such purpose, NCR shall waive its preemptive right to subscribe for the Scopus Industrial Equity Interest);

(iii) celebrar o Acordo de Acionistas da Companhia;	(iii) execute the Shareholders’ Agreement of the Company;

(iv) fazer com que a Companhia realize, e participar de, uma assembleia geral de acionistas da Companhia (mesma assembleia geral convocada no item (ii) acima), a fim de (A) aprovar o novo estatuto da Companhia, cujos termos devem ser conforme estabelecido no Anexo A ao Acordo de Acionistas (“Estatuto Social”), e (B) nomear os membros do Conselho de Administração da Companhia, nos termos do Acordo de Acionistas;	(iv) cause the Company to hold, and participate in, a general shareholders’ meeting of the Company (the same general meeting called for in subpart (ii) above) in order to (A) approve the new by-laws of the Company, which terms shall be as set forth in Exhibit A to the Shareholders’ Agreement (“By-Laws”), and (B) appoint the members of the Board of Directors of the Company, pursuant to the terms of the Shareholders’ Agreement;

(v) fazer com que a NCR Manaus registre em seu Livro de Registro de Ações a Participação Acionária da Scopus Industrial, como propriedade da Scopus Industrial; e	(v) cause NCR Manaus to register in its share registry book (Livro de Registro de Ações) the Scopus Industrial Equity as property of Scopus Industrial; and

(vi) fazer com que os membros do Conselho de Administração da Companhia, por esta nomeados nos termos do Acordo de Acionistas, votem para nomear a Diretoria da Companhia, nos termos do Acordo de Acionistas.	(vi) cause the members of the Board of Directors of the Company appointed by it pursuant to the terms of the Shareholders’ Agreement to vote to appoint the Officers of the Company pursuant to the terms of the Shareholders’ Agreement.

(c) No Fechamento, a Scopus Industrial deverá:	(c) At the Closing, Scopus Industrial shall:

(i) efetuar o pagamento do Preço de Subscrição de acordo com a Seção 2.2 deste Acordo;	(i) effect payment of the Subscription Price in accordance with Section 2.2 hereof;

(ii) entregar à NCR um certificado assinado por executivo autorizado da Scopus Industrial, datado da Data do Fechamento, confirmando que as condições estabelecidas na Seção 6.2 foram cumpridas;	(ii) deliver to NCR a certificate signed by an authorized officer of Scopus Industrial, dated as of the Closing Date, confirming that the conditions set forth in Section 6.2 have been fulfilled;

(iii) assinar ou causar a assinatura do boletim de subscrição, subscrevendo a Participação Acionária da Scopus Industrial;	(iii) execute, or cause to be executed, the subscription bulletin subscribing for the Scopus Industrial Equity Interest;

(iv) celebrar o Acordo de Acionistas da Companhia;	(iv) execute the Shareholders’ Agreement of the Company;

(v) participar de uma assembleia geral de acionistas da Companhia (mesma assembleia geral convocada na Seção 2.3(b)(ii) acima), a fim de (A) subscrever novas ações ordinárias emitidas	(v) participate in, a general shareholders’ meeting of the Company (the same general meeting called for in Section 2.3(b)(ii) above) in order to (A) subscribe for newly issued common shares representing, on Post-

representando, em Base Pós-Diluição, 49,00% (quarenta e nove por cento) de todas as ações ordinárias emitidas e em circulação da Companhia, e assinar o boletim de subscrição subscrevendo a Participação Acionária da Scopus Industrial, (B) aprovar o Estatuto Social, e (C) nomear os membros do conselho de Administração da Companhia, nos termos do Acordo de Acionistas da Companhia; e	Diluted Basis, forty-nine percent (49.00%) of all of the issued and outstanding common shares of the Company, and execute the subscription bulletin subscribing for the Scopus Industrial Equity Interest, (B) approve the By-Laws, and (C) appoint the members of the Board of Directors of the Company, pursuant to the terms of the Shareholders’ Agreement of the Company; and

(vi) fazer com que os membros do Conselho de Administração da Companhia por esta nomeados, nos termos das disposições do Acordo de Acionistas, votem para a nomeação da Diretoria da Companhia, nos termos do Acordo de Acionistas.	(vi) cause the members of the Board of Directors of the Company appointed by it pursuant to the provisions of the Shareholders’ Agreement to vote to appoint the Officers of the Company pursuant to the terms of the Shareholders’ Agreement.

ARTIGO III DECLARAÇÕES E GARANTIAS CONCERNENTES À COMPANHIA E À NCR	ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND NCR

Exceto conforme estabelecido na carta de divulgação entregue pela NCR para a Scopus concomitantemente com a assinatura e entrega deste Acordo (carta de divulgação esta que lista os itens que devem ser listados pelas várias seções deste Acordo, e estabelece exceções a, e se destina a qualificar, as declarações, garantias e outros acordos feitos pela NCR no Artigo III do presente instrumento e em outras partes deste instrumento (mas não devendo ser considerada como capazes de expandir de forma alguma o escopo ou efeito de qualquer de tais declarações, garantias ou outros acordos)) (a “Carta de Divulgação da NCR”), a partir da presente data e a partir da Data do Fechamento, a NCR representa e garante à Scopus Industrial, com relação a si mesma e à Companhia, como disposto abaixo. Assuntos publicados em conformidade com uma seção da Carta de Divulgação da NCR serão considerados divulgados com relação a qualquer outra seção do presente Acordo ou da Carta de Divulgação da NCR na medida em que for facilmente perceptível na Carta de Divulgação da NCR que as questões ali divulgadas são aplicáveis a outra respectiva seção.	Except as set forth in the disclosure letter delivered by NCR to Scopus Industrial concurrently with the execution and delivery of this Agreement (which disclosure letter lists those items required to be listed by the various sections of this Agreement, and sets forth exceptions to, and is intended to qualify, the representations, warranties and other agreements made by NCR in Article III hereof and elsewhere in this Agreement (but shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or other agreements)) (the “NCR Disclosure Letter”), as of the date hereof and as of the Closing Date, NCR hereby represents and warrants to Scopus Industrial, with respect to itself and the Company, as set forth below. Matters disclosed pursuant to one section of the NCR Disclosure Letter shall be deemed disclosed with respect to any other section of this Agreement or the NCR Disclosure Letter to the extent it is readily apparent on the face of the NCR Disclosure Letter that the matters so disclosed are applicable to such other section.

SEÇÃO 3.1 Organização e Boa Condição da NCR. A NCR é uma sociedade por ações devidamente constituída, validamente existente e em situação regular sob as leis do Estado de Maryland, Estados Unidos da América.	SECTION 3.1 Due Organization and Good Standing of NCR. NCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, United States of America.

SEÇÃO 3.2 Autorização; Não-contravenção. (a) A NCR tem o poder e autoridade societários necessários e tomou todas as medidas societárias e outras medidas necessárias para celebrar e entregar este Acordo e todos os outros instrumentos e acordos a serem

SECTON 3.2 Authorization; Noncontravention.

(a) NCR has the requisite corporate power and authority and has taken all corporate and other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by

entregues pela NCR conforme aqui contemplados, para desempenhar suas obrigações contratuais de acordo com este Acordo e para consumar as transações contempladas por este Acordo. A assinatura, entrega e desempenho, pela NCR, deste Acordo e de todos os outros instrumentos e acordos a serem entregues pela NCR conforme descritos neste Acordo, a consumação pela NCR das transações contempladas por meio deste Acordo e o desempenho das obrigações descritas neste Acordo foram, e no caso de documentos que deverão ser entregues no Fechamento serão, devidamente autorizados e aprovados por todas as medidas societárias necessárias ou outras aplicáveis. Este Acordo tem sido, e todos os outros instrumentos e acordos a serem executados e entregues pela NCR conforme descritos aqui serão, devidamente assinados e entregues pela NCR. Assumindo que este Acordo constitui uma obrigação válida e vinculante da Scopus Industrial e Scopus e cada outra Pessoa (que não a NCR) que seja parte, este Acordo constitui uma obrigação válida e vinculante da NCR executável contra a NCR em conformidade com seus termos, exceto se essa execução for limitada por falência, insolvência, reorganização, moratória, ou outras Leis semelhantes aplicáveis que afetem a execução dos direitos dos credores em geral. Assumindo que todos os outros instrumentos e acordos a serem entregues pela NCR conforme aqui descritos constituem obrigações válidas e vinculativas da Scopus Industrial e da Scopus e de cada outra Pessoa (que não a NCR) que seja parte, esses instrumentos e acordos constituirão obrigações válidas e vinculativas da NCR executáveis contra a NCR, em conformidade com seus termos, exceto quando essa execução puder ser limitada por falência, insolvência, reorganização, moratória ou outras Leis semelhantes aplicáveis que afetem a execução dos direitos dos credores em geral.	NCR as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by NCR of this Agreement and all other instruments and agreements to be delivered by NCR as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate or other action. This Agreement has been, and all other instruments and agreements to be executed and delivered by NCR as contemplated hereby will be, duly executed and delivered by NCR. Assuming that this Agreement constitutes a valid and binding obligation of Scopus Industrial and Scopus and each other Person (other than NCR) party hereto, this Agreement constitutes a valid and binding obligation of NCR enforceable against NCR in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. Assuming that all other instruments and agreements to be delivered by NCR as contemplated hereby constitute valid and binding obligations of Scopus Industrial and Scopus and each other Person (other than NCR) party thereto, such instruments and agreements will constitute valid and binding obligations of NCR enforceable against NCR in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally.

(b) A assinatura e entrega deste Acordo e todos os outros instrumentos e acordos a serem entregues pela NCR conforme aqui descritos, e a consumação das transações contempladas por este meio, não deverão (i) entrar em conflito com quaisquer das disposições do certificado de constituição ou estatutos ou documentos equivalentes da NCR ou da Companhia, em cada caso, conforme alterados até a data deste Acordo, (ii) criar qualquer Gravame (além dos Gravames Permitidos) sobre quaisquer das propriedades ou ativos da Companhia ou sobre as ações emitidas pela Companhia e detidas pela NCR, (iii) entrar em conflito com ou resultar em uma violação de, ou constituir inadimplência, ou resultar na aceleração de qualquer	(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by NCR as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with any of the provisions of the certificate of incorporation or by-laws or equivalent charter documents of NCR or the Company, in each case as amended to the date of this Agreement, (ii) create any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or upon the shares issued by the Company and held by NCR, (iii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits

obrigação ou perda de quaisquer vantagens sob, qualquer Contrato ou outro instrumento do qual a Companhia constitua uma Parte, ou pelo qual qualquer de suas propriedades ou ativos estão vinculados, ou sob qualquer Contrato ou outro instrumento do qual a NCR é uma Parte (A) nos termos do qual a NCR Manaus adquira da contraparte (ou contrapartes), ativos, inventário ou serviços, ou (B), que seja de outro modo necessário para a operação dos negócios da Companhia, em ambos os casos, exceto se não fossem razoavelmente esperados a causar, individualmente ou em conjunto, um Efeito Material Adverso, ou (iv) sujeito (A) aos requisitos aplicáveis das Leis Antitruste e (B) ao recebimento dos consentimentos, aprovações, autorizações, declarações, registros e observações referidos na Seção 3.6 da Carta de Divulgação da NCR, contradizendo qualquer Lei ou qualquer Ordem aplicável à NCR ou à Companhia ou à qual quaisquer de suas respectivas propriedades ou ativos estejam vinculados.	under, any Contract or other instrument to which the Company is a party or by which any of its properties or assets are bound, or under any Contract or other instrument to which NCR is a party (A) pursuant to which NCR Manaus acquires from the counterparty (or counterparties) thereto, goods, inventory or services, or (B) which is otherwise necessary for the operation of the business of the Company, in either case, except as it would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iv) subject to (A) the applicable requirements of the applicable Antitrust Laws and (B) receipt of the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.6 of the NCR Disclosure Letter, contravene any Law or any Order applicable to NCR or the Company or by which any of their respective properties or assets are bound.

SEÇÃO 3.3 Participação Acionária da NCR. (a) Na presente data, a NCR possui diretamente noventa e nove e 99/100 por cento (99,99%) de todas as quotas emitidas e em circulação do capital social da Companhia (a “Participação Acionária da NCR”). Após a conclusão da Conversão e da Transferência Silva, a Participação Acionária da NCR deverá representar 100% (cem por cento) das ações emitidas e em circulação da Companhia. A NCR tem título bom e válido sobre a Participação Acionária da NCR livre e desembaraçada de todos e quaisquer Gravames, e é seu beneficiário direto e efetivo a partir de então. Toda a Participação Acionária da NCR é validamente emitida, totalmente paga e não sujeita a chamada adicional de capital, livre de direitos de preferência e livre e desembaraçada de quaisquer Gravames. A Participação Acionária da NCR foi subscrita pela NCR em conformidade com a Lei aplicável, e tal subscrição não foi sujeita a qualquer oposição ou reclamação por qualquer Pessoa. Não existe qualquer Contrato em circulação com nenhuma Pessoa para comprar, resgatar ou adquirir qualquer Participação Acionária da NCR.	SECTION 3.3 Ownership of NCR Equity Interest. (a) As of the date hereof, NCR directly owns ninety-nine and 99/100 percent (99.99%) of all the issued and outstanding quotas of the capital stock of the Company (the “NCR Equity Interest”). Following the completion of the Conversion and the Silva Transfer, the NCR Equity Interest shall represent one hundred percent (100%) of the issued and outstanding shares of the Company. NCR has good and valid title to the NCR Equity Interest free and clear of any and all Liens, and is the direct record and beneficial owner thereof. All of the NCR Equity Interest is validly issued, fully paid and nonassessable, free of preemptive rights and free and clear of any Liens. The NCR Equity Interest was subscribed by NCR in compliance with applicable Law, and such subscription has not been subject to any challenge or claim by any Person. There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any of the NCR Equity Interest.

(b) A Companhia não possui, direta ou indiretamente, qualquer valor mobiliário representando participação em qualquer capital social de qualquer Pessoa, ou em qualquer capital, posse, propriedade ou participação com voto em qualquer Pessoa.	(b) The Company does not own, directly or indirectly, any security representing any interest in the capital stock of any Person, nor other equity, ownership, proprietary or voting interest in any Person.

SEÇÃO 3.4 A Companhia. (a) A NCR Manaus é uma sociedade empresária limitada e se tornará, na Data do Fechamento, imediatamente antes do Fechamento, uma	SECTION 3.4 The Company. (a) NCR Manaus is a limited liability company (sociedade empresária limitada) and will be, on the Closing Date, immediately

sociedade por ações, devidamente organizada e validamente existente sob as Leis da República Federativa do Brasil e tem todo o poder e autorizações societários necessários para possuir, arrendar e operar suas propriedades e para conduzir a sua atividade como vem sendo conduzida. A NCR Manaus está devidamente qualificada ou licenciada para conduzir negócios e está em boas condições em cada jurisdição em que o caráter ou a localização das propriedades possuídas, arrendadas ou operadas pela NCR Manaus ou a natureza do negócio conduzido pela NCR Manaus faz tal qualificação necessária, exceto quando a falta de tal qualificação não teve e não é razoável esperar que venha a ter, individualmente ou em conjunto, um Efeito Material Adverso. A NCR Manaus não tem Subsidiárias ou filiais.	prior to the Closing, a corporation (sociedade por ações) duly organized and validly existing under the Laws of the Federal Republic of Brazil and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. NCR Manaus is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by NCR Manaus or the nature of the business conducted by NCR Manaus makes such qualification necessary, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. NCR Manaus does not have any Subsidiaries or branches.

(b) Não há restrições de qualquer natureza que impeçam ou restrinjam o pagamento de dividendos ou outras distribuições pela Companhia além das impostas pelas Leis de aplicabilidade geral de suas respectivas jurisdições de organização ou pelas disposições do Acordo de Acionistas a ser executado pela NCR, pela Scopus, pela Scopus Industrial e pela Companhia no Fechamento.	(b) There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the Laws of general applicability of their respective jurisdictions of organization or by the provisions of the Shareholders’ Agreement to be executed by NCR, Scopus, Scopus Industrial and the Company at the Closing.

SEÇÃO 3.5 Capitalização. (a) As ações emitidas e em circulação da NCR Manaus consistem em quatorze milhões, novecentos e cinco mil e sessenta e oito Reais (R$ 14.905.068,00), divididos em quatorze milhões, novecentas e cinco mil e sessenta e oito (14.905.068) quotas. Todas as quotas foram validamente emitidas, totalmente integralizadas e não estão sujeitas a chamada adicional de capital, livres de direitos de preferência e livres e desembaraçadas de quaisquer Gravames de qualquer natureza. Na Data do Fechamento, imediatamente antes do Fechamento, o capital social da Companhia será dividido em 7.452.553 ações ordinárias e 7.452.515 ações preferenciais, representando todas as participações emitidas e em circulação da NCR Manaus. No Fechamento, todas as referidas ações serão validamente emitidas, totalmente integralizadas e não sujeitas a chamada adicional de capital, livres de direitos de preferência e livres e desembaraçadas de quaisquer Gravames de qualquer natureza, a não ser que de outra forma estabelecido neste Acordo ou no Acordo de Acionistas	SECTION 3.5 Capitalization. (a) The issued and outstanding capital stock of NCR Manaus consists of fourteen million nine hundred five thousand sixty-eight Reais (R$14,905,068.00) divided into fourteen million nine hundred five thousand sixty-eight (14,905,068) quotas. All such quotas are validly issued, fully paid and nonassessable, free of preemptive rights and free and clear of any Liens of any nature. On the Closing Date, immediately prior to the Closing, the Company’s capital stock will be divided into 7,452,553 common shares and 7,452,515 preferred shares, being all the issued and outstanding equity interests of NCR Manaus. At the Closing, all such shares will be validly issued, fully paid and nonassessable, free of preemptive rights and free and clear of any Liens of any nature, except as otherwise established in this Agreement or in the Shareholders Agreement.

(b) Salvo o disposto no Acordo de Acionistas a ser celebrado pela NCR, pela Scopus, pela Scopus Industrial e pela Companhia no Fechamento, ninguém da Companhia ou da NCR constitui uma parte para qualquer opção, garantia, direito (incluindo qualquer direito de preferência), subscrição, reivindicação de	(b) Except for the provisions of the Shareholders’ Agreement to be executed by NCR, Scopus, Scopus Industrial and the Company at the Closing, none of the Company or NCR is a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character,

qualquer tipo, acordo, obrigação, valores mobiliários conversíveis ou permutáveis, autorizados ou em circulação, ou outros compromissos contingentes ou não, relativos ao capital social ou outras participações ou direitos de voto na Companhia, nos termos do qual a Companhia é ou pode tornar-se obrigada a emitir, entregar ou vender ou fazer com que sejam emitidos, entregues ou vendidos, títulos representantes de uma fração do capital social ou outras participações ou direitos de voto na Companhia ou quaisquer valores mobiliários conversíveis em, permutáveis por, ou que comprovem o direito de subscrever ou adquirir, qualquer participação no capital social ou outras participações ou direitos de voto na Companhia.	agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock or other equity or voting interests in the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, securities representing a fraction of the capital stock or other equity or voting interests in the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any interest in the capital stock or other equity or voting interests in the Company.

(c) A Companhia não possui quaisquer títulos autorizados ou em circulação, debêntures, notas ou outro Endividamento, os titulares dos quais tenham direito de voto (ou que sejam conversíveis em, permutáveis por, ou que comprovem o direito de subscrever ou adquirir títulos com o direito de voto) com a NCR em qualquer âmbito.	(c) The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for, or evidence the right to subscribe for or acquire securities having the right to vote) with NCR on any matter.

(d) A Companhia não pagou dividendos ou realizou outras distribuições de lucros ou de qualquer outra forma de dinheiro para a NCR ou para Elias Rogério da Silva, ex-quotista da Companhia, ou suas Afiliadas desde 31 de dezembro de 2010.	(d) the Company has not paid dividends or made other distributions of profits or in any other way of cash to NCR or to Elias Rogério da Silva, former quotaholder of the Company, or its Affiliates since December 31, 2010.

(e) O contrato social da Companhia e a primeira, segunda e terceira alterações ao contrato social da Companhia, datadas de 7 de agosto de 2009, 30 de maio de 2011 e 20 de junho de 2011, respectivamente, são os mais recentes e únicos documentos de incorporação e alterações ao Contrato Social da Companhia existentes e registram com precisão os nomes e endereços de NCR e de Elias Rogério da Silva. Na Data do Fechamento, após a Transferência Silva e a Conversão, o Livro de Registro de Ações da Companhia evidenciará com precisão o fato de que a NCR é o único e legítimo proprietário de todas as ações emitidas e em circulação da Companhia.	(e) The articles of association of the Company and the first, second and third amendments to the articles of association of the Company, dated as of August 7th, 2009, May 30th, 2011 and June 20th, 2011, respectively, are the latest and only existing incorporation documents and amendments to the articles of association of the Company and accurately record the names and addresses of NCR and of Elias Rogério da Silva. On the Closing Date, following the Silva Transfer and the Conversion, the share registry book (Livro de Registro de Ações) of the Company will accurately evidence that NCR is the only and legitimate owner of all the issued and outstanding shares of the Company.

(f) A Seção 3.5(f) da Carta de Divulgação da NCR contém cópias verdadeiras e completas de (i) todos os documentos constitutivos da Companhia, e (ii) todas as procurações concedidas pela Companhia, que estão em pleno vigor e efeito nesta data.	(f) Section 3.5(f) of the NCR Disclosure Letter contains true and complete copies of (i) all constitutive documents of the Company, and (ii) all powers-of-attorneys granted by the Company, which are in full force and effect on the date hereof.

SEÇÃO 3.6 Consentimentos e Aprovações. Assumindo que todas as Declarações Antitruste necessárias foram realizadas, exceto conforme estabelecido na Seção 3.6 da Carta de Divulgação da	SECTION 3.6 Consents and Approvals. Assuming all required Antitrust Filings are made, except as set forth in Section 3.6 of the NCR Disclosure Letter, no consent of or filing with any Governmental Entity or any other

NCR, nenhum consentimento de ou declaração a qualquer Entidade Governamental ou qualquer outra Pessoa deverá ser obtido ou feito em conexão com a assinatura e entrega do presente Acordo pela NCR ou a consumação por parte da NCR das transações contempladas por este Acordo.	Person must be obtained or made in connection with the execution and delivery of this Agreement by NCR or the consummation by NCR of the transactions contemplated by this Agreement.

SEÇÃO 3.7 Demonstrações Financeiras; Livros e Registros; Passivos Não Divulgados; Contas a Receber.

(a) A Seção 3.7(a) da Carta de Divulgação da NCR apresenta cópias verdadeiras e completas (i) do balanço patrimonial da Companhia para cada um dos dois exercícios fiscais encerrados em 31 de dezembro de 2010 e 31 de dezembro de 2009, e as respectivas demonstrações de resultado, demonstrações de fluxo de caixa, demonstrações das origens e aplicações de recursos, e mutações das demonstrações do patrimônio líquido para cada exercício fiscal, e (ii) dos balancetes da Companhia, em 30 de junho de 2011 (a “Data de Balanço Patrimonial da NCR”), para o período de 6 (seis) meses findo naquela data. As demonstrações financeiras acima referidas, incluindo as respectivas notas explicativas (coletivamente, as “Demonstrações Financeiras”), exceto quando especificado, e no caso de Demonstrações Financeiras provisórias, exceto pela ausência de notas explicativas e sujeitas a ajustes de auditoria normal de fim de ano (que não irão resultar em uma alteração material), (i) foram preparadas de acordo com os livros contábeis e outros registros financeiros da Companhia, (ii) apresentam, em todos os aspectos relevantes, a situação financeira consolidada e resultados de operações da Companhia a partir da data dos mesmos e para os períodos abrangidos, (iii) foram preparadas de acordo com o GAAP do Brasil (de acordo com as respectivas datas das Demonstrações Financeiras) aplicado numa base consistente com as práticas do passado da Companhia e (iv) incluem todos os ajustes que são necessários para uma apresentação, em todos os aspectos materialmente relevantes, da situação financeira consolidada da Companhia e os resultados das operações da Companhia a partir da data do mesmo e para os referidos períodos.

SECTION 3.7 Financial Statements; Books and Records; Undisclosed Liabilities; Accounts Receivables.

(a) Section 3.7(a) of the NCR Disclosure Letter sets forth true and complete copies of (i) the balance sheet of the Company for each of the two fiscal years ended as of December 31, 2010 and December 31, 2009, and the related statements of income (demonstrações de resultado), cash flows (demonstrações de fluxo de caixa), changes in financial position (demonstrações das origens e aplicações de recursos) and changes in quotaholders’ equity (demonstrações das mutações do patrimônio liquido) for each such fiscal years, and (ii) the interim unaudited accounts (balancete) of the Company as at June 30, 2011 (the “Balance Sheet Date”), for the six (6) month period then ended. The financial statements referred to above, including the footnotes thereto (collectively, the “Financial Statements”), except as described therein, and in the case of interim Financial Statements, except for the absence of notes thereto and subject to normal year-end audit adjustments (which will not result in a material change thereto), (i) were prepared in accordance with the books of accounts and other financial records of the Company, (ii) present, in all material respects, the consolidated financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with Brazilian GAAP (as of the respective dates of such Financial Statements) applied on a basis consistent with the past practices of the Company and (iv) include all adjustments that are necessary for a presentation, in all material respects, of the consolidated financial condition of the Company and the results of operations of the Company as of the dates thereof and for the periods covered thereby.

(b) Os livros contábeis e outros registros financeiros da Companhia: (i) refletem, em todos os aspectos materiais, todas as receitas e despesas e todos os ativos e passivos que devem conter, em conformidade com o GAAP do Brasil (de acordo com as respectivas datas de tais Demonstrações Financeiras) aplicado a uma base consistente com as práticas passadas da Companhia, e (ii) estão completos e	(b) The books of account and other financial records of the Company: (i) reflect, in all material respects, all income and expense and all assets and liabilities required to be reflected therein in accordance with Brazilian GAAP (as of the respective dates of such Financial Statements) applied on a basis consistent with the past practices of the Company; and (ii) are in all material respects complete and correct, and do not

corretos em todos os aspectos materiais, e não contêm ou refletem quaisquer incorreções materiais ou discrepâncias.	contain or reflect any material inaccuracies or discrepancies.

(c) Exceto para (i) passivos refletidos ou com reservas constituídas nas Demonstrações Financeiras; (ii) contas a pagar a credores e despesas e passivos incorridos após a Data do Balanço Patrimonial, no curso ordinário dos negócios consistente com as práticas passadas; (iii) passivos ou obrigações decorrentes de ou em conexão com este Acordo, ou qualquer das transações contempladas por este meio (incluindo os passivos a credores e fornecedores relacionados com a aquisição pela Companhia de inventário, componentes e matérias-primas, em antecipação da produção de caixas automáticos (ATMs) no âmbito do Contrato de Compra e Venda Principal); e (iv) passivos ou obrigações na medida em que surjam em conformidade com (mas não como resultado de uma violação de) os termos do CMA, qualquer Contrato que seja um Plano de Benefícios dos Empregados, qualquer Contrato que seja uma Locação de Imóvel, ou quaisquer Contratos ou outros acordos estabelecidos na Seção 3.21 da Carta de Divulgação da NCR, a Companhia não possui quaisquer Passivos em todos os casos acima, com exceção dos Passivos que previsivelmente venham a apresentar, individualmente ou em conjunto, um Efeito Material Adverso.	(c) Except for (i) liabilities reflected or reserved against in the Financial Statements; (ii) accounts payable to trade creditors and expenses and liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) liabilities or obligations arising out of or in connection with this Agreement, or any of the transactions contemplated hereby (including liabilities to trade creditors and vendors relating to the acquisition by the Company of inventory, components and raw materials in anticipation of the production of automated teller machines under the Master Purchase Agreement); and (iv) liabilities or obligations to the extent arising in accordance with (but not as a result of a breach of) the terms of the CMA, any Contract that is an Employee Benefit Plan, any Contract that is a Real Estate Lease, or any Contracts or other agreements set forth in Section 3.21 of the NCR Disclosure Letter, the Company does not have any Liabilities in all cases above, other than those Liabilities that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) NCR apresentou à Scopus uma cópia verdadeira e completa do orçamento da Companhia para o exercício fiscal de 2011. Tal orçamento, quando de sua preparação, adequadamente refletiu a visão da Companhia e da NCR quanto à rentabilidade antecipada dos negócios da Companhia para 2011.	(d) NCR has provided Scopus with a true and complete copy of the Company’s budget for the fiscal year of 2011. Such budget, at the time of its preparation, fairly reflected the view of the Company and of NCR as to the anticipated profitability of the business of the Company for 2011.

(e) Os montantes de todos os negócios em curso, contas a receber e notas fiscais a faturar e outras dívidas devidas à Companhia, devidos ou registrados nos registros e livros contábeis da Companhia, foram incorridos no curso normal dos negócios, e a Companhia não pediu qualquer redução material ou contestou de qualquer forma material quaisquer de tais contas a receber, notas fiscais não faturadas ou outras dívidas devidas à Companhia (ou contas a receber decorrentes dos mencionados negócios em curso).	(e) The amounts of all work-in-process, accounts receivable and unbilled invoices and other debts owed to the Company due or recorded in the records and books of account of the Company were incurred in the ordinary course of business, and the Company has not requested any material reduction or challenged in any material way any of such accounts receivable or other debts owed to the Company (or accounts receivable arising from such work-in-process).

SEÇÃO 3.8 Ausência de Certas Mudanças. Exceto conforme divulgado na Seção 3.8 da Carta de Divulgação da NCR, desde a Data do Balanço Patrimonial, a Companhia tem, em todos os aspectos materiais, conduzido seus negócios no curso normal e em consonância com práticas passadas. Como amplificação e não limitação do acima exposto, desde tal data, a	SECTION 3.8 Absence of Certain Changes. Except as disclosed in Section 3.8 of the NCR Disclosure Letter, since the Balance Sheet Date, the Company has, in all material respects, conducted its businesses in the ordinary course and consistent with past practices. As amplification and not limitation of the foregoing, since such date, the Company has not: (a) failed to pay any

Companhia não tem: (a) deixado de pagar qualquer credor qualquer quantia superior a R$10.000,00 devida a tais credores no vencimento; (b) feito qualquer contribuição a qualquer partido político, candidato político ou qualquer funcionário de uma Entidade Governamental; (c) firmado acordo ou compromisso relacionado a qualquer uma das ações anteriores; ou (d) sofrido qualquer Efeito Material Adverso.	creditor any amount in excess of R$10,000 owed to such creditor when due; (b) made any contributions to any political Party, political candidate or any official of a Governmental Entity; (c) agreed or committed to do any of the foregoing; or (d) suffered any Material Adverse Effect.

SEÇÃO 3.9 Cumprimento das Leis. (a) A Companhia está atualmente conduzindo, e tem em todos os tempos conduzido, sob todos os aspectos materiais, suas operações em conformidade com todas as Leis e Ordens aplicáveis à Companhia, incluindo as Leis relacionadas à lavagem de dinheiro e anti-corrupção que são aplicáveis à Companhia. A Companhia não recebeu qualquer notificação por escrito de que qualquer violação do exposto acima está sendo alegada.	SECTION 3.9 Compliance with Laws. (a) The Company is currently conducting, and has at all times conducted, in all material respects, its operations in compliance with all Laws and Orders applicable to the Company, including Laws related to anti-money laundering and anti-corruption that are applicable to the Company. The Company has not received any written notice that any violation of the foregoing is being alleged.

(b) Exceto conforme definido na Seção 3.9(b) da Carta de Divulgação da NCR, a Companhia não recebeu cartas de advertência, avisos de resultados adversos, notificações, comunicações ou documentos similares, de qualquer modo e na forma escrita, de qualquer Entidade Governamental que afirme a falta de cumprimento pela Companhia ou por qualquer de seus diretores, administradores ou empregados, de todas as Leis, Ordens ou exigências regulamentares; (ii) ameaçando revogar qualquer Autorização necessária para conduzir os negócios da Companhia; ou (iii) solicitando informações relacionadas com qualquer investigação real ou potencial ou processo relativos à Companhia.	(b) Except as set forth in Section 3.9(b) of the NCR Disclosure Letter, the Company has not received any warning letters, notices of adverse findings, warnings, communications or similar documents, in any case in written form, from any Governmental Entity that assert a lack of compliance by the Company or any of their officers, managers or employees with any applicable Laws, Orders, or regulatory requirements; (ii) threatening to revoke any Permit required to conduct the business of the Company; or (iii) requesting information connected with any potential or actual inquiry or proceeding relating to the Company.

(c) A Companhia não está sujeita a qualquer Ordem de qualquer Entidade Governamental que restrinja de qualquer forma material a condução de seu negócio.	(c) The Company is not subject to any Order of any Governmental Entity that restricts in any material respect the conduct of its business.

(d) Nem a Companhia, nem seu diretor estatutário, nem, pelo Conhecimento da NCR, os empregados e Representantes da Companhia têm, em nome e/ou em benefício da Companhia (i) realizado, pago ou recebido qualquer suborno, propina ou outros pagamentos similares para ou de qualquer Pessoa (incluindo qualquer cliente ou fornecedor) ou Entidade Governamental para os quais a Lei aplicável impõe uma penalidade, (ii) realizado ou pago quaisquer contribuições, direta ou indiretamente, a um partido político ou candidato, ou (iii) dado, oferecido, acordado ou prometido dar, ou autorizado a doação direta ou indireta, de qualquer dinheiro ou outra coisa de valor a qualquer um como um incentivo ou recompensa, em	(d) Neither the Company nor its statutory officer nor, to the Knowledge of NCR, the employees and Representatives of the Company have, on behalf and/or for the benefit of the Company (i) made, paid or received any bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity for which applicable Law imposes a penalty, (ii) made or paid any contributions, directly or indirectly, to a political party or candidate, or (iii) given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

relação a ações favoráveis ou tolerância de ações ou o exercício de influência.

SEÇÃO 3.10 Autorizações. A Companhia possui todas as autorizações federais, estaduais e municipais materiais, assim como as aprovações, licenças, autorizações, certificados, direitos, isenções e ordens de Entidades Governamentais (coletivamente, as “Autorizações”) que são necessárias para o funcionamento do negócio da Companhia como presentemente conduzido, ou que são necessárias para a posse legal de suas respectivas propriedades e bens. A Companhia está, em todos os aspectos relevantes, em conformidade com todas as Autorizações. Todas as Autorizações são válidas e não vencidas, canceladas, encerradas ou retiradas, exceto no caso de términos regulares e cancelamentos nos termos da Lei. Cada Autorização pode ser renovada no curso normal dos negócios da Companhia. Qualquer pedido de renovação de qualquer Autorização que seja devido antes da Data do Fechamento será efetuado ou apresentado oportunamente pela Companhia antes da Data do Fechamento.	SECTION 3.10 Permits. The Company possesses all material federal, state and municipal permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Company as presently conducted, or that are necessary for the lawful ownership of its respective properties and assets. The Company is, in all material respects, in compliance with all such Permits. All such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn, except for regular terminations and cancellations pursuant to the Law. Each such Permit can be renewed in the ordinary course of business by the Company. Any application for the renewal of any such Permit which is due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date.

SEÇÃO 3.11 Contencioso. Exceto conforme estabelecido na Seção 3.11 da Carta de Divulgação da NCR, não há qualquer pendência, ou, pelo Conhecimento da NCR, ameaça de litígio, ação, processo legal ou de equidade, ou de qualquer arbitragem ou qualquer outro processo administrativo, pelo Conhecimento da NCR ou do diretor estatutário da Companhia, a investigação por, de ou contra qualquer Entidade Governamental ou qualquer outra Pessoa, contra ou que afetem a Companhia ou suas propriedades, ativos ou direitos, ou contra a NCR envolvendo o negócio da Companhia (coletivamente, “Contencioso”), e envolvendo, individualmente ou em conjunto com respeito a Contencioso decorrente de fatos e circunstâncias semelhantes, um montante em questão superior a R$100.000,00 ou que tenha causado ou poderia razoavelmente vir a causar, individualmente ou em conjunto, um Efeito Material Adverso.	SECTION 3.11 Litigation. Except as set forth in Section 3.11 of the NCR Disclosure Letter, there is no pending or, to the Knowledge of NCR, threatened litigation, action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding or, to the Knowledge of NCR or the statutory officer of the Company, investigation by, before or against any Governmental Entity or any other Person, against or affecting the Company or its properties, assets or rights, or against NCR regarding the business of the Company (collectively, “Litigation”), involving, individually or in the aggregate with respect to Litigation arising from similar facts and circumstances, an amount in issue of more than R$100,000 or which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SEÇÃO 3.12 Planos de Benefícios dos Empregados. (a) Na Seção 3.12(a) da Carta de Divulgação da NCR consta uma lista completa e precisa de cada Plano de Benefício dos Empregados aos quais a Companhia está vinculada.	SECTION 3.12 Employee Benefit Plans. (a) Set forth in Section 3.12(a) of the NCR Disclosure Letter is an accurate and complete list of each Employee Benefit Plan to which the Company is bound.

(b) Todos os benefícios, contribuições e prêmios relativos a cada Plano de Benefícios dos Empregados foram pagos oportunamente ou realizados pela Companhia de acordo com os termos do Plano de	(b) All benefits, contributions and premiums relating to each Employee Benefit Plan have been timely paid or made by the Company in accordance with the terms of such Employee Benefit Plan and the

Benefícios dos Empregados em questão e os termos de todas as Leis aplicáveis e qualquer outro acordo relacionado (exceto para aqueles que estão sendo contestados pela Companhia em boa fé, tal como definido na Seção 3.12(b) da Carta de Divulgação da NCR), e nenhum pedido foi feito para renunciar ou adiar o pagamento de quaisquer benefícios, contribuições ou prêmios que do contrário devam ser realizados em qualquer Plano de Benefícios dos Empregados.	terms of all applicable Laws and any related agreement (except for those that are being contested by the Company in good faith, as set forth in Section 3.12(b) of the NCR Disclosure Letter), and no request has been made to waive or defer payment of any benefits, contributions or premiums that would otherwise be required to be made to any Employee Benefit Plan.

(c) Nenhum Plano de Benefícios dos Empregados prevê seguro de saúde, de vida ou outros benefícios sociais a aposentados e ex-empregados, e a Companhia não possui qualquer obrigação de fornecer qualquer benefício a quaisquer aposentados ou ex-empregados ou empregados ativos após a aposentadoria ou cessação de funções de tais empregados. Não existem passivos da Companhia com relação a qualquer Plano de Benefícios dos Empregados que não estejam devidamente acumulados e refletidos, em todos os aspectos materiais, nas Demonstrações Financeiras de acordo com o GAAP do Brasil (em vigor na data do presente instrumento).	(c) No Employee Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. There are no liabilities of the Company with respect to any Employee Benefit Plan that are not properly accrued and reflected, in all material respects, in the Financial Statements in accordance with Brazilian GAAP (as in effect on the date hereof).

SEÇÃO 3.13 Questões Trabalhistas. (a) A Companhia está, a partir da data deste instrumento, em conformidade, em todos os aspectos relevantes, com cada Lei, Ordem, acordo, plano, acordo coletivo ou programa aplicável à Companhia relativos ao trabalho ou relações laborais ou práticas (incluindo os termos e condições de emprego, relacionamento entre administração e demais empregados, questões envolvendo carga horária e salários, cálculo e pagamento de salários e benefícios, e questões de segurança ocupacional e saúde).	SECTION 3.13 Labor Matters. (a) The Company is, as of the date hereof, in compliance in all material respects with each Law, Order, agreement, plan, collective bargaining agreement, or program applicable to the Company relating to labor or employment relations or practices (including terms and conditions of employment, management-labor relations, wage and hour issues, calculation and payment of salary and benefits, and occupational safety and health).

(b) Exceto conforme estabelecido na Seção 3.13(b) da Carta de Divulgação da NCR, (i) não há ações legais, ações judiciais, arbitragens ou processos administrativos, encargos, avisos de violações ou avaliações, e para o Conhecimento da NCR ou do diretor estatutário da Companhia, não há investigações trazidas por ou em nome de, ou de outra forma envolvendo, qualquer sindicato, empregado ou ex-empregado, qualquer pessoa suspeita de ser um empregado ou ex-empregado, qualquer candidato a emprego, ou qualquer classe do exposto acima, ou de qualquer Entidade Governamental, envolvendo as relações de trabalho ou emprego e as práticas da Companhia (coletivamente, “Ações Trabalhistas”), significando, individualmente ou em conjunto com respeito a Ações Trabalhistas decorrentes de fatos e circunstâncias semelhantes, um montante em questão superior a R$ 100.000,00 ou que	(b) Except as set forth in Section 3.13(b) of the NCR Disclosure Letter, (i) there are no legal actions, lawsuits, arbitrations or administrative proceedings, charges, notices of violations or assessments, and to Knowledge of NCR or the statutory officer of the Company, there are no investigations brought by or on behalf of, or otherwise involving, any labor union, current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company (collectively, “Labor Actions”) involving, individually or in the aggregate with respect to Labor Actions arising from similar facts and circumstances, an amount in issue of more than R$100,000 or which have had or would reasonably be expected to have, individually or

tenham causado ou poderiam razoavelmente vir a causar, individualmente ou em conjunto, um Efeito Material Adverso, (ii) não há, para o Conhecimento da NCR, qualquer campanha sindical sendo conduzida em relação a quaisquer empregados da Companhia, (iii) a Companhia não é parte e não está vinculada a qualquer negociação coletiva ou contrato semelhante com um sindicato ou organização do trabalho, nem está atualmente envolvida em qualquer negociação como descrito acima, (iv) não existem, para o Conhecimento da NCR, ameaças de greves, bloqueios ou paralisações trabalhistas envolvendo empregados da Companhia, e (v) todas as contribuições de segurança social, prêmios ou pagamentos exigidos por Lei aplicável foram realizados quando devidos.	in the aggregate, a Material Adverse Effect, (ii) there is, to NCR’s Knowledge, no union organization campaign being conducted with respect to any employees of the Company, (iii) the Company is not party to and is not bound by any collective bargaining or similar Contract with a labor union or labor organization, nor is one presently being negotiated by the Company, (iv) there are no existing or, to the Knowledge of NCR, threatened strikes, lockouts or other labor stoppages involving employees of the Company, and (v) all social security contributions, premiums or payments required to be made by applicable Law have been made when due.

(c) Na medida em que a Companhia contrata prestadores de serviços independentes, consultores, representantes de vendas ou agentes, trabalhadores temporários, empregados temporários, empregados terceirizados ou indivíduos semelhantes que não são empregados da Companhia, tais Pessoas foram devidamente classificadas como tal, e não como empregados, e não foram retidas e não executaram seus serviços de tal forma que levaria tais Pessoas a ser, ou ter o direito de ser, classificadas ou tratadas, ou ter seu status reconhecido, como um empregado da Companhia.	(c) To the extent that the Company engages independent contractors, consultants, sales representatives or agents, agency workers, temporary employees, leased employees or similar individuals who are not employees of the Company, such Persons have been properly classified as such, and not as employees, and have not been retained or performed their services in a way that such persons are or would be entitled to be classified or treated as, or have their status recognized as, an employee of the Company.

SEÇÃO 3.14 Questões Tributárias. Declarações de Tributos. (a) A Companhia realizou no prazo devido, ou orientou a realização, ou deverá realizar ou orientar a realização em tempo devido, de todas as declarações, demonstrações, formulários e relatórios materiais dos Tributos cuja declaração é necessária para, ou em relação à Companhia na, ou antes da, Data do Fechamento (levando em consideração qualquer extensão aplicável ao prazo de cada declaração) (cada, uma “Declaração”). Tais Declarações são ou, em relação às Declarações a serem realizadas na, ou antes da, Data do Fechamento, serão corretas e completas em todos os aspectos materiais.	SECTION 3.14 Tax Matters. Tax Returns. (a) The Company has timely filed or caused to be filed, or shall timely file or cause to be filed, all material returns, statements, forms and reports for Taxes that are required to be filed by, or with respect to, the Company on or prior to the Closing Date (taking into account any applicable extension of time within which to file) (each, a “Return”). Such Returns are and, with respect to the Returns to be filed on or before the Closing Date, will be, correct and complete in all material aspects.

(b) Pagamento de Tributos. Todos os Tributos materiais e passivos de Tributos da Companhia, que são devidos e pagáveis na, ou antes da, Data do Fechamento foram (ou serão) pagos no tempo devido, na, ou antes da, Data do Fechamento ou contabilizados nos livros e registros da Companhia, em conformidade com o GAAP do Brasil (em vigor na data do presente instrumento), ou, no caso dos Tributos que a Companhia está contestando em boa-fé, a Companhia possui uma reserva adequada para tais Tributos. Em caso de	(b) Payment of Taxes. All material Taxes and Tax liabilities of the Company that are due and payable on or prior to the Closing Date have been (or will be) timely paid on or prior to the Closing Date or accrued on the books and records of the Company in accordance with the Brazilian GAAP (as in effect on the date hereof), or in the case of Taxes that the Company is contesting in good faith, the Company has an adequate reserve for such Taxes. In case of accruals for Taxes, appropriate reserves have been or will be made

acúmulo de Tributos, reservas apropriadas foram ou serão constituídas antes da Data do Fechamento.	prior to the Closing Date.

(c) Benefícios Fiscais. A Seção 3.14(c) da Carta de Divulgação da NCR apresenta uma lista precisa e completa de cada Benefício Fiscal da Companhia, inclusive com seus respectivos termos, estando todos em pleno vigor e efeito e a serem aplicados à Companhia depois do Fechamento, nos mesmos termos e condições que são atualmente aplicados à Companhia. Nem a NCR nem a Companhia (A) recebeu notificação de qualquer Entidade Governamental evidenciando qualquer modificação ou intenção de modificar tais Benefícios Fiscais, nem (B) tem razões para acreditar que a aplicabilidade dos Benefícios Fiscais em questão é ou pode vir a ser ameaçada depois do Fechamento, ou que a Companhia não será capaz de cumprir as condições para a manutenção dos Benefícios Fiscais. A Companhia está, e estará a partir da Data do Fechamento, em total conformidade com as condições aplicáveis para a plena manutenção dos Benefícios Fiscais descritos na Seção 3.14(c) da Carta de Divulgação da NCR.	(c) Tax Benefits. Section 3.14(c) of the NCR Disclosure Letter sets forth an accurate and complete list of each Tax Benefit of the Company, including with their respective terms, which are all in full force and effect and will continue to apply to the Company after Closing in the same terms and conditions as currently applicable to the Company. Neither NCR nor the Company (A) has received any notice from any Governmental Entity evidencing any modification or intention to modify such Tax Benefits nor (B) has reason to believe that the applicability of such Tax Benefits are or could be threatened after the Closing, or that the Company will not be able to comply with the conditions for the maintenance of the Tax Benefits. The Company is, and will be as of the Closing Date, in full compliance with the applicable conditions to fully maintain the Tax Benefits described in Section 3.14(c) of the NCR Disclosure Letter.

(d) Outras Questões Tributárias.	(d) Other Tax Matters.

(i) A Companhia não está contestando qualquer passivo de Tributos da Companhia com relação a qualquer Entidade Governamental, exceto conforme apresentado na Seção 3.14(d)(i) da Carta de Divulgação da NCR.	(i) The Company is not contesting any Tax liabilities of the Company before any Governmental Entity, except as disclosed in Section 3.14(d)(i) of the NCR Disclosure Letter.

(ii) Não há qualquer Gravame com relação a Tributos sobre os ativos da Companhia, que não seja um Gravame Permitido, conforme descrito na Seção 3.14(d)(ii) da Carta de Divulgação da NCR. Não há deficiência, disputa ou reivindicação atualmente pendentes com relação a quaisquer Tributos da Companhia, e nenhuma Entidade Governamental ameaçou ou declarou por escrito a sua intenção de afirmar qualquer deficiência, disputa ou reivindicação, exceto conforme estabelecido na Seção 3.14(d)(ii) da Carta de Divulgação da NCR.	(ii) There are no Liens with respect to Taxes upon the assets of the Company, other than Permitted Liens described in Section 3.14(d)(ii) of the NCR Disclosure Letter. There is no deficiency, dispute, contest or claim currently pending with respect to any Taxes of the Company, and no Governmental Entity has threatened in writing or stated its intention in writing to assert any such deficiency, dispute, contest or claim, except as set forth in Section 3.14(d)(ii) of the NCR Disclosure Letter.

SEÇÃO 3.15 Propriedade Intelectual. (a) A Tecnologia que foi criada ou desenvolvida antes da Data do CMA por ou para a Companhia (a “Tecnologia Associada à Companhia”) e a Propriedade Intelectual que surgiu ou surge com respeito a, ou se baseia em, tal Tecnologia (a “IP Associada à Companhia”) foram atribuídas à GSL, como confirmado pelos termos do CMA. Além das IP Associada à Companhia e da Tecnologia Associada à Companhia, a GSL é proprietária	SECTION 3.15 Intellectual Property. (a) The Technology that was created or developed prior to the CMA Date by or for the Company (the “Company Associated Technology”) and the Intellectual Property that arose or arises with respect to, or is based on, such Technology (the “Company Associated IP”) were assigned to GSL, as confirmed by the terms of the CMA. In addition to Company Associated IP and Company Associated Technology, GSL owns or is licensed under

ou está licenciada sob outra cobertura de Propriedade Intelectual, e sob Tecnologia que é usada nos negócios da Companhia conforme conduzidos atualmente (o “ IP da GSL” e a “Tecnologia da GSL”, respectivamente). Todos os IP da GSL e Tecnologia da GSL são livres e desembaraçados de quaisquer Gravames (exceto Gravames Permitidos) que afetariam, em qualquer aspecto material, a capacidade da GSL para licenciar o IP da GSL ou o uso de Tecnologia da GSL pela Companhia na condução de seus negócios, como atualmente conduzidos.	other Intellectual Property covering, and Technology that is used in, the Company’s business as it is currently conducted (the “GSL IP” and the “GSL Technology”, respectively). All GSL IP and GSL Technology are free and clear of any Liens (other than Permitted Liens) that would affect, in any material respect, GSL’s ability to license the GSL IP to, or use of the GSL Technology by, the Company in the conduct of its business as it is currently conducted..

(b) De acordo com o CMA, a GSL licenciou a Companhia sob a IP da GSL, conforme descrito no CMA (incluindo IP Associada à Companhia), juntamente com o direito de usar a Tecnologia da GSL, conforme descrito no CMA (incluindo Tecnologia Associada à Companhia), para os fins aqui descritos (incluindo a condução de seus negócios, como são atualmente conduzidos). Nos termos do CMA, a Companhia tem direitos suficientes sob a IP da GSL, incluindo o direito de utilizar a Tecnologia da GSL para a condução dos negócios da Companhia conforme atualmente conduzidos.	(b) Pursuant to the CMA, GSL has licensed the Company under the GSL IP as described in the CMA (including Company Associated IP), along with the right to use the GSL Technology as described in the CMA (including Company Associated Technology), for the purposes described therein (including the conduct of its business as it is currently conducted). Pursuant to the CMA, the Company has sufficient rights under the GSL IP, including the right to use the GSL Technology, for the Company to conduct is business as it is presently conducted.

(c) Sem limitar a generalidade da Seção 3.21 deste documento, o CMA é uma obrigação legal, válida e vinculante da Companhia e da GSL, não estando nem a GSL nem a Companhia em violação de, ou inadimplentes com relação a, o CMA. A licença e direitos concedidos à Companhia sob o CMA deverão sobreviver, inalterados, à consumação da transação contemplada por este Acordo.	(c) Without limiting the generality of Section 3.21 hereof, the CMA is a legal, valid and binding obligation of the Company and GSL, neither GSL nor the Company is in breach of, or default under, the CMA. The license and rights granted to the Company under the CMA shall survive, unchanged, the consummation of the transaction contemplated by this Agreement.

(d) Com relação à Tecnologia de terceiros (que não Tecnologia da GSL) que é material para, e utilizado em, o negócio da Companhia como atualmente conduzido (“Tecnologia de Terceiros”), a Companhia possui os direitos válidos de Propriedade Intelectual dos respectivos terceiros que possuem a Tecnologia de Terceiros (desde que estes terceiros possuam direitos válidos sob Propriedade Intelectual para licenciar a Tecnologia de Terceiros à GSL), para usar a Tecnologia de Terceiros em seus negócios como atualmente conduzidos, e, salvo o disposto na Seção 3.15(d)(i) da Carta de Divulgação da NCR, tais direitos devem sobreviver, inalterados, à consumação da transação contemplada por este Acordo. A Companhia não está em violação de, ou em inadimplemento com relação a, de qualquer forma material, desempenho, observância ou cumprimento de qualquer obrigação, acordo ou condição contida em qualquer contrato nos termos do qual a Companhia está licenciada sob qualquer Propriedade Intelectual de terceiros para uso de	(d) With respect to third party Technology (other than GSL Technology) that is material to, and used in, the business of the Company as presently conducted (“Third Party Technology”), the Company has valid rights under Intellectual Property of the respective third parties who own the Third Party Technology (provided that such third parties have valid rights under Intellectual Property to license the Third Party Technology to GSL), to use the Third Party Technology in its business as presently conducted, and, except as provided in Section 3.15(d)(i) of the NCR Disclosure Letter, such rights shall survive, unchanged, the consummation of the transaction contemplated by this Agreement. The Company is not in breach or default, in any material respect, in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which the Company is licensed under any third party Intellectual Property to use Third Party Licensed Technology (“Third Party Licenses”). Section 3.15(d)(ii) of the NCR

Tecnologia de Terceiros Licenciada (“Licenças de Terceiros”). A Seção 3.15(d)(ii) da Carta de Divulgação da NCR fornece uma lista de todas as Licenças de Terceiros materiais, além daquelas comercialmente disponíveis de software e outras Tecnologias.	Disclosure Letter provides a list of all of the material Third Party Licenses, other than those for commercially available off the shelf software and other Technology.

(e) A Companhia tem acesso, e continuará a ter acesso, à Tecnologia adequada e suficiente, incluindo Tecnologia da GSL e Tecnologia de Terceiros, para conduzir, em todos os aspectos materiais, seus negócios, da forma em que são atualmente conduzidos.	(e) The Company has access to, and will continue to have access to sufficient and adequate Technology, including GSL Technology and Third Party Technology, to conduct, in all material respects, its business as it is currently conducted.

(f) Salvo conforme disposto na Seção 3.15(f) da Carta de Divulgação da NCR, a Companhia não recebeu qualquer notificação por escrito ou reclamação de qualquer Pessoa, nem está engajada em qualquer processo ou disputa legal em curso, que alegue que a Companhia está infringindo ou apropriando-se indevidamente de qualquer Propriedade Intelectual de terceiros. Pelo Conhecimento da NCR, a Companhia não viola nem se apropria indevidamente de qualquer Propriedade Intelectual de terceiros.	(f) Except as provided in Section 3.15(f) of the NCR Disclosure Letter, the Company has not received any written notice or claim from any Person, nor is it engaged in any ongoing legal proceeding or suit, alleging that the Company is infringing or misappropriating any third party Intellectual Property. To NCR’s Knowledge, the Company does not infringe or misappropriate any third party Intellectual Property.

SEÇÃO 3.16 Honorários dos Agentes e Corretores. Exceto pelos honorários da Atlas Strategic Advisors, LLC (cujos honorários e despesas serão pagos pela NCR), nenhum agente, corretor, pessoa ou empresa que atue em nome da NCR ou da Companhia possui, ou deverá possuir, direito a quaisquer honorários de agente ou corretor, ou comissões da Companhia ou de qualquer das outras Partes do presente Acordo, ou de qualquer de suas Afiliadas, em conexão com este Acordo ou com qualquer das transações contempladas por este meio.	SECTION 3.16 Broker’s or Finder’s Fees. Except for the fees of Atlas Strategic Advisors, LLC (whose fees and expenses shall be paid by NCR), no agent, broker, Person or firm acting on behalf of either NCR or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company or any of the other Parties hereto, or from any of their Affiliates, in connection with this Agreement or any of the transactions contemplated hereby.

SEÇÃO 3.17 Questões Ambientais. A Companhia sempre esteve, e atualmente está, em conformidade com todos os aspectos materiais de todas as Leis Ambientais e Autorizações que lhe são exigidos pela Lei Ambiental aplicável. Não há processos passados, pendentes ou, pelo Conhecimento da NCR, ameaças de Contencioso Ambiental, ou circunstâncias razoavelmente prováveis para formar a base de qualquer Contencioso Ambiental por parte de qualquer Entidade Governamental ou outra Pessoa sob qualquer Lei Ambiental. Pelo Conhecimento da NCR, não há fatos, circunstâncias ou condições relativas (i) ao negócio passado ou presente ou operações da Companhia ou qualquer de seus predecessores (incluindo a eliminação de quaisquer resíduos, Materiais Perigosos ou outros materiais em qualquer local arrendado pela Companhia sob Locações de Imóveis); (ii) a quaisquer bens imóveis ou instalações a qualquer momento possuídos, arrendados ou operados pela Companhia ou qualquer	SECTION 3.17 Environmental Matters. The Company has been, and currently is, in compliance in all material aspects with all applicable Environmental Laws and Permits required of it under applicable Environmental Law. There are no past, pending or, to the Knowledge of NCR, threatened Environmental Claims, or circumstances reasonably likely to form the basis of any Environmental Claim by any Governmental Entity or other Person under any Environmental Law. To NCR’s Knowledge, there are no facts, circumstances or conditions relating to (i) the past or present business or operations of the Company or any of its predecessors (including the disposal of any wastes, Hazardous Materials or other materials at any location leased by the Company under the Real Property Leases); (ii) any real property or facility at any time owned, leased, or operated by the Company or any of its predecessors; (iii) any real property or facility located at the surroundings or neighborhood of any real property or

de seus predecessores; (iii) a qualquer imóvel ou instalação localizada no entorno ou vizinhança de qualquer imóvel ou instalação a qualquer momento possuídos, arrendados ou operados pela Companhia ou qualquer de seus antecessores, e (iv) a qualquer imóvel ou instalação que a qualquer momento recebeu resíduos, Materiais Perigosos ou outros materiais da Companhia ou qualquer dos seus antecessores, que poderiam razoavelmente resultar em um Passivo material ou obrigação ou dar origem a qualquer processo ou Contencioso Ambiental material, sob qualquer Lei Ambiental.	facility at any time owned, leased, or operated by the Company or any of its predecessors; and (iv) any real property or facility that at any time has received wastes, Hazardous Materials or other materials from the Company or any of its predecessors, that would reasonably be expected to result in a material Liability or obligation or give rise to any material Environmental Claim, proceeding or action, under any Environmental Law.

SEÇÃO 3.18 Imobiliário. (a) A Companhia não possui, em parte ou em totalidade, qualquer imóvel.	SECTION 3.18 Real Property. (a) The Company does not own in whole or part any real estate property.

(b) A Seção 3.18(b) da Carta de Divulgação da NCR contém uma lista precisa e completa a partir da presente data de todas as locações de bens imóveis em que a Companhia é Parte (como locatário, sublocatário, sublocador ou locador) (coletivamente, “Locações de Imóveis”). Cada Locação de Imóvel é uma obrigação válida e vinculante da Companhia, e, pelo Conhecimento da NCR, das outras partes da mesma, e, assumindo que tal Locação de Imóvel é uma obrigação válida e vinculante das demais partes daquele instrumento, está em pleno vigor e efeito, sujeita a falência, insolvência, reorganização, moratória ou outras Leis semelhantes aplicáveis que afetam a execução dos direitos dos credores em geral. A Companhia não está em condição de inadimplência material ou violação material de qualquer uma das Locações de Imóveis na data deste Acordo, e pelo Conhecimento da NCR, nenhuma outra Parte de qualquer uma das Locações de Imóveis está em condição de inadimplência material ou violação material dos mesmos. Não existe qualquer condição, estado dos fatos ou eventos que, com o passar do tempo ou emissão de aviso constituiria inadimplência material pela Companhia em qualquer uma das Locações de Imóveis. A Companhia não recebeu qualquer comunicação por escrito do locatário ou locador em qualquer uma das Locações de Imóveis alegando que a Companhia está em violação em qualquer aspecto relevante de suas obrigações sob as Locações de Imóveis respectivas devidas e ainda não pagas, incluindo aluguel ou outras penalidades e/ou encargos devidos mas não pagos. A Companhia é única na posse dos imóveis locados sob as respectivas Locações de Imóveis e não atribuiu, sublocou, licenciou, hipotecou ou transmitiu toda ou qualquer parte de suas respectivas participações em qualquer uma das Locações de Imóveis ou o dos imóveis locados sob qualquer das Locações de Imóveis. A Companhia apresentou as Locações de	(b) Section 3.18(b) of the NCR Disclosure Letter contains an accurate and complete list as of the date hereof of all leases of real property to which the Company is a party (as lessee, sublessee, sublessor or lessor) (collectively, the “Real Property Leases”). Each Real Property Lease is a valid and binding obligation of the Company, and, to NCR’s Knowledge, the other parties thereto, and, assuming that such Real Property Lease is a valid and binding obligation of the other parties thereto, is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally. The Company is not in material default or material breach under any of the Real Property Leases or as of the date hereof, and to NCR’s Knowledge, no other party to any of the Real Property Leases is in material default or material breach thereof. There exists no condition, state of facts or event that, with the passage of time or giving of notice would constitute a material default by the Company under any of the Real Property Leases. The Company has not received any written communication from the landlord, sublandlord or lessor under any of the Real Property Leases claiming that the Company is in breach in any material respect of its obligations under the respective Real Property Lease due but not yet paid, including due but unpaid rent or other penalties and/or charges. The Company is in sole possession of the premises demised under the respective Real Property Leases and has not assigned, sublet, licensed, mortgaged or otherwise conveyed all or any portion of their respective interest in any of the Real Property Leases or the premises demised under any of the Real Property Leases. The Company has presented the Real Property Leases set forth in Section 3.18(b) of the NCR Disclosure Letter for filing with the

Imóveis, previstas na Seção 3.18(b) da Carta de Divulgação da NCR para dar entrada ao registro de imóveis aplicável.	applicable real estate registry.

(c) Exceto para aluguel suplementar ou outros valores estabelecidos nas Locações de Imóveis, o valor do aluguel estabelecido em cada uma das Locações de Imóveis é o montante real a ser pago de aluguel e, com exceção de alterações de arrendamento ou cartas suplementares de locação que foram providenciadas para a Scopus, não existem contratos ou entendimentos separados com relação às mesmas.	(c) Except for additional rent or other amounts set forth in the Real Property Leases, the rental amount set forth in each of the Real Property Leases is the actual rental amount being paid and, except for lease amendments or rent side letters which have been provided to Scopus, there are no separate Contracts or understandings with respect to the same.

(d) Exceto conforme divulgado na Seção 3.18(d) da Carta de Divulgação da NCR, a Companhia não renunciou ou tomou qualquer ação ou deixou de tomar qualquer ação necessária antes da data deste documento que anularia o pleno direito de exercer qualquer opção em curso, direito de primeira oferta ou direito de preferência contido em qualquer das Locações de Imóveis, incluindo qualquer opção ou direito relativos à compra, expansão, renovação, prorrogação, rescisão, resilição ou realocação contidas nas Locações de Imóveis, de acordo com os termos e condições nelas contidas.	(d) Except as disclosed in Section 3.18(d) of the NCR Disclosure Letter, the Company has not waived or taken any action or failed to take any action required to be taken prior to the date hereof which would nullify or void the full right to exercise any unexpired option, right of first offer or right of first refusal contained in any of the Real Property Leases, including any such option or right pertaining to purchase, expansion, renewal, extension, termination or relocation contained in the Real Property Leases, on the terms and conditions contained therein.

SEÇÃO 3.19 Sistemas. Exceto conforme divulgado na Seção 3.19 da Carta de Divulgação da NCR, a Companhia é proprietária ou possui (e, no momento imediatamente após o Fechamento, continuará a ser proprietária e continuará a possuir) substancialmente todas as licenças ou autorizações para os sistemas de TI e software utilizados pela Companhia materiais e em relação a, suas atividades. Exceto conforme estabelecido na Seção 3.19 da Carta de Divulgação da NCR, os sistemas de TI e software atualmente utilizados pela Companhia para fins administrativos estão, pelo Conhecimento da NCR, disponíveis no mercado e a Companhia pode obter novas licenças para continuar a usar tais sistemas de TI e software após a assinatura de novos acordos de licença em condições de mercado.	SECTION 3.19 Systems. Except as disclosed in Section 3.19 of the NCR Disclosure Letter, the Company is the owner of or holds (and, as of the time immediately following the Closing, will continue to be the owner of and continue to hold) substantially all licenses or authorizations for the IT systems and software used by the Company in connection with, and material to, its activities. Except as set forth in Section 3.19 of the NCR Disclosure Letter, the material IT systems and software currently used by the Company for administrative purposes is, to the Knowledge of NCR, available in the market and the Company can obtain new licenses to continue to use such IT systems and software upon execution of new license agreements on market conditions.

SEÇÃO 3.20 Título de Propriedades Pessoais. A Companhia possui títulos bons e válidos, ou, no caso de ativos arrendados, um direito de arrendamento válido, livre e desembaraçado de quaisquer Gravames, exceto pelos Gravames Permitidos, a todas as propriedades pessoais e ativos materiais, tangíveis e intangíveis, refletidas nas Demonstrações Financeiras ou posteriormente adquiridas, exceto para as propriedades e ativos descartados no curso normal dos negócios, de acordo com as práticas do passado, desde a Data do	SECTION 3.20 Title to Personal Properties. The Company has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of the material tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date. The Company owns or has the right to use all of

Balanço Patrimonial. A Companhia é proprietária ou tem o direito de usar todas as propriedades tangíveis pessoais e ativos necessários para a condução de seus negócios como atualmente conduzidos. Toda propriedade pessoal material tangível utilizada no negócio da Companhia está em boas condições de funcionamento, salvo desgaste natural. Exceto conforme estabelecido na Seção 3.20 da Carta de Divulgação da NCR, nem a NCR, nem qualquer de suas Afiliadas (que não a Companhia) possui, ou tem o direito de usar, qualquer propriedade pessoal tangível ou intangível de propriedade ou arrendadas pela Companhia.	the tangible personal properties and assets necessary for the conduct of its business as currently conducted. All of the material tangible personal property used in the business of the Company is in good operating condition, ordinary wear and tear excepted. Except as set forth in Section 3.20 of the NCR Disclosure Letter, neither NCR nor any of it Affiliates (other than the Company) possesses, or has the right to use, any tangible or intangible personal property owned or leased by the Company.

SEÇÃO 3.21 Contratos Materiais. (a) A Seção 3.21(a) da Carta de Divulgação da NCR apresenta uma lista verdadeira e completa de todos os Contratos abaixo em vigor a partir da presente data, nos termos dos quais a Companhia está vinculada:	SECTION 3.21 Material Contracts. (a) Set forth in Section 3.21(a) of the NCR Disclosure Letter is a true and complete list of all of the following Contracts in effect as of the date hereof pursuant to which the Company is bound:

(i) qualquer Contrato para a compra ou venda de materiais, suprimentos ou de mercadorias ou a compra ou prestação de serviços pela Companhia, sob o qual a Companhia fez pagamentos, durante o período de 1º de janeiro de 2011 a 30 de junho de 2011, de USS50.000,00 ou mais em comissões ou outra compensação e que não pode ser terminado sem aviso de, pelo menos, noventa e um (91) dias corridos, sem o pagamento pela Companhia de qualquer penalidade material;	(i) any Contract for the purchase or sale of materials, supplies or goods or for the purchase or provision of services by the Company under which the Company has made payments, during the period from January 1st, 2011 through June 30th, 2011, of $50,000 USD or more in fees or other compensation and which cannot be terminated on less than ninety-one (91) calendar days’ notice without payment by the Company of any material penalty;

(ii) qualquer Contrato com os seus 10 maiores clientes (em termos de faturamento anual) e fornecedores (em termos de pagamentos anuais), que não sejam cobertos pela cláusula anterior (i);	(ii) any Contract with its 10 largest customers (in terms of annual revenues) and suppliers (in terms of annual payments), which is not covered by the foregoing clause (i);

(iii) qualquer sociedade, joint venture ou outro Contrato semelhante envolvendo a partilha de lucros ou despesas pela Companhia;	(iii) any partnership, joint venture or other similar Contract involving a sharing of profits or expenses by the Company;

(iv) qualquer Contrato referente à aquisição de qualquer negócio da Companhia (seja por fusão, venda de participação societária, venda de ativos ou outros) iniciado nos cinco anos anteriores à data deste Acordo;	(iv) any Contract relating to the acquisition of any business by the Company (whether by merger, sale of stock, sale of assets or otherwise) entered into in the five years prior to the date of this Agreement;

(v) qualquer Contrato que limite, em qualquer aspecto relevante, a liberdade da Companhia para competir em qualquer linha de negócios ou com qualquer Pessoa ou em qualquer área;	(v) any Contract that limits in any material respect the freedom of the Company to compete in any line of business or with any Person or in any area;

(vi) qualquer Contrato que a Companhia tenha terceirizado, ou concordado em terceirizar, qualquer de seus produtos ou serviços que tenham valor superior a R$100.000,00 anualmente;	(vi) any Contract under which the Company has outsourced, or agreed to outsource, any of its products or services having a value in excess of R$100,000 annually;

(vii) qualquer Contrato relativo a qualquer Endividamento, além dos que poderão surgir em contas de corretagem da Companhia celebrados no curso normal dos negócios;	(vii) any Contract relating to Indebtedness, other than as may arise under the Company’s brokerage accounts entered into in the ordinary course of business;

(viii) qualquer Contrato entre a Companhia e quaisquer de suas Afiliadas, administradores, conselheiros, empregados, acionistas ou Parentes dos mesmos ou de qualquer acionista da Companhia (coletivamente, “Partes Relacionadas”), salvo contratos de trabalho e acordos similares firmados com administradores, diretores e empregados no curso normal dos negócios;	(viii) any Contract between the Company and any of its Affiliates, officers, directors, employees, stockholders or Relatives thereof or of any shareholder of the Company (collectively, “Related Parties”), other than employment Contracts and similar arrangements entered into with officers, directors and employees in the ordinary course of business;

(ix) qualquer Contrato de acordo com os termos do qual a Companhia está obrigada a pagar todas as compensações e honorários do tipo taxa de referência, comissão de corretagem, retrocessão e similares; e	(ix) any Contract pursuant to which the Company is obligated to pay any referral fees, finder fees, retrocessions or similar fees or compensation; and

(x) qualquer Contrato Governamental.	(x) any Government Contract.

Cada contrato do tipo descrito nos itens (i) a (xi) é denominado aqui como um “Contrato Material.” Não obstante qualquer disposição nesta Seção 3.21, “Contrato Material” não inclui (A) o CMA, (B) qualquer Contrato que seja um Plano de Benefícios dos Empregados, ou (C) qualquer Contrato que seja uma Locação de Imóvel.	Each Contract of the type described in clauses (i) through (xi) is referred to herein as a “Material Contract.” Notwithstanding anything in this Section 3.21, “Material Contract” shall not include (A) the CMA, (B) any Contract that is an Employee Benefit Plan, or (C) any Contract that is a Real Property Lease.

(b) Exceto conforme definido na Seção 3.21(b) da Carta de Divulgação da NCR, (i) cada Contrato Material é uma obrigação legal, válida e vinculante da Companhia, sujeita à falência, insolvência, reorganização, moratória ou outras Leis similares aplicáveis que afetem a execução dos direitos dos credores em geral; (ii) a Companhia não está em violação de, ou inadimplente em, qualquer Contrato relevante em qualquer aspecto relevante; (iii) a Companhia não renunciou qualquer direito material contido em qualquer Contrato Material; e (iv) a Companhia não tem Conhecimento de qualquer aviso de violação, rescisão ou resilição, total ou parcial, ou pedido de penalidade, rescisão antecipada, ou pedido de indenização com relação a qualquer Contrato Material por meio da outra parte ou partes.	(b) Except as set forth in Section 3.21(b) of the NCR Disclosure Letter, (i) each Material Contract is a legal, valid and binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally; (ii) the Company is not in breach of, or in default under, any Material Contract in any material respect; (iii) the Company has not waived any material right contained in any Material Contract; and (iv) the Company has no Knowledge of any notice of breach, total or partial termination, or request of penalty, early termination, or claim for indemnification with respect to any Material Contract from the other party or parties thereto.

(c) Exceto conforme definido na Seção 3.21(c) da Carta de Divulgação da NCR, não há qualquer Contrato concedendo a qualquer indivíduo o direito de preferência na aquisição de qualquer dos ativos primordialmente relacionados aos negócios da Companhia (salvo no curso normal dos negócios).	(c) Except as set forth in Section 3.21(c) of the NCR Disclosure Letter, there is no Contract granting any Person any preferential right to purchase any of the assets primarily relating to the business of the Company (other than in the ordinary course of business).

SEÇÃO 3.22 Seguro. (a) Consta da Seção 3.22(a) da Carta de Divulgação da NCR uma lista de (i) todas as	SECTION 3.22 Insurance. (a) Set forth in Section 3.22(a) of the NCR Disclosure Letter is a list of (i) all

apólices de seguro localmente emitidas pelas seguradoras no Brasil das quais a Companhia é parte ou sob as quais a Companhia, ou qualquer conselheiro ou diretor da Companhia, está coberto, e (ii) todos os pedidos pendentes de apólices de seguro pelas quais a Companhia, ou qualquer conselheiro ou diretor da Companhia, estariam cobertos, se tal apólice fosse emitida.	locally-admitted policies of insurance issued by insurers in Brazil to which the Company is a party or under which the Company, or any director or officer of the Company, is covered, and (ii) all pending applications for policies of insurance under which the Company, or any director or officer of the Company, would be covered, if such policy were issued.

(b) Exceto conforme estabelecido na Seção 3.22(b) da Carta de Divulgação da NCR, todas as apólices emitidas localmente pelas seguradoras no Brasil das quais a Companhia seja Parte ou que oferecem cobertura à Companhia ou a qualquer conselheiro ou diretor da Companhia (i) são válidas, vigentes, em pleno vigor, efetivas e aplicáveis, ressalvadas a legislação falimentar, de insolvência, reorganização, moratória ou outras Leis semelhantes aplicáveis que afetem a execução dos direitos dos credores em geral, (ii) são emitidas por uma seguradora que é, para o Conhecimento da NCR, financeiramente sólida e respeitável, (iii) continuarão em pleno vigor e efeito após a consumação da transação contemplada por este Acordo, e (iv) não prevêem o ajuste retrospectivo de prêmio ou outro passivo baseado em experiência por parte da Companhia.	(b) Except as set forth in Section 3.22(b) of the NCR Disclosure Letter, all locally-admitted policies issued by insurers in Brazil to which the Company is a party or that provide coverage to the Company or any director or officer of the Company (i) are valid, outstanding, in full force, effect and enforceable, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, (ii) are issued by an insurer that is, to the Knowledge of NCR, financially sound and reputable, (iii) will continue in full force and effect following the consummation of the transaction contemplated by this Agreement, and (iv) do not provide for retrospective premium adjustment or other experience-based liability on the part of the Company.

(c) A Companhia não possui qualquer (i) recusa de cobertura ou qualquer aviso que concede à defesa reserva de direitos, ou (ii) aviso de cancelamento ou qualquer outra indicação de que qualquer apólice de seguro não está mais em pleno vigor ou efeito ou não será renovada, ou que o emitente de qualquer apólice não está disposto ou capaz de realizar suas respectivas obrigações.	(c) The Company does not have any outstanding (i) refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(d) A Companhia pagou todos os prêmios devidos, e realizou todas as suas obrigações materiais exigidas antes da data deste Acordo, no âmbito de cada apólice localmente emitida por uma seguradora no Brasil com a qual a Companhia é parte ou que oferece cobertura à Companhia ou diretor ou executivo da Companhia.	(d) The Company has paid all premiums due, and has otherwise performed all of its material obligations which were required to be performed prior to the date hereof, under each locally admitted policy issued by an insurer in Brazil to which the Company is a party or that provides coverage to the Company or director or officer thereof.

ARTIGO IV DECLARAÇÕES E GARANTIAS DA SCOPUS INDUSTRIAL E SCOPUS	ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SCOPUS INDUSTRIAL AND SCOPUS

Exceto conforme estabelecido na carta de divulgação entregue pela Scopus Industrial para a NCR concomitantemente com a assinatura e entrega deste Acordo (carta de divulgação esta que lista todos os itens que se exige que sejam listados pelas várias seções	Except as set forth in the disclosure letter delivered by Scopus Industrial to NCR concurrently with the execution and delivery of this Agreement (which disclosure letter lists those items required to be listed by the various sections of this Agreement, and sets

deste Acordo, e que prevê exceções a, e tem a intenção de qualificar, as declarações, garantias e outros acordos feitos pela Scopus e pela Scopus Industrial neste Artigo IV e em outras ocasiões deste Acordo (mas que não deverão expandir, de qualquer forma, o escopo ou efeito de quaisquer tais declarações, garantias e outros acordos)) (a “Carta de Divulgação da Scopus Industrial”), a partir da presente data, a Scopus Industrial e a Scopus declaram e garantem à NCR conforme previsto abaixo. Assuntos publicados em conformidade com uma seção da Carta de Divulgação da Scopus Industrial serão considerados divulgados com relação a qualquer outra seção do presente Acordo ou da Carta de Divulgação da Scopus Industrial na medida em que seja facilmente perceptível na Carta de Divulgação da Scopus Industrial que as questões nela divulgadas são aplicáveis a outra respectiva seção.	forth exceptions to, and is intended to qualify, the representations, warranties and other agreements made by Scopus and Scopus Industrial in Article IV hereof and elsewhere in this Agreement (but shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or other agreements)) (the “Scopus Industrial Disclosure Letter”), as of the date hereof, Scopus Industrial and Scopus hereby represent and warrant to NCR as set forth below. Matters disclosed pursuant to one section of the Scopus Industrial Disclosure Letter shall be deemed disclosed with respect to any other section of this Agreement or the Scopus Industrial Disclosure Letter to the extent it is readily apparent on the face of the Scopus Industrial Disclosure Letter that the matters so disclosed are applicable to such other section.

SEÇÃO 4.1 Organização da Scopus Industrial e Scopus. Scopus Industrial é uma sociedade por ações e Scopus é uma sociedade empresária limitada devidamente constituídas e validamente existentes sob as Leis da República Federativa do Brasil.	SECTION 4.1 Due Organization of Scopus Industrial and Scopus. Scopus Industrial is a corporation (sociedade por ações) and Scopus is a limited liability company (sociedade empresária limitada), duly organized and validly existing under the laws of the Federal Republic of Brazil.

SEÇÃO 4.2 Autorização; Não-contravenção. (a) Scopus Industrial e Scopus têm o poder e a autoridade societários necessários e tem tomado todas as medidas societárias e outras medidas necessárias para assinar e formalizar este Acordo e todos os outros instrumentos e acordos a serem formalizados pela Scopus Industrial ou Scopus como contemplados neste Acordo, para executar suas obrigações contratuais de acordo com este Acordo e para consumar as transações contempladas por este Acordo. A assinatura, entrega e desempenho pela Scopus Industrial e pela Scopus deste Acordo e de todos os outros instrumentos e acordos a serem entregues pela Scopus Industrial ou Scopus conforme descritos neste Acordo, a consumação pela Scopus Industrial ou Scopus das transações contempladas por este meio e o desempenho de suas obrigações descritas neste Acordo foram, e no caso de documentos que deverão ser entregues no Fechamento serão, devidamente autorizados e aprovados por todas as medidas societárias necessárias da Scopus Industrial e Scopus. Este Acordo foi, e todos os outros instrumentos e acordos a serem assinados e entregues pela Scopus Industrial e Scopus conforme aqui descritos serão, devidamente assinados e entregues pela Scopus Industrial e Scopus. Assumindo que este Acordo constitui uma obrigação válida e vinculante da NCR e de cada outra Pessoa (que não a Scopus) que seja parte,	SECTION 4.2 Authorization; Noncontravention. (a) Scopus Industrial and Scopus have the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Scopus Industrial or Scopus as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Scopus Industrial and Scopus of this Agreement and all other instruments and agreements to be delivered by Scopus Industrial or Scopus as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been, and in the case of documents required to be delivered at Closing will be, duly authorized and approved by all necessary corporate action of Scopus Industrial and Scopus. This Agreement has been, and all other instruments and agreements to be executed and delivered by Scopus Industrial and Scopus as contemplated hereby will be, duly executed and delivered by Scopus Industrial and Scopus. Assuming that this Agreement constitutes a valid and binding obligations of NCR and each other Person (other than Scopus) party thereto, this Agreement constitutes a

este Acordo constitui uma obrigação válida e vinculante da Scopus Industrial e da Scopus, executável contra estes, em conformidade com seus termos, exceto se essa execução for limitada por falência, insolvência, reorganização, moratória ou outras Leis semelhantes aplicáveis que afetem a execução dos direitos dos credores em geral, e por princípios gerais equitativos. Assumindo que todos os outros instrumentos e acordos a serem entregues pela Scopus Industrial e pela Scopus conforme aqui descritos constituem obrigações válidas e vinculantes da NCR e cada outra Pessoa conforme aplicável (que não a Scopus), esses instrumentos e acordos constituem obrigações válidas e vinculantes da Scopus Industrial e da Scopus executáveis contra estas, em conformidade com seus termos, exceto quando essa execução puder ser limitada por falência, insolvência, reorganização, moratória ou outras Leis semelhantes aplicáveis que afetem a execução dos direitos dos credores em geral e por princípios gerais de equidade.	valid and binding obligations of Scopus Industrial and Scopus, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. Assuming that all other instruments and agreements to be delivered by Scopus Industrial and Scopus as contemplated hereby constitute valid and binding obligations of NCR and each other Person (other than Scopus) party thereto, such instruments and agreements will constitute valid and binding obligations of Scopus Industrial and Scopus enforceable against them in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) A assinatura e formalização deste Acordo e de todos os outros instrumentos e acordos a serem entregues pela Scopus Industrial e pela Scopus conforme aqui contemplados não deverá, e a consumação das transações contempladas por este meio não deverá, (i) entrar em conflito com qualquer das disposições do contrato social da Scopus Industrial e da Scopus, alterados para a data deste Acordo, (ii) entrar em conflito com ou resultar em violação de, ou constituir inadimplência, ou resultar na aceleração de qualquer obrigação ou perda de benefícios sob, qualquer Contrato material ou outro instrumento do qual a Scopus Industrial ou a Scopus sejam parte ou ao qual a Scopus Industrial ou a Scopus ou qualquer de suas propriedades ou ativos são vinculados ou (iii) sujeito aos requisitos aplicáveis de quaisquer Leis Antitruste, violar qualquer Lei ou qualquer Ordem aplicáveis à Scopus Industrial ou à Scopus ou pelas quais qualquer de suas propriedades ou ativos estejam vinculados, salvo no caso dos itens (ii) e (iii) acima, tais conflitos, violações, inadimplência, consentimentos, aprovações, autorizações, declarações, registros ou avisos que não venham previsivelmente a causar, individualmente ou em conjunto, um efeito material adverso sobre a capacidade da Scopus Industrial ou da Scopus de consumar as transações contempladas por este instrumento e de executar suas obrigações contratuais aqui contempladas.	(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Scopus Industrial and Scopus as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the articles of association (contrato social) of Scopus Industrial and Scopus, as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Scopus Industrial or Scopus are a party or by which Scopus Industrial or Scopus or any of their properties or assets are bound or (iii) subject to the applicable requirements of any applicable Antitrust Laws, contravene any Law or any Order applicable to Scopus Industrial or Scopus or by which any of their properties or assets are bound, except in the case of clauses (ii) and (iii) above, such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Scopus Industrial or Scopus to consummate the transactions contemplated hereby and to perform its obligations hereunder and under the other agreements contemplated hereby.

SEÇÃO 4.3 Consentimentos e Aprovações. Assumindo que todas as Declarações Antitruste necessárias foram realizadas e que todos os respectivos	SECTION 4.3 Consents and Approvals. Assuming all required Antitrust Filings are made and any waiting periods thereunder have been terminated or expired,

períodos de espera foram encerrados ou expirados, nenhum consentimento ou declaração a qualquer Entidade Governamental ou qualquer outra Pessoa deve ser obtido ou feito juntamente com a assinatura e formalização do presente Acordo pela Scopus Industrial ou pela Scopus, ou a consumação por estas das transações contempladas por este Acordo, salvo quaisquer consentimentos, aprovações, autorizações ou registros, que foram obtidos ou feitos ou, se não obtidos ou feitos, que não venham a ter, previsivelmente, individualmente ou em conjunto, um efeito material adverso sobre a capacidade da Scopus Industrial ou da Scopus para consumar as transações aqui contempladas e realizar suas obrigações previstas no presente instrumento e em outros acordos por este instrumento previstos.	no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Scopus Industrial or Scopus or the consummation by them of the transactions contemplated by this Agreement, except for any consents, approvals, authorizations or filings, which have been obtained or made or, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Scopus Industrial or Scopus to consummate the transactions contemplated hereby and to perform their obligations hereunder and under the other agreements contemplated hereby.

SEÇÃO 4.4 Financiamento. Na Data do Fechamento, a Scopus Industrial terá fundos suficientes disponíveis (através de contratos de crédito existentes ou de outra forma) para habilitá-la a consumar a compra das Ações e as outras transações contempladas por este Acordo.	SECTION 4.4 Financing. On the Closing Date Scopus Industrial will have sufficient funds available (through existing credit agreements or otherwise) to enable it to consummate the purchase of the Shares and the other transactions contemplated by this Agreement.

SEÇÃO 4.5 Capitalização. O capital social emitido e em circulação da Scopus Industrial consiste em mil Reais (R$1.000,00), dividido em mil (1.000) ações. A titularidade, a partir da presente data, de todas as ações em circulação da Scopus Industrial está prevista na Seção 4.5 da Carta de Divulgação da Scopus Industrial.	SECTION 4.5 Capitalization. The issued and outstanding capital stock of Scopus Industrial consists of one thousand Reais (R$1,000.00) divided into one thousand shares. The ownership, as of the date hereof, of all of the outstanding capital stock of Scopus Industrial is as set forth in Section 4.5 of the Scopus Industrial Disclosure Letter.

SEÇÃO 4.6 Ausência de Contencioso Material. Exceto conforme estabelecido na Seção 4.6 da Carta de Divulgação da Scopus Industrial, não há qualquer pendência, ou, do Conhecimento da Scopus Industrial ou da Scopus, ameaça de litígio, ação, disputa, processo legal ou de equidade, ou qualquer arbitragem ou qualquer outro processo administrativo ou, do Conhecimento da Scopus Industrial ou Scopus, investigação por, ante ou contra qualquer Entidade Governamental ou qualquer outra Pessoa, contra ou que afetem a Scopus Industrial, Scopus ou suas propriedades, ativos ou direitos que tenham tido ou poderiam razoavelmente vir a ter, individualmente ou em conjunto, um efeito material adverso sobre a capacidade da Scopus Industrial ou da Scopus para consumar as transações contempladas por este Acordo e para executar suas demais obrigações contratuais aqui contempladas.	SECTION 4.6 No Material Litigation. Except as set forth in Section 4.6 of the Scopus Industrial Disclosure Letter, there is no pending or, to the knowledge of Scopus Industrial or Scopus, threatened litigation, action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding or, to the knowledge of Scopus Industrial or Scopus, investigation by, before or against any Governmental Entity or any other Person, against or affecting Scopus Industrial, Scopus or their properties, assets or rights which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Scopus Industrial or Scopus to consummate the transactions contemplated hereby and to perform its obligations hereunder and under the other agreements contemplated hereby.

SEÇÃO 4.7 Demonstrações Financeiras. A Seção 4.7 da Carta de Divulgação da Scopus Industrial	SECTION 4.7 Financial Statements. Section 4.7 of the Scopus Industrial Disclosure Letter sets forth true and

apresenta cópias verdadeiras e completas (i) dos balanços patrimoniais da Scopus e da Scopus Industrial para cada um dos dois exercícios fiscais encerrados em 31 de dezembro de 2010 e 31 de dezembro de 2009, e as respectivas demonstrações de resultado, demonstrações de fluxo de caixa, demonstrações das origens e aplicações de recursos, e mutações das demonstrações do patrimônio líquido para cada exercício fiscal, e (ii) dos balancetes da Scopus e da Scopus Industrial em 30 de junho de 2011, pelos 6 (seis) meses findos naquela data. As demonstrações financeiras acima referidas, incluindo as respectivas notas de rodapé, exceto quando especificado, e no caso de demonstrações financeiras provisórias, exceto pela ausência de notas explicativas e sujeitas a ajustes de auditoria normal de fim de ano (que não irão resultar em uma alteração material), (A) apresentam, em todos os aspectos relevantes, a situação financeira consolidada e resultados de operações da Scopus e da Scopus Industrial a partir da data das mesmas e para os períodos abrangidos, (B) foram preparadas de acordo com o GAAP do Brasil (nas respectivas datas de tais demonstrações financeiras) aplicado numa base consistente com as práticas do passado da Scopus e da Scopus Industrial e (C) incluem todos os ajustes que são necessários para uma apresentação, em todos os aspectos materialmente relevantes, da situação financeira consolidada da Scopus e da Scopus Industrial e os resultados das operações da Scopus e da Scopus Industrial a partir da data do mesmo e para os referidos períodos.	complete copies of (i) the balance sheets of Scopus and Scopus Industrial for each of the two fiscal years ended as of December 31, 2010 and December 31, 2009, and the related statements of income (demonstrações de resultado), cash flows (demonstrações de fluxo de caixa), changes in financial position (demonstrações das origens e aplicações de recursos) and changes in quotaholders’ equity (demonstrações das mutações do patrimônio liquido) for each such fiscal years, and (ii) the interim unaudited accounts (balancete) of Scopus and Scopus Industrial as at June 30, 2011, for the six months then ended. The financial statements referred to above, including the footnotes thereto, except as described therein, and in the case of interim financial statements, except for the absence of notes thereto and subject to normal year-end audit adjustments (which will not result in a material change thereto), (A) present, in all material respects, the consolidated financial condition and results of operations of Scopus and Scopus Industrial as of the dates thereof and for the periods covered thereby, (B) have been prepared in accordance with Brazilian GAAP (as of the respective dates of such Financial Statements) applied on a basis consistent with the past practices of Scopus and Scopus Industrial and (C) include all adjustments that are necessary for a presentation, in all material respects, of the consolidated financial condition of Scopus and Scopus Industrial and the results of operations of Scopus and Scopus Industrial as of the dates thereof and for the periods covered thereby.

SEÇÃO 4.8 Cumprimento de Leis.	SECTION 4.8 Compliance with Laws.

(a) A Scopus Industrial e a Scopus estão atualmente conduzindo, e têm em todos os tempos conduzido, sob todos os aspectos materiais, suas operações em conformidade com todas as Leis e Ordens aplicáveis à Scopus Industrial e à Scopus, incluindo as Leis relacionadas a lavagem de dinheiro e anticorrupção que são aplicáveis à Scopus Industrial e à Scopus. A Scopus Industrial e a Scopus não receberam qualquer notificação por escrito de que qualquer violação do exposto acima está sendo alegada.	(a) Scopus Industrial and Scopus are currently conducting, and has at all times conducted, in all material respects, its operations in compliance with all Laws and Orders applicable to Scopus Industrial and Scopus, including Laws related to anti-money laundering and anti-corruption that are applicable to Scopus Industrial and Scopus. Scopus Industrial and Scopus have not received any written notice that any material violation of the foregoing is being alleged.

(b) Nem a Scopus Industrial, nem a Scopus nem, de conhecimento da Scopus Industrial ou Scopus, seus empregados e Representantes têm (i) realizado, pago ou recebido qualquer suborno, propina ou outros pagamentos similares para ou de qualquer Pessoa (incluindo qualquer cliente ou fornecedor) ou Entidade Governamental para os quais a Lei aplicável impõe uma penalidade, (ii) realizado ou pago quaisquer	(b) Neither Scopus Industrial nor Scopus nor, to the knowledge of Scopus Industrial or Scopus, its officers, managers, employees and Representatives, have (i) made, paid or received any bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Entity for which applicable Law imposes a penalty, (ii) made or paid any contributions, directly or indirectly, to a contribuições, direta ou indiretamente, a um partido político ou candidato, ou (iii) dado, oferecido, acordado ou prometido dar, ou autorizado a doação direta ou indireta, de qualquer dinheiro ou outra coisa de valor a qualquer um como um incentivo ou recompensa, em relação a ações favoráveis ou tolerância de ações ou o exercício de influência.

political party or candidate, or (iii) given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

ARTIGO V COMPROMISSOS	ARTICLE V COVENANTS

SEÇÃO 5.1 Acesso a Informações sobre Propriedades e Registros. (a) Durante o período com início na data deste Acordo e término no mais precoce entre a Data do Fechamento ou a rescisão ou resilição deste Acordo em conformidade com os seus termos, a NCR deverá fornecer, e deverá fazer com que a Companhia forneça, com razoável aviso prévio e durante o horário comercial, nos limites permitidos pelas Leis e Contratos aplicáveis, e sujeita às restrições impostas periodicamente mediante parecer do advogado para efeitos de cumprimento da lei de direito à privacidade e antitruste, à Scopus Industrial, e a cada um de seus Representantes, acesso pleno aos Representantes, propriedades, livros e registros da Companhia, na medida em que a Scopus Industrial julgar razoavelmente necessário ou aconselhável para se familiarizar com tais propriedades e outros assuntos, e, durante tal período, a NCR deverá fornecer prontamente à Scopus Industrial todos os dados financeiros e operacionais, assim como qualquer outra informação sobre os negócios, propriedades e funcionários da Companhia, que a Scopus Industrial venha a justificadamente solicitar; desde que tal acesso não venha a perturbar injustificadamente o funcionamento da Companhia.	SECTION 5.1 Access to Information Concerning Properties and Records. (a) During the period beginning on the date of this Agreement and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, NCR shall, and shall cause the Company to, upon reasonable prior notice and during regular business hours, to the extent permitted by applicable Law and Contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel for antitrust and privacy law compliance purposes, afford Scopus Industrial, and each of its Representatives, full access to the Representatives, properties, books and records of the Company to the extent Scopus Industrial reasonably believes necessary or advisable to familiarize itself with such properties and other matters and, during such period, NCR shall furnish promptly to Scopus Industrial all financial and operating data and other information concerning the Company’s businesses, properties and personnel as Scopus Industrial may reasonably request; provided, that such access shall not unreasonably disrupt the operations of the Company.

(b) A Scopus Industrial, a Scopus, a NCR e seus Representantes deverão tratar todas as informações não-públicas obtidas em conexão com este Acordo e das transações previstas neste Acordo como confidenciais, em conformidade com os termos do Acordo Mútuo de Confidencialidade entre a NCR e a Scopus, datado de 3 de dezembro de 2010 (o “NDA”). Os termos do NDA são incorporados pelo presente Acordo mediante remissão e permanecerão plenamente em vigor até o Fechamento, ocasião esta em que o NDA deixará de vigorar. Se este Acordo for, por qualquer razão, terminado anteriormente à data do Fechamento, o NDA permanecerá plenamente em vigor e efeito, em conformidade com os seus termos.	(b) Scopus Industrial, Scopus, NCR and their Representatives shall treat all non-public information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Mutual Non-Disclosure Agreement between NCR and Scopus, dated December 3, 2010 (the “NDA”). The terms of the NDA are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such NDA shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the NDA shall continue in full force and effect in accordance with its terms.

SEÇÃO 5.2 Condução dos Negócios da Companhia	SECTION 5.2 Conduct of the Business of the Company

até a Data do Fechamento. (a) NCR concorda que, durante o período iniciado na data deste Acordo e com término na Data do Fechamento ou na rescisão, resilição ou término do prazo deste Acordo, em conformidade com os seus termos, salvo (i) o disposto em contrário por este Acordo, (ii) o exigido pela Lei ou Ordem aplicável, (iii) o estabelecido na Seção 5.2 da Carta de Divulgação da NCR, (iv) o contemplado pela Companhia no orçamento de 2011, ou (v) o consentido pela Scopus Industrial por escrito (tal conteúdo não devendo ser injustificadamente recusado, condicionado ou atrasado), deverá (A) fazer com que a Companhia (1) conduza suas operações (incluindo suas práticas de gestão de verbas e capital de giro) unicamente no curso normal dos negócios, coerente com as práticas anteriores, e (2) use de esforços comercialmente viáveis para manter intactos a sua organização comercial, manter disponíveis os serviços de seus diretores e empregados e manter um relacionamento satisfatório com licenciantes, fornecedores, distribuidores, clientes e todos aqueles com os quais tenham relações comerciais; desde que nenhuma ação do tipo permitido pelos termos ou exceções expressos em qualquer disposição desta Seção 5.2 (incluindo os itens (1) ao (21) abaixo) seja considerada uma quebra de tal disposição específica, salvo se tal ação constituísse uma quebra de tal disposição específica, e (B) fazer com que a Companhia não:	Pending the Closing Date. (a) NCR agrees that during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as (i) otherwise expressly contemplated by this Agreement, (ii) required by applicable Law or Order, (iii) set forth in Section 5.2 of the NCR Disclosure Letter, (iv) may be contemplated by the Company’s budget for 2011 or (v) consented to by Scopus Industrial in writing (such consent not to be unreasonably withheld, conditioned or delayed), it shall (A) cause the Company to (1) conduct its operations (including its working capital and cash management practices) only in the ordinary course of business consistent with past practice, and (2) use its commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them; provided, however, that no action of the type permitted by the express terms or exceptions in any provision of this Section 5.2 (including subparagraphs (1) through (21) below) shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision, and (B) cause the Company not to:

(1) altere ou reafirme seu Contrato Social, salvo para a alteração exigida para fins de transformar a Companhia em uma Sociedade por Ações antes da Data do Fechamento, conforme o disposto na Seção 6.2(c) abaixo;	(1) amend or restate its articles of association, except for the amendment required for purposes of transforming the Company in to a corporation (sociedade por ações) prior to the Closing Date, as per the provisions of Section 6.2(c) below;

(2) autorize para emissão, emita, venda ou entregue (A) qualquer capital social da Companhia ou outro título ou direito de voto na mesma, ou (B) quaisquer títulos conversíveis em, passíveis de troca por, ou que evidenciem o direito de subscrição ou aquisição de quaisquer (1) quotas ou outras participações ou direitos de voto na Companhia, ou (2) títulos conversíveis em, passíveis de troca por, ou que evidenciem o direito de subscrição ou aquisição de quotas de capital social da Companhia ou outro direito de voto na Companhia, incluindo direitos, garantias ou opções;	(2) authorize for issuance, issue, sell or deliver (A) any capital stock of, or other equity or voting interest in, the Company or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (1) quotas or other equity or voting interest in, the Company, or (2) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, quotas of the capital stock of or other equity or voting interest in the Company including rights, warrants or options;

(3) declare, pague ou reserve qualquer dividendo ou faça qualquer distribuição no que se refere a, ou divida, combine, resgate, compre ou adquira de qualquer outro modo quotas de capital social da Companhia, ou outro título ou direito de voto na	(3) declare, pay or set aside any dividend or make any distribution with respect to, or split, combine, redeem, purchase or otherwise acquire, directly or indirectly, any quotas of capital stock or other equity or voting interest in the Company, or make any other

Companhia, ou faça qualquer outra alteração na estrutura de capital da Companhia;	change in the capital structure of the Company;

(4) aumente a remuneração a ser paga (incluindo pagamentos, salários, remuneração, bônus, incentivos, remuneração diferida, participação nos lucros, pensão ou qualquer outra remuneração ou benefícios) ou que venha a ser paga a qualquer diretor, gerente, empregado ou agente atual ou antigo da Companhia, salvo (A) os aumentos que se fizerem necessários em conformidade com os termos de qualquer Plano de Benefícios dos Empregados estabelecidos na Seção 3.12(a) da Carta de Divulgação da NCR, (B) os aumentos exigidos nos termos de qualquer contrato individual de trabalho ou acordo de negociação coletiva estabelecidos na Seção 3.13(b) da Carta de Divulgação da NCR, e (C) os aumentos salariais feitos no curso normal dos negócios não ultrapassando R$ 75,000.00 por ano para qualquer indivíduo ou R$ 500.000,00 no montante total;	(4) increase the compensation payable (including wages, salaries, compensation, bonuses, incentives, deferred compensation, profit sharing, pension or any other remuneration or benefits) or to become payable to any current or former officer, manager, employee or agent of the Company except for (A) such increases that are required in accordance with the terms of any Employee Benefit Plan set forth in Section 3.12(a) of the NCR Disclosure Letter, (B) such increases as are required pursuant to the terms of any individual employment agreement or collective bargaining agreement set forth in Section 3.13(b) of the NCR Disclosure Letter, and (C) salary increases made in the ordinary course of business not exceeding R$ 75,000 per annum for any individual or R$ 500,000 in the aggregate;

(5) faça qualquer pagamento, distribuição ou acordo de bônus, participação nos lucros, pensão, aposentadoria ou seguro com qualquer diretor, gerente ou empregado, com exceção feita aos (i) pagamentos que já foram acordados antes desta data ou são necessários pelos termos de qualquer Plano de Benefícios dos Empregados estabelecidos na Seção 3.12(a) da Carta de Divulgação da NCR ou são necessários nos termos de qualquer contrato individual de trabalho ou acordo de negociação coletiva estabelecidos na Seção 3.12 da Carta de Divulgação da NCR; ou (ii) pagamentos, distribuições ou diligências não excedentes a R$50.000,00 por ano, individualmente, ou R$200.000,00 no montante total.	(5) make any bonus, profit sharing, pension, retirement or insurance or benefit payment, distribution or arrangement to or with any officer, manager or employee except for (i) payments that were already accrued prior to the date hereof or are required by the terms of any Employee Benefit Plan set forth in Section 3.12(a) of the NCR Disclosure Letter or are required pursuant to the terms of any individual employment agreement or collective bargaining agreement set forth in Section 3.12 of the NCR Disclosure Letter, or (ii) for payments, distributions or arrangements not exceeding R$50,000 per annum for any individual or R$200,000 in the aggregate;

(6) adote, firme, altere ou encerre qualquer Plano de Benefícios dos Empregados ou qualquer negociação, remuneração ou outro plano, acordo, fundo, ou política coletiva para o benefício de quaisquer diretores, gerentes ou empregados;	(6) establish, adopt, enter into, amend or terminate any Employee Benefit Plan or any collective bargaining, compensation or other plan, agreement, fund, policy or arrangement for the benefit of any officers, managers or employees;

(7) além do curso normal dos negócios, consistente com as práticas passadas, (A) firme qualquer Contrato que, se celebrado antes desta data seria necessário estar estabelecido na Seção 3.21(a) da Carta de Divulgação da NCR ou comprometer-se ou concordar (seja ou não tal Contrato, compromisso ou acordo juridicamente vinculante) em firmar qualquer Contrato desta natureza, ou (B) altere materialmente ou encerre qualquer Contrato Material ou qualquer Locação de Imóvel;	(7) other than in the ordinary course of business consistent with past practice, (A) enter into any Contract which, if entered into prior to the date hereof would be required to be set forth in Section 3.21(a) of the NCR Disclosure Letter or commit or agree (whether or not such Contract, commitment or agreement is legally binding) to enter into any such Contract, or (B) materially amend or terminate any Material Contract or any Real Property Lease;

(8) permita que quaisquer dos seus ativos sejam	(8) permit any of its assets to be subject to any

sujeitos a qualquer Gravame (exceto Gravames Permitidos) não divulgada na Carta de Divulgação da NCR;	Lien (other than Permitted Liens) not already disclosed in the NCR Disclosure Letter;

(9) venda, transfira, loque, subloque, licencie ou de qualquer outro modo disponha de quaisquer ativos materiais ou propriedades, exceto (A) para vendas de inventário no curso normal dos negócios, compatíveis com as práticas anteriores, (B) para locações ou licenças não-exclusivas acordadas no curso normal dos negócios compatíveis com as práticas anteriores, e (C) em conformidade com acordos existentes em vigor antes da assinatura do presente Acordo;

(9) sell, transfer, lease, sublease, license or otherwise dispose of any material assets or properties except for (A) sales of in ventory in the ordinary course of business consistent with past practice, (B) non-exclusive leases or licenses entered into in the ordinary course of business consistent with past practice, and (C) pursuant to existing agreements in effect prior to the execution of this Agreement;

(10) adquira qualquer negócio, linha de negócio ou Pessoa por fusão ou consolidação, compra de substancialmente todos ativos ou investimentos de capital próprio, ou por qualquer outra forma, em uma única transação ou uma série de transações relacionadas, ou firme qualquer Contrato, Carta de Intenções ou acordo similar (seja ou não exequível) em relação ao disposto acima;	(10) acquire any business, line of business or Person by merger or consolidation, purchase of substantially all assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(11) (A) faça qualquer despesa de capital (que não seja consistente com o orçamento de 2011 da Companhia previamente disponibilizados para a Scopus) ou compromisso, ou firme qualquer locação operacional superior a R$375.000,00, individualmente, ou R$1.875.000,00, no montante total; (B) adquira quaisquer bens ou propriedades (exceto inventário no curso normal dos negócios, compatível com a prática) acima de R$375.000,00, individualmente, ou R$1.875.000,00, no montante total, ou (C) firme qualquer Contrato, carta de intenções ou acordo semelhante (seja ou não exeqüível) em relação ao disposto acima;	(11) (A) make any capital expenditure (other than consistent with the Company’s budget for 2011) or commitment therefor or enter into any operating lease in excess of R$375,000 individually or R$1,875,000 in the aggregate (B) acquire any assets or properties (other than inventory in the ordinary course of business consistent with practice) in excess of R$375,000 individually or R$1,875,000 in the aggregate, or (C) enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(12) aumente ou reduza (ou deixe de aumentar ou reduzir, de acordo com os padrões aplicáveis do GAAP do Brasil e em consonância com as práticas anteriores) o valor de um ativo material, ou reavalie qualquer ativo material;	(12) write down or write up (or fail to write down or write up, in accordance with applicable standards of Brazilian GAAP and consistent with past practices) the value of any material asset or revalue any material asset;

(13) exceto conforme exigido pelo GAAP do Brasil ou uma Entidade Governamental, faça qualquer mudança em qualquer método de contabilidade, prática contábil, ou prática de auditoria;	(13) except as required by Brazilian GAAP or a Governmental Entity, make any change in any method of accounting, accounting practice or auditing practice;

(14) mude, realize ou revogue qualquer eleição Tributária material ou liquide e/ou comprometa qualquer passivo tributário; altere qualquer método material de contabilidade relativo a Tributos (exceto se exigido pelo GAAP do Brasil ou uma Entidade Governamental); prepare qualquer declaração fiscal de	(14) change, make or revoke any material Tax election or settle and/or compromise any material Tax liability; change any material method of accounting with respect to Taxes (except as may be required by Brazilian GAAP or a Governmental Entity); prepare any Returns in a manner which is inconsistent in any maneira que seja inconsistente em qualquer aspecto material com as práticas anteriores da Companhia no que diz respeito ao tratamento de itens em tais declarações; incorra em qualquer responsabilidade material decorrente de Tributos para além do curso normal dos negócios, ou apresente uma Declaração materialmente alterada ou um pedido de restituição material de Tributos com respeito à renda, às operações ou à propriedade da Companhia; firme ou materialmente altere qualquer Contrato com uma Entidade Governamental relativo a Tributos, ou rea lize qualquer prorrogação ou dispensa de restrições no lançamento ou cobrança de qualquer Imposto;

material respect with the past practices of the Company with respect to the treatment of items on such Returns; incur any material liability for Taxes other than in the ordinary course of business, or file a materially amended Return or a claim for a material refund of Taxes with respect to the income, operations or property of the Company; enter into or materially amend any Contract with a Governmental Entity relating to Taxes, or execute any extension or waiver of restrictions on the assessment or collection of any Tax;

(15) pague, quite, liquide ou satisfaça quaisquer ações, Passivos, inclusive com relação a qualquer dos pontos previstos na Seção 3.11 da Carta de Divulgação da NCR que não sejam (A) pagamentos, quitações, transações ou satisfações no curso normal dos negócios e consistentes com a prática anterior de Passivos refletidos ou inscritos em reserva nas Demonstrações Financeiras; e (B) pagamentos, quitações, transações ou satisfações não excedentes a R$50.000,00, individualmente, ou R$250.000,00, no montante total;	(15) pay, discharge, settle or satisfy any actions, Liabilities, including with respect to any of the matters set forth in Section 3.11 of the NCR Disclosure Letter other than (A) payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements, and (B) payments, discharges, settlements or satisfactions not exceeding R$50,000, individually, or R$250,000, in the aggregate;

(16) incorra, assuma, garanta ou modifique qualquer Endividamento;	(16) incur, assume, guarantee or modify any Indebtedness;

(17) realize qualquer empréstimo, adiantamento ou contribuição de capital para, ou investimentos em, qualquer outra Pessoa (que não adiantamentos de despesas de viagem ou similares a seus empregados no curso normal dos negócios consistente com as práticas anteriores);	(17) make any loans, advances or capital contributions to, or investments in, any other Person (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice);

(18) faça qualquer contribuição a qualquer partido político, candidato político ou qualquer funcionário de uma Entidade Governamental;	(18) make any contributions to any political party, political candidate or any official of a Government Entity;

(19) tome parte em qualquer prática de negócio que seja proibida ou prevista como conduta criminal sob as Leis do Brasil, o que inclui (a título de exemplo) crimes definidos sob a Lei Brasileira como “prevaricação,” “peita” ou “suborno,” “concussão,” “peculato,” “contra a economia popular,” “contra a ordem tributária,” crimes contra o meio ambiente e crimes que, mediante condenação, proibiriam acesso a cargos públicos ou a administração de companhias abertas;	(19) engage in business practices that are prohibited or proscribed as criminal under Brazilian Law, which includes (by way of example) crimes defined under Brazilian Law as “prevaricação,” “peita” or “suborno,” “concussão,” “peculato,” “contra a economia popular,” “contra a ordem tributária,” crimes against the environment, and crimes that would, upon conviction, forbid access to public positions or to management of publicly-traded companies.;

(20) realize qualquer ação que viole as Leis anti-lavagem de dinheiro e anticorrupção aplicáveis, ou dê, ofereça, concorde ou prometa dar, ou autorize a doação direta ou indiretamente, de qualquer dinheiro ou outra coisa de valor a alguém como um incentivo ou	(20) take any action that would violate applicable anti-money laundering and anti-corruption Laws or otherwise give, offer, agree or promise to give, or authorize the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or

recompensa para uma ação favorável ou tolerância para com uma ação ou o exercício de influência; e	reward for favorable action or forbearance from action or the exercise of influence; and

(21) planeje, anuncie, implante ou efetue qualquer redução em pessoal, demissão, programa de aposentadoria antecipada, programa de demissão ou outro programa ou esforço de rescisão ou resilição do vínculo laboral dos empregados da Companhia (exceto rescisões ou resilições de contrato de trabalho rotineiras).	(21) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (other than routine employee terminations).

(b) A NCR se certificará que a NCR Manaus tenha todas as apólices de seguro presentemente mantidas com relação à Companhia e seus respectivos ativos e propriedades, ou substituições ou renovações adequados, em pleno vigor e efeito até o término dos negócios na Data do Fechamento.	(b) NCR shall cause NCR Manaus to keep all insurance policies currently maintained with respect to the Company and their respective assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

SEÇÃO 5.3 Esforços Comercialmente Razoáveis; Declarações Antitruste; Consentimentos.

(a) Sujeitas aos termos e condições contidos nesta Seção 5.3, as Partes devem, e a NCR deve fazer com que a Companhia também o faça, cooperar e utilizar de seus respectivos esforços comercialmente razoáveis para tomar, ou fazer com que sejam tomadas, todas as medidas adequadas, e para fazer, ou garantir que sejam feitas, todas as notificações necessárias, adequadas ou aconselháveis sob as Leis aplicáveis para consumar e tornar eficazes as operações contempladas no presente Acordo, incluindo os seus respectivos esforços comercialmente razoáveis para obter, antes da Data do Fechamento, todas as Autorizações, consentimentos, aprovações, autorizações, qualificações e Ordens de Entidades Governamentais e partes em Contratos com a Companhia que forem necessários para a consumação das transações contempladas pelo presente Acordo e para cumprir as condições para a consumação das transações contempladas por este meio estabelecidas na Seção 6.1(c) e Seção 6.3; desde que nenhum Endividamento de dinheiro emprestado seja reembolsado, exceto se exigido nos termos do contrato de empréstimo aplicável, e nenhum Contrato Material deverá ser alterado para aumentar o montante a pagar pela Companhia a esse título ou de outra forma para ser substancialmente mais oneroso para a Companhia, com o objetivo de obter tal consentimento, aprovação ou autorização, sem antes obter a aprovação por escrito da Scopus Industrial, para não ser indevidamente protelada, condicionada ou retida.

SECTION 5.3 Commercially Reasonable Efforts; Antitrust Filings; Consents.

(a) Subject to the terms and conditions contained in this Section 5.3, the Parties shall, and NCR shall cause the Company to, cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to Contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.1(c) and Section 6.3; provided, that no Indebtedness for borrowed money shall be repaid, except as otherwise required pursuant to the terms of the applicable loan agreement, and no Material Contract shall be amended to increase the amount payable by the Company thereunder or otherwise to be materially more burdensome to the Company, to obtain any such consent, approval or authorization, without first obtaining the written approval of Scopus Industrial, not to be unreasonably delayed, conditioned or withheld.

(b) As Partes deverão realizar os seus respectivos esforços comercialmente razoáveis para prontamente notificar ou fazer com que sejam notificados, no prazo	(b) The Parties shall use their respective commercially reasonable efforts to promptly file or cause to be filed, within fifteen (15) Business Days from

de 15 (quinze) Dias Úteis a partir desta data, todos as notificações exigidas pelas Leis Antitruste que as Partes razoavelmente determinarem de boa-fé serem necessárias ou apropriadas para consumar as transações contempladas por este Acordo (coletivamente, as “Declarações Antitruste”), deverão consultar e cooperar uma com a outra na preparação de tais notificações, e deverão informar prontamente umas às outras sobre qualquer comunicação material recebida de qualquer Autoridade Antitruste a respeito das transações contempladas por este Acordo. A Scopus Industrial deverá revisar e discutir com antecedência, e considerar de boa fé, os pontos de vista da NCR a respeito de qualquer proposta escrita ou comunicação oral material com qualquer Autoridade Antitruste. A Scopus Industrial e a NCR deverão partilhar em uma base de 50%-50% as taxas de notificação que devem ser pagas em relação a qualquer Declaração Antitruste. A Scopus Industrial e a NCR, cada uma, deverão arcar com os custos de seus respectivos advogados e consultores ligados às Declarações Antitruste.	the date hereof, all required filings under Antitrust Laws that the Parties reasonably determine in good faith to be necessary or appropriate to consummate the transactions contemplated by this Agreement (collectively, the “Antitrust Filings”), shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform each other of any material communication received from any Antitrust Authority regarding the transactions contemplated by this Agreement. Scopus Industrial shall review and discuss in advance, and consider in good faith the views of NCR in connection with any proposed written or material oral communication with any Antitrust Authority. Scopus Industrial and NCR shall share on a 50%-50% basis the filing fees required to be paid in connection with any Antitrust Filing. Each of Scopus Industrial and NCR shall bear the costs of its respective lawyers and consultants in connection with the Antitrust Filings.

(c) No caso de uma Autoridade Antitruste impor quaisquer restrições à consumação das transações contempladas por este Acordo, as Partes devem buscar de boa fé chegar a um acordo sobre ajustes ao presente Acordo e/ou às transações contempladas neste Acordo, sempre realizando os seus melhores esforços a fim de cumprir com a decisão da Autoridade Antitruste e completar as transações contempladas neste instrumento.	(c) In case an Antitrust Authority imposes any restrictions on the consummation of the transactions contemplated by this Agreement, the Parties shall seek in good faith to agree on adjustments to this Agreement and/or to the transactions contemplated herein, always exerting their best efforts in order to comply with the Antitrust Authority’s decision and complete the transactions contemplated hereby.

SEÇÃO 5.4 Anúncios Públicos. Tanto a NCR, de um lado, quanto a Scopus, de outro lado, deverão cada uma (a) consultar a outra antes de emitir qualquer comunicado de imprensa ou de outra forma fazer qualquer declaração pública com relação às transações contempladas por este Acordo, (b) fornecer à outra, para análise, uma cópia de qualquer comunicado de imprensa ou declaração pública e (c) não emitir qualquer comunicado de imprensa ou fazer qualquer declaração pública antes de tal consulta e revisão e do recebimento da autorização prévia da outra, a menos que exigido por Lei aplicável ou Ordem ou regulamentos de qualquer bolsa de valores aplicável, caso em que a Parte obrigada a fazer o comunicado ou declaração deverá, na medida do possível, conceder à NCR (se a outra Parte que deva realizar o comunicado ou a declaração for a Scopus ou a Scopus Industrial), ou Scopus e Scopus Industrial (se a parte que deva realizar o comunicado ou a declaração for a NCR), tempo suficiente para comentar sobre tal comunicado ou	SECTION 5.4 Public Announcements. NCR, on the one hand, and Scopus, on the other hand, shall each (a) consult with the other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other, unless required by applicable Law or Order or regulations of any applicable stock exchange, in which case the Party required to make the release or statement shall, to the extent practicable, allow NCR (if the Party required to make the release or statement is Scopus or Scopus Industrial), or Scopus and Scopus Industrial (if the Party required to make the release or statement is NCR), reasonable time to comment on such release or announcement in advance of such issuance.

declaração antes de sua publicação.

SEÇÃO 5.5 Notificação de Certas Questões. (a) Da presente data até a Data do Fechamento, a NCR notificará a Scopus Industrial, imediatamente após ser notificada sobre (i) qualquer ação material, processo, reivindicação ou procedimento ligado às transações contempladas por este Acordo, iniciados contra a NCR ou contra a Companhia; (ii) a ocorrência ou não ocorrência de qualquer fato ou evento que possa impedir que qualquer condição estabelecida no Artigo IV seja cumprida; (iii) a descoberta de qualquer fato ou circunstância que, ou a ocorrência ou não ocorrência de qualquer evento cuja ocorrência ou não ocorrência, para Conhecimento da NCR, pudesse levar qualquer declaração ou garantia feita pela NCR contida no presente Acordo (A) que é qualificada como materialidade ou Efeito Material Adverso (conforme for o caso), a ser falsa e (B) que não é assim qualificada, a ser falsa em qualquer aspecto material; (iv) qualquer aviso ou outra comunicação de qualquer Pessoa que alegue que o consentimento de tal Pessoa seja ou possa ser necessário no que diz respeito às transações contempladas por este Acordo; ou (v) a ocorrência ou não ocorrência de qualquer evento, circunstância, evolução, estado dos fatos, ocorrência ou mudança que possa, individualmente ou em conjunto, resultar em um Efeito Material Adverso.	SECTION 5.5 Notification of Certain Matters. (a) From the date hereof through the Closing Date, NCR shall notify Scopus Industrial, promptly after being notified of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced against NCR or against the Company, (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause, to NCR’s Knowledge, any representation or warranty made by NCR contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect (as the case may be) to be untrue and (B) that is not so qualified to be untrue in any material respect, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (v) the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence or change that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Scopus Industrial notificará a NCR, imediatamente após ser notificada sobre (i) qualquer ação material, processo, reivindicação ou procedimento ligado às transações contempladas por este Acordo, iniciados contra a Scopus Industrial; (ii) a ocorrência ou não ocorrência de qualquer fato ou evento que possa levar qualquer condição prevista no Artigo VI a não se cumprir; (iii) a descoberta de qualquer fato ou circunstância, ou a ocorrência ou não ocorrência de qualquer evento cuja ocorrência ou não ocorrência, possa levar qualquer declaração ou garantia feita pela Scopus Industrial ou pela Scopus contida no presente Acordo (A) que é qualificada como materialidade, a ser falsa e (B) que não é assim qualificada, a ser falsa em qualquer aspecto material; (iv) qualquer aviso ou outra comunicação de qualquer Pessoa que alegue que o consentimento de tal Pessoa seja ou possa ser necessário no que diz respeito às transações contempladas por este Acordo; ou (v) a ocorrência ou não ocorrência de qualquer evento, circunstância, evolução, estado dos fatos, ocorrência ou mudança que possa, individualmente ou em conjunto, resultar em um Efeito Material Adverso.	(b) Scopus Industrial shall notify NCR, promptly after being notified of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced against Scopus Industrial, (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by Scopus Industrial or Scopus contained in this Agreement (A) that is qualified as to materiality to be untrue and (B) that is not so qualified to be untrue in any material respect, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (v) the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence or change that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SEÇÃO 5.6 Criação e Emissão de Ações Preferenciais. As Partes concordam que, como parte de, e em relação à Conversão, a NCR terá o direito de converter 7.452.515 de suas quotas existentes de emissão da Companhia em 7.452.515 ações preferenciais, sem valor nominal, de emissão da Companhia (o restante das quotas detidas pela NCR a serem convertidas em ações ordinárias da Companhia). As ações preferenciais não terão direito de voto, não serão convertidas em ações ordinárias (ou em qualquer outra forma de participação no capital social da Companhia), e terão os direitos, características e restrições que estão previstas no Anexo 5.6 a este Acordo.	SECTION 5.6 Creation and Issuance of Preferred Shares. The Parties agree that, as a part of and in connection with the Conversion, NCR shall be entitled to convert 7,452,515 of its existing quotas in the Company into 7,452,515 preferred shares, with no par value, of the Company (the remaining quotas held by NCR to be converted into common shares of the Company). The preferred shares shall not have voting rights, shall not be convertible into common shares (or any other form of equity of the Company), and will have such other rights, characteristics and restrictions as are set forth on Schedule 5.6 to this Agreement.

SEÇÃO 5.7 Conversão do Recebível GSL. NCR e a Companhia deverão tomar todas as ações necessárias para fazer com que o Recebível GSL seja convertido em caixa da Companhia, no mais tardar, no 45º (quadragésimo quinto) dia corrido após a Data do Fechamento.	SECTION 5.7 Conversion of GSL Receivable. NCR and the Company shall take such action as is necessary to cause the GSL Receivable to be converted to cash of the Company no later than the forty-fifth (45th) calendar day following the Closing Date.

ARTIGO VI CONDIÇÕES PRECEDENTES	ARTICLE VI CONDITIONS PRECEDENT

SEÇÃO 6.1 Condições para as Obrigações de Cada Parte. (a) As respectivas obrigações de NCR e Scopus Industrial para consumar as transações aqui contempladas estão sujeitas à satisfação ou renúncia, por escrito, pela NCR e pela Scopus, no dia ou antes da Data do Fechamento, de cada uma das seguintes condições:	SECTION 6.1 Conditions to the Obligations of Each Party. (a) The respective obligations of NCR and Scopus Industrial to consummate the transactions contemplated hereby are subject to the satisfaction or waiver in writing by NCR and Scopus Industrial, at or before the Closing Date, of each of the following conditions:

(b) Injunções; Ilegalidade. Nenhuma Entidade Governamental deverá ter emitido, promulgado, registrado ou executado qualquer Lei ou Ordem (que seja final e não passível de recurso e que não tenha sido anulada, retirada ou revogada), tornando ilegais, restringindo ou proibindo, sob qualquer aspecto material, ou de outra forma proibindo as transações contempladas por este Acordo.	(b) Injunctions; Illegality. No Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) making illegal, restraining or enjoining in any material respect, or otherwise prohibiting the transactions contemplated by this Agreement.

(c) Aprovações Governamentais; Consentimentos. Todas as autorizações, as isenções e aprovações de Entidades Governamentais divulgadas na Seção 3.6 da Carta de Divulgação da NCR ou na Seção 4.3 da Carta de Divulgação da Scopus Industrial (exceto a aprovação das Autoridades Antitruste) ou que são necessárias para consumar as transações aqui contempladas deverão ter expirado, encerrado, sido realizadas ou sido obtidas.	(c) Governmental Approvals; Consents. All consents, waivers and approvals from Governmental Entities disclosed in Section 3.6 of the NCR Disclosure Letter or Section 4.3 of the Scopus Industrial Disclosure Letter (other than approval from the Antitrust Authorities) or that are otherwise required to consummate the transactions contemplated hereby shall have expired, been terminated, been made or been obtained.

(d) Autorização da Superintendência da Zona Franca de Manaus - “Suframa”. Os Benefícios Fiscais	(d) Authorization of the Superintendence of the Free Zone of Manaus (Superintendência da Zona Franca

descritos na Seção 3.14(c) da Carta de Divulgação da NCR permanecerão em pleno vigor e efeito em todos os aspectos materiais, e a Companhia não deverá ter recebido notificação por escrito do início, após a presente data, por qualquer Entidade Governamental de qualquer investigação formal que possa resultar em prejuízo material ou revogação permanente, ou qualquer ação que possa materialmente prejudicar ou permanentemente revogar, uma porção material de tais Benefícios Fiscais. Adicionalmente, a Companhia deverá ter recebido da Suframa a confirmação de que a transformação da Companhia em sociedade por ações tenha sido devidamente autorizada pela Suframa.	de Manaus – “Suframa”). The Tax Benefits described in Section 3.14(c) of the NCR Disclosure Letter shall remain in full force and effect in all material respects, and the Company shall not have received written notice of the commencement, following the date hereof, by any Governmental Entity of any formal investigation that would lead to the material impairment or permanent revocation of, or any action to materially impair or permanently revoke, a material portion of any such Tax Benefits. In addition, the Company shall have received from Suframa the confirmation that the transformation of the Company into a corporation (sociedade por ações) has been duly authorized by Suframa.

SEÇÃO 6.2 Condições para as Obrigações da Scopus Industrial. As obrigações da Scopus Industrial para consumar as transações neste contempladas estão sujeitas à satisfação ou renúncia por parte da Scopus Industrial, no dia ou antes da Data do Fechamento, das seguintes condições:	SECTION 6.2 Conditions to the Obligations of Scopus Industrial. The obligations of Scopus Industrial to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Scopus Industrial on or prior to the Closing Date of the following further conditions:

(a) Declarações, Garantias e Acordos. (i) As declarações e garantias da NCR contidas neste Acordo deverão ser verdadeiras e corretas (sem dar efeito a qualquer classificador de materialidade nelas contidas) em todos os aspectos materialmente relevantes, da data de sua confecção (exceto que aquelas declarações e garantias que são feitas expressamente em uma data específica devem ser verdadeiras e corretas (sem dar efeito a qualquer classificador de materialidade nelas contidas) em todos os aspectos relevantes somente a partir de tal data), e (ii) as obrigações e os acordos contidos no presente Acordo a serem cumpridos pela NCR em, ou antes de, o Fechamento deverão ter sido cumpridos pela NCR em todos os seus aspectos materiais, e a Scopus Industrial deverá ter recebido um certificado da NCR para tal efeito, assinado pela NCR e um diretor devidamente autorizado da Companhia.	(a) Representations, Warranties and Covenants. (i) The representations and warranties of NCR contained in this Agreement shall be true and correct (without giving effect to any materiality qualifier therein) in all material respects when made (except that those representations and warranties that are made expressly as of a specific date shall be true and correct (without giving effect to any materiality qualifier therein) in all material respects only as of such date), and (ii) the covenants and agreements contained in this Agreement to be complied with by the NCR at or before the Closing shall have been complied with by NCR in all material respects, and Scopus Industrial shall have received a certificate from NCR to such effect signed by NCR and a duly authorized officer of the Company.

(b) Ausência de Efeito Material Adverso. Nenhum Efeito Material Adverso deverá ter ocorrido a partir da data deste Acordo.	(b) Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(c) Transformação da Companhia em uma Sociedade por Ações. A Companhia terá sido transformada em uma sociedade por ações, todos os seus documentos societários, incluindo, sem limitação, o estatuto social da Companhia, Livro de Registro de Ações, Livro de Registro de Transferência de Ações, Livro de Registro de Ata de Assembleia Geral, Livro de Registro de Ata de Reunião do Conselho de Administração, Livro de Registro de Ata de Reunião da	(c) Transformation of the Company into a Corporation. The Company shall have been transformed into a corporation (sociedade por ações), all of its corporate documents, including but not limited to the Company’s by-laws, share registry book (Livro de Registro de Ações), share transfer registry book (Livro de Registro de Transferência de Ações), minutes of shareholders’ meeting registry book (Livro de Registro de Ata de Assembleia Geral), minutes of board of

Diretoria, e Livro de Presença de Acionistas deverão ter sido devidamente alterados/emitidos e registrados na Junta Comercial com a respectiva emissão de seu número de registro como sociedade por ações (NIRE), e todas as quotas em circulação da Companhia devem ter sido convertidas para ações ordinárias e preferenciais da sociedade por ações (a ser referido coletivamente como a “Conversão”).	directors’ meeting registry book (Livro de Registro de Ata de Reunião do Conselho de Administração), minutes of board of officers’ meeting registry book (Livro de Registro de Ata de Reunião da Diretoria) and attendance book (Livro de Presença de Acionistas) shall have been duly amended/issued and registered before the Board of Trade with the respective issuance of its registration number as a corporation (sociedade por ações) (NIRE), and all existing outstanding quotas of the Company shall have been converted to common and preferred shares of the corporation (the foregoing being collectively referred to as the “Conversion”).

(d) Transferência Silva. A Transferência Silva deverá ter ocorrido.	(d) Silva Transfer. The Silva Transfer shall have taken place.

As condições anteriores são para o benefício exclusivo da Scopus Industrial, e podem ser dispensadas pela Scopus Industrial, no todo ou em parte, a qualquer momento e periodicamente, a critério exclusivo da Scopus Industrial. O não exercício pela Scopus Industrial, a qualquer momento, de qualquer dos direitos acima mencionados não deve ser considerado uma renúncia de tal direito, e cada direito acima deve ser considerado como um direito contínuo que pode ser afirmado em qualquer momento e periodicamente.	The foregoing conditions are for the sole benefit of Scopus Industrial, and may be waived by Scopus Industrial, in whole or in part, at any time and from time to time in the sole discretion of Scopus Industrial. The failure by Scopus Industrial at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time..

SEÇÃO 6.3 Condições para as Obrigações da NCR. As obrigações da NCR para consumar as transações neste contempladas estão sujeitas à satisfação ou renúncia, por parte da NCR, no dia ou antes da Data de Fechamento, das seguintes condições adicionais:	SECTION 6.3 Conditions to the Obligations of NCR. The obligations of NCR to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by NCR, on or prior to the Closing Date, of the following further conditions:

(a) Declarações, Garantias e Acordos. (i) As declarações e garantias da Scopus Industrial e da Scopus contidas neste Acordo deverão ser verdadeiras e corretas (sem dar efeito a qualquer classificador de materialidade nelas contidas) em todos os aspectos materialmente relevantes, da data de sua confecção (exceto que aquelas declarações e garantias que são feitas expressamente em uma data específica devem ser verdadeiras e corretas (sem dar efeito a qualquer classificador de materialidade nelas contidas) em todos os aspectos relevantes somente a partir de tal data), e (ii) as obrigações e acordos contidos no presente Acordo a serem cumpridos pela Scopus Industrial em ou antes do Fechamento deverão ter sido cumpridos pela Scopus Industrial em todos os seus aspectos materiais, e a NCR deverá ter recebido um certificado da Scopus Industrial para tal efeito, assinado por um diretor devidamente autorizado por ela.	(a) Representations, Warranties and Covenants. (i) The representations and warranties of Scopus Industrial and Scopus contained in this Agreement shall be true and correct (without giving effect to any materiality qualifier therein) in all material respects when made (except that those representations and warranties that are made expressly as of a specific date shall be true and correct (without giving effect to any materiality qualifier therein) in all material respects only as of such date), and (ii) the covenants and agreements contained in this Agreement to be complied with by Scopus Industrial at or before the Closing shall have been complied with by Scopus Industrial in all material respects, and NCR shall have received a certificate from Scopus Industrial to such effect signed by a duly authorized officer thereof.

(b) Contrato de Compra e Venda Principal. O	(b) Master Purchase Agreement. The Master

Contrato de Compra e Venda Principal deverá ter se tornado efetivo de acordo com seus termos.	Purchase Agreement shall have become effective in accordance with its terms.

As condições anteriores são para o benefício exclusivo da NCR, e podem ser dispensadas pela NCR, no todo ou em parte, a qualquer momento e periodicamente, a critério exclusivo da NCR. O não exercício pela NCR, a qualquer momento, de qualquer dos direitos acima mencionados não deve ser considerado uma renúncia de tal direito, e cada direito acima deve ser considerado como um direito contínuo que pode ser afirmado em qualquer momento e periodicamente.	The foregoing conditions are for the sole benefit of NCR, and may be waived by NCR, in whole or in part, at any time and from time to time in the sole discretion of NCR. The failure, by NCR, at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

SEÇÃO 6.4 Não Cumprimento das Condições de Fechamento. Nem a Scopus Industrial nem a NCR poderão alegar o não cumprimento de qualquer condição estabelecida neste Artigo VI, caso o não cumprimento seja imputado à não atuação, ou caso referida Parte tenha se omitido de envidar esforços comercialmente razoáveis para que o Fechamento ocorresse.	SECTION 6.4 Frustration of Closing Conditions. Neither Scopus Industrial nor NCR may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to act in good faith or such Party’s failure to use its commercially reasonable efforts to cause the Closing to occur.

ARTIGO VII RESCISÃO, RESILIÇÃO E ABANDONO	ARTICLE VII TERMINATION AND ABANDONMENT

SEÇÃO 7.1 Rescisão; Resilição. Este Acordo pode ser rescindido e as transações aqui contempladas abandonadas a qualquer momento antes do Fechamento, ora pela NCR, ora pela Scopus Industrial, se:	SECTION 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either NCR or Scopus Industrial, if:

(a) qualquer tribunal ou outra Entidade Governamental houver emitido, aprovado, promulgado ou executado qualquer Lei ou Ordem (que seja final e não passível de recurso e que não tenha sido retirada ou revogada), tornando ilegais, restringindo ou proibindo, sob qualquer aspecto material, ou proibindo as transações contempladas por este Acordo; ou	(a) any court or other Governmental Entity shall have issued, enacted, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been withdrawn or overturned) making illegal, restraining or enjoining in any material respect, or otherwise prohibiting the transactions contemplated by this Agreement; or

(b) A Data do Fechamento não houver ocorrido em ou antes de 31 de dezembro de 2011 (a “Data Final”), desde que, nenhuma das Partes possa rescindir este Acordo nos termos da presente Seção 7.1(b) se a Parte rescisória deixou de cumprir qualquer obrigação do presente Acordo tendo desta forma sido a causa de, ou resultado em, falha de cumprimento do Fechamento em ou antes de tal data.	(b) the Closing Date shall not have occurred on or prior to December 31st, 2011 (the “End Date”); provided, that neither Party may terminate this Agreement pursuant to this Section 7.1(b) if the failure of the terminating Party to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

SEÇÃO 7.2 Efeito de Rescisão ou Resilição. Em caso de rescisão ou resilição deste Acordo conforme a Seção 7.1 acima, o presente Acordo deverá tornar-se nulo e não terá qualquer efeito, exceto no que se refere às disposições da, e qualquer responsabilidade ou obrigação prevista na, Seção 5.1(b) (parte final apenas),	SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 above, this Agreement shall become void and have no effect, except that the provisions of, and any liability or obligation contemplated under, Section 5.1(b) (final sentence only), this Section 7.2, and Section 10.1,

esta Seção 7.2 e a Seção 10.1, Seção 10.3, Seção 10.4, Seção 10.5, Seção 10.6, Seção 10.8, Seção 10.9 e Seção 10.10 sobreviverão à rescisão ou resilição deste Acordo, e não haverá responsabilidade por parte da NCR ou Scopus Industrial, salvo se, se a referida rescisão ou resilição resulta da violação intencional e material por uma das Partes de qualquer das suas declarações, garantias, obrigações ou acordos estabelecidos neste Acordo, então a parte infratora deverá ser totalmente responsável por qualquer e todos os danos causados à outra Parte como resultado de tal violação ou falta.	Section 10.3, Section 10.4, Section 10.5, Section 10.6, Section 10.8, Section 10.9 and Section 10.10 shall survive the termination of this Agreement, and there shall be no liability hereunder on the part of any NCR or Scopus Industrial; provided, that if any such termination results from the intentional and material breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, then such breaching party shall be fully liable for any and all damages of the other party as a result of such breach or failure.

Artigo VIII INDENIZAÇÃO	ARTICLE VIII INDEMNIFICATION

SEÇÃO 8.1 Indenização pela NCR. Sujeita às demais disposições do Article VIII, a partir e depois do Fechamento, a NCR concorda e deverá indenizar e isentar a Scopus Industrial e suas Afiliadas (incluindo, após o Fechamento, a Companhia), administradores, diretores, empregados, agentes, sucessores e cessionários permitidos (cada, um “Parte Indenizada da Scopus Industrial”) contra eventuais Prejuízos efetivamente sofridos, incorridos ou pagos diretamente por uma Parte Indenizada da Scopus Industrial, decorrentes ou resultantes de, sem duplicidade: (a) qualquer imprecisão ou qualquer violação de qualquer declaração ou garantia feita pela NCR em relação ao Artigo III; (b) qualquer violação de qualquer obrigação ou acordo pela NCR contidos neste Acordo; ou (c) qualquer ato, fato ou omissão da Companhia, de qualquer de seus acionistas, diretores, agentes, representantes ou empregados, ou qualquer de suas Afiliadas, que tenha ocorrido antes da Data do Fechamento (ainda que as consequências de tais atos, fatos ou omissões ocorram após a Data do Fechamento).	SECTION 8.1 Indemnification by NCR. Subject to the other provisions of this Article VIII, from and after the Closing, NCR agrees to and shall indemnify and hold harmless Scopus Industrial and its Affiliates (including, after the Closing, the Company), officers, directors, employees, agents, successors and permitted assignees (each, a “Scopus Industrial Indemnified Party”) against any Losses actually suffered, incurred or paid directly by a Scopus Industrial Indemnified Party, arising out of or resulting from, without duplication: (a) any inaccuracy in or any breach of any representation or warranty made by NCR in Article III; (b) any breach of any covenant or agreement by NCR contained in this Agreement; ou (c) any act, fact or omission of the Company, any of its equityholders, officers, agents, representatives or employees, or any of its Affiliates, that occurred prior to the Closing Date (even if the consequences of such act, fact or omission occur after the Closing Date).

SEÇÃO 8.2 Indenização pela Scopus Industrial. Sujeita às outras disposições do Artigo VIII, a partir e depois do Fechamento, a Scopus Industrial concorda e deverá indenizar e isentar a NCR e suas Afiliadas (incluindo a Companhia), administradores, diretores, empregados, agentes, sucessores e cessionários permitidos (cada, um “Parte Indenizada da NCR”) contra eventuais Prejuízos efetivamente sofridos, incorridos ou pagos diretamente por uma Parte Indenizada da NCR, decorrentes ou resultantes de, sem duplicidade: (a) qualquer imprecisão ou qualquer violação de qualquer declaração ou garantia feita pela Scopus Industrial ou Scopus em relação ao Artigo IV; ou (b) qualquer violação de qualquer obrigação ou acordo pela Scopus Industrial contidos neste Acordo.	SECTION 8.2 Indemnification by Scopus Industrial. Subject to the limitations set forth in this Article VIII, from and after the Closing, Scopus Industrial agrees to and shall indemnify and hold harmless NCR and its Affiliates (including the Company), officers, directors, employees, agents, successors and permitted assigns (each, a “NCR Indemnified Party”) against any Losses actually suffered, incurred or paid directly by a NCR Indemnified Party arising out of or resulting from, without duplication: (a) any inaccuracy in or any breach of any representation or warranty made by Scopus Industrial or Scopus in Article IV; or (b) any breach of any covenant or agreement by Scopus Industrial contained in this Agreement.

SEÇÃO 8.3 Sobrevivência das Obrigações de Indenizar. (a) As Partes e a Companhia concordam que a NCR será responsável pelas obrigações de indenizar nos termos da Seção 8.1 somente pelos seguintes períodos de tempo (exceto se uma demanda por um Prejuízo devidamente submetidas anteriormente ao lapso do período de tempo aplicável que permanecerão válidas após o término do período de tempo aplicável): (i) por demandas por indenização de Prejuízos (A) de questões perante, ou determinadas por, uma corte trabalhista brasileira de jurisdição competente, (B) o assunto ou objeto do assunto que iria, se fosse submetido a uma ação legal, estar dentro da jurisdição de uma corte brasileira, (C) para questões envolvendo proteção do meio ambiente, recursos naturais, flora e fauna, ou a manufatura, uso, transporte, tratamento, estoque, destinação, disposição ou disposição ameaçada de Materiais Perigosos, ou (D) decorrentes ou resultantes de qualquer imprecisão ou quebra de qualquer declaração ou garantia feita pela NCR na Seção 3.12, Seção 3.13 e Seção 3.17, 5 (cinco) anos contados da Data do Fechamento; (ii) por demandas por indenização de Prejuízos (A) para questões perante, ou determinadas por, uma corte tributária brasileira de jurisdição competente, (B) o assunto ou objeto do assunto que iria, se fosse submetido a uma ação legal, estar dentro da jurisdição de uma corte tributária brasileira, (C) por atos, fatos ou omissões que resultem na perda ou suspensão (seja temporária ou permanente) de qualquer dos Benefícios Fiscais (mas, para tais atos, fatos ou omissões, somente conforme relacionados à perda ou suspensão de qualquer dos Benefícios Fiscais), ou (D) decorrentes ou resultantes de qualquer imprecisão ou quebra de qualquer declaração ou garantia feita pela NCR na Seção 3.14, 6 (seis) anos contados da Data do Fechamento; (iii) por qualquer imprecisão ou quebra das declarações e garantias contidas na Seção 3.1, Seção 3.2, Seção 3.3, Seção 3.4(a) ou Seção 3.5, a prescrição aplicável; e (iv) por todas as demais demandas por indenização de Prejuízos decorrentes de, ou relacionadas a, qualquer ato, fato ou omissão de qualquer outra natureza, ou por imprecisão ou quebra de qualquer das declarações, garantias, obrigações ou acordos da NCR sob este Acordo não especificamente referenciadas acima, 2 (dois) anos contados da Data do Fechamento.

SECTION 8.3 Survival of Indemnity Obligations.

(a) The Parties and the Company agree that NCR shall be responsible for indemnity obligations under Section 8.1 only for the following time periods (except that a claim for a Loss properly submitted prior to the lapse of the applicable time period shall remain valid after the applicable time period has elapsed): (i) for claims of indemnity for Losses (A) for matters before or determined by a Brazilian labor court of competent jurisdiction, (B) the subject or subject matter of which would, if it were the subject of a legal action, be under the jurisdiction of a Brazilian labor court, (C) for matters involving the protection of the environment, natural resources, flora and fauna, or the manufacture, use, transport, treatment, storage, disposal, release or threatened release of Hazardous Materials, or (D) arising out or resulting from any inaccuracy in or any breach of any representation or warranty made by NCR in Section 3.12, 3.13 and 3.17, five (5) years counted as of the Closing Date; (ii) for claims of indemnity for Losses (A) for matters before or determined by a Brazilian Tax court of competent jurisdiction, (B) the subject or subject matter of which would, if it were the subject of a legal action, be under the jurisdiction of a Brazilian tax court, (C) for acts, facts or omissions that result in the loss or suspension (whether temporary or permanent) of any of the Tax Benefits (but, for such acts, facts or omissions, only as they relate to the loss or suspension of any of the Tax Benefits), or (D) arising out or resulting from any inaccuracy in or any breach of any representation or warranty made by NCR in Section 3.14, six (6) years counted as of the Closing Date; (iii) for any inaccuracy in or any breach of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a) or Section 3.5, the applicable statute of limitations; and (iv) for all other claims of indemnity for Losses derived from, or related to, any act, fact or omission of any other nature whatsoever, or from the inaccuracy or breach of any of NCR’s representations, warranties, covenants or agreements under this Agreement not otherwise specifically referenced in subparts (i) through (iii) above, two (2) years counted as of the Closing Date.

(b) As Partes e a Companhia concordam que a Scopus Industrial será responsável pelas obrigações de indenizar nos termos da Seção 8.2 somente pelos seguintes períodos de tempo (exceto se uma demanda por um Prejuízo devidamente submetida anteriormente	(b) The Parties and the Company agree that Scopus Industrial shall be responsible for indemnity obligations under Section 8.2 only for the following time periods (except that a claim for a Loss properly submitted prior to the lapse of the applicable time period shall remain

ao lapso do período de tempo aplicável permaneça válida após o término do período de tempo aplicável):	valid after the applicable time period has elapsed):

(i) por qualquer imprecisão ou quebra das declarações e garantias contidas na Seção 4.1, Seção 4.2, Seção 4.3, Seção 4.4 e Seção 4.5, a prescrição aplicável; e	(i) for any inaccuracy in or any breach of the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5, the applicable statute of limitations; and

(ii) por todas as demais demandas por indenização de Prejuízos decorrentes de, ou relacionados a, qualquer imprecisão ou quebra de qualquer das declarações, garantias, obrigações e acordos da Scopus Industrial sob este Acordo, 2 (dois) anos contados da Data do Fechamento.	(ii) for all other claims of indemnity for Losses derived from or related to any inaccuracy or breach of any of Scopus Industrial’s representations, warranties, covenants or agreements under this Agreement, two (2) years counted as of the Closing Date.

(c) Nenhuma Pessoa será responsável por qualquer pedido de indenização sob o Artigo VIII, a menos que um Certificado de Reivindicação seja entregue pela Pessoa que busca indenização à Pessoa de quem a indenização é cobrada antes do término do período de sobrevivência aplicável, caso em que a declaração, garantia, obrigação ou acordo objeto de tal pedido deverá sobreviver, na extensão das reivindicações descritas no referido Certificado de Reivindicação apenas, até que tal reivindicação seja resolvida, o montante dos Prejuízos resultantes de tal violação tendo ou não sido definitivamente determinado no momento em que o aviso é dado.	(c) No Person shall be liable for any claim for indemnification under Article VIII unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

SEÇÃO 8.4 Divulgação. As obrigações de indenização da NCR estabelecidas na Seção 8.1 são assumidas pela NCR sem relação com qualquer informação relativa à NCR e à Companhia divulgada à Scopus Industrial ou à Scopus por, ou em nome, da NCR no dia ou antes da presente data, incluindo qualquer informação contida nos respectivos Anexos, na Carta de Divulgação da NCR ou divulgado em consonância com a Seção 5.5(a) deste instrumento, e independentemente de expressa como uma exceção para a precisão de qualquer declaração, garantia, obrigação ou acordo, sendo acordado pelas partes que as responsabilidades da NCR sob, e os direitos e recursos da Scopus Industrial em relação a, as declarações, garantias, obrigações, acordos ou obrigações de indenização sob a Seção 8.1 deste instrumento não serão afetados por renúncia, pela Scopus, de qualquer condição prevista na Seção 6.2 deste instrumento, ou por qualquer Conhecimento da Scopus Industrial ou da Scopus relativos à Companhia (real, construtivo ou imputado), quer adquiridos por meio do exercício de auditoria (due diligence) que a Scopus tenha conduzido com relação à NCR e à Companhia, quer de outra forma. Sem limitação da generalidade do acima exposto, a responsabilidade da	SECTION 8.4 Disclosure. The indemnification obligations of NCR set forth in Section 8.1 are assumed by NCR without regard to any information concerning NCR and the Company disclosed to Scopus Industrial or Scopus by or on behalf of NCR on or prior to the date hereof, including any such information contained in the Schedules hereto, in the NCR Disclosure Letter or disclosed pursuant to Section 5.5(a) hereof, and whether or not expressed as an exception to the accuracy of any such representation, warranty, covenant or agreement, it being agreed by the Parties that the liability of NCR under, and the rights and remedies of Scopus Industrial in respect of, the representations, warranties, covenants, agreements or indemnification obligations under Section 8.1 hereof shall not be affected by the waiver by Scopus of any condition set forth in Section 6.2 hereof, or any knowledge of Scopus Industrial or Scopus relating to the Company (actual, constructive or imputed), whether acquired through the due diligence exercise that Scopus has conducted with respect to NCR and the Company or otherwise. Without limiting the generality of the foregoing, the liability of NCR under, and the rights and remedies of Scopus Industrial in respect of,

NCR sob, e os direitos e medidas da Scopus Industrial a respeito de, as obrigações, os acordos e as obrigações de indenizar nos termos da Seção 8.1(c) deste instrumento não deverão ser afetadas pelo Conhecimento (ou falta de Conhecimento) da Companhia a respeito de qualquer ato, fato ou omissão do qual resulte um Prejuízo indenizável.	the covenants, agreements or indemnification obligations under Section 8.1(c) hereof shall not be affected by any Knowledge of the Company (or lack thereof) with respect to any act, fact or omission from which a Loss indemnifiable thereunder results.

SEÇÃO 8.5 Limitação em Indenização. Não obstante qualquer disposição em contrário contida neste Acordo, exceto conforme expressamente previsto abaixo nesta Seção 8.5: (i) nem a Scopus Industrial nem a NCR, conforme o caso, serão responsáveis por qualquer pedido de indenização nos termos da Seção 8.1(a) e (c) ou na Seção 8.2(a), conforme o caso, a menos que o valor total de Prejuízos que podem ser recuperados a partir da NCR ou da Scopus Industrial através de tais reclamações, conforme o caso, seja igual ou superior a quinhentos mil reais (R$500.000,00) (a “Cesta”), caso em que a NCR ou a Scopus Industrial, conforme o caso, serão responsáveis por todo o montante dos Prejuízos incorridos (incluindo a Cesta); e (ii) o montante máximo agregado de Prejuízos indenizáveis para o qual a NCR ou a Scopus, conforme o caso, serão responsáveis nos termos do presente Artigo VIII seja um montante igual a R$17.975.000; desde que as limitações estabelecidas nesta Seção 8.5 não se apliquem aos Prejuízos incorridos por (A) Scopus Industrial ou a Companhia relacionados a, ou resultantes de, qualquer violação de qualquer declaração ou garantia da NCR na Seção 3.1, Seção 3.2, Seção 3.3, Seção 3.4(a), ou Seção 3.5, ou (B) NCR com relação a, ou resultante de qualquer violação de qualquer declaração ou garantia da Scopus Industrial e da Scopus de acordo com a Seção 4.1, Seção 4.2, Seção 4.3, Seção 4.4 e Seção 4.5, assim como Seção 2.2. Não haverá obrigação de indenizar nos termos da Seção 8.1 ou Seção 8.2 qualquer Prejuízo, na medida em tal Prejuízo tenha sido previsto no cálculo do Valor de Resgate (conforme esse termo é definido no Acordo de Acionistas) das ações preferenciais, ou no cálculo da Diferença do Benefício de ICMS Líquido conforme regulado sob a Seção 9.2 deste instrumento, em qualquer caso em uma base de dólar por dólar. Qualquer responsabilidade de indenização deve ser determinada sem duplicação de recuperação, seja por conta de uma violação de mais de uma declaração, garantia, obrigação ou acordo, conforme aplicável, seja por outra razão. A partir de e após o Fechamento, o único recurso disponível para qualquer Parte ou qualquer outra Parte Indenizada da Scopus Industrial ou Parte Indenizada da NCR para qualquer disputa em	SECTION 8.5 Limitation on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, except as expressly set forth below in this Section 8.5: (i) neither Scopus Industrial nor NCR, as the case may be, shall be liable for any claim for indemnification pursuant to Section 8.1(a) and (c) or Section 8.2(a), as the case may be, unless and until the aggregate amount of Losses which may be recovered from NCR or Scopus Industrial for all such claims against it, as the case may be, equals or exceeds five hundred thousand Reais (R$500,000) (the “Basket”), in which case NCR or Scopus Industrial, as the case may be, shall be liable for the entire amount of Losses incurred (including the Basket); and (ii) the maximum aggregate amount of indemnifiable Losses for which NCR or Scopus Industrial, as the case may be, shall be liable under this Article VIII shall be an amount equal to R$17,975,000; provided that, the limitations set forth in this Section 8.5 shall not apply to Losses incurred by (A) Scopus Industrial or the Company in connection with or arising from any breach of any representation or warranty of NCR in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), or Section 3.5, or (B) NCR in connection with or arising from any breach of any representation or warranty of Scopus Industrial and Scopus under Section 4.1, Section 4.2, Section 4.3, Section 4.4 and Section 4.5, as well as Section 2.2. There shall be no obligation to indemnify under Section 8.1 or Section 8.2 for any Loss to the extent such Loss was taken into account in the calculation of the Redemption Price (as such term is defined in the Shareholders’ Agreement) of the preferred shares hereof, or the calculation of the ICMS Net Benefit Difference as regulated under Section 9.2 hereof, in each case on a dollar-for-dollar basis. Any liability for indemnification hereunder shall be determined without duplication of recovery, whether by reason of a breach of more than one representation, warranty, covenant or agreement, as applicable, or otherwise. From and after the Closing, the exclusive remedy available to any Party or any other Scopus Industrial Indemnified Party or NCR Indemnified Party for any dispute in connection with this Agreement or the transactions contemplated hereby (whether in contract, tort, statutory claim or otherwise, and

relação a este Acordo ou as transações por este contempladas (seja por contrato, ato ilícito, reivindicação legal ou não, e se decorrentes, relacionadas a, ou que de outra forma digam respeito a qualquer violação ou alegada violação, das declarações, garantias, obrigações ou acordos neste Acordo) deverá ser tal como previsto no presente Artigo VIII. Não obstante qualquer disposição em contrário no presente Acordo, sob nenhuma circunstância pode uma das Partes recuperar danos indiretos, consequenciais, especulativos e/ou lucros cessantes.	whether arising out of, relating to, or otherwise in respect of any breach, or alleged breach, of the representations, warranties, covenants or agreements in this Agreement) shall be as provided in this Article VIII. Notwithstanding anything to the contrary in this Agreement, under no circumstances may a party recover indirect, consequential, speculative damages and/or lost profits.

SEÇÃO 8.6 Prejuízos Líquidos de Seguro, etc. O montante de qualquer Prejuízo para o qual a indenização é aplicada segundo a Seção 8.1 ou a Seção 8.2 deverá ser líquido de (i) quaisquer acréscimos específicos ou reservas nas Demonstrações Financeiras referidas na Seção 3.7, (ii) quaisquer montantes recuperados pela Parte Indenizada (líquidos de quaisquer custos de investigação das reivindicações e cobrança), de acordo com qualquer indenização por ou acordo de indenização com qualquer Pessoa (além do presente Acordo), (iii) quaisquer proventos de seguro (líquidos de qualquer custo de investigação ou cobrança), recebidos como compensação contra tal Prejuízo através de apólices de seguro contratadas pela NCR ou pela Companhia antes da Data do Fechamento (cada fonte de recuperação referida nas cláusulas (ii) e (iii), uma “Fonte Alternativa de Garantia”). Se o montante a ser saldado com relação a uma Fonte Alternativa de Garantia de qualquer pagamento requerido nos termos da Seção 8.1 ou Seção 8.2 é recebido após o pagamento pela Parte Indenizadora de qualquer valor de outra forma a ser pago à Parte Indenizada nos termos do presente Artigo VIII, a Parte Indenizada deverá ressarcir a Parte Indenizadora prontamente após tal recebimento, pelo montante que a Parte Indenizadora não teria tido que pagar de acordo com este Artigo VIII se o referido recebimento houvesse ocorrido no momento do referido pagamento.	SECTION 8.6 Losses Net of Insurance, etc. The amount of any Loss for which indemnification is provided under Section 8.1 or Section 8.2 shall be net of (i) any specific accruals or reserves on the Financial Statements referenced in Section 3.7, (ii) any amounts recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement), and (iii) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) received as an offset against such Loss under insurance policies contracted by NCR or the Company prior to the Closing Date (each source of recovery referred to in clauses (ii) and (iii), a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment required under Section 8.1 or Section 8.2 is received after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such receipt occurred at the time of such payment.

SEÇÃO 8.7 Procedimento de Indenização. (a) Dentro de 15 (quinze) Dias Úteis após a ocorrência de qualquer Prejuízo por qualquer Pessoa intitulada à referida Indenização de acordo com a Seção 8.1 ou Seção 8.2 (uma “Parte Indenizada”), incluindo qualquer reivindicação por uma Pessoa conforme descrito na Seção 8.8, que pode dar origem a uma indenização, a Parte Indenizada deve entregar à Parte da qual a Indenização é requerida (a “Parte Indenizadora”) um certificado (um “Certificado de Reivindicação”), sendo que tal Certificado de Reivindicação deverá:	Section 8.7 Indemnification Procedure. (a) Within fifteen (15) Business Days after the incurrence of any Losses by any Person entitled to indemnification pursuant to Section 8.1 or Section 8.2 (an “Indemnified Party”), including, any claim by a Person described in Section 8.8, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the Party from which indemnification is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i) estabelecer que a Parte Indenizada pagou ou prevê que irá incorrer em passivos sobre Prejuízos para os quais tal Parte Indenizada tem direito a indenização nos termos do presente Acordo; e	(i) state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii) especificar (e ter anexos todos os documentos comprobatórios, incluindo toda a correspondência relacionada a qualquer Reivindicação de Terceiros com relação ao Prejuízo alegado) cada item individual do Prejuízo incluído no montante declarado, a data em que tal item tem que ser pago, a base para qualquer reclamação de indenização (incluindo, se for o caso, as declarações específicas, garantias, obrigações ou acordos aqui alegados terem sido violados pela Parte Indenizadora) e o cálculo do montante ao qual tal Parte Indenizada afirma ter direito.	(ii) specify (and have annexed thereto all supporting documentation, including any correspondence in connection with any Third Party Claim for claimed Losses) each individual item of Loss included in the amount so stated, the date such item has to be paid, the basis for any indemnity claim (including, if applicable, the specific representations, warranties, covenants or agreements herein alleged to have been breached by the Indemnifying Party) and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

A Parte Indenizada ao fazer a reivindicação deverá ser obrigada a indicar apenas o que é exigido nos itens (i) e (ii) acima e não será obrigada a admitir ou negar a validade dos fatos ou circunstâncias resultantes em tal reivindicação. No evento de a Companhia incorrer em um Prejuízo pelo qual a Scopus Industrial tem o direito de demandar indenização em nome da Companhia, sob os termos da Seção 8.1 deste instrumento, o período de 15 (quinze) dias corridos previsto na primeira parte desta Seção 8.7(a) deverá iniciar-se na data em que a Scopus Industrial, pela primeira vez, tenha conhecimento de que a Companhia incorreu em um Prejuízo.	The Indemnified Party making the claim shall be required to state only what is required in subsections (i) and (ii) above and shall not be required to admit or deny the validity of the facts or circumstances out of which such claim arose. In the event of the incurrence of a Loss by the Company for which Scopus Industrial is entitled to make a claim for indemnification on the Company’s behalf under Section 8.1 hereof, the fifteen (15) calendar day period set forth in the first sentence of this Section 8.7(a) shall begin on the date on which Scopus Industrial first becomes aware that the Company has incurred the Loss.

(b) No caso de a Parte Indenizadora se opor à indenização de uma Parte Indenizada em relação a qualquer reivindicação ou reivindicações especificadas em qualquer Certificado de Reivindicação, a Parte Indenizadora, no prazo de 10 (dez) dias corridos após o recebimento pela Parte Indenizadora de Certificado de Reivindicação, deverá entregar à Parte Indenizada um aviso para este efeito, especificando em detalhe razoável a base para tal objeção, e a Parte Indenizadora e a Parte Indenizada deverão, no prazo de 30 (trinta) dias corridos após a data da recepção pela Parte Indenizada de tal objeção, empreender uma tentativa em boa fé para chegar a um acordo sobre os direitos de ambas as partes com relação a cada uma de tais reivindicações a que a Parte Indenizadora se opôs. Se a Parte Indenizada e a Parte Indenizadora obtiverem sucesso em chegar a um acordo sobre os respectivos direitos com relação a qualquer de tais reivindicações, a Parte Indenizada e a Parte Indenizadora deverão prontamente preparar e assinar um memorando estabelecendo tal acordo. Caso a Parte Indenizada e a Parte Indenizadora sejam incapazes de concordar	(b) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within ten (10) calendar days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) calendar day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within

quanto a qualquer item ou itens particulares ou valor ou valores dentro desse período, então a Parte Indenizada poderá apresentar a disputa à arbitragem, conforme estabelecido na Seção 10.8.	such time period, then the Indemnified Party shall be permitted to submit such dispute to arbitration as set forth in Section 10.8.

(c) Reivindicações para Prejuízos especificadas em qualquer Certificado de Reivindicação para o qual uma Parte Indenizadora não se opuser por escrito, no prazo de 10 (dez) dias corridos do recebimento do Certificado de Reivindicação, reivindicações de Prejuízos cobertas por um memorando de entendimento da natureza descrita na Seção 8.7(b), e reivindicações de Prejuízos cuja validade e valor tenham sido sujeitos a determinação por arbitragem como descrito na Seção 8.7(b) ou que tenham sido resolvidos com o consentimento da Parte Indenizadora conforme descrito na Seção 8.8, serão aqui referidos como, coletivamente, “Reivindicações Acordadas”. Dentro de 5 (cinco) Dias Úteis da determinação de qualquer Reivindicação Acordada, a Parte Indenizadora deverá pagar à Parte Indenizada um montante igual ao indicado na Reivindicação Acordada, via transferência de fundos imediatamente disponíveis para a conta ou contas designadas pela Parte Indenizada em aviso à Parte Indenizadora, emitido no mínimo 2 (dois) Dias Úteis antes do pagamento.	(c) Claims for Losses specified in any Claim Certificate to which an Indemnifying Party does not object in writing within ten (10) calendar days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 8.7(b), and claims for Losses the validity and amount of which have been the subject of determination by arbitration as described in Section 8.7(b) or which have been settled with the consent of the Indemnifying Party, as described in Section 8.8, are hereinafter referred to, collectively, as “Agreed Claims”. Within five (5) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

SEÇÃO 8.8 Reivindicações de Terceiros. (a) Se qualquer Parte Indenizada receber qualquer notificação ou intimação em relação a, ou tomar conhecimento da afirmação de qualquer reivindicação ou do início de, qualquer ação por parte de terceiros com relação a uma questão sujeita a indenização (uma “Reivindicação de Terceiros”), e se tal Parte Indenizada pretende buscar indenização, o aviso do mesmo deve ser entregue à Parte Indenizadora o mais rapidamente possível, mas de qualquer forma, dentro de um terço (1/3) do período disponível para a defesa de tal reivindicação; com a observação de que, a falta de aviso não exonera a Parte Indenizadora de suas obrigações, exceto na medida em que tenha prejudicado materialmente (através da perda de direitos substantivos ou defesas) por tal falha; considerando que, adicionalmente, a falta de notificar a Parte Indenizadora não a exonera de qualquer responsabilidade que ela possa ter com relação a uma Parte Indenizada nos termos do presente Artigo VIII; e considerando que, além disso, se a Companhia receber esta Reivindicação de Terceiros, e a Scopus Industrial tiver o direito de demandar indenização em nome da Companhia, sob os termos da Seção 8.1 deste instrumento, em relação a tal Reivindicação de Terceiros, o tempo em que a Scopus Industrial deverá	SECTION 8.8 Third Party Claims. (a) If any Indemnified Party receives any notice or summons regarding, or becomes aware of the assertion of any claim or the commencement of, any action by a third party with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto hereunder, notice thereof shall be given to the Indemnifying Party as promptly as possible, but in any event within one third (1/3) of the period available for the defense of such claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; provided, further, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise under this Article VIII; and provided, further, that if the Company receives such Third Party Claim, and Scopus Industrial is entitled to make a claim for indemnification on the Company’s behalf under Section 8.1 hereof in respect of such Third Party Claim, the time in which Scopus Industrial must provide notice thereof to NCR under this Section 8.8(a) shall be the later of one third

providenciar a notificação da NCR sobre tal reivindicação, de acordo com esta Seção 8.8(a), será o mais tardio de 1/3 (um terço) do período disponível para a defesa de tal demanda e 15 (quinze) dias corridos após a data em que a Scopus Industrial, pela primeira vez, tomar conhecimento da Reivindicação de Terceiro.	(1/3) of the period available for the defense of such claim and fifteen (15) calendar days following the date on which Scopus Industrial first becomes aware of the Third Party Claim.

(b) Se uma Reivindicação de Terceiros for apresentada ou afirmada contra uma Parte Indenizada e tal Parte Indenizada decidir buscar indenização a esse respeito, notificando a Parte Indenizadora nos termos da Seção 8.7(a), a Parte Indenizadora poderá, após a recepção da notificação da Parte Indenizada, (i) reter assessoria razoavelmente satisfatória para a Parte Indenizada (assessoria que não deve, sem o consentimento da Parte Indenizada, ao mesmo tempo representar a Parte Indenizadora com relação à Reivindicação de Terceiros) para representar a Parte Indenizada e quaisquer outros direitos a uma indenização nos termos da Seção 8.1 ou Seção 8.2, conforme aplicável, que a Parte Indenizadora possa designar em tal processo e pagar as taxas e despesas de tal processo e de tal assessoria relacionadas com tal procedimento, quando incorridos, ou (ii) mediante notificação por escrito à Parte Indenizada, notificação que deve incluir a concordância por escrito da Parte Indenizadora de que a Parte Indenizada tem direito a indenização nos termos da Seção 8.1 ou Seção 8.2, conforme o caso, por tal Reivindicação de Terceiros, assumir a defesa do mesmo, desde que a assessoria da Parte Indenizadora seja razoavelmente satisfatória para a Parte indenizada e que a Parte Indenizadora realize tal ação (incluindo a emissão de um título, depósito ou outra garantia conforme exigido pela Lei ou Ordem aplicável) que possa ser necessária para impedir qualquer ação de excussão de um ônus contra ou penhora de propriedade e/ou ativos da Parte Indenizada para o pagamento de tal reivindicação. Em qualquer procedimento desse tipo, onde a Parte Indenizadora optou por assessoria da Parte Indenizada de acordo com o item (i) desta Seção 8.8(b), a Parte Indenizadora pode, por sua própria despesa, também participar de, mas não controlar, a defesa e condução de Reivindicação de Terceiros. Para qualquer procedimento desse tipo, onde a Parte Indenizadora assumiu a defesa do mesmo nos termos da subitem (ii) desta Seção 8.8(b), qualquer Parte Indenizada terá o direito de manter a sua própria assessoria, mas os custos e honorários de advogados devem ser cobertos pela Parte Indenizada, a menos que (A) a Parte Indenizadora e a Parte Indenizada tenham acordado em contrário; (B) a Parte Indenizada tenha motivos para concluir, mediante parecer escrito da	(b) If a Third Party Claim shall be brought or asserted against an Indemnified Party and it shall have elected to seek indemnity with respect thereto by notifying the Indemnifying Party thereof pursuant to Section 8.7(a), the Indemnifying Party may, following receipt of such notice from the Indemnified Party, (i) retain counsel reasonably satisfactory to the Indemnified Party (which counsel shall not, without the consent of the Indemnified Party, simultaneously represent the Indemnifying Party in connection with such Third Party Claim) to represent the Indemnified Party and any others entitled to indemnification pursuant to Section 8.1 or Section 8.2, as applicable, that the Indemnifying Party may designate in such proceeding and pay the fees and expenses of such proceeding and of such counsel related to such proceeding, as incurred, or (ii) upon written notice to the Indemnified Party, which notice includes the Indemnifying Party’s written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 8.1 or Section 8.2, as applicable, for such Third Party Claim, assume the defense thereof; provided, that the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party and that the Indemnifying Party takes such action (including the posting of a bond, deposit or other security as required by applicable Law or Order) as may be necessary to prevent any action to foreclose a lien against or attachment of the property and/or assets of the Indemnified Party for payment of such claim. In any such proceeding for which the Indemnifying Party has selected counsel for the Indemnified Party in accordance with subpart (i) of this Section 8.8(b), the Indemnifying Party may, at its own expense, also participate in, but not control, the defense and handling of such Third Party Claim. In any such proceeding for which the Indemnifying Party has assumed the defense thereof in accordance with subpart (ii) of this Section 8.8(b), any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (A) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary; (B) the Indemnified Party shall have reasonably concluded, upon the written advice of legal counsel, that there may be legal defenses available to it

assessoria jurídica, que podem existir defesas legais ao seu dispor que são diferentes ou em adição àqueles disponíveis para a Parte Indenizadora, ou (C) as partes nomeadas em qualquer procedimento (incluindo as partes pleiteadas) incluam tanto a Parte Indenizadora quanto a Parte indenizada, e a representação de ambas as Partes pela mesma assessoria seria inapropriado devido a reais ou potenciais interesses divergentes entre as Partes.	that are different from or in addition to those available to the Indemnifying Party; or (C) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(c) A Parte Indenizadora não deverá se responsabilizar por qualquer transação de qualquer procedimento efetuado sem o seu consentimento por escrito. Nenhuma Parte Indenizadora poderá, sem o consentimento por escrito da Parte Indenizada, efetuar a transação de qualquer Reivindicação de Terceiros pendente ou ameaçada, com respeito à qual a Parte Indenizada emita notificação por escrito à Parte Indenizadora nos termos do Seção 8.7(a), a menos que tal transação (i) inclua uma liberação incondicional de tal Parte Indenizada, em forma e conteúdo razoavelmente satisfatórios para tal Parte Indenizada, de toda a responsabilidade sobre as reivindicações que são o objeto do processo, quer tal responsabilidade apresente-se na forma de danos monetários ou outras formas que não o pagamento de dinheiro, e (ii) não incluam qualquer declaração ou a qualquer admissão de culpa, culpabilidade ou de uma omissão de ação por ou em nome de qualquer Parte Indenizada.	(c) The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened Third Party Claim with respect to which the Indemnified Party provided written notice to the Indemnifying Party under Section 8.7(a), unless such settlement (i) includes an unconditional release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such proceeding, whether such liability is in the form of monetary damages or remedies other than the payment of money, and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

(d) A Parte Indenizadora e a Parte Indenizada devem cooperar uma com a outra em todos os aspectos razoáveis relacionados à defesa de qualquer Reivindicação de Terceiros, inclusive a disponibilização de registros sobre a Reivindicação de Terceiros e fornecimento, sob o custo da Parte Indenizadora, de empregados da Parte Indenizada que possam ser necessários para a preparação da defesa de qualquer Reivindicação de Terceiros ou para depoimento como testemunhas em qualquer processo relativo à Reivindicação de Terceiros.	(d) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, at the expense of the Indemnifying Party, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

(e) Todo e qualquer pagamento de indenização relacionado a uma Reivindicação de Terceiros deverá ser efetuado em reais e imediatamente disponível em 10 (dez) dias corridos após a decisão final e definitiva (decisão transitada em julgado) ter sido publicada em relação ao assunto relevante.	(e) Any and all indemnification payments in connection with a Third Party Claim shall be made in Brazilian Reais and immediately available funds ten (10) calendar days after a final and definitive decision (decisão transitada em julgado) is published in connection with the relevant matter.

ARTIGO IX GARANTIAS, AJUSTE DE ICMS	ARTICLE IX GUARANTEE, ICMS ADJUSTMENT

SEÇÃO 9.1 Garantias. A Scopus garante à NCR, por meio deste Acordo, de forma irrevogável e incondicional, enquanto principal obrigada, o total pagamento e execução de cada e todas as obrigações da Scopus Industrial sob este Acordo, e renuncia a quaisquer direitos ou benefícios que possua ou venha a possuir em decorrência dos artigos 827, 828, 829, 834, 835, 837, 838 e 839 do Código Civil Brasileiro (Lei nº 10.406 de 10 de janeiro de 2002 e alterações posteriores).	SECTION 9.1 Guarantee. Scopus hereby irrevocably and unconditionally guarantees to NCR, as main obligor, the full payment and performance of each and all of the obligations of Scopus Industrial hereunder and waives any rights or benefits that it may now or hereafter have under articles 827, 828, 829, 834, 835, 837, 838 and 839 of the Brazilian Civil Code (Law nº 10.406, of January 10, 2002, as amended from time to time).

SEÇÃO 9.2 Ajuste do ICMS. (a) Dentro de 90 (noventa) dias corridos após 31 de dezembro de 2012, NCR e Scopus Industrial deverão fazer com que a Companhia prepare e entregue à NCR e à Scopus Industrial, uma declaração revisada pelo Auditor Independente (a “Declaração Final de ICMS”), que deverá conter (i) a quantia agregada, expressa em Reais, de todos os créditos de incentivo de ICMS (Imposto sobre Circulação de Mercadorias e Serviços) registrada pela Companhia a partir de, e inclusive, 01 de julho de 2011 a, e inclusive, 31 de dezembro de 2012 (o “Período de Verificação de ICMS”), indicando todos os volumes relacionados de caixa e montante total dos créditos de incentivo de ICMS, expresso em reais, recebidos pela Companhia durante esse período (a “Fluxo de Crédito de ICMS”); (ii) o valor dos reais pagamentos de PIS e COFINS feitos pela Companhia em relação ao Fluxo de Crédito de ICMS durante o Período de Verificação de ICMS (os “Impostos PIS e COFINS”); (iii) um valor equivalente a (A) o valor do Fluxo de Crédito de ICMS menos (B) os Impostos de PIS e COFINS (tal valor, o “Fluxo de Crédito de ICMS Ajustado”); (iv) a receita total bruta gerada pela Companhia pelas vendas de Produtos ATM realizadas no Brasil durante o Período de Verificação de ICMS (“Receita Bruta de Vendas Domésticas”); (v) o quociente do Fluxo de Crédito de ICMS Ajustado dividido pela Receita Bruta de Vendas Domésticas (o “Percentual Ajustado do Benefício de Crédito de ICMS”); e (vi) um montante igual ao Percentual Ajustado do Benefício de Crédito de ICMS menos 0,0505 (o resultado de tal subtração, expressado em porcentagem, a “Diferença de Benefício Líquido de ICMS”).	SECTION 9.2 ICMS Adjustment. (a) Within ninety (90) calendar days after December 31, 2012, NCR and Scopus Industrial shall cause the Company to prepare and deliver to NCR and Scopus Industrial a statement reviewed by the Independent Auditor (the “ICMS Final Statement”), which shall include (i) the aggregate amount, expressed in Reais, of all stimulus credits of ICMS (Imposto sobre Circulação de Mercadorias e Serviços) recorded by the Company from and including July 1st, 2011 to and including December 31, 2012 (such period, the “ICMS Verification Period”), indicating all related volumes of cash and the aggregate amount of ICMS stimulus credits, expressed in Reais, received by the Company during such period (the “ICMS Credit Inflow”); (ii) the amount of actual payments of PIS and COFINS taxes made by the Company in respect of all the ICMS Credit Inflow during the ICMS Verification Period (the “PIS and COFINS Taxes”); (iii) an amount equal to (A) the amount of the ICMS Credit Inflow minus (B) the PIS and COFINS Taxes (such amount, the “Adjusted ICMS Credit Inflow”); (iv) the aggregate gross revenue generated by the Company from sales of ATM Products performed within Brazil during the ICMS Verification Period (“Gross Domestic Sales Revenue”); (v) the quotient of the Adjusted ICMS Credit Inflow divided by the Gross Domestic Sales Revenue (the “Adjusted Percentage of ICMS Credit Benefit”), and (viii) an amount equal to the Adjusted Percentage of ICMS Credit Benefit less 0.0505 (the result of such subtraction, expressed as a percentage, the “ICMS Net Benefit Difference”).

(b) Caso a Diferença de Benefício Líquido de ICMS seja um número negativo, NCR deverá, dentro de 30 (trinta) dias corridos contados do recebimento, pelas Partes, da Declaração Final de ICMS, pagar à Scopus Industrial, em fundos imediatamente disponíveis, um montante determinado pela seguinte fórmula: (Diferença de Benefício Líquido de ICMS x (-1) x	(b) In case the ICMS Net Benefit Difference is a negative number, NCR shall, within 30 (thirty) calendar days counted from the receipt by the Parties of the ICMS Final Statement, pay to Scopus Industrial in immediately available funds an amount determined by the following formula: (ICMS Net Benefit Difference x (-1) x R$5,000,000) x 100; provided, that in no case shall

R$5.000.000,00) x 100; desde que, em nenhuma hipótese deverá o pagamento, se existente, a ser feito pela NCR nos termos desta Seção 9.2(b) exceder R$5.000.000,00.	the payment, if any, to be made by NCR under this Section 9.2(b) exceed R$5,000,000.

Artigo X Disposições Gerais	Article X Miscellaneous

SEÇÃO 10.1 Custos e Despesas. Exceto conforme estabelecido neste documento, todos os custos e despesas incorridos com relação a este Acordo e à consumação das transações contempladas por este meio (incluindo, mas sem limitação, honorários pagos a consultores, advogados, corretores bem como as despesas de viagem) serão pagas pela Parte que incorrer em tais custos e despesas.	SECTION 10.1 Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (including but not limited to, fees paid to advisors, lawyers, brokers as well as out-of-pocket travel expenses) shall be paid by the Party incurring such costs and expenses.

SEÇÃO 10.2 Extensão; Renúncia. Sujeita às limitações expressamente aqui descritas, a qualquer momento antes do Fechamento, uma Parte poderá (a) estender o tempo para a realização de quaisquer obrigações ou outros atos de outra Parte, (b) renunciar a qualquer falha nas declarações e garantias contidas neste documento relativas a outra Parte ou em qualquer certificado, documento ou escrito do presente Acordo relativos a outra Parte ou (c) dispensar o cumprimento de qualquer dos acordos ou condições aqui contidos. Qualquer concordância por parte de qualquer Parte a tal extensão ou renúncia só será válida se estabelecida em um instrumento escrito assinado por ou em nome de tal Parte. Nenhuma falha ou atraso por parte de qualquer Parte no exercício de qualquer direito deverá prejudicar tal direito ou ser interpretado como uma renúncia, ou aquiescência, a qualquer violação de qualquer declaração, garantia, obrigação ou acordo, nem deverá qualquer exercício único ou parcial de qualquer direito impedir outros exercícios futuros ou adicionais deste ou de qualquer outro direito.	SECTION 10.2 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, a Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other Party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

SEÇÃO 10.3 Notificações. (a) Todas as notificações, comunicações e/ou avisos em relação a este Acordo devem ser dirigidos às Partes e à Companhia, através de carta registrada, fax, e-mail ou qualquer outro meio com comprovante de recebimento, para os endereços indicados abaixo, sendo cada uma das Partes e a Companhia obrigadas a comunicar, através da forma escrita, à outra Parte e a Companhia, qualquer alteração no endereço e/ou dados indicados abaixo:	SECTION 10.3 Notices. (a) All notices, communications and/or notifications in connection with this Agreement shall be addressed to the Parties and the Company, through registered mail, fax, e-mail or any other means with proof of receipt, to the addresses indicated below, being each Party and the Company obliged to communicate, through written form, to the other Party and the Company, any alterations in the address and/or data indicated below:

Se para NCR, para:	If to NCR, to:

NCR Corporation	NCR Corporation

3097 Satellite Boulevard Building 700 Duluth, Georgia 30096 USA Tel. No.:(937) 445-5000 Fax No.:(404) 487-8949 E-mail: lawnotices@ncr.com Attn.: General Counsel	3097 Satellite Boulevard Building 700 Duluth, Georgia 30096 USA Tel. No.:(937) 445-5000 Fax No.:(404) 487-8949 E-mail: lawnotices@ncr.com Attn.: General Counsel

com uma cópia (que não constituirá notificação ou citação) para:	with a copy (which shall not constitute notice or service of process) to:

Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados	Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados
Av. Joaquim Eugênio de Lima, 447 CEP 01403-001 São Paulo, SP – Brasil Aos cuidados: Rodrigo Figueiredo Nascimento Email: rodrigo@mattosfilho.com.br	Av. Joaquim Eugênio de Lima, 447 CEP 01403-001 São Paulo, SP – Brazil Attn: Rodrigo Figueiredo Nascimento Email: rodrigo@mattosfilho.com.br

Se para Scopus Industrial, para:	If to Scopus Industrial, to:

Scopus Industrial S/A Av. Mutinga, 4130 05110-000 Jardim Santo Elias – São Paulo/SP Tel. No.: (11) 3909-3586 Fax No.: (11) 3904-0804 Email: scopusindustrial@scopus.com.br Attn.: Diretoria	Scopus Industrial S/A Av. Mutinga, 4130 05110-000 Jardim Santo Elias – São Paulo/SP Tel. No.: (11) 3909-3586 Fax No.: (11) 3904-0804 Email: scopusindustrial@scopus.com.br Attn.: Diretoria

com uma cópia (que não constituirá notificação ou citação) para:	with a copy (which shall not constitute notice or service of process) to:

Machado, Meyer, Sendacz e Opice Advogados Av. Brigadeiro Faria Lima, 3144, 11º andar CEP 01451-000 São Paulo - SP Aos cuidados.: Sr. Flavio Meyer Email: fmeyer@machadomeyer.com.br	Machado, Meyer, Sendacz e Opice Advogados Av. Brigadeiro Faria Lima, 3144, 11º andar CEP 01451-000 São Paulo - SP Attn.: Sr. Flavio Meyer Email: fmeyer@machadomeyer.com.br

Se para Scopus, para:	If to Scopus, to:

Scopus Tecnologia Ltda. Av. Mutinga, 4130 05110-000 Jardim Santo Elias – São Paulo/SP Tel. No.: (11) 3909-3586 Fax No.: (11) 3904-0804 Email: scopusindustrial@scopus.com.br Attn.: Diretoria	Scopus Tecnologia Ltda. Av. Mutinga, 4130 05110-000 Jardim Santo Elias – São Paulo/SP Tel. No.: (11) 3909-3586 Fax No.: (11) 3904-0804 Email: scopusindustrial@scopus.com.br Attn.: Diretoria

com uma cópia (que não constituirá notificação ou citação) para:	with a copy (which shall not constitute notice or service of process) to:

Machado, Meyer, Sendacz e Opice Advogados Av. Brigadeiro Faria Lima, 3144, 11º andar CEP 01451-000 São Paulo - SP Aos cuidados.: Sr. Flavio Meyer Email: fmeyer@machadomeyer.com.br	Machado, Meyer, Sendacz e Opice Advogados Av. Brigadeiro Faria Lima, 3144, 11º andar CEP 01451-000 São Paulo - SP Attn.: Sr. Flavio Meyer Email: fmeyer@machadomeyer.com.br

Se para a Companhia, para:	If to the Company, to:

Av. Autaz Mirim, 1.030, Blocos 1 e 2, Distrito Industrial Manaus, AM – Brazil Attention: John A. Gregg Email: JG185122@ncr.com	Av. Autaz Mirim, 1.030, Blocos 1 e 2, Distrito Industrial Manaus, AM – Brazil Attention: John A. Gregg Email: JG185122@ncr.com

(b) Notificações enviadas por múltiplos meios, cada um cumprindo com as disposições deste Acordo, serão consideradas como recebidas no período mais breve definido por este Acordo.	(b) Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

SEÇÃO 10.4 Acordo Integral. Este Acordo, juntamente com os Anexos do presente instrumento, a Carta de Divulgação da NCR e a Carta de Divulgação da Scopus Industrial, contém todo o entendimento das Partes em relação ao assunto aqui contido e substitui todos os acordos e entendimentos anteriores, orais e escritos, com respeito a este assunto.	SECTION 10.4 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, the NCR Disclosure Letter and the Scopus Industrial Disclosure Letter, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.

SEÇÃO 10.5 Efeito de Vinculação; Benefício; Cessão. O presente Acordo reverterá em benefício e vincula as Partes deste e seus sucessores e cessionários. Nem este Acordo nem quaisquer dos direitos, interesses ou obrigações aqui contidos poderão ser cedidos por qualquer das Partes deste Acordo sem o consentimento prévio por escrito da outra Parte, desde que, a Scopus Industrial seja capaz de ceder este Acordo, assim como quaisquer de seus direitos, interesses ou obrigações descritos neste Acordo a qualquer Pessoa integralmente detida, direta ou indiretamente, pelo Banco Bradesco, e desde que a Scopus permaneça como um devedor subsidiário para todos os fins do presente Acordo, e desde que, adicionalmente, a NCR seja capaz de ceder este Acordo, bem como quaisquer dos seus direitos, interesses ou obrigações a qualquer Pessoa totalmente detida, direta ou indiretamente, pela NCR e desde que a NCR permaneça como um devedor subsidiário para todos os fins do presente Acordo. Qualquer tentativa de cessão em violação desta Seção 10.5 será sem efeito.	SECTION 10.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their permitted successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other party; provided, that Scopus Industrial shall be able to assign this Agreement, as well as any of its rights, interests or obligations hereunder to any Person wholly owned, directly or indirectly, by Banco Bradesco, and provided Scopus remains as a subsidiary obligor for all purposes of this Agreement; and provided, further, that NCR shall be able to assign this Agreement, as well as any of its rights, interests or obligations hereunder to any Person wholly owned, directly or indirectly by NCR and provided NCR remains as a subsidiary obligor for all purposes of this Agreement. Any attempted assignment in violation of this Section 10.5 will be void.

SEÇÃO 10.6 Alteração e Modificação. Este Acordo não poderá ser alterado salvo com instrumento por escrito assinado por todas as Partes deste Acordo.	SECTION 10.6 Amendment and Modification. This Agreement may not be amended except by a written instrument executed by all Parties to this Agreement.

SEÇÃO 10.7 Vias. Este Acordo poderá ser assinado em diversas vias, cada qual considerada como uma original.	SECTION 10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.

SEÇÃO 10.8 Lei Aplicável, Resolução de Disputas e Jurisdição. (a) Este Acordo deverá ser governado e interpretado de acordo com as leis da República Federativa do Brasil.	SECTION 10.8 Applicable Law, Dispute Resolution and Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

(b) As Partes e a Companhia concordam que qualquer disputa decorrente ou relacionada a este Acordo, e as transações aqui contempladas, ou a violação de qualquer destes, será resolvida por arbitragem. O procedimento arbitral deverá estar de acordo com as regras da Câmara de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá (“CCBC”).	(b) The Parties and the Company agree that any Dispute arising out of or relating to this Agreement, and the transactions contemplated hereby, or the breach of any of the foregoing shall be settled by arbitration. The arbitration proceeding shall be in accordance with the rules of the Arbitration and Mediation Chamber of the Chamber of Commerce Brazil-Canada (the “CCBC”).

(c) O tribunal arbitral será composto por três (3) árbitros, dos quais um (1) será nomeado pela NCR, 1 (um) pela Scopus Industrial e o terceiro, que atuará como presidente, será escolhido pelos árbitros apontados pelas duas partes, ou, no caso dos árbitros nomeados pelas partes forem incapazes de designar o terceiro árbitro, o terceiro árbitro será nomeado pelo presidente da CCBC acordo com as regras de arbitragem da câmara de comércio.	(c) The arbitration tribunal shall consist of three (3) arbitrators, of whom one (1) shall be nominated by NCR, one (1) by Scopus Industrial and the third, who shall serve as chairman, shall be chosen by the two Party-appointed arbitrators, or, in the event the Party-appointed arbitrators are unable to designate the third arbitrator, the third arbitrator shall be appointed by the president of CCBC according to the rules of arbitration of such chamber of commerce.

(d) O local da arbitragem será a cidade de São Paulo, Estado de São Paulo, Brasil. A língua da arbitragem será o Português.	(d) The place of arbitration shall be the city of São Paulo, State of São Paulo, Brazil. The language of the arbitration shall be Portuguese.

(e) O laudo dos árbitros será final e vinculativo. As Partes e a Companhia renunciam a qualquer direito de recorrer, na medida em que o direito de recorrer pode ser legalmente dispensado.	(e) The award of the arbitrators shall be final and binding. The Parties and the Company waive any right to appeal, to the extent that a right to appeal may lawfully be waived.

(f) O tribunal arbitral tem a autoridade de conceder qualquer reparação, de acordo com os termos deste Acordo e da lei aplicável, incluindo, sem limitação, medida cautelar provisória ou permanente e execução específica de qualquer obrigação aqui criada. Sem prejuízo da validade desta cláusula arbitral, as Partes e a Companhia podem por meio desta buscar assistência judicial e/ou reparação, se e quando necessário, para o fim exclusivo de: (i) fazer cumprir as obrigações que requerem execução específica; e (ii) buscar medidas coercitivas ou cautelares ou de procedimentos de natureza preventiva, provisória ou permanente, antes da constituição do tribunal arbitral entendendo-se que, após a realização dos procedimentos de execução obrigatória ou específica requeridos, retorna ao tribunal arbitral a autoridade plena e exclusiva para decidir sobre todas e quaisquer questões, sejam relacionadas ao	(f) The arbitration tribunal shall have the authority to award any remedy of relief in accordance with the terms of this Agreement and the applicable law including, without limitation, provisional or permanent injunctive relief and specific performance of any obligation created hereunder. Without prejudice to the validity of this arbitration clause, the Parties and the Company hereby may seek judicial assistance and/or relief, if and when necessary, for the sole purposes of: (i) enforcing obligations that admit, forthwith, specific performance; and (ii) applying for coercive or precautionary measures or procedures of a preventive, provisional or permanent nature prior to the constitution of the arbitral tribunal it being understood that, upon accomplishment of the mandatory or specific enforcement procedures sought, it shall be returned to the arbitration tribunal to be

procedimento cautelar ou relacionadas com o mérito, que causou a execução mandatória ou específica da reivindicação, e qualquer ação do tipo não deve ser interpretada como uma renúncia do procedimento arbitral pelas Partes e pela Companhia. Qualquer das Partes, e a Companhia, da arbitragem podem decidir procurar assistência judicial, como descrito acima, em qualquer tribunal de jurisdição competente. A apresentação de qualquer medida ao abrigo desta Seção 10.8 não implica qualquer renúncia à cláusula de arbitragem ou à plena jurisdição do Tribunal Arbitral.	established full and exclusive authority to decide on all and any issues, whether related to precautionary procedure or related to the merits, which has caused the mandatory or specific enforcement claim; and any such action shall not be construed as a waiver of the arbitration proceedings by the Parties and the Company. Any of the Parties and the Company to the arbitration may decide to seek judicial assistance as described above in any court of competent jurisdiction. The filing of any measure under this clause does not entail any waiver to the arbitration clause or to the full jurisdiction of the Arbitral Tribunal.

(g) Até ao limite máximo permitido pela Lei aplicável, o procedimento arbitral e o laudo dos árbitros devem ser mantidos em confidencialidade pelas Partes e pela Companhia. No entanto, (i) uma violação deste dever de confidencialidade não deverá afetar a exequibilidade deste Acordo a arbitragem ou o laudo dos árbitros, e (ii) a apresentação pelas Partes do presente Acordo e/ou laudo dos árbitros para um tribunal não serão consideradas como violação deste dever de confidencialidade, na medida em que tal apresentação seja necessária para fazer cumprir a disposição deste Artigo e/ou o laudo dos árbitros.	(g) To the fullest extent permitted by applicable law, the arbitration proceeding and the arbitrators’ award shall be maintained confidential by the Parties and the Company. However, (i) a violation of this confidentiality covenant shall not affect the enforceability of this Agreement to arbitrate or the arbitrators’ award, and (ii) the presentation by the Parties of this Agreement and/or of the arbitrators’ award to court shall not be deemed a violation of this confidentiality covenant, to the extent that such presentation is necessary to enforce the provision of this Article and/or the arbitrators’ award.

(h) A fim de facilitar a resolução completa das disputas relacionadas, e, a pedido de qualquer das Partes no procedimento arbitral, o tribunal arbitral poderá, no prazo de 20 (vinte) dias corridos de tal pedido, consolidar o procedimento arbitral com qualquer outro procedimento arbitral envolvendo qualquer Parte ou a Companhia. Os árbitros não devem consolidar tais arbitragens, a menos que eles determinem que (A) existem questões de fato ou de direito comuns aos procedimentos, de modo que um procedimento consolidado seria mais eficiente do que procedimentos separados, e (B) nenhuma Parte seria prejudicada como resultado da tal consolidação através de demora injustificada, conflito de interesses ou de outra forma.	(h) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within twenty (20) calendar days of such request, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties and the Company hereto. The arbitrators must not consolidate such arbitrations unless they determine that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party hereto would be prejudiced as a result of such consolidation through undue delay, conflict of interest or otherwise.

(i) Todas as despesas (incluindo, mas não se limitando, aos honorários de árbitros e advogados) relacionadas ao procedimento arbitral serão custeadas conforme determinado no procedimento arbitral.	(i) All expenses (including, but not limited, the arbitrators’ and attorneys fees) related to the arbitration proceeding shall be borne as determined in the arbitration proceeding.

SEÇÃO 10.9 Divisibilidade. Se qualquer termo, disposição, acordo ou restrição contida neste Acordo for considerada por um tribunal de jurisdição competente ou outra autoridade como inválida, nula, inexequível ou contra a sua política de regulamentação, o restante dos termos, disposições, acordos e restrições contidas este	SECTION 10.9 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this

Acordo permanecerão válidos e obrigatórios e não devem de modo algum serem afetados, prejudicados ou invalidados, e este Acordo deverá ser reformado, interpretado e executado em tal jurisdição, como se termo, disposição, acordo ou restrição inválida, ilegal ou inaplicável nunca houvessem sido neste contidas.	Agreement shall remain in valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

SEÇÃO 10.10 Execução Específica; Limitação de Danos. As Partes concordam que danos irreparáveis ocorreriam no caso de qualquer das disposições do presente Acordo não serem realizadas de acordo com seus termos específicos ou fossem violadas ou ameaçadas de violação e que a concessão de indenizações em dinheiro seria inadequada, nesse caso. Assim, reconhece-se que as Partes terão direito a uma Ordem para desempenhos específicos de prevenção de violações do presente Acordo e para fazer cumprir especificamente os termos e disposições deste Acordo.	SECTION 10.10 Specific Enforcement; Limitation on Damages. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties shall be entitled to an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SEÇÃO 10.11 Títulos. Os títulos contidos neste Acordo são apenas para referência e não devem afetar de forma alguma o significado ou interpretação deste Acordo.	SECTION 10.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SEÇÃO 10.12 Língua. O presente Acordo está sendo celebrado em forma bicolunada, em Inglês e Português. A versão em Português do Acordo presente nesta forma bicolunada somente é incluída para fins de tradução. No evento de qualquer conflito na interpretação dos termos em, ou qualquer inconsistência, discrepância ou contradição entre, as versões em Inglês e em Português do Acordo, a versão em Inglês deverá, em todos os casos, prevalecer.	SECTION 10.12 Language. This Agreement is being executed in a bi-colunated form, in English and Portuguese. The Portuguese version of the Agreement set forth in this bi-colunated form is included for translation purposes only. In the event of any conflict in the interpretation of the terms in, or any inconsistency, discrepancy or contradiction between, the English and Portuguese versions of the Agreement, the English version shall, in all cases, prevail.

SEÇÃO 10.13 Rubricas. As Partes e a Companhia concordam que todas as páginas deste Acordo e seus Anexos deverão ser rubricados. Para tal propósito, NCR e a Companhia indicam Rodrigo Figueiredo Nascimento; e Scopus Industrial e Scopus indicam (i) Yara Piauilino, Vinicius Augusto Andrade ou Vilson Fontoura da Silva; e (ii) Denise Prieto de Souza.	SECTION 10.13 Initials. The Parties and the Company agree that all pages of this Agreement and is Schedules shall be initialed. For such purpose, NCR and the Company appoint Rodrigo Figueiredo Nascimento; and Scopus Industrial and Scopus appoint (i) Yara Piauilino, Vinicius Augusto Andrade or Vilson Fontoura da Silva; and (ii) Denise Prieto de Souza.

(Página de assinaturas a seguir)	(Signature page follows)

EM TESTEMUNHO DO QUE, NCR, Scopus Industrial, Scopus e a Companhia fizeram com que este Acordo fosse celebrado por seus respectivos diretores para tanto devidamente autorizados, na data acima disposta.	IN WITNESS WHEREOF, NCR, Scopus Industrial, Scopus and the Company have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

São Paulo, 26 de julho de 2011.	São Paulo, July 26, 2011.

NCR CORPORATION

/s/ John G. Bruno
Nome:	Name: John G. Bruno
Cargo:	Title: EVP

SCOPUS INDUSTRIAL S.A.

/s/ Candido Leonelli	/s/ Marcelo Frantini
Nome: Candido Leonelli	Name: Marcelo Frantini
Cargo: Presidente	Title: Director

SCOPUS TECNOLOGIA LTDA.

/s/ Candido Leonelli	/s/ Marcelo Frantini
Nome: Candido Leonelli	Name: Marcelo Frantini
Cargo: Presidente	Title: Director

NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO LTDA.

/s/ Elias Rogério da Silva	/s/ Elias Rogério da Silva
Nome: Elias Rogério da Silva	Name: Elias Rogério da Silva
Cargo: Country Manager NCR Brasil Ltda.	Title: Country Manager NCR Brasil Ltda.

TESTEMUNHAS / WITNESSES

1. /s/ Ellen M. de Anir	2.
Nome: Ellen maria de Anir	Name:
RG: 48.454.531.0	ID:

ANEXO I ACORDO DE ACIONISTAS	SCHEDULE I SHAREHOLDER’S AGREEMENT

ACORDO DE ACIONISTAS	SHAREHOLDERS’ AGREEMENT

entre	among

SCOPUS TECNOLOGIA LTDA.	SCOPUS TECNOLOGIA LTDA.

SCOPUS INDUSTRIAL S/A.	SCOPUS INDUSTRIAL S/A.

NCR CORPORATION,	NCR CORPORATION,

e	and

[NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S/A.][1]	[NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S/A.][2]

[—], 2011	[—], 2011

1 Nome da pessoa jurídica e informações de registro a serem examinadas para refletir conversão de LTDA. para S.A.

2 Entity name and registration information to be revised to reflect conversion from LTDA. to. S.A.

ÍNDICE
CONSIDERANDOS	I-3
ARTIGO I—INTERPRETAÇÃO E DEFINIÇÕES	I-4
ARTIGO II—FINALIDADE	I-14
ARTIGO III—COMPROMISSOS E DECLARAÇÕES DOS ACIONISTAS	I-15
ARTIGO IV—AÇÕES E CAPITAL SOCIAL	I-20
ARTIGO V—ASSEMBLEIAS DE ACIONISTAS	I-25
ARTIGO VI—CONSELHO DE ADMINISTRAÇÃO	I-30
ARTIGO VII—DIRETORIA EXECUTIVA	I-33
ARTIGO VIII—ASPECTOS GERAIS SOBRE TRANFERÊNCIAS	I-36
ARTIGO IX—RESTRIÇÕES DE TRANSFERÊNCIA	I-37
ARTIGO X—DIREITO DE PRIMEIRA OFERTA	I-39
ARTIGO XI—DIREITO DE PREFERÊNCIA	I-43
ARTIGO XII—DIREITO DE VENDA CONJUNTA	I-45
ARTIGO XIII—OPÇÕES	I-46
ARTIGO XIV—PRAZO E RESCISÃO	I-53
ARTIGO XV—RESOLUÇÃO DE CONTROVÉRSIAS	I-53
ARTIGO XVI—OUTRAS OBRIGAÇÕES	I-56
ARTIGO XVII—GARANTIA SCOPUS	I-59

ACORDO DE ACIONISTAS	SHAREHOLDERS’ AGREEMENT

O presente acordo de acionistas (“Acordo”) é celebrado no dia [—] de [—] de 2011, por e entre:	This shareholders’ agreement (hereinafter the “Agreement”) is made and entered into as of the [—] day of [—], 2011, by and among:

(1) SCOPUS TECNOLOGIA LTDA., sociedade de responsabilidade limitada com sede na Av. Mutinga, n.º 4.105, na cidade de São Paulo, Estado de São Paulo, inscrita no CNPJ/MF sob o n.º 47.379.565/0001-95, neste ato representada na forma do seu contrato social (“Scopus”);	(1) SCOPUS TECNOLOGIA LTDA., a limited liability company with head office at Av. Mutinga, No. 4.105, in the city of São Paulo, State of São Paulo, enrolled before the CNPJ/MF under No. 47.379.565/0001-95, represented herein pursuant to its Articles of Association (“Scopus”);

(2) SCOPUS INDUSTRIAL S/A, subsidiária integral da Scopus, com sede na Avenida Mutinga, 4.105, 1º andar, parte, Prédio Novo, na cidade de São Paulo, Estado de São Paulo, inscrita no CNPJ/MF sob o n.º 09.227.001/0001-48, neste ato representada na forma do seu estatuto social (“Scopus Industrial”);	(2) SCOPUS INDUSTRIAL S/A, a wholly-owned subsidiary corporation of Scopus with head office at Avenida Mutinga, 4.105, 1o andar, parte, Prédio Novo, in the city of São Paulo, in the State of São Paulo, enrolled before the CNPJ/MF under No. 09.227.001/0001-48, represented herein pursuant to its By-laws (“Scopus Industrial”);

(3) NCR CORPORATION, sociedade organizada segundo as leis do Estado de Maryland, com sede na 3097 Satellite Boulevard, Building 700, na cidade de Duluth, Estado da Georgia, nos Estados Unidos da América (“NCR” e, em conjunto com a Scopus Industrial, doravante denominadas “Acionistas”);	(3) NCR CORPORATION, a corporation organized under the laws of the State of Maryland, with head office at 3097 Satellite Boulevard, Building 700, in the city of Duluth, State of Georgia, in the United States of America (“NCR” and, together with Scopus Industrial, hereinafter referred to as “Shareholders”);

(4) [NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S.A.], sociedade por ações com sede na Avenida Autáz Mirim, 1.030, Blocos 1 e 2, Distrito Industrial, na cidade de Manaus, no Estado do Amazonas, inscrita no CNPJ/MF sob o nº 10.785.567/0001-74, neste ato representada neste ato nos termos de seu estatuto social (“Companhia” e, em conjunto com os Acionistas e Scopus, doravante denominados “Partes”);	(4) [NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S.A.], a corporation with head office at Avenida Autáz Mirim, 1.030, Blocos 1 e 2, Distrito Industrial, in the city of Manaus, in the State of Amazonas, enrolled before the CNPJ/MF under No. 10.785.567/0001-74, represented herein pursuant to its Articles of Association (the “Company” and, together with the Shareholders AND Scopus, hereinafter referred to as “Parties”);

CONSIDERANDOS	RECITALS

CONSIDERANDO QUE a Scopus, Scopus Industrial, NCR e a Companhia assinaram em 26 de julho de 2011 um contrato de subscrição de participação (“Acordo de Investimento”) por meio do qual (i) no Fechamento (conforme definido no Acordo de Investimento), a Scopus Industrial tornou-se proprietária legitima de 7.160.296 ações ordinárias emitidas pela Companhia, representando 49% (quarenta e nove por cento) do seu capital social votante; e (ii) a NCR permaneceu proprietária legitima de 7.452.553 ações ordinárias emitidas pela Companhia, representando 51% (cinquenta e um por cento) de seu capital social com direito a voto, e 7.452.515 ações preferenciais emitidas pela Companhia, representando 100% (cem por cento) das ações preferenciais emitidas e em circulação pela Companhia.	WHEREAS Scopus, Scopus Industrial, NCR and the Company executed on July 26, 2011, an equity subscription agreement (“Investment Agreement”) by means of which (i) at the Closing (as defined in the Investment Agreement), Scopus Industrial became the legitimate owner of 7,160,296 common shares issued by the Company, representing forty nine percent (49%) of its voting equity capital; and (ii) NCR remained the legitimate owner of 7,452,553 common shares issued by the Company, representing fifty-one percent (51%) of its voting equity capital, and 7,452,515 preferred shares issued by the Company, representing one hundred percent (100%) of the total outstanding shares of the Company’s preferred stock.

CONSIDERANDO QUE a Scopus Industrial e a NCR são os únicos acionistas da Companhia a partir desta data.	WHEREAS Scopus Industrial and NCR are the sole shareholders of the Company on the date hereof.

CONSIDERANDO QUE os Acionistas desejam celebrar o presente Acordo para reger determinados direitos, deveres e obrigações como acionistas diretos da Companhia.	WHEREAS the Shareholders desire to enter into this Agreement to govern certain of their rights, duties and obligations as direct shareholders of the Company.

CONSIDERANDO QUE a Scopus Industrial é uma subsidiária integral da Scopus, e a Scopus deseja, em caráter irrevogável e incondicional, garantir à NCR o pagamento integral e o cumprimento de cada uma das obrigações da Scopus Industrial nesse Acordo.	WHEREAS Scopus Industrial is a wholly-owned subsidiary of Scopus, and Scopus desires to irrevocably and unconditionally guarantee to NCR the full payment and performance of each and all of the obligations of Scopus Industrial hereunder.

RESOLVEM, AS PARTES, por estarem de acordo com os termos e condições aqui estabelecidos e com outras considerações relevantes, e cujo recebimento é acusado expressamente neste instrumento, as Partes têm entre si justas e contratadas, nos termos do Artigo 118 da Lei 6.404/76, conforme alterada (a “Lei das	NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree, pursuant to section 118 of Law 6,404/76, as amended, (the “Brazilian Corporations Law”), as follows:

Sociedades por Ações”), o seguinte:

ARTIGO I - INTERPRETAÇÃO E DEFINIÇÕES	ARTICLE I - CONSTRUCTION AND DEFINITIONS

SEÇÃO 1.1. Interpretação. Conforme utilizadas neste Acordo, as palavras “inclui”, “incluir”, “incluindo” e “inclusive” não limitam os termos precedentes e serão consideradas como sendo acompanhadas pelas palavras “sem se limitar a”; a palavra “ou” não é exclusiva; e as palavras “no presente instrumento”, “por meio deste instrumento”, “neste ato” e “este instrumento” referem-se ao presente Acordo como um todo. Qualquer referência a qualquer legislação aplicável será também considerada uma referência a todas as normas e regulamentações promulgadas a partir delas, salvo se o contexto exigir o contrário. Sempre que exigido pelo contexto, qualquer gênero compreenderá outro gênero, o singular compreenderá o plural e o plural compreenderá o singular. Salvo se o contexto exigir o contrário, as referências a: (a) Seções e Anexos correspondem às Seções e aos Anexos deste Acordo; e (b) um contrato, instrumento ou outro documento corresponde ao referido contrato, instrumento ou outro documento, conforme alterado, aditado e modificado na data de assinatura, salvo se o contexto exigir o contrário e, a partir de então, de tempos em tempos, conforme permitido por este Acordo. Os Anexos contidos neste Acordo serão interpretados e considerados como parte integral deste Acordo como se houvessem sido estabelecidos literalmente neste instrumento. Os cabeçalhos das Seções ou Anexos são inseridos unicamente para facilitar a referência e não serão considerados parte do Acordo ou afetarão de qualquer forma o significado ou a interpretação deste Acordo. Todos os termos definidos neste Acordo possuem os significados definidos quando utilizados em qualquer certificado ou outro documento elaborado ou entregue nos termos deste instrumento, exceto se definido de outra forma.	SECTION 1.1. Construction. As used in this Agreement, the words “include,” “includes” and “including” do not limit the preceding terms of words and shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Any reference to any applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context otherwise requires. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Unless the context otherwise requires, references to: (a) Sections and Schedules mean the Sections of, and the Schedules attached to, this Agreement; and (b) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date of execution, unless the context otherwise requires, and thereafter from time to time to the extent permitted by this Agreement. The Schedules referred to in this Agreement shall be construed with and deemed an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The headings of Sections or Schedules are inserted for convenience of reference only and shall not be deemed a part of, or affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

SEÇÃO 1.2. Alguns Termos Definidos. Para fins deste Acordo, salvo se o contexto exigir o contrário, os seguintes termos terão os significados a seguir:	SECTION 1.2. Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Empresa de Auditoria Contábil” deverá significar o escritório brasileiro de uma das seguintes empresas de auditoria contábil, a ser selecionado mediante mútuo acordo entre NCR e Scopus Industrial: Ernst & Young ou Deloitte Touche Tohmatsu.	“Accounting Firm” shall mean the Brazilian office of one of the following accounting firms, to be selected by mutual agreement between NCR and Scopus Industrial: Ernst & Young or Deloitte Touche Tohmatsu.

“Afiliada” significa qualquer Pessoa que, direta ou indiretamente, controle, seja controlada por ou esteja sob Controle comum de outra Pessoa.	“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common Control with another Person.

“Produto ATM” significa um hardware de caixa eletrônico automático (que, pelo menos, tenha um cofre e libere dinheiro) e software de operação básica.	“ATM Product” shall mean automated teller machine hardware (which, at a minimum, has a safe and dispenses cash) and basic operating software.

“ATM” significa um Produto ATM fornecido, instalado e coberto por um programa de garantia.	“ATM” shall mean an ATM Product as delivered, installed and covered by a warranty program.

“Conselho de Administração” significa o conselho de administração da Companhia.	“Board of Directors” shall mean the Company’s board of Directors.

“Diretoria Executiva” significa a diretoria executiva da Companhia.	“Board of Officers” shall mean the Company’s board of Officers.

“BR GAAP” significa os princípios contábeis geralmente aceitos no Brasil.	“BR GAAP” shall mean accounting principles generally accepted in Brazil.

“RO do Bradesco” significa, em qualquer período determinado, a RO da Companhia resultante das vendas feitas para o Bradesco e suas Subsidiárias qualificadas nos termos do Contrato Principal de Compra e Venda.	“Bradesco OI” shall mean, for any particular period, the Company’s OI derived from sales made to Bradesco and its qualifying Subsidiaries under the Master Purchase Agreement.

“Bradesco” significa o Banco Bradesco S.A., instituição financeira brasileira com sede na Cidade de Deus, Vila Yara, na cidade de Osasco, no Estado de São Paulo, inscrita no CNPJ/MF sob o nº 60.746.948/0001-12.	“Bradesco” shall mean Banco Bradesco S.A., a Brazilian financial institution with head office at Cidade de Deus, Vila Yara, in the city of Osasco, in the State of São Paulo, enrolled before the CNPJ/MF under No. 60.746.948/0001-12.

“Brasil” significa a República Federativa do Brasil.	“Brazil” shall mean the Federative Republic of Brazil.

“Banco Central do Brasil” significa o Banco Central do Brasil.	“Brazilian Central Bank” shall mean the Central Bank of Brazil.

“Dia útil” significa qualquer dia no qual os bancos não sejam obrigados ou não tenham autorização por lei para fechar na cidade de São Paulo, Estado de São Paulo, Brasil ou na cidade de Manaus, Estado do Amazonas, Brasil.	“Business Day” shall mean any day on which banks are not required or authorized by law to close in the city of São Paulo, State of São Paulo, Brazil or in the city of Manaus, State of Amazonas, Brazil.

“Caixa” significa, com relação à Companhia e para fins do cálculo do Endividamento Líquido, o montante em dinheiro detido pela Companhia.	“Cash” shall mean, with respect to the Company for purposes of the calculation of Net Debt hereunder, the amount of the Company’s cash.

“Equivalentes de Caixa” significa (a) quaisquer investimentos ou valores mobiliários de curto prazo, altamente avaliados e altamente líquidos, prontamente conversíveis em valores conhecidos em moeda corrente, sem aplicação de multa e que, por estarem	“Cash Equivalents” shall mean (a) any short-term, highly-rated, and highly-liquid investments or securities readily convertible to known amounts of cash without penalty and so near maturity that they present insignificant risk of change in value, and (b) during the

tão próximos do seu vencimento, apresentam risco insignificante de alteração de valor, e (b) no período de 45 (quarenta e cinco dias) seguintes à presente data, a parcela do Recebível da GSL que ainda não tenha sido convertida em dinheiro.	forty-five (45) day period following the date hereof, such portion of the GSL Receivable as has not then been converted to cash.

“CCBC” significa a Câmara de Comércio Brasil Canadá.	“CCBC” shall mean the Brazil-Canada Chamber of Commerce (Câmara de Comércio Brasil Canada).

“Presidente” significa o presidente do Conselho de Administração.	“Chairman” shall mean the chairman of the Board of Directors.

“Parente Próximo” significa (a) um companheiro(a) de união estável; (b) filhos; (c) filhos do companheiro(a) de união estável; (d) dependentes; (e) dependentes do companheiro de união estável.	“Close Member of the Family” shall mean (a) a domestic partner; (b) children; (c) children of domestic partner; (d) dependants; (e) dependants of domestic partner.

“Equivalentes de Caixa no Fechamento” significa, na Data do Fechamento, (i) quaisquer investimentos ou valores mobiliários detidos pela Companhia, de curto prazo, altamente avaliados e altamente líquidos, prontamente conversíveis em valores conhecidos em moeda corrente, sem multa e que, por estarem tão próximos do vencimento, apresentam risco insignificante de alteração de valor; e (ii) o Recebível da GSL líquido de custos e despesas (incluindo Tributos) eventualmente devidos pela Companhia por ocasião de sua conversão em Caixa.	“Closing Cash Equivalents” shall mean, on the Closing Date, (i) any short-term, highly-rated, and highly-liquid investments or securities held by the Company, which are readily convertible to known amounts of cash without penalty and are so near maturity that they present insignificant risk of change in value, and (ii) the GSL Receivable, net of any costs and expenses (including Taxes) that may be due by the Company upon its conversion into Cash.

“Caixa no Fechamento” significa, com relação à Companhia e para fins do cálculo da Dívida Líquida no Fechamento, o montante em dinheiro detido pela Companhia na Data de Fechamento.	“Closing Cash” shall mean, with respect to the Company for purposes of the calculation of Closing Net Debt hereunder, the amount of the Company’s cash on the Closing Date.

“Data de Fechamento” significa a data do presente Acordo.	“Closing Date” shall mean the date hereof.

“Dívida no Fechamento” significa, com relação à Companhia para fins do cálculo da Dívida Líquida no Fechamento prevista neste instrumento, o valor de qualquer obrigação que, na Data de Fechamento, deva ser refletida como endividamento em um balanço patrimonial consolidado da Companhia, preparado de acordo com o BR GAAP, incluindo, sem duplicidade: (a) todas as obrigações da Companhia decorrentes de empréstimos em dinheiro; (b) todas as obrigações da Companhia evidenciadas por notas, debêntures, títulos ou outros instrumentos similares, cuja responsabilidade pelo pagamento como devedor principal seja da Pessoa; (c) todas as obrigações de pagamento da Companhia emitidas ou assumidas para pagamentos diferidos de	“Closing Debt” shall mean, with respect to the Company for purposes of the calculation of the Closing Net Debt hereunder, the amount of any obligation that, on the Closing Date, is required to be reflected as indebtedness on a consolidated balance sheet of the Company prepared in accordance with BR GAAP, including, without duplication: (a) all obligations of the Company for borrowed money; (b) all obligations of the Company evidenced by notes, debentures, bonds, or other similar instruments, the payment of which the Person is responsible or liable as primary obligor; (c) all payment obligations of the Company issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar transactions;

preços de compra associados a aquisições, alienações ou outras operações similares; (d) todas as obrigações de pagamento da Companhia como locatária em locações que foram ou deveriam ser, de acordo com o BR GAAP, registradas como arrendamento mercantil financeiro; (e) compromissos ou obrigações pelas quais a Companhia garanta um credor contra perda (incluindo obrigações de contingente de reembolso em relação a cartas de crédito); (f) endividamento garantido por um Gravame em ativos ou bens da Companhia; (g) obrigações ou comprometimentos da Companhia de devolver depósitos ou outros valores adiantados por, e devidos a, terceiros; (h) obrigações da Companhia sob qualquer taxa de juros, moeda ou outros contratos de hedge; (i) obrigações decorrentes de cartas de crédito e quaisquer outros contratos relacionados a empréstimo de dinheiro por, ou extensão de crédito para, a Companhia; (j) todo IOF e imposto de renda brasileiro associado aos pagamentos feitos em relação ao Empréstimo NCR, seja antes, durante ou após o Fechamento; (k) quaisquer impostos sobre salários, impostos sobre a renda e contribuições sociais que sejam incorridos pela Companhia antes do Fechamento, mas para os quais a Companhia não tenha efetuado provisões; (l) qualquer garantia pela Companhia a qualquer das obrigações acima expostas; e (m) todos os tributos e encargos sociais não pagos, em cada caso conforme incluído nos programas de financiamento da Entidade Governamental; desde que o termo “Dívida no Fechamento” não inclua (i) contas pagas a credores comerciais que não estejam vencidas, (ii) despesas acumuladas decorrentes do curso normal dos negócios ou (iii) endosso de instrumentos negociáveis para cobrança no curso normal dos negócios.	(d) all payment obligations of the Company as lessee under leases that have been or should be, in accordance with BR GAAP, recorded as capital leases; (e) commitments or obligations by which the Company assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (f) indebtedness secured by a Lien on assets or properties of the Company; (g) obligations or commitments of the Company to repay deposits or other amounts advanced by and owing to third parties, (h) obligations of the Company under any interest rate, currency or other hedging agreements; (i) obligations under letters of credit and any other contracts relating to the borrowing of money by, or extension of credit to, the Company; (j) all IOF and Brazilian income taxes associated with payments made on the NCR Loan, whether before, on or following the Closing, (k) any payroll taxes, income taxes, social security taxes that are incurred by the Company prior to the Closing but for which the Company has not made accruals; (l) any guarantee by the Company of any of the foregoing obligations; (m) all unpaid taxes and social charges, in each case as included in Governmental Entity refinancing programs; provided, however, that the term “Closing Debt” shall not include (i) accounts payable to trade creditors that are not overdue, (ii) accrued expenses arising in the ordinary course of business or (iii) endorsements of negotiable instruments for collection in the ordinary course of business.

“Dívida Líquida no Fechamento” significa (a) a Dívida no Fechamento menos (b) o Caixa no Fechamento mais o Equivalente ao Caixa no Fechamento da Companhia.	“Closing Net Debt” shall mean (a) Closing Debt minus (b) Closing Cash plus Closing Cash Equivalents of the Company.

“RO da Companhia” significa, em qualquer período específico, à RO total da Companhia no referido período.	“Company OI” shall mean, for any particular period, the total OI of the Company for such period.

“Remuneração” significa, com relação a qualquer Diretor, o montante total do salário base do Diretor em questão, bônus (participação e dinheiro) e benefícios adicionais (i.e.: perquisites).	“Compensation” shall mean, with respect to any Officer, the aggregate amount of such Officer’s base salary, bonus (equity and cash) and fringe benefits (i.e., perquisites).

“Controle” significa o poder de uma Pessoa ou de um grupo de Pessoas de deter, direta ou indiretamente, os direitos que lhes outorgariam preferência nas	“Control” shall mean the power of a Person or a group of Persons to hold, directly or indirectly, the rights that would grant them preponderance in the corporate

deliberações da empresa e o direito de eleger ou indicar a maioria dos membros da administração.	deliberations and the right to elect or appoint the majority of the members of management (administração).

“Conselheiro” significa a um membro do Conselho de Administração.	“Director” shall mean a member of the Board of Directors.

“Dólar” ou “Dólares” ou “US$” significa a moeda válida dos Estados Unidos da América.	“Dollar” or “Dollars” or “US$” shall mean the lawful currency of the United States of America.

“EBITDA” significa os lucros antes da dedução de juros, tributos, depreciação e amortização, sendo tais itens determinados conforme o BR GAAP aplicados de forma consistente com as práticas passadas da Companhia (desde que tais práticas sejam consistentes com o BR GAAP).	“EBITDA” shall mean earnings before deduction of interest, taxes, depreciation and amortization, with such items being determined in accordance with BR GAAP applied on a basis consistent with the past practices of the Company (to the extent such practices are consistent with BR GAAP).

“Autoridade Governamental” significa qualquer autoridade, agência, órgão, árbitro, tribunal, comissão, ou qualquer outro órgão governamental, regulador ou auto-regulador, federal, estadual, municipal, nacional, estrangeiro ou supranacional, ou qualquer bolsa de valores reconhecida que tenha autoridade sobre a Companhia e/ou seu negócio.	“Governmental Authority” shall mean any federal, state or local, domestic, foreign or supranational governmental, administrative, regulatory or self-regulatory authority, agency, court, arbitrator, tribunal, commission or other governmental, regulatory or self-regulatory entity or any recognized stock exchange which exercises authority over the Company and/or its business.

“Recebível da GSL” significa qualquer montante devido pela GSL à Companhia, a partir desta data.	“GSL Receivable” shall mean any amounts owed by GSL to the Company as of this date.

“GSL” significa NCR Global Solutions Limited, companhia organizada sob as leis da República da Irlanda.	“GSL” shall mean NCR Global Solutions Limited, a company organized under the laws of the Republic of Ireland.

“Endividamento” significa, para qualquer Pessoa, o valor de qualquer obrigação que deva ser refletida como endividamento no balanço patrimonial consolidado de tal Pessoa, elaborado de acordo com o BR GAAP, incluindo, mas sem duplicidade: (a) todas as obrigações de longo prazo decorrentes de empréstimos em dinheiro; (b) todas as obrigações da Pessoa evidenciadas por notas, debêntures, títulos ou outros instrumento similares, cuja responsabilidade pelo pagamento como devedor principal seja da Pessoa; (c) todas as obrigações de pagamento da Pessoa, emitidas ou assumidas em decorrência de pagamento diferido do preço de compra associado a aquisições, alienações ou outras operações similares; (d) todos os tributos e contribuições sociais devidas, em cada caso, conforme incluído pela Autoridade Governamental nos programas de parcelamento fiscal; (e) todas as obrigações de pagamento da Pessoa como locatária em locações que	“Indebtedness” shall mean, for any Person, the amount of any obligation that is required to be reflected as indebtedness on a consolidated balance sheet of such Person prepared in accordance with BR GAAP, including, without duplication: (a) all long term obligations of the Person for borrowed money; (b) all obligations of the Person evidenced by notes, debentures, bonds, or other similar instruments, the payment of which the Person is responsible or liable as primary obligor; (c) all payment obligations of the Person issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar transactions; (d) all unpaid taxes and social charges, in each case as included in Governmental Entity refinancing programs (parcelamento fiscal); (e) all payment obligations of the Person as lessee under leases that have been or should be, in accordance with BR GAAP, recorded as capital leases; (f) commitments

foram ou deveriam ser, conforme o BR GAAP, registradas como arrendamento mercantil financeiro; (f) compromissos ou obrigações por meio dos quais a Pessoa em questão garante um credor contra perdas (inclusive eventuais obrigações de reembolso decorrentes de cartas de crédito); (g) endividamento garantido por um Gravame dos ativos ou bens de tal Pessoa; (h) obrigações ou compromissos da Pessoa de devolver depósitos ou outros valores antecipados por, e devidos a, terceiros; (i) obrigações da Pessoa em questão decorrentes de juros, câmbio ou outro contrato de hedge; (j) obrigações decorrentes de cartas de crédito e quaisquer outros Contratos relacionados ao empréstimo de dinheiro por meio de crédito por, ou extensão de crédito para, tal Pessoa; e (k) qualquer garantia por tal Pessoa das obrigações listadas acima, contanto que, o termo “Endividamento” não inclua (i) contas a pagar a credores comerciais que não estejam vencidas; (ii) despesas acumuladas decorrentes do curso normal dos negócios; (iii) endosso de instrumentos negociáveis para cobrança no curso normal dos negócios; ou (iv) o Valor de Resgate das Ações Preferenciais; ou (v) qualquer crédito ou empréstimo pendente em favor da NCR que resulte do resgate das Ações Preferenciais nos termos da Seção 4.2(d) deste Acordo.	or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (g) indebtedness secured by a Lien on assets or properties of such Person; (h) obligations or commitments of the Person to repay deposits or other amounts advanced by and owing to third parties; (i) obligations of such Person under any interest rate, currency or other hedging agreements; (j) obligations under letters of credit and any other Contracts relating to the borrowing of money by, or extension of credit to, such Person; and (k) any guarantee by such Person of any of the foregoing obligations; provided, however, that the term “Indebtedness” shall not include: (i) accounts payable to trade creditors that are not overdue; (ii) accrued expenses arising in the ordinary course of business; (iii) endorsements of negotiable instruments for collection in the ordinary course of business; or (iv) the Redemption Value of the Preferred Shares; or (v) any outstanding credit or loan in favor of NCR that results from the redemption of the Preferred Shares pursuant to Section 4.2(d) hereof.

“Auditores Independentes” significa a KPMG Auditores Independentes.	“Independent Auditors” shall mean KPMG Auditores Independentes.

“Prazo Inicial do Contrato Principal de Compra e Venda” significa o período que se inicia na data de celebração do Contrato Principal de Compra e Venda e se encerra no dia 30 de junho de 2016.	“Initial Term of the Master Purchase Agreement” shall mean the period beginning on the date of execution of the Master Purchase Agreement and ending on June 30, 2016.

“IPCA” significa o Índice Nacional de Preços ao Consumidor Amplo calculado pelo Instituto Brasileiro de Geografia e Estatística – IBGE.	“IPCA” shall mean the Índice Nacional de Preços ao Consumidor Amplo calculated by Instituto Brasileiro de Geografia e Estatística – IBGE.

“Gravame” significa qualquer ônus, demanda, opção, direito de compra, direito de conversão, direito de permuta, direito de credor, penhor, hipoteca ou contrato que crie as referidas restrições ou restrições semelhantes de qualquer tipo ou natureza.	“Lien” shall mean any encumbrance, claim, option, purchase right, conversion right, exchange right, creditors’ right, pledge, mortgage or agreement that creates such restrictions or similar restrictions of any kind or nature.

“Contrato Principal de Compra e Venda” significa o contrato para a fabricação e fornecimento de ATMs, celebrado em 26 de julho de 2011, entre a Companhia e o Bradesco, juntamente com o Contrato de Compra e Venda de Produtos ATM, Instalação, Garantia, Serviços e Outras Avenças celebrado com o Bradesco, cuja cópia	“Master Purchase Agreement” shall mean the agreement for the manufacturing and supply of ATMs, executed as of July 26, 2011, by and between the Company and Bradesco, together with the Bradesco ATM Products Purchase and Sale, Installation, Warranty, Services and Other Covenants Agreement,

encontra-se anexada ao Contrato Principal de Compra e Venda.	attached as a schedule to the Master Purchase Agreement.

“Mútuo NCR” significa o Contrato de Mútuo, celebrado em 3 de dezembro de 2009, entre a Companhia, como mutuária, e a NCR, como mutuante, conforme aditivo datado de 25 de maio de 2010.	“NCR Loan” shall mean that certain Loan Agreement, dated December 3, 2009, between the Company, as borrower, and NCR, as lender, as amended on May 25, 2010.

“Dívida Líquida” significa o (a) Endividamento da Companhia menos (b) Caixa mais Equivalentes de Caixa da Companhia, sempre no momento em que a Dívida Líquida for calculada.	“Net Debt” shall mean (a) Indebtedness of the Company minus (b) Cash plus Cash Equivalents of the Company, each as of the time that Net Debt is calculated.

“Diretor” significa um diretor estatutário de “nível c” da Companhia.	“Officer” shall mean a statutory “c-level” officer of the Company.

“RO” significa o resultado operacional (determinado pela dedução das Despesas Operacionais das Receitas Operacionais) calculado de acordo com o BR GAAP.	“OI” shall mean operating income (determined by deducting Operating Expenses from Operating Revenues) as calculated in accordance with BR GAAP.

“Despesas Operacionais” significa: (a) os custos de mercadorias vendidas; (b) as despesas com vendas, gerais e administrativas; (c) a depreciação e amortização; e (d) outras despesas; exceto despesas decorrentes de juros e imposto de renda.	“Operating Expenses” shall mean the: (a) costs of goods sold; (b) selling, general and administrative expenses; (c) depreciation and amortization; and (d) other expenses; but excluding interest expense and income taxes.

“Receita Operacional” significa a receita das operações.	“Operating Revenues” shall mean revenues from operations.

“Pessoa” significa uma pessoa física, pessoa jurídica, sociedade, companhia, entidade, trustes, joint venture, parceria, associação, fundo, condomínio, organização internacional ou multilateral ou outra entidade pública, privada ou de economia mista, bem como os respectivos sucessores e cessionários, ou outra entidade ou Autoridade Governamental.	“Person” shall mean an individual, company, corporation, entity, trust, joint venture, partnership, association, fund, condominium, international or multilateral organization or other public, private or private and public entity, as well as its successors and transferees, or another entity or Governmental Authority.

“Proporção das Ações Preferenciais” significa para qualquer Acionista que detenha Ações Preferenciais e em qualquer tempo, a proporção do número agregado de Ações Preferenciais detidas por tal Acionista em relação ao número de Ações Ordinárias então detidas por tal Acionista.	“Preferred Share Ratio” shall mean, for any Shareholder that holds preferred shares and at any given time, the ratio of the aggregate number of preferred shares then held by such Shareholder to the aggregate number of common shares then held by such Shareholder.

“Reputação Pública” significa a percepção global da população em geral (conforme demonstrado por notícias no The Wall Street Journal ou publicações de importância e circulação similar nos Estados Unidos ou no Brasil, ou reportagens de negócios divulgadas por veículos de mídia reconhecidos nacionalmente nos Estados Unidos ou no Brasil) do caráter, marca e	“Public Reputation” shall mean the overall perception of people in general (as evidenced in written news reports in The Wall Street Journal or publications of similar import and circulation in the United States or Brazil, or reports of nationally-recognized business news media outlets in the United States or Brazil) of a Person’s character, brand and image, taken as a whole.

imagem de uma Pessoa, quando consideradas como um todo.

“Práticas Questionáveis de Negócios” significa as práticas de negócios que são proibidas ou classificadas como criminosas conforme a Legislação Brasileira, que incluem (a título exemplificativo) crimes definidos na Legislação Brasileira como prevaricação, peita, ou suborno, concussão, peculato, contra a economia popular, contra a ordem tributária, crimes contra o meio ambiente e crimes que, em caso de condenação, proíbam a ocupação de cargos públicos ou de administração em companhias abertas.	“Questionable Business Practices” shall mean business practices that are prohibited or proscribed as criminal under Brazilian Law, which includes (by way of example) crimes defined under Brazilian Law as “prevaricação,” “peita” or “suborno,” “concussão,” “peculato,” “contra a economia popular,” “contra a ordem tributária,” crimes against the environment, and crimes that would, upon conviction, forbid access to public positions or to management of publicly-traded companies.

“Real” ou “Reais” ou “R$” significa a moeda corrente no Brasil.	“Real” or “Reais” or “R$” shall mean the lawful currency of Brazil.

“Parte Relacionada” significa a parte que: (a) é Controlada por uma entidade ou Controla uma entidade (incluindo Controle comum, Controle conjunto, influência significativa); (b) é uma Afiliada das entidades citadas em (a); (c) é uma joint venture, em que a entidade é um investidor; (d) é um membro chave da equipe de administração de pessoal de uma pessoa jurídica; (e) é Parente Próximo de qualquer parte mencionada em (a) ou (d) acima; (f) é uma pessoa jurídica Controlada (Controlada conjuntamente, significativamente influenciada) por qualquer parte mencionada em (d) ou (e); ou (g) é um plano de benefício pós-emprego para o benefício de funcionários de uma pessoa jurídica ou de uma Parte Relacionada da entidade.	“Related Party” shall mean a party that: (a) is Controlled by an entity, or Controls an entity (including common Control, joint Control, significant influence); (b) is an Affiliate of the entities referred in (a); (c) is a joint venture, where the entity is a venturer; (d) is a member of key management personnel of an entity; (e) is a Close Member of the Family of any party mentioned in (a) or (d) above; (f) is an entity Controlled (jointly Controlled, significantly influenced) by any party mentioned in (d) or (e); or (g) is a post-employment benefit plan for the benefit of employees of an entity or a Related Party of the entity.

“Empresa de Carteira Relacionada” significa qualquer Afiliada do Bradesco que esteja envolvida em qualquer linha de negócios na qual a Companhia esteja, na presente data, envolvida, ou na qual a Companhia se envolva no futuro.	“Related Portfolio Company” shall mean any Affiliate of Bradesco that is engaged in any line of business in which the Company is, on the date hereof, engaged, or in which the Company becomes, in the future, engaged.

“Comprador de ATM Relevante” significa uma pessoa jurídica que: (a) possua operações bancárias de varejo no Brasil; (b) compre ATMs fabricadas no Brasil; (c) possua uma base de ATM intalada no Brasil de pelo menos 5.000 (cinco mil) ATMs; e (d) tenha total de ativos no Brasil superior a R$100 bilhões.	“Relevant ATM Purchaser” shall mean an entity that (a) has retail banking operations in Brazil, (b) buys ATMs manufactured in Brazil, (c) has an existing ATM install base in Brazil of at least five thousand (5,000) ATMs, and (d) has total assets in Brazil in excess of R$100 billion.

“Representantes” significa, em relação a qualquer Pessoa, os seus conselheiros de administração, administradores, diretores, empregados, agentes, advogados, consultores, conselheiros ou outras Pessoas com poderes de representação em nome da Pessoa em	“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors or other duly empowered Persons acting on behalf of such Person.

questão.

“Assembleia de Acionistas” significa a assembleia geral de acionistas da Companhia.	“Shareholders Meeting” shall mean the general shareholders meeting of the Company.

“Subsidiária” significa qualquer pessoa jurídica (incluindo, mas sem limitação, qualquer tipo de sociedade) cujos valores mobiliários ou outras participações societárias com poder de voto ordinário suficiente para eleger a maioria dos administradores ou outras pessoas que desempenhem funções semelhantes sejam, à época, direta ou indiretamente, detidos por uma Pessoa ou, de outra forma, direta ou indiretamente, Controlados (conforme estabelecido na definição de Afiliada) pela referida Pessoa.	“Subsidiary” shall mean any entity (including without limitation any partnership) of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the administrators (administradores) or other persons performing similar functions are at the time directly or indirectly owned by a Person or otherwise is directly or indirectly Controlled (as defined in the definition of Affiliate) by such Person.

“SUFRAMA” significa a Superintendência da Zona Franca de Manaus, a autoridade brasileira responsável pela administração da Zona Franca de Manaus.	“SUFRAMA” shall mean Superintendência da Zona Franca de Manaus, the Brazilian authority responsible for the administration of the Manaus Free Trade Area.

“Terceiro” significa qualquer Pessoa que: (a) não seja parte deste Acordo; (b) não seja uma Afiliada de, ou de outra forma Afiliada a, qualquer Parte deste Acordo; e (c) não seja uma Parte Relacionada de qualquer Parte deste Acordo.	“Third Party” shall mean any Person that is (a) not a party to this Agreement, (b) not an Affiliate of, or otherwise Affiliated with, any Party to this Agreement, and (c) not a Related Party of any Party to this Agreement.

“Empresa de Carteira Não Relacionada” significa qualquer Afiliada do Bradesco que não esteja envolvida em qualquer linha de negócios na qual a Companhia, na presente data, esteja envolvida, ou na qual a Companhia se envolva no futuro.	“Unrelated Portfolio Company” shall mean any Affiliate of Bradesco that is not engaged in any line of business in which the Company is, on the date hereof, engaged, or which the Company becomes, in the future, engaged.

“Não Solicitada” significa, com relação a qualquer oferta, oral ou escrito, de uma Pessoa para adquirir Ações Ordinárias de um Acionista, uma oferta de boa-fé que não seja ativa ou intencionalmente incentivada pelo referido Acionista, suas Afiliadas ou seus respectivos representantes.	“Unsolicited” shall mean, with respect to any offer, whether oral or written, of a Person to purchase the Common Shares of a Shareholder, a bona fide offer that is neither actively nor knowingly encouraged by such Shareholder, its Affiliates or their respective representatives.

SEÇÃO 1.3. Índice de Termos Definidos. Cada um dos seguintes termos é definido na seção deste Acordo estabelecido ao lado do referido termo:	SECTION 1.3. Index to Defined Terms. Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Termo	Seção
Acordo	Preâmbulo
Lei das Sociedades por Ações	Considerandos
Plano de Negócios	4.4(a)
Estatuto Social	3.2
Diretor Presidente	7.1
Balanço Patrimonial de Fechamento	4.2(f)

Term	Section
Agreement	Preamble
Brazilian Corporations Law	Recitals
Business Plan	4.4(a)
By-laws	3.2
CEO	7.1
Closing Balance Sheet	4.2(f)

Notificação de Disputa de Dívida Líquida de Fechamento	4.2(g)
Demonstração de Fechamento	4.2(f)
Ações Ordinárias	4.2(a)
Companhia	Preâmbulo
Valor Patrimonial da Companhia	10.1(a)
Direito de Opção de Venda por Controle de Competidor	13.2(a)(viii)
Informações Confidenciais	3.5(a)
Direito de Opção de Compra por Controle	13.2(a)(ii)
Direito de Opção de Venda por Controle	13.2(a)(i)
Controvérsia	15.2
Data Final do Resgate	4.2(c)
Avaliador Independente	10.1(b)
Auditor Independente	13.1(a)
Direito de Opção de Compra por Insolvência	13.2(a)(iii)
Acordo de Investimento	Preâmbulo
IPO	5.3(xiii)
Período de Restrição	9.1
Direito de Opção de Compra do Contrato Principal de Compra e Venda	13.2(a)(v)
NCR	Preâmbulo
Direito de Opção de Compra por Divulgação da NCR	13.2(a)(iv)
Notificação do Início do Processo de Transferência	11.1(d)
Oferta	11.1(a)
Acionista Ofertado	11.1(a)
Acionista Ofertante	11.1(a)
Período do Direito de Opção RO	13.1(b)
Direito de Opção de Venda RO	13.1(b)
Preço de Venda RO	13.1(e)
Partes	Preâmbulo
Transferência Permitida	9.1
Ações Preferenciais	4.2(a)
Preço da Participação Acionária Total	10.1(a)
Valor de Resgate	4.2(d)
Direito de Opção de Compra por Dano à Reputação	13.2(x)
Direitos de Opção por Dano à Reputação	13.2(x)
Direito de Opção de Venda por Dano à Reputação	13.2(a)(ix)
Direito	13.2(b)
Direito da Primeira Oferta	10.1(d)
Período de Avaliação do Direito de Primeira Oferta	10.1(d)
Notificação de Direito de Primeira	10.1(c)(ii)

Closing Net Debt Dispute Notice	4.2(g)
Closing Statement	4.2(f)
Common Shares	4.2(a)
Company	Preamble
Company Equity Value	10.1(a)
Competitor Control Put Option Right	13.2(a)(viii)
Confidential Information	3.5(a)
Control Call Option Right	13.2(a)(ii)
Control Put Option Right	13.2(a)(i)
Dispute	15.2
Final Redemption Date	4.2(c)
Independent Appraiser	10.1(b)
Independent Auditor	13.1(a)
Insolvency Call Option Right	13.2(a)(iii)
Investment Agreement	Preamble
IPO	5.3(xiii)
Lock Up Period	9.1
Master Purchase Agreement Call Option Right	13.2(a)(v)
NCR	Preamble
NCR Disclosure Call Option Right	13.2(a)(iv)
Notice of Commencement of Transfer Process	11.1(d)
Offer	11.1(a)
Offered Shareholder	11.1(a)
Offering Shareholder	11.1(a)
OI Put Option Period	13.1(b)
OI Put Option Right	13.1(b)
OI Put Price	13.1(e)
Parties	Preamble
Permitted Transfer	9.1
Preferred Shares	4.2(a)
Price for the Total Equity Interest	10.1(a)
Redemption Value	4.2(d)
Reputational Harm Call Option Right	13.2(x)
Reputational Harm Option Rights	13.2(x)
Reputational Harm Put Option Right	13.2(a)(ix)
Right	13.2(b)
Right of First Offer	10.1(d)
Right of First Offer Evaluation Period	10.1(d)

Oferta
Notificação de Renúncia ao Direito de Primeira Oferta	10.1(e)
Direito de Preferência	11.1(b)
Período de Avaliação do Direito de Preferência	11.1(b)
Notificação de Direito de Preferência	11.1(a)
Notificação de Renúncia ao Direito de Preferência	11.1(c)
Scopus	Preâmbulo
Direito de Divulgação da Opção de Venda da Scopus	13.2(a)(iv)
Scopus Industrial	Preâmbulo
Notificação de Opção de Venda da Scopus	10.1(e)
Direito de Opção de Venda da Scopus	10.1(e)
Direito de Opção de Compra por Acordo	13.2(a)(vi)
Acionistas	Preâmbulo
Ações	4.1
SRC	6.8(b)
Notificação de Venda Conjunta	12.1(b)
Direito de Venda Conjunta	12.1(a)
Direito de Opção de Compra por Rescisão	13.2(a)(vii)
Participação Acionária Total	9.2
Transferência	8.1

Right of First Offer Notice	10.1(c)(ii)
Right of First Offer Rejection Notice	10.1(e)
Right of First Refusal	11.1(b)
Right of First Refusal Evaluation Period	11.1(b)
Right of First Refusal Notice	11.1(a)
Right of First Refusal Rejection Notice	11.1(c)
Scopus	Preamble
Scopus Disclosure Put Option Right	13.2(a)(iv)
Scopus Industrial	Preamble
Scopus Put Notice	10.1(e)
Scopus Put Right	10.1(e)
Settlement Call Option Right	13.2(a)(vi)
Shareholders	Preamble
Shares	4.1
SRC	6.8(b)
Tag-Along Notice	12.1(b)
Tag-Along Right	12.1(a)
Termination Call Option Right	13.2(a)(vii)
Total Equity Interest	9.2
Transfer	8.1

ARTIGO II - FINALIDADE	ARTICLE II - PURPOSE

SEÇÃO 2.1. Finalidade do Acordo. A finalidade deste Acordo é estabelecer a estrutura geral que rege o relacionamento entre os Acionistas e a Companhia e seus respectivos sucessores e cessionários no que diz respeito às suas posições de acionistas da Companhia. Os princípios ora estabelecidos representam a essência da intenção das Partes e deverão ser, a todo e qualquer tempo, observados pelos Acionistas e pela Companhia que, neste ato compromete-se em cumpri-los.	SECTION 2.1. Purpose of Agreement. The purpose of this Agreement is to establish the general framework governing the relationship between and among the Shareholders and the Company and their respective successors and transferees with respect to their capacities as shareholders of the Company. The principles set forth herein are of the essence of the intent of the Parties and shall, at all times, be observed by and among the Shareholders and the Company, which hereby promise to abide by them.

SEÇÃO 2.2. Atividades da Companhia. (a) A Companhia atuará na fabricação e venda de Produtos ATM e nas atividades de industrialização, desenvolvimento, transformação, compra, aquisição, alienação, venda, distribuição, juntamente com todas as atividades necessárias e apropriadas; consignação, licenciamento e arrendamento mercantil de equipamentos e programas de informática dentro do setor de automação e tecnologia de informações e, em	SECTION 2.2.(a) Activities of the Company. The Company shall engage in the manufacturing and selling of ATM Products and the activities of industrialization, development, transformation, purchase, acquisition, alienation, sale, distribution, together with all activities necessary and appropriate; consignation, licensing and leasing of computing equipment and programs within the industry of automation and information technology and, in general, the commercialization of all type of

geral, a comercialização de todos os tipos de equipamentos, máquinas e aparelhos, bem como todos os tipos de produtos, matéria prima, peças e outros materiais, direta ou indiretamente necessários para o desenvolvimento, industrialização e comercialização dos produtos acima citados.	equipments, machines and devices, as well as all type of products, raw materials, parts and other materials, directly or indirectly necessary for the development, industrialization and commercialization of the above referenced products.

(b) Nesta data, a atividade da Companhia consiste na fabricação e venda de Produtos ATM e outras atividades contidas na “linha de negócios” de serviços financeiros (conforme o termo encontra-se descrito na Seção 5.3(a)(vi) deste Acordo).	(b) As of the date hereof, the Company’s business consists of the manufacture and sale of ATM Products and other activities within the financial services “line of business” (as that term is described in Section 5.3(a)(vi) hereof).

SEÇÃO 2.3. Exclusividade. Pelo prazo de vigência desde Contrato, salvo se de outra forma acordado por escrito entre os Acionistas, todos os Produtos ATM a serem vendidos no Brasil, tanto pela NCR ou pela Scopus, seja por elas mesmas ou por meio de suas respectivas Afiliadas (incluindo a Scopus Industrial e a NCR Brasil Ltda.), deverão ser fabricados ou montados ou importados pela Companhia, desde que as atividades descritas acima não exijam a fabricação ou montagem de componentes ou matérias primas para Produtos ATM no Brasil; e, ainda, que a venda e/ou fornecimento de partes de reposição para Produtos ATM pela NCR ou pela Scopus (ou qualquer de suas Afiliadas) não constitua oferta para a venda de Produtos ATM para os fins desta Seção 2.3; e, ainda, que o marketing e a venda de Produtos ATM no Brasil sejam conduzidos em conformidade com o Contrato de Comissão de Vendas e Subcontratação de Serviços, datado de 26 de julho de 2011, celebrado entre a Companhia e a NCR Brasil Ltda., e o Contrato de Fabricação, datado de 26 de julho de 2011, celebrado entre a Companhia e a GSL.	SECTION 2.3. Exclusivity. During the term of this Agreement, unless otherwise agreed in writing by the Shareholders, all ATM Products to be offered for sale within Brazil by either NCR or Scopus, whether by itself or through any of its respective Affiliates (including Scopus Industrial and NCR Brasil Ltda.), shall be manufactured or assembled by, or imported through, the Company; provided, that the foregoing shall not require the manufacture or assembly of component parts or raw materials for ATM Products within Brazil; provided, further, that the sale and/or provision of service parts for ATM Products by NCR or Scopus (or any of their Affiliates) shall not constitute the offer for sale of ATM Products for purposes of this Section 2.3; and provided, further, that the marketing and sale of ATM Products within Brazil shall be conducted in accordance with that certain Sales Commissionaire and Service Subcontract Agreement, dated July 26, 2011, between the Company and NCR Brasil Ltda., and that certain Contract Manufacturing Agreement, dated July 26, 2011, between the Company and GSL.

ARTIGO III - COMPROMISSOS E DECLARAÇÕES DOS ACIONISTAS	ARTICLE III - SHAREHOLDERS’ COVENANTS AND REPRESENTATIONS

SEÇÃO 3.1. Obrigações dos Acionistas. As Partes comprometem-se a cumprir integralmente suas obrigações previstas neste Acordo, e assim certificam e atestam que qualquer ação tomada pelas Partes que viole este Acordo será nula e sem efeito. Independentemente do acima exposto, os Acionistas atuarão com mútua colaboração e boa-fé. Cada um dos Acionistas compromete-se e concorda em votar, e fazer com que seus representantes votem, todas as Ações Ordinárias que detém para realizar e dar efeito aos termos e condições deste Acordo, e também em atuar de acordo com as disposições deste Acordo. O	SECTION 3.1. Shareholders’ Obligations. The Parties undertake to comply with and to fully perform their obligations hereunder, and thus recognize and acknowledge that any action taken by the Parties in breach of this Agreement shall be null and void. Without limiting the generality of the foregoing, the Shareholders shall cooperate with each other in good-faith. Each of the Shareholders covenants and agrees that it shall vote, and cause its representatives to vote, all Common Shares that it holds in order to accomplish and give effect to the terms and conditions of this Agreement, and that it shall otherwise act in

presidente da Assembleia Geral de Acionistas não aceitará votos que violem os termos e condições deste Acordo, conforme disposto no parágrafo 8 do Artigo 118 da Lei das Sociedades por Ações.	accordance with the provisions of this Agreement. The chairman of any Shareholders Meeting will not accept votes that breach the terms and conditions of this Agreement, as provided in paragraph eight of Article 118 of the Brazilian Corporations Law.

SEÇÃO 3.2. Estatuto Social. Imediatamente após a assinatura deste Acordo, os Acionistas realizarão uma Assembleia Geral de Acionistas da Companhia e exercerão os respectivos direitos de voto para aprovar o novo Estatuto Social da Companhia na forma do Apêndice A anexado a este instrumento (doravante denominado “Estatuto Social”). O Estatuto Social estará de acordo com as disposições deste Acordo. Na hipótese de qualquer conflito entre as disposições deste instrumento e do Estatuto Social, as disposições deste Acordo prevalecerão, e os Acionistas convocarão uma Assembleia Geral de Acionistas para alterar o Estatuto Social, adequando-o às disposições estabelecidas neste Acordo.	SECTION 3.2. By-Laws. Immediately following the execution hereof, the Shareholders will hold a general Shareholders’ Meeting of the Company and will exercise their respective voting rights to approve the new By-Laws of the Company in the form of Exhibit A hereto (hereafter referred to as the “By-Laws”). The By-Laws shall observe the provisions of this Agreement. In case of any conflict between the provisions hereof and of the By-Laws, the provisions of this Agreement shall prevail, and the Shareholders shall call a general Shareholders Meeting to amend the By-Laws in order to conform the By-Laws with the provisions set forth in this Agreement.

SEÇÃO 3.3. Princípios Aplicáveis. Nos termos da legislação vigente, os princípios contidos neste Acordo serão refletidos no Estatuto Social e em quaisquer outros acordos de acionistas, ou alterações feitas a eles, a serem celebrados pelos Acionistas, simultânea ou posteriormente à assinatura deste Acordo. Os Acionistas, neste ato, expressamente reconhecem que as disposições de qualquer acordo serão interpretadas de acordo com os princípios ora estabelecidos. Os Acionistas concordam em tomar todas as medidas necessárias para conduzir os negócios da Companhia de acordo com os mais altos padrões de práticas de negócios, obrigações fiduciárias, governança corporativa e conformidade com as leis.	SECTION 3.3. Governing Principles. To the extent permitted by law, the principles contained in this Agreement shall be reflected in the By-Laws and any other shareholders agreements, or amendments thereto, to be entered into by the Shareholders, either contemporaneously with or subsequent to the execution of this Agreement. The Shareholders hereby expressly acknowledge that the provisions of any such agreements shall be construed in accordance with the principles set forth herein. The Shareholders agree to use their best and diligent efforts to conduct the Company’s business in accordance with the highest standards for business practices, fiduciary duties, corporate governance and compliance with laws.

SEÇÃO 3.4. Declarações e Garantias dos Acionistas. A Scopus e a Scopus Industrial declaram e garantem à NCR, e a NCR declara e garante à Scopus e à Scopus Industrial, em cada caso, de forma individual e separadamente que:	SECTION 3.4. Representations and Warranties of the Shareholders. Scopus and Scopus Industrial each represent and warrant to NCR, and NCR represents and warrants to Scopus and Scopus Industrial, in each case individually and on a non-joint and several basis, that:

(a) Possui plena capacidade, poderes, aprovação e consentimento para celebrar este Acordo e para assumir, cumprir e executar as tarefas e obrigações previstas neste Acordo.	(a) It has full capacity and authorization, approval and consent to enter into this Agreement and to assume, comply with and perform the duties and obligations provided for herein.

(b) A assunção e execução das obrigações deste instrumento não resultam e não deverão resultar em uma violação, inadimplência ou transgressão, de qualquer tipo e em qualquer nível, de qualquer	(b) The assumption and performance of the obligations herein do not result and shall not result in a breach, default or violation of any kind and in any degree of any agreement, declaration, representation

contrato, declaração, representação ou qualquer outro instrumento celebrado ou fornecido por tal Parte, ou ainda referente a qualquer Pessoa com a qual esteja obrigada ou sujeita, exceto no caso em que não limite ou afete de forma adversa em qualquer aspecto relevante a sua capacidade de assumir e cumprir com todas as obrigações deste Acordo.	or any other instrument entered into or provided by it or in respect of any Person to whom it is bound or subject, except as would not limit or adversely affect, in any material respect, its ability to enter into and fully comply with its obligations hereunder.

(c) Este Acordo foi livre e legalmente celebrado por tal Parte e constitui obrigação legítima, válida, eficaz e vinculante de tal Parte, exequível contra tal Parte, de acordo com os termos e com os limites estabelecidos neste Acordo, salvo nos casos em que a referida exequibilidade for limitada pela legislação vigente sobre falência, insolvência, reorganização, moratória ou outras leis semelhantes que afetem a execução dos direitos de credores de forma geral.	(c) This Agreement was freely and legally agreed to and entered into by it and constitutes the lawful, valid, effective and binding obligation of it, enforceable against it pursuant to the terms and to the extent set forth in this Agreement, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

(d) No caso da Scopus Industrial e da NCR, estes são os detentores legítimos das Ações, registradas em seu nome de acordo com a legislação aplicável, e suas Ações estão livres e desembaraçadas de todos e quaisquer Gravames, salvo aqueles impostos por este Acordo.	(d) In the case of Scopus Industrial and NCR, it is the lawful owner of the Shares, registered in its name in accordance with applicable law, and its Shares are free and clear of any and all Liens other than those imposed by this Agreement.

SEÇÃO 3.5. Obrigações de Confidencialidade. (a) Cada Acionista e a Scopus tratarão (e farão com que seus representantes, agentes, membros do conselho de administração, diretores e empregados atuem da mesma maneira) de forma confidencial quaisquer informações que pertençam, estejam relacionadas, ou de qualquer outra forma, sejam referentes à Companhia e/ou a este Acordo (incluindo informações relativas aos ativos ou passivos da Companhia; negócio(s) real(is) ou proposto(s); informações financeiras históricas e projetadas; orçamentos; serviços; produtos; segredos comerciais; técnicas; processos; operações; know-how; estratégias; projeções; conceitos; ideias; planos de marketing; clientes existentes ou potenciais; funcionários; fornecedores ou provedores; declarações e registros tributários, e/ou métodos e técnicas próprios de planejamento tributário; e relacionamentos com Terceiros e outras informações de Terceiros), fornecidas antes ou após a data deste Acordo, independentemente da forma por meio da qual essas informações forem transmitidas ou mantidas, e todas as anotações, relatórios, análises, compilações, estudos, arquivos ou outros documentos ou material de qualquer natureza, preparados pela Companhia ou por outros, que contenham, reflitam e sejam baseados, de qualquer outra forma, nessas informações	SECTION 3.5. Confidentiality Obligations. (a) Each Shareholder and Scopus shall (and shall cause its representatives, agents, directors, officers and employees to) treat as confidential any information belonging to, relating to or otherwise concerning the Company and/or this Agreement (including information regarding the Company’s assets or liabilities; actual and proposed business(es); historical and projected financial information; budgets; services; products; trade secrets; techniques; processes; operations; know-how; strategies; forecasts; concepts; ideas; marketing plans; existing or potential customers; employees; vendors or suppliers; tax returns, tax records, and/or proprietary tax planning methods and techniques; and relationships with Third Parties and other Third Party information), whether furnished before or after the date of this Agreement, regardless of the form in which such information is communicated or maintained, and all notes, reports, analyses, compilations, studies, files or other documents or material of any nature whatsoever, whether prepared by the Company or others, which are based on, contain or otherwise reflect such information (collectively, “Confidential Information”). The term “Confidential Information” also shall include the terms and provisions of this Agreement and the Investment Agreement, but shall not include information for which it is possible to demonstrate and evidence that it (i) is

(coletivamente “Informações Confidenciais”). O termo “Informações Confidenciais” incluirá, também, os termos e condições deste Acordo e do Acordo de Investimento, mas não incluirá informações para as quais seja possível demonstrar e comprovar que: (i) estão ou se tornaram disponíveis ao público, de outra forma que não resultado de uma divulgação pelo Acionista ou pela Scopus (conforme aplicável) em violação a este Acordo; (ii) estavam disponíveis ao Acionista ou à Scopus (conforme aplicável), ou tenham se tornado disponíveis ao Acionista ou à Scopus (conforme aplicável), de forma não confidencial, a partir de outra fonte que não seja a Companhia, seus agentes ou representantes, desde que a fonte dessas informações não estivesse obrigada por um contrato de confidencialidade com a Companhia, seus agentes ou representantes, com respeito a esse material, ou de qualquer outra forma proibida de transmitir as informações ao Acionista ou à Scopus (conforme aplicável) por uma obrigação contratual, jurídica ou fiduciária; ou (iii) o Acionista ou a Scopus (conforme aplicável) desenvolveu de forma independente sem referência às informações ou a qualquer resultado delas decorrentes.	or became available to the public, other than as a result of a disclosure by the Shareholder or Scopus (as applicable) in breach of this Agreement; (ii) was available to the Shareholder or Scopus (as applicable), or has become available to the Shareholder or Scopus (as applicable), on a non-confidential basis from a source other than the Company, its agents or representatives, provided that the source of such information was not bound by a confidentiality agreement with the Company, its agents or representatives with respect to such material, or otherwise prohibited from transmitting the information to the Shareholder or Scopus (as applicable) by a contractual, legal or fiduciary obligation; or (iii) the Shareholder or Scopus (as applicable) independently developed without reference to the information or any derivative thereof.

(b) Sem limitação à generalidade da Seção 3.5(a) acima, nem a Scopus e nem a Scopus Industrial fornecerão, proverão ou, de qualquer outra forma, disponibilizarão ao Acionista Controlador da Scopus (ou seja, Bradesco, qualquer Afiliada do Bradesco ou qualquer membro do conselho de administração, diretor, funcionário ou representante de qualquer dos anteriormente citados) qualquer Informação Confidencial. A Scopus e a Scopus Industrial tomarão ou farão com que sejam tomadas essas medidas de acordo com o necessário para assegurar a conformidade com suas obrigações na sentença anterior. Para evitar qualquer dúvida, o anteriormente citado não afetará o direito do Bradesco às referidas informações da Companhia que estiverem especificadas pelo Contrato Principal de Compra e Venda.	(b) Without limiting the generality of Section 3.5(a) above, neither Scopus nor Scopus Industrial shall furnish, provide or otherwise make available to the Controlling shareholder of Scopus (i.e., Bradesco, any Affiliate of Bradesco, or any director, officer, employee or representative of any of the foregoing) any Confidential Information. Scopus and Scopus Industrial shall take or cause to be taken such actions as are necessary to ensure compliance with their obligations in the foregoing sentence. For the avoidance of doubt, the foregoing shall not affect the right of Bradesco to such information of the Company as is specified by the Master Purchase Agreement.

(c) Independentemente das proibições estabelecidas na Seção 3.5(b) acima, a Scopus e/ou a Scopus Industrial podem fornecer ao Bradesco: (i) as referidas informações financeiras e as informações relacionadas que sejam razoavelmente necessárias para permitir a preparação das demonstrações financeiras consolidadas e relatórios relacionados do Bradesco; e (ii) as referidas informações (que serão fornecidas de forma anônima) conforme sejam razoavelmente necessárias para que o Bradesco possam avaliar uma	(c) Notwithstanding the prohibitions set forth in Section 3.5(b) above, Scopus and/or Scopus Industrial may provide to Bradesco (i) such financial and related information as is reasonably necessary to permit the preparation of Bradesco’s consolidated financial statements and related reports, and (ii) such information (which shall be provided on a no-name basis) as may be reasonably necessary for Bradesco to evaluate a request from the Company for additional capital investment by the Shareholders; provided, that

solicitação da Companhia para investimentos adicionais de capital pelos Acionistas; contanto que, nesse caso, a Scopus ou a Scopus Industrial, conforme aplicável, forneça somente as Informações Confidenciais razoavelmente necessárias, segundo seu próprio julgamento de boa-fé, para a expressa finalidade para a qual estão sendo fornecidas, e assegurará que o Bradesco use as referidas Informações Confidenciais somente para a finalidade para a qual estão sendo fornecidas, tratando-as de forma confidencial e não divulgando as referidas Informações Confidenciais (exceto por meio de suas demonstrações financeiras consolidadas, conforme exigido pelos BR GAAP).	in each case, Scopus or Scopus Industrial, as applicable, shall provide only that portion of the Confidential Information that is reasonably necessary, in its good faith judgment, for the express purpose for which it is being provided, and shall ensure that Bradesco will use such Confidential Information only for the express purpose for which it is being provided, and will treat as confidential and not disclose such Confidential Information (other than through its consolidated financial statements, as required under BR GAAP).

(d) Periodicamente, por meio de solicitação por escrito da NCR, a Scopus e /ou Scopus Industrial deverão emitir à NCR um certificado, devidamente assinado por seu Diretor Financeiro, certificando o cumprimento das obrigações reguladas na
Seção 3.5(a) até (c) acima.	(d) From time to time, at the written request of NCR, Scopus and/or Scopus Industrial shall issue to NCR a certificate, duly executed by its Chief Financial Officer, certifying compliance with the obligations regulated under Sections 3.5(a) through (c) above.

(e) Para evitar dúvidas, a atuação de um indivíduo como um membro do conselho de administração, diretor, empregado ou representante do Bradesco ou de suas Afiliadas, e também como membro do conselho de administração, diretor, empregado ou representante da Scopus, não será, por si só, considerada uma violação pela Scopus ou pela Scopus Industrial das obrigações descritas na Seção 3.5(a) até (c) acima; contanto que a Scopus e/ou a Scopus Industrial tenham tomado (ou possam, imediatamente após a ocorrência dessas alegações, fazer com que sejam tomadas) todas as medidas necessárias para assegurar o cumprimento das obrigações estabelecidas na Seção 3.5(a) até (c) acima por esse indivíduo.	(e) For the avoidance of doubt, the engagement of an individual as a director, officer, employee or representative of Bradesco or any of its Affiliates, and also as a director, officer, employee or representative of Scopus, shall not, in and of itself, be considered as a breach by Scopus or Scopus Industrial of the obligations described in Sections 3.5(a) through (c) above; provided that Scopus and/or Scopus Industrial shall have taken (or shall, promptly following the occurrence of such state of facts, cause to be taken) all such actions as are necessary to ensure compliance with the obligations established in Sections 3.5(a) through (c) above by such individual.

(f) As obrigações de confidencialidade da Scopus e da Scopus Industrial dispostas neste Acordo permanecerão válidas pelo período de 3 (três) anos após a Scopus Industrial deixar de ser acionista da Companhia e as obrigações de confidencialidade da NCR dispostas neste Acordo permanecerão válidas pelo período de 3 (três) anos após a NCR deixar de ser acionista da Companhia.	(f) The confidentiality obligations of Scopus and Scopus Industrial under this Agreement shall survive during the three (3) year period after Scopus Industrial ceases to be a shareholder of the Company, and the confidentiality obligations of NCR under this Agreement shall survive during the three (3) year period after NCR ceases to be a shareholder of the Company.

SEÇÃO 3.6. Dividendos. (a) Os dividendos devidos periodicamente em relação às Ações Preferenciais deverão ser declarados e pagos pela Companhia, na data, no valor e conforme as condições estabelecidas no Estatuto Social da Companhia.	SECTION 3.6. Dividends. (a) Dividends with respect to such of the Preferred Shares as may be outstanding from time to time shall be declared and paid by the Company at such times, in such amounts and subject to such conditions as are set forth in the Company’s By-Laws.

(b) Sujeito, em qualquer caso, ao disposto na Seção 3.6(a) e nos termos e condições que regulam as Ações Preferenciais (conforme estabelecido no Estatuto Social), os dividendos poderão ser declarados e pagos em relação às Ações Ordinárias quando assim determinado pelos Acionistas (de acordo com a Seção 5.3), levando-se em conta, dentre outros aspectos, as dívidas da Companhia ainda não quitadas no momento, os ativos e passivos da Companhia, a projeção das necessidades futuras de caixa da Companhia e as exigências da legislação aplicável (inclusive as regulamentações de incentivos fiscais da SUFRAMA); desde que, salvo se de outra forma acordado pelos Acionistas, levando-se em conta e sujeito a, dentre outros, posição de fluxo de caixa livre positivo da Companhia no ano civil aplicável, bem como as exigências de capitalização geral da Companhia que podem ser exigidas pelos clientes da Companhia então existentes ou por clientes potenciais da Companhia em relação aos quais o Diretor Presidente e Diretor de Marketing da Companhia tenham determinado que uma venda pela Companhia seja razoavelmente possível ou provável em até 12 (doze) meses, a Companhia deverá distribuir anualmente, pelo menos, 25% (vinte e cinco por cento) dos lucros acumulados passíveis de distribuição da Companhia (conforme regulamentado pela Lei das Sociedades por Ações) aos Acionistas.	(b) Subject in all cases to Section 3.6(a) and the terms of the Preferred Shares (as set forth in the By-Laws), dividends may be declared and paid with respect to the Common Shares at such times as are determined by the Shareholders (in accordance with Section 5.3), taking into account, among other things, the then-unpaid debts of the Company, the assets and liabilities of the Company, the Company’s projected future cash needs and the requirements of applicable law (including the SUFRAMA tax incentives regulations); provided, that unless otherwise agreed to by the Shareholders, subject to and taking into account, among other things, the positive free cash flow position of the Company in the applicable calendar year, as well as overall Company capitalization requirements that may be required by then-existing customers or clients of the Company or by potential customers or clients of the Company with respect to whom the Company’s Chief Executive Officer and Chief Marketing Officer have determined that a sale by the Company is reasonably likely or probable within twelve (12) months, the Company shall annually distribute at least twenty-five percent (25%) of the Company’s accrued distributable profits (as regulated by the Brazilian Corporations Law) to the Shareholders.

ARTIGO IV - AÇÕES E CAPITAL SOCIAL	ARTICLE IV - SHARES AND CORPORATE CAPITAL

SEÇÃO 4.1. Todas as Ações Obrigadas Pelo Acordo. Todas as ações do capital social da Companhia detidas pelos Acionistas na presente data e aquelas que possam vir a ser detidas por eles no futuro, inclusive como consequência de, mas não limitadas a, direitos, opções, conversões, aquisições, bônus, desdobramentos ou grupamentos (“Ações”) estarão sujeitas a este Acordo.	SECTION 4.1. All Shares Bound By the Agreement. All shares of the corporate capital of the Company owned by the Shareholders on the date hereof and those that may be owned by them in the future, including as a consequence of, but not limited to, warrants, options, conversions, acquisitions, bonus, splits or reverse splits (“Shares”) shall be subject to this Agreement.

SEÇÃO 4.2. Capital Social da Companhia. (a) O capital social emitido e em circulação da Companhia é de R$22.065.364,00, dividido em 22.065.364 Ações, sendo 14.612.849 ações ordinárias com direito a voto (“Ações Ordinárias”) e 7.452.515 ações preferenciais, sem direito a voto (“Ações Preferenciais”), todas as quais sem valor nominal, distribuídas entre os Acionistas, de acordo com o seguinte:	SECTION 4.2. Company’s Corporate Capital. (a) The issued and outstanding corporate capital of the Company is R$22,065,364.00, divided into 22,065,364 Shares, being 14,612,849 common voting shares (“Common Shares”) and 7,452,515 preferred, non-voting shares (“Preferred Shares”), all with no par value, distributed between the Shareholders as follows:

Acionista	Ações Ordinárias	% Ações Ordinárias	Ações Pref.	% Ações Pref.
NCR	7.452.553	51%	7.452.515	100%
Scopus	7.160.296	49%	0	0%

Shareholder	Common Shares	% Common Shares	Preferred Shares	% Preferred Shares
NCR	7,452,553	51%	7,452,515	100%
Scopus	7,160,296	49%	0	0%

(b) Os Acionistas concordam, em caráter irrevogável e irretratável, que as Ações Preferenciais, em nenhuma hipótese (incluindo, mas não se limitando, resultante do não pagamento pela Companhia dos dividendos devidos em qualquer valor e por qualquer período de tempo), (i) adquirirão qualquer direito de voto, e, no caso em que as Ações Preferenciais adquiram, a qualquer tempo, qualquer direito de voto, a NCR concorda, em caráter irrevogável e irretratável, em não exercer o referido direito, desde que, para evitar quaisquer dúvidas, caso as Ações Preferenciais sejam, por meio de qualquer reorganização, permuta de ações ou evento similar que tenha sido aprovado pelos Acionistas conforme os termos deste Acordo, convertidas em, ou permutadas por, participação acionária com direito de voto na Companhia, os termos e condições contidos nesta Seção 4.2(b) não poderão, de qualquer forma, afetar o direito e a capacidade da NCR de exercer todo e qualquer direito político decorrente da referida conversão ou troca; e (ii) terão o direito de participar em aumentos de capital decorrentes da capitalização das reservas de lucro. Além disso, na hipótese de qualquer emissão de novas ações pela Companhia (ou de títulos conversíveis em novas ações da Companhia), a NCR deverá renunciar ao direito de preferência que possui em razão da propriedade de Ações Preferenciais (artigo 171 da Lei das Sociedades por Ações) para subscrever novas ações ou títulos conversíveis da Companhia, desde que, no caso das Ações Preferenciais serem, por meio de qualquer reorganização, permuta de ações ou evento similar que tenha sido aprovado pelos Acionistas conforme os termos deste Acordo, convertidas em, ou permutadas por, participação com direito de voto ou outra participação acionária na Companhia, as disposições anteriores deste item não afetarão, de qualquer forma, o direito ou a capacidade da NCR de exercer qualquer direito de preferência que possua conforme as condições de tal participação com direito de voto ou outra participação acionária detida na Companhia.	(b) The Shareholders irrevocably and unconditionally agree that the Preferred Shares shall, under no circumstances (including, without limitation, as a result of the failure of the Company to pay dividends thereon in any amount and for whatever period), (i) acquire any voting right and, in the event that the Preferred Shares acquire, at any time, any voting rights, NCR irrevocably and unconditionally agrees not to exercise any such right, provided, that, for the avoidance of doubt, if the Preferred Shares are, through any reorganization, share exchange or other similar event which has been approved by the Shareholders in accordance with the terms of this Agreement, converted into or exchanged for voting equity of the Company, the foregoing provisions of this Section 4.2(b) shall in no way affect the right or ability of NCR to exercise any and all voting rights associated therewith; and (ii) have the right to take part in increases in share capital derived from the capitalization of reserves or profits. NCR shall in any issuance of new shares by the Company, or of securities convertible into new shares of the Company, waive the preemptive right it has due to ownership of Preferred Shares (Article 171 of the Brazilian Corporations Law) to subscribe for new shares or convertible securities of the Company; provided, that, if the Preferred Shares are, through any reorganization, share exchange or other similar event which has been approved by the Shareholders in accordance with the terms of this Agreement, converted into or exchanged for voting or other equity of the Company, the foregoing provisions of this sentence shall in no way affect the right or ability of NCR to exercise any preemptive right it has under the terms of such voting or other equity.

(c) Conforme seus próprios termos, as Ações Preferenciais são resgatáveis, somente na sua	(c) Pursuant to their terms, the Preferred Shares are redeemable, only in full, at the discretion of NCR, at any

totalidade, ao exclusivo critério da NCR, a qualquer tempo após o segundo aniversário da Data de Fechamento e se encerrando em 20 de Dezembro de 2013 (“Data Final do Resgate”). Os Acionistas concordam que, caso quaisquer das Ações Preferenciais permaneçam em circulação após a Data Final do Resgate, os Acionistas deverão realizar uma Assembleia Geral de Acionistas e votar de forma a aprovar o resgate imediato de todas, e não menos que todas, as Ações Preferenciais remanescentes.	time starting after the second anniversary of the Closing Date and ending on December 20, 2013 (“Final Redemption Date”). The Shareholders agree that, if any Preferred Shares remain outstanding after the Final Redemption Date, the Shareholders shall hold a general shareholders’ meeting and vote so as to approve the immediate redemption of all, and no less than all, of the then-outstanding Preferred Shares.

(d) O valor total de resgate agregado para todas as Ações Preferenciais (“Valor de Resgate”) será determinado da seguinte forma:	(d) The aggregate redemption value for of all the Preferred Shares (“Redemption Value”) shall be determined as follows:

Valor de Resgate = R$79.600.000,00 – Dívida Líquida no Fechamento.	Redemption Value = R$79,600,000.00 – Closing Net Debt.

(e) O pagamento do Valor de Resgate deverá ocorrer em até 5 (cinco) Dias Úteis contados da data do efetivo exercício/declaração do resgate, em Reais e em fundos imediatamente disponíveis. Caso no momento do pagamento do Valor de Resgate a Companhia não possua o saldo necessário em moeda corrente para cumprir com a sua obrigação de pagar o Valor de Resgate, a Companhia deverá:	(e) The payment of the Redemption Value shall occur within five (5) Business Days counted from the date of the actual exercise/declaration of the redemption, in Reais and immediately available funds. If at the time of payment of the Redemption Value the Company does not have the necessary cash balance to fulfill its obligation to pay the Redemption Value in cash, the Company shall:

(i) pagar a maior parte do Valor de Resgate que sua receita em dinheiro, no momento do pagamento, permita; e	(i) pay the maximum portion of the Redemption Value that its cash proceeds available at the time of the payment allows for; and

(ii) tomar todas as medidas necessárias para que a parcela remanescente do Valor de Resgate se torne crédito da NCR contra a Companhia, e converter tal crédito em um mútuo da NCR para a Companhia, com taxa de juros anual igual à taxa de juros média sendo paga pela Companhia em seus contratos pendentes de mútuo e crédito e, ainda, sendo devido e pagável pela Companhia para a NCR, tão logo seja razoavelmente possível.	(ii) take such action as is necessary to cause the remaining portion of the Redemption Value to become a credit of NCR against the Company, and to convert such credit into a loan from NCR to the Company, bearing an annual interest rate equal to the average of the interest rates then being paid by the Company on its then-outstanding loans and credit agreements, and being due and payable by the Company to NCR as soon as reasonably practicable thereafter.

Para evitar dúvidas, será permitido que a Companhia contraia dívidas, sujeita aos termos da Seção 5.3(a)(ix), para fins de angariar fundos a serem destinados ao resgate das Ações Preferenciais.	For the avoidance of doubt, it shall be permissible for the Company to incur indebtedness, subject to the terms of Section 5.3(a)(ix), for the purpose of raising cash proceeds in connection with the redemption of the Preferred Shares.

(f) Para fins de determinar a Dívida Líquida no Fechamento, dentro do prazo de 90 (noventa) dias corridos após a Data de Fechamento, os Acionistas deverão fazer com que a Companhia prepare e	(f) For purposes of determining the Closing Net Debt, within ninety (90) calendar days after the Closing Date, the Shareholders shall cause the Company to prepare and deliver to the Shareholders a statement

entregue aos Acionistas uma demonstração de resultados datada da Data de Fechamento revisada pelo Auditor Independente (“Demonstração de Fechamento”), que deverá incluir (i) um balanço patrimonial consolidado da Companhia na Data de Fechamento preparado de acordo com o BR GAAP (conforme esteja em vigor na Data de Fechamento), em Reais (“Balanço Patrimonial de Fechamento”); (ii) uma declaração, baseada nos itens de linha aplicáveis derivados do Balanço Patrimonial de Fechamento, estabelecendo em razoável detalhe o cálculo do montante total da Dívida Líquida de Fechamento, em Reais, calculada com base nas definições estabelecidas neste instrumento e de acordo com o método descrito no Anexo 4.2(f) do presente Acordo. Adicionalmente, a Companhia deve fazer com que fique razoavelmente disponível aos Acionistas, bem como a seus Representantes, os indivíduos primariamente responsáveis pelo cálculo da Dívida Líquida de Fechamento, e os materiais de suporte relevantes em relação aos itens de linha do balanço patrimonial aplicáveis, com o propósito de determinar o Caixa de Fechamento, Equivalentes de Caixa de Fechamento e Dívida de Fechamento, de forma a fornecer assistência razoável aos Acionistas em relação a sua revisão dos mesmos.	dated as of the Closing Date reviewed by the Independent Auditors (the “Closing Statement”), which shall include (i) a consolidated balance sheet of the Company on the Closing Date prepared in accordance with Brazilian GAAP (as in effect on the Closing Date), in Reais (“Closing Balance Sheet”); (ii) a statement, based on the applicable line items derived from the Closing Balance Sheet, setting forth in reasonable detail a calculation of the aggregate amount of the Closing Net Debt, in Reais, calculated using the definitions set forth herein and pursuant to the method described Schedule 4.2(f) hereto. The Company shall also make reasonably available to the Shareholders and their Representatives, the individuals primarily responsible for calculation of the Closing Net Debt, and the relevant supporting materials in connection with the applicable balance sheet line items for purposes of determining Closing Cash, Closing Cash Equivalents and Closing Debt, to provide reasonable assistance to the Shareholders in connection with their review thereof.

(g) No caso da Scopus Industrial ou da NCR não concordar com a Dívida Líquida de Fechamento apresentada pelos Auditores Independentes (conforme definida na Demonstração de Fechamento), a parte discordante deverá enviar à outra, no prazo de 10 (dez) Dias Úteis contados do recebimento da Demonstração de Fechamento, uma notificação por escrito sobre a disputa, que deverá determinar em detalhes razoáveis os itens e valores controversos (“Notificação de Disputa de Dívida Líquida de Fechamento”). Caso a NCR e a Scopus Industrial não entreguem tempestivamente a Notificação de Disputa de Dívida Líquida de Fechamento, as Partes e a Companhia serão obrigadas a aceitar o cálculo da Dívida Líquida de Fechamento disposto na Demonstração de Fechamento, e tal cálculo será final, conclusivo e vinculante aos Acionistas e à Companhia.	(g) In case Scopus Industrial or NCR disagrees with the Closing Net Debt presented by the Independent Auditors (as set forth in the Closing Statement), it shall send to the other, within ten (10) Business Days after receipt of the Closing Statement, a written notice of dispute, which sets forth in reasonable detail the items and amounts it disputes (the “Closing Net Debt Dispute Notice”). If neither NCR nor Scopus Industrial timely delivers a Closing Net Debt Dispute Notice, the Parties and the Company shall be deemed to have accepted the calculation of the Closing Net Debt set forth in the Closing Statement, and such calculation shall be final, conclusive and binding on the Shareholders and the Company.

(h) Caso, dentro do período de 15 (quinze) Dias Úteis contados da entrega tempestiva de uma Notificação de Disputa de Dívida Líquida de Fechamento, os Acionistas não forem capazes de resolver os itens em disputa, então os itens em disputa poderão ser submetidos tanto pela Scopus Industrial, como pela NCR, à Empresa	(h) If, within the fifteen (15) Business Day period following timely delivery of a Closing Net Debt Dispute Notice, the Shareholders are not able to resolve the disputed items, then the items in dispute may be submitted by either Scopus Industrial or NCR to the Accounting Firm. The Accounting Firm shall be required

de Auditoria Contábil. Os Acionistas deverão requerer à Empresa de Auditoria Contábil que forneça uma determinação dos itens em disputa aplicáveis dentro de 30 (trinta) dias corridos, contados do requerimento à Empresa de Auditoria Contábil, cuja determinação deverá ser feita por escrito e prever, em razoável detalhe, o seu embasamento. A Empresa de Auditoria Contábil, que deverá funcionar somente como especialista e não como árbitro, deverá determinar, com base nas apresentações pelos Acionistas e seus respectivos Representantes, e nos materiais de suporte relevantes em relação aos itens de linha do balanço patrimonial aplicáveis com o propósito de determinação de Caixa no Fechamento, Equivalentes de Caixa no Fechamento e Dívida no Fechamento, somente aqueles assuntos em disputa especificamente dispostos na Notificação de Disputa de Dívida Líquida de Fechamento. Para resolver qualquer item disputado, a Empresa de Auditoria Contábil deverá obedecer aos princípios previstos nesta Seção 4.2 e os termos definidos no presente instrumento, e não deverá conceder a qualquer item, qualquer valor superior ao maior valor possível aplicável a tal item demandado pela NCR ou pela Scopus Industrial. A determinação da Empresa de Auditoria Contábil deverá ser final, conclusiva e vinculante entre os Acionistas e a Companhia, e cada um dos Acionistas e a Companhia concordam que qualquer foro na devida jurisdição pode julgar sobre o assunto, de forma a executar a determinação da Empresa de Auditoria Contábil. As taxas e despesas da Empresa de Auditoria Contábil deverão ser pagas 100% pela Parte que entregar a Notificação de Disputa de Dívida Líquida de Fechamento.	to render a determination of the applicable disputed items within thirty (30) calendar days after the referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The Accounting Firm, which shall function only as an expert and not as an arbitrator, shall determine, based on presentations by the Shareholders and their respective Representatives, and the relevant supporting materials in connection with the applicable balance sheet line items for purposes of determining Closing Cash, Closing Cash Equivalents and Closing Debt, only those issues in dispute specifically set forth in the Closing Net Debt Dispute Notice. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 4.2 and the defined terms used herein and shall not assign a value to any item that is greater than the greatest value for such item claimed by either NCR or Scopus Industrial or that is less than the smallest value for such item claimed by either NCR or Scopus Industrial. The determination of the Accounting Firm shall be final, conclusive and binding upon the Shareholders and the Company, and each of the Shareholders and the Company agree that any court having proper jurisdiction may enter a judgment against it to enforce the determination of the Accounting Firm. The fees and expenses of the Accounting Firm shall be paid 100% by the Party who delivers the Closing Net Debt Dispute Notice.

SEÇÃO 4.3. Contribuições Adicionais de Capital. Nenhum Acionista é obrigado a fazer contribuição de capital adicional à Companhia, mas qualquer Acionista ou ambos podem fazer contribuição de capital adicional conforme determinado pelos Acionistas de acordo com a Seção 5.3 abaixo. A contribuição do capital adicional pode ser realizada em dinheiro ou em ativos, sendo que o valor dos ativos será determinado por um laudo de avaliação previamente aprovado pelos Acionistas de acordo com as disposições vigentes da Lei das Sociedades por Ações. Na hipótese de uma contribuição adicional de capital ser realizada de forma desigual por acordo de ambos Acionistas, a participação em Ações Ordinárias de cada Acionista será ajustada para refletir essas contribuições desiguais.	SECTION 4.3. Additional Capital Contributions. Neither Shareholder shall be required to contribute any additional capital to the Company, but either Shareholder, or both Shareholders, may contribute additional capital as determined by the Shareholders in accordance with Section 5.3 below. The additional capital may be contributed either in cash or assets, with the amount of such contribution of assets to be determined by an appraisal report, approved in advance by the Shareholders in accordance with the applicable provisions of the Brazilian Corporations Law. In the event additional capital is contributed unequally by agreement of both Shareholders, the Common Share ownership of each Shareholder shall be adjusted to reflect such unequal contributions.

SEÇÃO 4.4. Plano de Negócios Anual. (a) O plano de negócios da Companhia para o ano civil de 2011 está anexado a este documento como Apêndice B.1. Até 31 de outubro de 2011 e 31 de outubro de cada ano civil subsequente, a Diretoria Executiva deverá preparar e enviar ao Presidente do Conselho de Administração da Companhia uma proposta de plano de negócios e orçamento para o próximo ano civil completo (“Plano de Negócios”), em relação à qual a Diretoria deverá, dentre outras coisas, considerar, como referência geral, as projeções estimadas para a Companhia nos próximos 5 anos (2012-2016), cuja cópia completa encontra-se anexa ao presente como Apêndice B.2. Cada Plano de Negócios assim proposto deverá conter as estimativas de boa-fé da Diretoria Executiva, dentre outros aspectos, sobre receitas, despesas, investimentos de capital e despesas com serviço da dívida (se houver) para o ano civil seguinte, com detalhes suficientes para o ano civil a que se referem.	SECTION 4.4. Annual Business Plan. (a) The business plan for the Company for the 2011 calendar year is attached hereto as Exhibit B.1. No later than October 31, 2011 and October 31 of each subsequent calendar year, the Board of Officers shall prepare and submit to the Chairman of the Company a proposed business plan and budget for the following full calendar year (the “Business Plan”), in connection with which the Board of Officers shall, among other things, consider as a general reference, the 5-year estimated projections (2012-2016) of the Company, a complete copy of which is attached hereto as Exhibit B.2. Each Business Plan so proposed shall contain the Board of Officers’ good faith estimates of, among other things, the revenues, expenses, capital expenditures and debt service expenses (if any) for the coming calendar year, in reasonable detail for the calendar year to which it relates.

(b) O Presidente do Conselho de Administração da Companhia convocará, após o recebimento de cada Plano de Negócios, uma Assembleia Geral Extraordinária de acordo com a Seção 5.2 deste Acordo, a ser realizada até 15 de dezembro do mesmo ano civil, com a finalidade de examinar e aprovar o Plano de Negócios. O voto exigido para a aprovação do Plano de Negócios na ocasião de referida Assembleia de Acionistas deverá estar de acordo com as disposições da Seção 5.3 deste Acordo. Na hipótese de o Plano de Negócios não ser aprovado pelo número de votos necessário segundo a Seção 5.3 deste Acordo na referida Assembleia de Acionistas, o Plano de Negócios consistirá do plano de negócios para o exercício atual na ocasião (sem considerar os efeitos da taxa de câmbio entre Dólar – Real), conforme ajustado para possibilitar o crescimento com base no crescimento projetado no produto interno bruto para o Brasil para o próximo ano civil (preços constantes, moeda nacional) conforme emitido pelo Banco Central do Brasil (atualmente denominada pesquisa “Focus”).	(b) The Chairman of the Company shall, following receipt of each Business Plan, call an extraordinary Shareholders Meeting in accordance with Section 5.2 hereof, to be held no later than December 15 of the same calendar year, for the purpose of reviewing and approving the Business Plan. The vote required to approve the Business Plan at such Shareholders Meeting shall be in accordance with the provisions of Section 5.3 hereof. In the event that the Business Plan is not approved by the requisite vote under Section 5.3 hereof at such Shareholders Meeting, then the business plan shall consist of the business plan for the then-current year (neutral of US Dollar – Brazilian Reais foreign exchange effects), as adjusted to allow for growth based on the projected growth in gross domestic product for Brazil for the following calendar year (constant prices, national currency) as issued by the Brazilian Central Bank (currently named “Focus” survey).

ARTIGO V—ASSEMBLEIAS DE ACIONISTAS	ARTICLE V - SHAREHOLDERS MEETINGS

SEÇÃO 5.1. Assembleias Gerais Ordinárias da Companhia. As Assembleias de Acionistas serão ou assembleias ordinárias, as quais devem ser realizadas no período de até 4 (quatro) meses após o final de cada exercício fiscal, para deliberar sobre assuntos dispostos na Lei das Sociedades por Ações; ou assembleias extraordinárias, a serem realizadas sempre que os	SECTION 5.1. General Shareholders Meetings of the Company. The Shareholders Meetings shall be either ordinary meetings, which shall be held within the four (4) month period following the end of each fiscal year, to decide on matters provided for in the Brazilian Corporations Law; or extraordinary meetings, to be held whenever required by the affairs of the Company. Each

assuntos da Companhia exigirem. Cada Ação Ordinária dará ao seu detentor o direito a um voto na Assembleia de Acionistas da Companhia. As deliberações na Assembleia de Acionistas, salvo se disposto em contrário na Lei das Sociedades por Ações ou neste Acordo, serão adotadas pelos Acionistas que representem a maioria do capital votante.	Common Share shall grant the registered holder thereof the right to one vote in the Shareholders Meetings of the Company. The deliberations in the Shareholders Meetings, except as provided for by the Brazilian Corporations Law or in this Agreement, shall be adopted by Shareholders representing the majority of the voting capital.

SEÇÃO 5.2. Procedimentos de Convocação. As Assembleias de Acionistas serão convocadas pelo Presidente, sempre que conveniente ou necessário (com a apresentação da ordem do dia a ser tratada e decidida e os documentos correspondentes), cumprindo todas as formalidades exigidas pela Lei das Sociedades por Ações e pelo Estatuto Social. Desde que o quorum para a condução dos negócios na assembleia seja atingido, as Assembleias de Acionistas serão presididas pelo Presidente da Companhia ou, em sua ausência, por um membro da administração (Conselho de Administração ou Diretoria Executiva) escolhido pelo Presidente ou, se isso não for possível, pelo restante dos membros do Conselho de Administração, sempre por escrito. O Presidente de cada Assembleia de Acionistas nomeará um dos participantes para servir como secretário da Assembleia de Acionistas.	SECTION 5.2. Call Procedures. The Shareholders Meetings shall be called by the Chairman, whenever convenient or necessary (with presentation of the agenda to be addressed and decided and the corresponding documents), complying with all formalities required by the Brazilian Corporations Law and by the By-Laws. Provided that a quorum for conducting business at the meeting is achieved, the Shareholders Meetings shall be presided over by the Chairman of the Company or, in his absence, by a member of the administration (Board of Directors or Board of Officers) chosen by him or, upon failure by him to do so, by the remainder of the Directors, in any case in writing. The President of each Shareholders Meeting shall appoint one of the attendees to serve as secretary of the Shareholders Meeting.

SEÇÃO 5.3. Aprovação Qualificada dos Acionistas. (a) A Companhia (seja por si própria ou por meio de suas Subsidiárias) não pode tomar as medidas a seguir a menos que a referida medida seja previamente aprovada pelo voto afirmativo de Acionistas representando pelo menos 80% (oitenta por cento) das Ações Ordinárias emitidas da Companhia:	SECTION 5.3. Qualified Shareholder Approval. (a) The Company (whether by itself or through any of its Subsidiaries) may not take any of the following actions unless such action is approved in advance by the affirmative vote of Shareholders representing at least eighty percent (80%) of the outstanding Common Shares of the Company:

(i) alteração do Estatuto Social, exceto alterações decorrentes da Seção 3.2 deste Acordo e alterações que, na opinião razoável do consultor jurídico externo da Companhia, sejam necessárias de acordo com a legislação aplicável;	(i) amending the By-Laws, other than amendments pursuant to Section 3.2 hereof and amendments that, in the reasonable opinion of the Company’s outside counsel, are required by applicable law;

(ii) aprovação das demonstrações financeiras anuais da Companhia (que serão preparadas de acordo com os BR GAAP);	(ii) approving the Company’s yearly financial statements (which are to be prepared in accordance with BR GAAP);

(iii) declaração, pagamento, ou outra forma de realizar ou de aprovar e estabelecer prazos de pagamento de recursos relacionados a qualquer dividendo ou outra distribuição (inclusive juros sobre capital próprio) a serem feitos aos Acionistas da Companhia, com exceção dos dividendos feitos em conformidade com e sujeitos aos temos e condições das	(iii) declaring, paying or otherwise making, or approving and establishing the payment terms of any funds in respect of, any dividend or other distribution (including interest on equity) to be made to the Shareholders of the Company, other than such dividends as are made in accordance with, and subject to, the terms of the Preferred Shares, as set forth in the

Ações Preferenciais, conforme disposto no Estatuto Social;	By-Laws;

(iv) estabelecimento de reservas de capital pela Companhia, com exceção das reservas de capital contempladas no Acordo de Investimento ou de outras formas necessárias para possibilitar o resgate das Ações Preferenciais;	(iv) setting of capital reserves by the Company, other than such capital reserves as are specifically contemplated by the Investment Agreement or otherwise required to enable the redemption of the Preferred Shares;

(v) definição da Remuneração anual global da Diretoria Executiva (ficando estabelecido que se tal Remuneração anual global não for aprovada pelo voto necessário de Acionistas de acordo com esta Seção 5.3(v), ela será determinada de acordo com a Seção 7.3(a));	(v) establishing the annual aggregate Compensation for the Board of Officers (it being understood that if such annual aggregate Compensation is not approved by the requisite Shareholder vote in accordance with this Section 5.3(v), it shall be determined in accordance with Section 7.3(a));

(vi) aprovação (A) do Plano de Negócios (ficando estabelecido que se o Plano de Negócios não for aprovado pelo voto necessário dos Acionistas de acordo com esta Seção 5.3(vi), ele será determinado de acordo com a Seção 4.4(b)), (B) de qualquer aumento nos custos e despesas anuais totais (inclusive despesas de capital) da Companhia em valor superior a 5% dos custos e despesas anuais totais conforme estabelecidos no Plano de Negócios; (C) da transferência pela Companhia de qualquer ativo com um valor contábil superior a 5% do valor contábil total dos ativos da Companhia; (D) de uma mudança nas “linhas do negócio” conduzido pela Companhia, conforme descrito no Plano de Negócios, sendo certo que, para fins de esclarecimento, “linha de negócios”, conforme utilizado nesta Seção 5.3(a)(vi) significa a linha de negócios, conforme tal termo é compreendido no contexto da estrutura societária da NCR (i.e.: Serviços Financeiros, Varejo e Hospitalidade ou Assistência de Saúde), sendo a fabricação de Produtos ATM parte da linha de negócios de Serviços Financeiros, ou (E) de qualquer modificação a uma atividade contemplada pelo Plano de Negócios, que o resultado seja a redução nas receitas em valor superior a 5%;	(vi) approving (A) the Business Plan (it being understood that if the Business Plan is not approved by the requisite Shareholder vote in accordance with this Section 5.3(vi), it shall be determined in accordance with Section 4.4(b)), (B) any increase in the aggregate annual costs and expenses (including capital expenses) of the Company in excess of 5% of the aggregate annual costs and expenses as set forth in the Business Plan, (C) the transfer by the Company of any asset with a book value in excess of 5% of the total book value of the Company’s assets, (D) a change in the “lines of the business” conducted by the Company as such are contemplated by the Business Plan, it being understood, for the avoidance of doubt, that a “line of business” as used in this Section 5.3(a)(vi) shall mean a line of business as such term is currently understood in the context of NCR’s corporate structure (e.g. Financial Services, Retail and Hospitality or Healthcare), the manufacture and sale of ATM Products being a part of the Financial Services line of business), or (E) any change to an activity contemplated by the Business Plan, the result of which would be reduction in revenues in excess of 5%;

(vii) aumento ou redução do capital social da Companhia; desdobramentos (inclusive grupamentos) do capital social da Companhia; resgate da ações em circulação da Companhia (com exceção de qualquer resgate, total ou parcial, de Ações Preferenciais, que seja conduzido conforme e sujeito aos termos e condições do Estatuto Social; ou emissão ou venda de qualquer dos valores mobiliários da Companhia, conversíveis ou não em ações da Companhia:	(vii) increasing or reducing the Company’s capital stock; splitting (including by reverse split) the Company’s capital stock; redeeming the outstanding equity of the Company (other than any full or partial redemption of the Preferred Shares which is conducted in accordance with, and subject to, the terms thereof, as set forth in the By-Laws); or issuing or selling any of the Company’s securities, whether or not convertible into equity of the Company;

(viii) eleição ou destituição de qualquer dos membros	(viii) electing and removing of any of the members of

do Conselho de Administração ou do Conselho Fiscal da Companhia, se houver, sujeito às disposições estabelecidas no Artigo VI abaixo;	the Board of Directors and of the Fiscal Committee (Conselho Fiscal) of the Company, if any, subject to the provisions set forth in Article VI below;

(ix) incorrer (i.e., tornando-se responsável ou sujeito a) em qualquer Endividamento da Companhia em montante que possa causar, no momento em que tal Endividamento for contraído, a razão entre a então atual Dívida Líquida da Companhia e seu EBITDA no período de 12 meses imediatamente anterior a exceder 2,50.	(ix) incurring (i.e., becoming liable for or subject to) any Indebtedness of the Company in an amount that would cause, at the time such Indebtedness is incurred, the ratio of the Company’s then-current Net Debt to its EBITDA for the immediately preceding 12 month period, to exceed 2.50;

(x) envolvimento em qualquer consolidação, reorganização, joint venture, sociedade, subscrição pela Companhia de qualquer participação em qualquer Pessoa (exceto subsidiária integral), cisão, troca de ações, combinação de negócios (por meio de aquisição de ativos, participação no capital, ou de qualquer outra forma, exceto pela aquisição pela Companhia de estoque ou outros bens no curso normal dos negócios) ou operações de incorporação envolvendo a Companhia, bem como a incorporação de ações de qualquer outra sociedade pela Companhia, bem como a transformação da Companhia em um tipo diferente de sociedade;	(x) engaging in any consolidation, reorganization, joint venture, equity partnership, subscription by the Company of any equity interest in any Person (other than a wholly-owned subsidiary), spin-off, share exchanges, business combination (by acquisition of assets, equity securities or otherwise other than the acquisition by the Company of inventory or other assets in the ordinary course of business) or merger transactions involving the Company, as well as the merger of shares of any other company by the Company, as well as the conversion of the Company into a different corporate type;

(xi) alienação ou penhora de qualquer parte das instalações da Companhia, ou qualquer parte dos equipamentos e outros bens necessários naquelas instalações (exceto dos bens e estoques alienados no curso normal dos negócios), em qualquer caso, com um valor contábil superior a 6 % do valor contábil total dos ativos da Companhia, exceto por gravames resultantes de empréstimos ou Endividamento que tenha sido aprovado ou seja permitido nos termos do da Seção 5.3(ix);	(xi) disposing of or encumbering any portion of the Company’s facilities, or any portion of equipment and other goods needed in those facilities (other than goods and inventory disposed of in the ordinary course of business), in either case with a book value in excess of 6% of the total book value of the Company’s assets, other than encumbrances incurred in connection with borrowings or Indebtedness that is approved in accordance with, or permitted pursuant to, the terms of Section 5.3(ix);

(xii) celebração de novos contratos ou modificação do prazo de qualquer dos contratos existentes entre a Companhia e qualquer de suas Partes Relacionadas, exceto (A) pelo pagamento do Mútuo NCR ou pela conversão do Recebível da GSL em dinheiro, (B) pelos contratos resultantes de empréstimos e endividamento que sejam permitidos nos termos da Seção 5.3(ix) em termos menos favoráveis para a Companhia que aqueles contidos no contrato de mútuo para capital de giro ou facilidade de crédito de Terceiro assegurado pela Companhia após a data deste Acordo, e (C) pelas modificações e atualizações anuais e periódicas que estejam expressamente contempladas pelos termos de qualquer desses contratos (sendo certo que, em qualquer caso, os Acionistas farão todo o possível para	(xii) entering into new contracts, or modifying any term of any existing contract, in each case between the Company and any of its Related Parties, other than (A) the repayment of the NCR Loan or the conversion of the GSL Receivable to cash, (B) contracts entered into in connection with borrowings or indebtedness that is permitted pursuant to the terms of Section 5.3(ix) on terms that are no less favorable to the Company than those contained in the working capital loan agreement or credit facility first secured by the Company from a Third Party following the date hereof, and (C) annual and other periodic modifications and updates as are expressly contemplated by the terms of any such existing contract (it being understood that in any event the Shareholders shall endeavor to ensure that any

assegurar que qualquer desses contratos ou modificações sejam celebrados e modificados de acordo com os melhores interesses da Companhia (por exemplo, em condições que não sejam mais prejudiciais à Companhia que aquelas prevalecentes no mercado) e segundo bases equitativas;	such contracts or modifications will be entered into or modified in the best interest of the Company (e.g., under conditions that are not more detrimental to the Company than those prevailing in the market) and on an arms’ length basis;

(xiii) envolvimento em uma oferta pública inicial (“IPO”) das ações da Companhia;	(xiii) engaging in an initial public offering (“IPO”) of the Company’s equity;

(xiv) requerimento de falência ou requerimento de uma reestruturação judicial ou extrajudicial; ou	(xiv) requesting bankruptcy or requesting a judicial or extrajudicial restructuring; or

(xv) término, dissolução e extinção da Companhia, nomeando e removendo liquidantes e a avaliação de suas contas correspondentes.	(xv) winding-up, dissolving and extinguishing of the Company, appointing and removing liquidators and the appreciation of their corresponding accounts.

(b) As Partes reconhecem e concordam que as disposições da Seção 5.3(vi) acima não deverão impedir a exploração comercial pela Companhia, exclusivamente em caráter imaterial de “prova de conceito” (i.e.: tentativa) de produtos, serviços ou soluções, seja dentro ou fora das então atuais linhas de negócios da Companhia, contempladas no então atual Plano de Negócios, desde que tal exploração comercial não resulte em um aumento nos custos anuais agregados superiores aos parâmetros financeiros estabelecidos na Seção 5.3(vi); e, ainda, desde que para a comercialização de tais produtos, serviços ou soluções seja necessário o quorum qualificado disposto nesta Seção 5.3. As Partes também reconhecem e concordam que o pagamento do Mútuo NCR, conforme os seus termos e condições, e a conversão pela Companhia do Recebível da GSL em dinheiro, não estarão sujeitos à aprovação dos Acionistas segundo os termos desta Seção 5.3.	(b) The Parties acknowledge and agree that the provisions of Section 5.3(vi) above shall not prohibit the commercial exploration by the Company, solely on an immaterial “proof of concept” (i.e., trial) basis, of products, services or solutions, either within or outside of the Company’s then-current lines of business as contemplated in the Company’s then-current Business Plan; provided, that such commercial exploration does not result in an increase in aggregate annual costs and expenses or the transfer of any asset in excess of the financial parameters set forth in Section 5.3(vi); and provided, further, that the commercialization of any such products, services or solutions shall require a Shareholder qualified vote under this Section 5.3. The Parties also acknowledge and agree that the repayment of the NCR Loan, in accordance with its current terms, and the conversion by the Company of the GSL Receivable to cash, shall not be subject to Shareholder approval under this Section 5.3.

(c) Os Acionistas concordam que qualquer aditamento aos direitos e deveres das Ações Preferenciais da Companhia deverá ser aprovado pelo voto afirmativo dos Acionistas que detentores de 100% (cem por cento) das Ações Ordinárias de emissão da Companhia.	(c) The Shareholders agree that any amendment to the rights and obligations of the Company’s Preferred Shares shall be approved by the affirmative vote of Shareholders representing one hundred percent (100%) of the outstanding common shares of the Company.

SEÇÃO 5.4. Alterações nos Volumes Iniciais de Ações. Na hipótese de a Scopus Industrial tornar-se a detentora direta de mais de 50% (cinquenta por cento) das ações com direito a voto em circulação da Companhia, os Acionistas, neste ato, concordam em alterar de boa-fé as disposições aplicáveis deste Acordo, de forma que, desde que mantenha participação no capital social votante da Companhia igual ou superior a	SECTION 5.4. Changes in Initial Equities. In the event Scopus Industrial becomes a direct owner of greater than fifty percent (50%) of the outstanding voting equity of the Company, then the Shareholders hereby agree to amend in good faith the applicable provisions of this Agreement, so that, as long as it continues to hold greater than fifty percent (50%) of the outstanding voting equity of the Company, (a) Scopus Industrial is

50% (cinquenta por cento), (a) a Scopus Industrial tenha o direito de nomear e eleger um membro além dos membros nomeados e eleitos pela NCR para o Conselho de Administração e (b) a Scopus Industrial tenha os direitos da NCR segundo os Artigos VI e VII deste Acordo e, por outro lado, a NCR terá os direitos da Scopus Industrial segundo os Artigos VI e VII deste Acordo	entitled to appoint and elect one member more than the members appointed and elected by NCR to the Board of Directors and (b), Scopus Industrial will have the rights of NCR under Articles VI and VII of this Agreement and, on the other hand, NCR will have the rights of Scopus Industrial under Articles VI and VII of this Agreement

ARTIGO VI - CONSELHO DE ADMINISTRAÇÃO	ARTICLE VI - BOARD OF DIRECTORS

SEÇÃO 6.1. Composição do Conselho de Administração. (a) O Conselho de Administração consistirá de 5 (cinco) membros (desde que os Acionistas possam, periodicamente, acordar mutuamente em um número mais alto de membros, cujo número maior deverá, em qualquer caso, ser um número ímpar de membros), com possibilidade de eleição e destituição a qualquer momento pela aprovação do número necessário de Acionistas em Assembleia de Acionistas devidamente convocada; contanto que a NCR tenha o direito de nomear 3 (três) membros do Conselho de Administração e a Scopus Industrial tenha o direito de nomear 2 (dois) membros do Conselho de Administração. Os Acionistas concordam e se comprometem a tomar todas as medidas necessárias para fazer com que esses membros do Conselho de Administração sejam eleitos conforme regulamentado e previsto neste Acordo. A NCR terá o direito de indicar e eleger um membro a mais que os membros indicados e eleitos pela Scopus Industrial exceto quando a Scopus Industrial tornar-se detentora de mais de 50% (cinquenta por cento) das ações com direito a voto em circulação da Companhia quando as disposições da Seção 5.4 serão observadas.	SECTION 6.1. Composition of the Board of Directors. (a) The Board of Directors shall consist of five (5) members (provided that the Shareholders may, from time to time, mutually agree on a higher number of members, which higher number shall, in any case, be an odd number of members), eligible and removable at any time by the requisite Shareholder approval at any duly called Shareholders Meeting; provided that, NCR shall have the right to appoint three (3) members of the Board of Directors and Scopus Industrial shall have the right to appoint two (2) members of the Board of Directors. The Shareholders covenant and agree to take any and all actions as may be required to cause such members of the Board of Directors to be elected as regulated under this Agreement. NCR shall always be entitled to appoint and elect one member more than the members appointed and elected by Scopus Industrial, except in the event where Scopus Industrial becomes owner of greater than fifty percent (50%) of the outstanding voting equity of the Company when the provisions of Section 5.4 shall be observed.

(b) Com relação a qualquer nomeação pela Scopus Industrial de qualquer membro do Conselho de Administração (inclusive de acordo com a Seção 6.1(a) acima), a Scopus Industrial não terá o direito de nomear indivíduos que sejam, no momento da nomeação, e destituirá imediatamente quaisquer indivíduos que em seguida à nomeação se tornem, membros do conselho de administração, diretores, funcionários ou representantes de Empresa da Carteira Relacionada. Para evitar dúvidas, o anteriormente citado não impedirá a Scopus Industrial de nomear algum indivíduo para o Conselho de Administração da Companhia que seja um membro do conselho de administração, diretor, funcionário ou representante de uma Empresa de Carteira Não Relacionada.	(b) In connection with any appointment by Scopus Industrial of any members to the Board of Directors (including in accordance with Section 6.1(a) above), Scopus Industrial shall not be entitled to appoint individuals who are, at the time of appointment, and shall promptly remove any individuals who following appointment become, directors, officers, employees or representatives of Related Portfolio Companies. For the avoidance of doubt, the foregoing shall not prevent Scopus Industrial from appointing any individual to the Board of Directors of the Company who is director, officer, employee or representative of an Unrelated Portfolio Company.

SEÇÃO 6.2. Presidente do Conselho de Administração. O Conselho de Administração elegerá o Presidente, cujas funções incluem, entre outras, o direito de convocar, presidir e realizar as Assembleias de Acionistas, bem como presidir e conduzir assuntos/deliberações de reuniões do Conselho de Administração e a coordenação de outras atividades do Conselho de Administração.	SECTION 6.2. Chairman. The Board of Directors shall elect the Chairman, whose functions include, among others, the right to call, preside over and conduct the Shareholders Meetings, as well as preside over and conduct the affairs/deliberations of the Board of Directors’ meetings, and coordinate other activities of the Board of Directors.

SEÇÃO 6.3. Substituição No Evento de Renúncia ou Invalidez Permanente. No evento de invalidez permanente ou renúncia de qualquer membro do Conselho de Administração durante a duração do mandato do cargo para o qual foi eleito, seu substituto será nomeado pelo Acionista que nomeou o membro que renunciou ou que ficou inválido. Os Acionistas se comprometem e concordam em tomar todas as medidas necessárias para fazer com que esses membros do Conselho de Administração sejam substituídos e eleitos conforme regulamentado neste Acordo.	SECTION 6.3. Replacement In the Event of Resignation or Permanent Disability. In the event of a permanent disability or resignation of any member of the Board of Directors during the term of office for which he or she was elected, his or her substitute shall be appointed by the Shareholder that had appointed the member who has resigned or become disabled. The Shareholders covenant and agree to take any and all actions as may be required to cause the replacement and election of any such members of the Board of Directors, as regulated under this Agreement.

SEÇÃO 6.4. Substituição No Evento de Ausência ou Incapacidade Temporária. No evento de invalidez ou ausência temporária, o membro do Conselho de Administração temporariamente portador de incapacidade física ou ausente pode nomear outro membro do Conselho de Administração para votar no nome do membro temporariamente portador de incapacidade física ou ausente.	SECTION 6.4. Replacement In the Event of Absence or Temporary Disability. In the event of temporary disability or absence, the member of the Board of Directors temporarily disabled or absent may appoint another member of the Board of Directors to vote in the name of the temporarily disabled or absent member.

SEÇÃO 6.5. Duração do Mandato. A duração do mandato de membros do Conselho de Administração será de 2 (dois) anos e reeleições serão permitidas.	SECTION 6.5. Term of Office. The term of office of the members of the Board of Directors shall be of two (2) years, and reelection shall be permitted.

SEÇÃO 6.6. Reuniões do Conselho de Administração. O Conselho de Administração reunir-se-á de forma ordinária pelo menos uma vez por mês, em até 15 (quinze) Dias Úteis em seguida ao final de cada mês, de acordo com o calendário a ser aprovado pelo Conselho de Administração, independentemente de a convocação de alguma dessas reuniões agendadas tiver sido feita separadamente; ficando entendido que, se essas reuniões ordinárias precisarem ser realizadas em outra data, os membros do Conselho de Administração terão que ser convocados, por escrito, com pelo menos 5 (cinco) Dias Úteis de notificação prévia, ou realizarão reuniões extraordinárias, sempre que necessário. As reuniões extraordinárias do Conselho de Administração serão convocadas pelo Presidente, seu substituto ou	SECTION 6.6. Board of Directors’ Meetings. The Board of Directors shall meet, ordinarily, at least once a month, within the fifteen (15) Business Days following the end of each month, in accordance with the calendar to be approved by the Board of Directors, regardless of whether any such regularly scheduled meeting has been separately called; it being understood that, if any such ordinary meeting needs to be held on another date, the members of the Board of Directors shall have to be summoned, in writing, with at least five (5) Business Days notice in advance, or shall meet in extraordinary meetings, whenever necessary. The extraordinary meetings of the Board of Directors shall be called by the Chairman, his or her substitute, or any two members of the Board of Directors together, with

quaisquer dois membros do Conselho de Administração em conjunto, com pelo menos 5 (cinco) Dias Úteis de notificação prévia antes da respectiva reunião e apresentando a agenda a ser tratada e decidida bem como a documentação correspondente. Independentemente das formalidades da convocação de reuniões do Conselho de Administração estabelecidas nesta Seção 6.6, o Conselho de Administração será considerado devidamente convocado para a reunião, se todos os membros do Conselho de Administração da Companhia estiverem presentes nesta reunião. As reuniões do Conselho de Administração serão abertas com a presença da maioria de seus membros existentes. As reuniões do Conselho de Administração serão presididas pelo Presidente ou, em sua ausência, por um membro do Conselho de Administração escolhido por ele ou, se isso não for possível, pelo restante dos membros do Conselho de Administração, sempre por escrito. As deliberações do Conselho de Administração serão adotadas pela maioria de seus membros, e nenhum deles terá o voto de Minerva em caso de um empate. As reuniões podem ser realizadas por teleconferência, videoconferência ou qualquer outro método de comunicação, e a participação por meio de algum desses métodos será considerada como uma participação na reunião. Os membros da Diretoria Executiva que participam de forma remota de reuniões da Diretoria Executiva confirmarão seus votos, na data da reunião, por fac-símile ou correio eletrônico (e-mail) identificando inequivocamente o remetente.	at least five (5) Business Days notice in advance of the respective meeting and presenting the agenda to be addressed and decided as well as the corresponding documentation. Regardless of the formalities to summon the Board of Directors’ meetings set forth in this Section 6.6, the Board of Directors shall be considered duly summoned for a meeting if all the members of the Board of Directors of the Company are present at such meeting. The meetings of the Board of Directors shall be opened with the presence of the majority of its existing members. The meetings of the Board of Directors shall be presided over by the Chairman or, in his absence, by a member of the Board of Directors chosen by him or, upon failure by him to do so, by the remainder of the Directors, in any case in writing. The deliberations of the Board of Directors shall be adopted by the majority of its members, and none of them shall have the casting vote in case of a tie. The meetings may be held by teleconference, videoconference or any other method of communication, and participation by any such method shall be considered as an attendance at the meeting. The members of the Board of Directors that participate remotely of a Board of Directors’ meeting shall confirm their vote, on the date of the meeting, by fax or electronic mail (e-mail) identifying unequivocally the sender.

SEÇÃO 6.7. Responsabilidades Fiduciárias do Conselho de Administração. Todos os membros do Conselho de Administração estarão, em virtude de sua posição como Conselheiros, sujeitos a todas as responsabilidades fiduciárias na Lei das Sociedades por Ações, inclusive: (i) sua obrigação segundo a Lei das Sociedades por Ações de se declarar impedido e/ou abster-se de votar no caso de um conflito; e (ii) obrigações de confidencialidade segundo a Lei das Sociedades por Ações com relação a informações confidenciais e proprietárias da Companhia, inclusive, entre outras, as obrigações de confidencialidade descritas na Seção 3.5 acima.	SECTION 6.7. Board of Directors’ Fiduciary Duties. All members of the Board of Directors shall, by virtue of their positions as Directors, be subject to all fiduciary duties established in the Brazilian Corporations Law, including (i) their obligation under the Brazilian Corporations Law to recuse themselves and/or refrain from voting in the event of a conflict; and (ii) obligations of confidentiality under the Brazilian Corporations Law with respect to the confidential and proprietary information of the Company, including, but not limited to, the confidentiality obligations described in Section 3.5 above.

SEÇÃO 6.8. Comissão. (a) Exceto conforme disposto pela Seção 6.8(b) deste, as comissões do Conselho de Administração podem ser criadas pelo Conselho de Administração a critério do conselho; contanto que o Diretor de Marketing seja um membro	SECTION 6.8. Committees. (a) Except as provided by Section 6.8(b) hereof, committees of the Board of Directors may be created by the Board of Directors in its discretion; provided, that the Chief Marketing Officer shall be a member of any such committees.

de um das referidas comissões.

(b) A Companhia terá uma Comissão de Realização de Soluções (“SRC”) não estatutária constituída para examinar, discutir e fazer recomendações sobre estratégias de “lançamento de mercado”, inclusive, ente outras, desenvolvimento de produto, administração de produto, tendências de mercado e desenvolvimento de negócios. A SRC incluirá o número de membros que for determinado periodicamente pela Diretoria Executiva (esse número não será superior a 10 (dez)). O Conselho de Administração nomeará os membros da SRC, que podem incluir, segundo critérios do Conselho de Administração, funcionários e diretores ou membros do Conselho de Administração da Companhia; desde que o SRC inclua, em todos os momentos, o Diretor de Marketing, que também desempenhará a função de Presidente da comissão. O estatuto social da SRC, com detalhes sobre suas funções e responsabilidades, entre outros, é parte deste Acordo como Apêndice C.	(b) The Company shall have a standing non-statutory Solutions Realization Committee (“SRC”), to consider, discuss and make recommendations regarding “go to market” strategies, including but not limited to product development, product management, market trends and business development. The SRC shall include such number of members as is determined from time to time by the Board of Directors (such number not to exceed ten (10)). The Board of Directors shall appoint the members of the SRC, which may include, in the discretion of the Board of Directors, employees, and officers or directors of the Company; provided, that the SRC shall at all times include the Chief Marketing Officer, who shall also serve as the committee’s Chairman. The written charter of the SRC, specifying in detail its functions and duties, among other things, is part of this Agreement as Exhibit C.

SEÇÃO 6.9. Remuneração dos Conselheiros. Os membros do Conselho de Administração da Companhia não terão o direito de receber remuneração, contanto que as despesas razoáveis decorrentes do desempenho de suas responsabilidades sejam reembolsadas pela Companhia até o valor total de US$ 50.000 ao ano.	SECTION 6.9. Compensation of Directors. The members of the Board of Directors of the Company shall not be entitled to receive any remuneration, provided that reasonable out-of-pocket expenses incurred in connection with the fulfillment of their duties shall be reimbursed by the Company up to, on an annual basis, the aggregate amount of US$ 50,000.

ARTIGO VII – DIRETORIA EXECUTIVA	ARTICLE VII - BOARD OF OFFICERS

SEÇÃO 7.1. Diretoria Executiva. A representação e os negócios ordinários da Companhia serão conduzidos por uma Diretoria Executiva constituída de, no mínimo 2 (dois) e no máximo 6 (seis) Diretores, que incluirão um Diretor Presidente (“Diretor Presidente”), um Diretor Financeiro, um Diretor de Marketing, um Diretor Técnico, um Diretor de Compras e um Diretor de Operações. As descrições específicas de cada cargo deverão estar descritas integralmente no Estatuto Social.	SECTION 7.1. Board of Officers. The representation and the ordinary business of the Company shall be carried out by a Board of Officers composed of, at least two (2) and no more than six (6) Officers, which shall include a Chief Executive Officer (“CEO”), a Chief Financial Officer, a Chief Marketing Officer, a Chief Technical Officer, a Chief Procurement Officer and a Chief Operations Officer. The specific descriptions for each such position shall be fully described in the By-Laws.

SEÇÃO 7.2. Eleição dos Diretores. (a) Salvo se estabelecido abaixo na Seção 7.2(b), os Diretores serão eleitos, substituídos e destituídos pelo Conselho de Administração. Os Diretores serão eleitos por um período de 2 (dois) anos e ocuparão o cargo até que seus sucessores sejam devidamente nomeados e qualificados. A reeleição dos diretores será permitida. É uma condição para a indicação de qualquer candidato a	SECTION 7.2. Election of the Officers. (a) Except as set forth below in Section 7.2(b), the Officers shall be elected, replaced and removed by the Board of Directors. Officers shall be elected for a term of two (2) years and shall hold such office until their successors are duly appointed and qualified. Reelection of officers shall be permitted. It shall be a condition to the appointment of any candidate to a position on the

um cargo na Diretoria que tal candidato celebre o então padrão contrato de trabalho e contratos relacionados (os termos de tal contrato e demais contratos relacionados serão substancialmente similares àqueles dos diretores da Companhia).	Board of Officers that such candidate execute NCR’s then-standard employment letter and related agreements (the terms of such letter and agreements being substantially consistent for similarly situated Company officers).

(b) Os Acionistas instruirão seus Conselheiros nomeados a eleger como Diretor de Marketing a pessoa física que, de tempos em tempos, for escolhida de acordo com o procedimento abaixo. Da mesma forma, os Acionistas instruirão seus Conselheiros nomeados a destituir o Diretor de Marketing mediante solicitação escrita da Scopus (tal solicitação para fornecer, em detalhes razoáveis, a razão para tal solicitação de destituição, com referencia específica, quando aplicável, aos elementos, se houver, do então atual perfil da posição para Diretor de Marketing que não foram satisfatoriamente atendidos pelo Diretor de Marketing destituído.	(b) The Shareholders shall direct their appointed Directors to elect as the Chief Marketing Officer the individual that is from time to time chosen according to the following procedure. Likewise, the Shareholders shall direct their appointed Directors to dismiss the Chief Marketing Officer upon written request from Scopus (any such request to provide, in reasonable detail, the reasons for such requested dismissal, with specific reference, whenever applicable, to the elements, if any, of the then-current position profile for the Chief Marketing Officer that were not satisfactorily met by the dismissed Chief Marketing Officer).

(i) Pelo menos 30 dias antes da eleição da Diretoria (ou, no caso da eleição da primeira Diretoria eleita após a data de celebração do presente Acordo, no caso de prazo mais curto, o quanto antes à eleição de tal Diretoria que seja razoavelmente praticável) ou, no caso de um pedido de renúncia durante o mandato ou destituição do Diretor de Marketing, tão logo seja razoavelmente praticável, o Diretor Presidente da Companhia deverá criar e apresentar para a Scopus Industrial um perfil detalhado do cargo (descrição do trabalho) para o cargo de Diretor de Marketing.	(i) At least 30 days prior to the election of the Board of Officers (or, in the case of the first Board of Officers elected following the date hereof, if shorter, as far in advance of the election of such Board of Officers as is reasonably practicable) or, in the event of an in-term resignation or dismissal of the Chief Marketing Officer, as soon as reasonably practicable thereafter, the CEO of the Company shall create and present to Scopus Industrial a detailed position profile (job description) for the position of Chief Marketing Officer.

(ii) A Scopus Industrial e o Diretor Presidente, a partir de então, consultarão um ao outro pelo prazo não superior a 15 (quinze) dias corridos para refinar e finalizar o perfil do cargo e os requisitos associados ao referido cargo.	(ii) Scopus Industrial and the CEO shall thereafter consult with each other for no more than fifteen (15) calendar days to refine and finalize the position profile and the requirements associated therewith.

(iii) A Scopus Industrial, a partir de então, proporá ao Diretor Presidente um candidato para o cargo de Diretor de Marketing cuja experiência e formação estarão, no melhor entendimento e boa-fé da Scopus Industrial, tão consistentes com o perfil do cargo quanto possível, e incluirão, juntamente com a referida proposta, um curriculum vitae abrangente, com nome completo, nacionalidade, estado civil, profissão, número da cédula de identidade, número do CPF, formação acadêmica e experiência profissional do candidato.	(iii) Scopus Industrial shall thereafter propose to the CEO a candidate for the position of the Chief Marketing Officer whose experience characteristics and background shall, in the good faith belief of Scopus Industrial, be as consistent with the position profile as possible, and shall, along with such proposal, include a comprehensive resume, with complete name, nationality, marital status, profession, identity number, tax registration number, education and professional carreer of the candidate.

(iv) O Diretor Presidente da Companhia terá o direito de	(iv) The CEO of the Company shall be entitled to

entrevistar o candidato indicado durante um período de 10 (dez) Dias Úteis após recebimento das informações especificadas na item (iii) acima. Além disso, durante tal período, o Diretor Presidente, de boa-fé, analisará o candidato proposto pela Scopus Industrial e terá o direito de não aceitar essa nomeação, nesse caso, o Diretor Presidente deverá entregar uma notificação escrita de tal rejeição para a Scopus Industrial, que deverá descrever com grau razoável de detalhes os motivos dessa decisão.	interview the appointed individual during a ten (10)-Business Day period following receipt of the information specified in the foregoing item (iii). Also, during such period, the CEO shall, in good faith, analyze the candidate proposed by Scopus Industrial and shall have the right to not accept such nomination, in which case the CEO shall provide written notice of such rejection to Scopus Industrial, which notice shall describe in reasonable detail the grounds for such decision.

(v) Scopus Industrial terá, após o recebimento de qualquer notificação por escrito de rejeição (A) o direito de discutir com o Diretor Presidente as razões de tal rejeição; e/ou (B) o direito de nomear outros indivíduos (um de cada vez) para o cargo de Diretor de Marketing e, no caso de uma segunda indicação, os procedimentos dos itens (iii) e (iv) acima deverão ser observados. Na hipótese da Scopus Industrial e o Diretor Presidente iniciarem os procedimentos descritos nesta Seção 7.2(b), o Diretor Presidente não poderá rejeitar mais de 2 (dois) candidatos propostos pela Scopus Industrial. O Diretor Presidente terá o direito de entrevistar, mas não poderá rejeitar, o terceiro candidato indicado pela Scopus Industrial, sendo que tal candidato será eleito como Diretor de Marketing pelo Conselho de Administração.	(v) Scopus Industrial shall, following receipt of any such written notice of rejection (A) have the right to discuss with the CEO the reasons for such rejection, and/or (B) be entitled to appoint another individual (one at a time) for the position of Chief Marketing Officer and, in case of the second appointment, the procedures of items (iii) and (iv) above shall be observed. On each occasion that Scopus Industrial and the CEO engage in the procedure described in this Section 7.2(b), the CEO may not reject more than two (2) candidates proposed by Scopus Industrial; the CEO shall be entitled to interview, but shall not be entitled to reject, the third candidate appointed by Scopus Industrial, and such candidate shall be elected as Chief Marketing Officer by the Board of Directors.

(vi) Ao identificar os candidatos, a Scopus Industrial levará em consideração a elegibilidade do candidato sob os termos e condições da lei aplicável e em nenhuma hipótese a Scopus Industrial indicará um candidato que seja um atual empregado, representante ou agente do Bradesco.	(vi) When identifying candidates, Scopus Industrial shall consider an individual’s eligibility under the terms and conditions of applicable law, and in no case shall Scopus Industrial propose a candidate that is a current employee, representative or agent of Bradesco.

SEÇÃO 7.3. Remuneração dos Diretores. (a) A Remuneração anual total da Diretoria Executiva para o ano civil de 2011 encontra-se estabelecida no Anexo 7.3(a). A Remuneração anual total da Diretoria Executiva para 2012 e para cada ano civil subsequente será aprovada pelo voto dos Acionistas de acordo com a Seção 5.3 deste instrumento. Na hipótese de a Remuneração anual total da Diretoria Executiva não ser aprovada pelo voto exigido previsto na Seção 5.3 deste instrumento, antes da data em que a Assembleia Anual de Acionistas da Companhia para o referido ano civil aplicável seja realizada, a Remuneração anual total da Diretoria Executiva para o ano civil em questão será a Remuneração anual total do ano anterior, conforme reajustada pela variação do IPCA durante o período aplicável.	SECTION 7.3. Compensation of Officers. (a) The annual aggregate Compensation for the Board of Officers for the 2011 calendar year is as set forth in Schedule 7.3(a). The annual aggregate Compensation for the Board of Officers for the 2012 and each subsequent calendar year shall be approved by the vote of the Shareholders in accordance with Section 5.3 hereof. In the event that the annual aggregate Compensation of the Board of Officers is not approved by the requisite vote under Section 5.3 hereof, prior to the date in which the Annual Shareholders Meeting of the Company for the applicable calendar year is held, then the annual aggregate Compensation for the Board of Officers for such calendar year shall be the prior year’s annual aggregate Compensation, as adjusted by the variation of IPCA over the applicable period.

(b) O Conselho de Administração distribuirá a Remuneração anual total para a Diretoria Executiva entre cada um dos Diretores individuais; desde que a Remuneração dos Diretores pessoas físicas esteja baseada em e em conformidade com as políticas de remuneração vigentes da NCR para empregados em situações semelhantes, com ajustes razoáveis para as condições e os termos do mercado local.	(b) The Board of Directors shall allocate the annual aggregate Compensation for the Board of Officers among each of the individual Officers; provided, that the Compensation of the individual Officers shall be based on and consistent with then-current NCR compensation policies for similarly situated employees, with reasonable adjustments for local market conditions and terms.

ARTIGO VIII – ASPECTOS GERAIS SOBRE TRANFERÊNCIAS	ARTICLE VIII - GENERAL ASPECTS ABOUT TRANSFERS

SEÇÃO 8.1. Restrições para Transferência. Exceto se expressamente previsto neste Acordo, nenhum Acionista transferirá, venderá, outorgará uma opção para venda, onerará, empenhará, concederá um direito de uso, ou por qualquer outro método, negociará qualquer das Ações dos Acionistas nem outorgará direitos de preferência para a subscrição de novas ações ou valores mobiliários conversíveis em Ações da Companhia (“Transferência”).	SECTION 8.1. Restrictions to Transfer. Except as expressly provided for in this Agreement, no Shareholder shall transfer, sell, grant an option to sell, encumber, pledge, grant a right of use, or by any other method negotiate any of such Shareholder’s Shares or grant preemptive rights for subscription of new shares or securities convertible into Shares of the Company (“Transfer”).

SEÇÃO 8.2. Exceção à Restrição para Transferências. As restrições estabelecidas neste Acordo para Transferir Ações não serão aplicáveis às Transferência Permitidas (conforme o disposto na Seção 9.1)	SECTION 8.2. Carve-out on Transfers. The restrictions set forth in this Agreement to Transfer Shares shall not be applicable to Permitted Transfers (as provided for in Section 9.1).

SEÇÃO 8.3. Ônus sobre Ações. Transferências de Ações, direitos de preferência para a subscrição de ações ou valores mobiliários conversíveis, ou a criação de Gravames sobre essas ações e valores mobiliários em violação deste Acordo serão considerados nulos e sem efeito, e a Companhia não os registrará nos livros corporativos da Companhia.	SECTION 8.3. Encumbrances of Shares. Transfers of Shares, preemptive rights for the subscription of shares or convertible securities, or the creation of Liens thereon in breach of this Agreement shall be null and void and the Company shall not register them in the Company’s corporate books.

SEÇÃO 8.4. Transferências entre Acionistas. Qualquer Transferência de Ações regulamentada neste Acordo nos termos do Artigo XIII (ou seja, entre os Acionistas conforme o Artigo XIII) será regulamentada por meio de um contrato de compra que estabeleça declarações e garantias, conforme estabelecido no Anexo 8.4(i) e obrigações de indenização pelo Acionista que se retira, conforme estabelecido no Anexo 8.4(ii), em favor da Companhia e do Acionista remanescente (e suas respectivas Afiliadas, diretores, membros do conselho de administração, empregados, agentes, sucessores e cessionários). Além das representações e garantias e indenizações a serem estabelecidas em qualquer contrato de compra e venda para a Transferência pela Scopus Industrial para a NCR sob qualquer disposição deste Acordo, deverá obedecer o	SECTION 8.4. Transfers between the Shareholders. Any Transfer of Shares regulated under this Agreement under Article XIII (i.e., between the Shareholders under Article XIII) shall be regulated by means of a purchase agreement providing for representations and warranties as set forth in Schedule
8.4(i) and indemnification obligations by the departing Shareholder as set forth in Schedule 8.4(ii), in favor of the Company and the remaining Shareholder (and its respective Affiliates, officers, directors, employees, agents, successors and assigns). In addition, the representations and warranties and indemnities to be set forth in any purchase agreement for the Transfer by Scopus Industrial to NCR under any other provision of this Agreement shall be as set forth in Schedule 8.4(i) and Schedule 8.4(ii), respectively.

disposto no Anexo 8.4(i) e Anexo 8.4(ii), respectivamente.

ARTIGO IX – RESTRIÇÕES À TRANSFERÊNCIA	ARTICLE IX - TRANSFER RESTRICTIONS

SEÇÃO 9.1. Período de Restrição. Durante o período de 5 (cinco) anos a contar da data deste Acordo (“Período de Restrição”), nenhum Acionista terá permissão de, direta ou indiretamente, Transferir qualquer participação acionária da Companhia, inclusive por meio de uma transferência de direitos de preferência para a subscrição de ações ou de valores mobiliários conversíveis, ou da criação de Gravames sobre essas ações ou valores mobiliários; desde que um Acionista possa, mediante notificação escrita a outro Acionista, transferir toda ou qualquer parte de sua participação acionária a qualquer outra subsidiária integral, direta ou indireta, da NCR e/ou da Scopus ou para a Scopus, desde que esse cessionário concorde, por escrito, antes da referida Transferência, em se tornar uma parte deste Acordo e em observar incondicionalmente os termos e condições deste Acordo (“Transferência Permitida”). Com relação a qualquer Transferência Permitida, o Acionista cedente e o cessionário serão tratados como uma única parte para todos os fins, inclusive para o exercício de seus respectivos direitos e o exercício pelo Acionista que não está transferindo os seus direitos (inclusive seus direitos sob o Artigo XIII deste Contrato) previstos neste Acordo.	SECTION 9.1. Lockup. During the term of five (5) years counted from the date of this Agreement (“Lock Up Period”), no Shareholder shall be allowed to directly or indirectly Transfer any equity of the Company including by means of a transfer of preemptive rights for the subscription of shares or convertible securities, or the creation of Liens thereon; provided that a Shareholder may, upon written notice to the other Shareholder, Transfer all or any portion of its equity to any other direct or indirect wholly-owned subsidiary of NCR and/or Scopus or to Scopus, provided that such transferee agrees in writing, prior to such Transfer, to become a party to this Agreement and to unconditionally abide by the terms and conditions hereof (a “Permitted Transfer”). In connection with any Permitted Transfer, the transferring Shareholder and the transferee shall be treated as one sole party for all purposes, including the exercise of any of their respective rights and the exercise by the non-transferring Shareholder of its rights (including its rights under Article XIII hereof), under this Agreement.

SEÇÃO 9.2. Ausência de Transferências Parciais. Salvo mediante o consentimento prévio e escrito dos Acionistas, qualquer Transferência de Ações, direitos de preferência para a subscrição de Ações e/ou de valores mobiliários conversíveis em ou exercíveis com relação às Ações por um Acionista sob este Acordo, que não seja uma Transferência Permitida, constituirá uma Transferência de todas, e não menos do que todas, as Ações, direitos de preferência para a subscrição de Ações e valores mobiliários conversíveis em ou exercíveis com relação às Ações (todos os referidos valores mobiliários e direitos, “Participação Acionária Total”) que o referido Acionista detiver.	SECTION 9.2. No Partial Transfers. Except with the prior written consent of the Shareholders, any Transfer of Shares, preemptive rights for the subscription of Shares and/or securities convertible into or exercisable for Shares by a Shareholder pursuant to this Agreement, other than a Permitted Transfer, shall be a Transfer of all, and not less than all, of the Shares, preemptive rights for the subscription of Shares and securities convertible into or exercisable for Shares (all such securities and rights, the “Total Equity Interest”) that it then holds.

SEÇÃO 9.3. Confidencialidade das Informações da Companhia. Para que qualquer Terceiro interessado em adquirir a Participação Acionária Total detida por qualquer dos Acionistas em uma Transferência permitida segundo este Acordo tenha acesso às informações relativas à Companhia, o Acionista vendedor fará com que o referido Terceiro assine um	SECTION 9.3. Confidentiality of Company Information. In order for any Third Party interested in acquiring the Total Equity Interest held by any of the Shareholders in a Transfer permitted by the terms of this Agreement to gain access to information related to the Company, the selling Shareholder shall cause such Third Party to execute a confidentiality agreement

contrato de confidencialidade substancialmente na forma do Anexo D deste Acordo, antes de permitir tal acesso.	substantially in the form of Exhibit D hereto, prior to permitting such access.

SEÇÃO 9.4. Adesão ao Acordo de Acionistas. Com relação a qualquer Transferência de uma Participação Acionária Total por um Acionista a um Terceiro, o referido Terceiro terá o direito, mediante fechamento dessa Transferência, de se tornar uma parte deste Acordo de Acionistas, exceto no que se refere à Seção 2.3, às Seções 3.5(b) a 3.5(e), Seção 7.2(b), Seção 9.1, Seção 10.1, Seção 13.1, Seção 13.2(a)(i) à 13.2(a)(ii), Seção 13.2(a),(v) a (vii) e, Seção 13.2(b), as quais não serão aplicáveis.	SECTION 9.4. Adherence to Shareholders’ Agreement. In connection with any Transfer of a Total Equity Interest by a Shareholder to a Third Party, the Third Party shall be entitled upon closing of such Transfer, to become a party to this Shareholders Agreement, except for Section 2.3,
Sections 3.5(b) to 3.5(e), Section 7.2(b), Section 9.1, Section 10.1, Section 13.1, Section 13.2(a)(i) to 13.2(a)(ii), Section 13.2(a)(v) to (viii) and Section 13.2(b), which shall not be applicable.

SEÇÃO 9.5. Processo de Transferência As Partes concordam que qualquer processo, seja formal ou informal, conduzido pela Parte (ou seus representantes ou agentes) para solicitar ofertas para Transferir sua Participação Acionária Total (incluindo sob a Seção 10.1 e Seção 11.1 deste Contrato) deverá ser conduzido por meio de um processo particular organizado, e a Parte conduzindo tal processo (ou em nome de quem tal processo esteja sendo conduzido), deverá utilizar de esforços razoáveis para garantir a confidencialidade de tal processo.	SECTION 9.5. Transfer Process. The Parties agree that any process, whether formal or informal, conducted by a Party (or its representatives or agents) to solicit offers to Transfer its Total Equity Interest (including under Section 10.1 and Section 11.1 hereof) shall be conducted through an organized and private process, and the Party conducting such process (or on behalf of whom such process is being conducted), shall use its reasonable best efforts to ensure the confidentiality of such process.

SEÇÃO 9.6. Ações Preferenciais. As Ações Preferenciais, tampouco as Ações Ordinárias detidas pelos detentores de Ações Preferenciais poderão ser Transferidas independentemente. Um Acionista que detém Ações Preferenciais somente poderá Transferir suas Ações Ordinárias ou preferenciais se tal Transferência (i) envolver uma Transferência simultânea para a mesma Pessoal de (a) Ações Ordinárias com (b) um montante de Ações Preferenciais igual à Proporção de Ações Preferenciais multiplicado pelo número de Ações Ordinárias Transferidas e (ii) seja de outra forma permitido por este Contrato. Qualquer transferência de Ações Preferenciais ou Ações Ordinárias que não seja de acordo com as restrições acima descritas será nula e sem efeito e não deverá ser registrada no livro de registro de ações da Companhia. Não obstante o disposto em contrário nesta Seção 9.6, a Companhia poderá resgatar as Ações Preferenciais independentemente em um resgate permitido por e conduzido de acordo com a Seção 4.2 e com os termos de tais Ações Preferenciais. As restrições acima somente serão efetivas pelo período de tempo em que as Ações Preferenciais existirem.	SECTION 9.6. Preferred Shares. Neither the Preferred Shares nor the Common Shares held by the holders of Preferred Shares may be Transferred by themselves. A Shareholder that holds Preferred Shares may only Transfer their Common Shares or Preferred Shares if such Transfer (i) involves a simultaneous Transfer, to the same Person, of (a) Common Shares with (b) an amount of Preferred Shares equal to the Preferred Share Ratio multiplied by the number of Common Shares Transferred and (ii) is otherwise permitted under this Agreement. Any purported Transfer of a Preferred Share or Common Share held by a holder of Preferred Shares other than in accordance with the foregoing restrictions shall be null and void and shall not be recorded in the share registry book of the Company. Notwithstanding anything to the contrary in this Section 9.6, the Company may redeem the Preferred Shares by themselves in a redemption permitted by, and conducted in accordance with, Section 4.2 and the terms of such Preferred Shares. The foregoing restrictions shall only be effective for the period of time in which the Preferred Shares are outstanding.

ARTIGO X – DIREITO DE PRIMEIRA OFERTA	ARTICLE X - RIGHT OF FIRST OFFER

SEÇÃO 10.1. Direito de Primeira Oferta da NCR e Opção de Venda da Scopus. (a) Após o Período de Restrição, se a Scopus Industrial determinar a transferência de sua Participação Acionária Total, exceto de acordo com uma oferta de boa-fé escrita e Não Solicitada de um Terceiro, uma Transferência Permitida ou conforme de outra forma previsto na Seção 8.2 acima, a Scopus Industrial notificará primeiramente a NCR e o Presidente sobre essa determinação, por escrito, e obterá uma avaliação do valor justo de mercado da Companhia (“Valor Patrimonial da Companhia”) e do preço de toda a sua Participação Acionária Total (o preço determinado dessa forma, “Preço da Participação Acionária Total”). Para se evitar dúvidas, a Scopus Industrial procederá de acordo com esta Seção 10.1 sempre que desejar transferir sua Participação Acionária Total, exceto de acordo com uma oferta de boa-fé escrita e Não Solicitada de um Terceiro ou uma Transferência Permitida.	SECTION 10.1. NCR Right of First Offer and Scopus Put Option. (a) After the Lock Up Period, if Scopus Industrial determines to Transfer its Total Equity Interest, other than pursuant to an Unsolicited bona fide written Third Party offer, a Permitted Transfer or as otherwise provided in Section 8.2 above, it shall first notify NCR and the Chairman of such determination in writing, and shall then obtain an appraisal of the Company’s fair market value (the “Company Equity Value”) and of the price for all of its Total Equity Interest (the price determined thereby, the “Price for the Total Equity Interest”). For the avoidance of doubt, Scopus Industrial shall proceed pursuant to this Section 10.1 whenever it desires to Transfer its Total Equity Interest other than pursuant to an Unsolicited bona fide written Third Party offer or a Permitted Transfer.

(b) Para fins de determinação do Valor Patrimonial da Companhia e do Preço da Participação Acionária Total, a Scopus Industrial contratará uma instituição financeira independente e amplamente reconhecida dentre aquelas relacionadas no Anexo 10.1(b) deste instrumento (“Avaliador Independente”), que seja razoavelmente aceitável à NCR, para determinar o Valor Patrimonial da Companhia e o Preço da Participação Acionária Total utilizando padrões de avaliação internacionalmente reconhecidos. A carta de contratação do Avaliador Independente conterá declarações e garantias específicas do Avaliador Independente em favor da Companhia com relação à sua independência da Companhia e seus Acionistas para fins de preparação o relatório de avaliação, inclusive, entre outras, uma declaração de que ele não está prestando (e não prestará) serviços a nenhum dos Acionistas da Companhia na ocasião da execução e durante o curso da contratação. O Avaliador Independente preparará e entregará à NCR e à Scopus Industrial um relatório de avaliação escrito (incluindo todos os documentos de suporte, memórias de cálculo e premissas básicas) no prazo de 60 (sessenta) dias corridos a contar da data da carta de contratação do Avaliador Independente. As Partes deste instrumento comprometem-se a fornecer todas as informações e os documentos razoavelmente necessários para que o Avaliador Independente seja capaz de preparar um	(b) For purposes of determining the Company Equity Value and the Price for the Total Equity Interest, Scopus Industrial shall hire an independent and widely recognized financial institution among those listed in Schedule 10.1(b) hereto (the “Independent Appraiser”), which institution is reasonably acceptable to NCR, to determine the Company Equity Value and the Price for the Total Equity Interest using internationally recognized valuation standards. The engagement letter of the Independent Appraiser shall contain specific representations and warranties from the Independent Appraiser in favor of the Company regarding its independence from the Company and its shareholders for purposes of preparing the appraisal report, including but not limited to a representation that it is not rendering (and will not render) services to any of the shareholders of the Company at the time of execution and during the course of the engagement. The Independent Appraiser shall prepare and deliver to NCR and Scopus Industrial a written appraisal report (including all support papers, calculation methods and underlying assumptions) within sixty (60) calendar days counted from the date of the Independent Appraiser’s engagement letter. The Parties hereby undertake to provide all reasonably necessary information and documents so that the Independent Appraiser is able to prepare an appraisal report within such period of time. The appraisal report prepared by the Independent

relatório de avaliação dentro desse período de tempo. O relatório de avaliação preparado pelo Avaliador Independente será final e vinculante às Partes. Se o relatório preparado pelo Avaliador Independente mostrar uma faixa de avaliação, o ponto médio dessa faixa será levado em consideração para fins de determinação do Valor Patrimonial da Companhia. Para o cálculo do Preço da Participação Acionária Total, o Avaliador Independente presumirá a inexistência de ágio para o controle da Companhia e que todos os direitos de subscrição de Ações e todos os valores mobiliários conversíveis em ou exercíveis com relação às Ações, detidos por todos os Acionistas, foram exercidos. Todos os custos e despesas relativos à preparação da contratação do Avaliador Independente serão arcados pela Companhia, estabelecendo-se que, se a Scopus Industrial decidir, após a determinação do Preço da Participação Acionária Total, por não proceder com a Transferência de sua Participação Acionária Total, a Scopus Industrial, em associação a qualquer tentativa posterior de transferir sua Participação Acionária Total, sob esta Seção 10.1, arcará com todos os custos e despesas do Avaliador Independente contratado em qualquer uma dessas tentativas subsequentes.	Appraiser shall be final and binding upon the Parties. If the report prepared by the Independent Appraiser shows a valuation range, the mid-point of such range shall be considered for purposes of determination of the Company Equity Value. For calculating the Price for the Total Equity Interest, the Independent Appraiser shall assume the inexistence of a premium for the control of the Company and that all Share subscription rights and all securities convertible into or exercisable for Shares, held by all Shareholders, have been exercised. All costs and expenses related to the preparation of the engagement of the Independent Appraiser shall be borne by the Company; provided, that if Scopus Industrial decides following determination of the Price for the Total Equity Interest not to proceed with the Transfer of its Total Equity Interest, Scopus Industrial shall, in connection with any subsequent attempt to Transfer its Total Equity Interest under this Section 10.1, bear all costs and expenses of the Independent Appraiser hired in any such subsequent attempts.

(c) Após a determinação do Preço da Participação Acionária Total, a Scopus Industrial poderá optar (mas em nenhuma hipótese será obrigada) por proceder com a Transferência de sua Participação Acionária Total, da seguinte forma:	(c) Following determination of the Price for the Total Equity Interest, Scopus Industrial may choose (but in no event shall it be obliged) to, proceed with the Transfer of its Total Equity Interest, as follows:

(i) se a Scopus Industrial optar, após determinação do Preço da Participação Acionária Total, por não proceder com a Transferência de sua Participação Acionária, qualquer tentativa subsequente de transferir sua Participação Acionária Total (que deverá ocorrer a qualquer tempo, conforme considerado apropriado pela Scopus Industrial), que não seja de acordo com uma oferta de boa-fé escrita e Não Solicitada de um Terceiro ou uma Transferência Permitida, observará a disposição desta Seção 10.1, desde que a Scopus Industrial não possa buscar outro Preço da Participação Acionária Total determinado para fins desta Seção 10.1 durante os 12 (doze) meses decorridos após a data em que recebeu do Avaliador Independente o Preço da Participação Acionária Total anterior;	(i) if Scopus Industrial decides, following determination of the Price for the Total Equity Interest, not to proceed with the Transfer of its Total Equity Interest, any subsequent attempt to Transfer its Total Equity Interest (which may take place at any time deemed appropriate by Scopus Industrial) other than pursuant to an Unsolicited bona fide written Third Party offer or a Permitted Transfer shall follow the provisions of this Section 10.1, provided, that it may not seek to have another Price for the Total Equity Interest determined for purposes of this Section 10.1 during the twelve (12) months following the date it received from the Independent Appraiser the prior Price for the Total Equity Interest;

(ii) se a Scopus Industrial optar, após recebimento do Preço da Participação Acionária Total, por proceder	(ii) if Scopus Industrial determines, following receipt of the Price for the Total Equity Interest, to

com a Transferência de sua Participação Acionária Total, a Scopus Industrial oferecerá primeiramente a venda da Participação Acionária Total à NCR, livre e desimpedida de todos e quaisquer Gravames, pelo Preço da Participação Acionária Total, por meio de envio de uma proposta escrita irreversível e irrevogável à NCR de venda dessas Ações em dinheiro (“Notificação de Direito de Primeira Oferta”), com uma cópia para o Presidente, no máximo 30 (trinta) dias a contar da data de recebimento pela Scopus Industrial do relatório de avaliação.	proceed with the Transfer of its Total Equity Interest, it shall then first offer to sell such Total Equity Interest to NCR, free and clear of any and all Liens, at the Price for the Total Equity Interest, by means of remittance of an irreversible and irrevocable written proposal to NCR for the sale of such Shares for cash (the “Right of First Offer Notice”), with a copy to the Chairman no later than thirty (30) days counted from the date of receipt by Scopus Industrial of the appraisal report.

(d) Após recebimento de Notificação do Direito de Primeira Oferta, a NCR terá 30 (trinta) dias (“Período de Avaliação do Direito de Primeira Oferta”) para decidir sobre o exercício de seu direito de comprar a Participação Acionária Total detida pela Scopus Industrial pelo Preço da Participação Acionária Total (“Direito de Primeira Oferta”). Se a NCR optar pelo exercício de seu Direito de Primeira Oferta, a NCR enviará uma notificação escrita à Scopus Industrial dentro do Período de Avaliação do Direito de Primeira Oferta e as Partes tomarão todas as medidas necessárias para formalizar e consumar a Transferência durante um período de até 60 (sessenta) dias corridos a contar da data de recebimento pela Scopus Industrial da notificação da NCR sobre sua intenção de exercer seu Direito de Primeira Oferta.	(d) Following receipt of a Right of First Offer Notice, NCR shall have thirty (30) days (the “Right of First Offer Evaluation Period”) to decide whether to exercise its right to purchase the Total Equity Interest held by Scopus Industrial, at the Price for the Total Equity Interest (the “Right of First Offer”). If NCR decides to exercise its Right of First Offer, it shall provide written notice to Scopus Industrial within the Right of First Offer Evaluation Period and the Parties shall take all necessary measures to formalize and consummate the Transfer during a period of up to sixty (60) calendar days counted from the date of receipt by Scopus Industrial of notice from NCR of its intention to exercise its Right of First Offer.

(e) Se a NCR optar pelo não exercício de seu Direito de Primeira Oferta, a NCR enviará uma notificação escrita sobre sua renúncia ao Direito de Primeira Oferta (“Notificação de Renúncia ao Direito de Primeira Oferta”) dentro do Período de Avaliação do Direito de Primeira Oferta. A falha em enviar uma Notificação de Renúncia ao Direito de Primeira Oferta no prazo do Período de Avaliação do Direito de Primeira Oferta será considerada renúncia por parte da NCR do Direito de Primeira Oferta. Se a NCR renunciar ao seu Direito de Primeira Oferta, após essa renúncia, a Scopus Industrial poderá oferecer a venda da Participação Acionária Total a um Terceiro, e poderá transferir essa Participação Acionária Total durante um período de até 12 (doze) meses a contar da data em que ela for informada sobre a renúncia pela NCR ao seu Direito de Primeira Oferta, desde que a venda possa ocorrer somente por um preço que seja igual ou acima do Preço da Participação Acionária Total em dinheiro, e que o Terceiro comprador não seja um concorrente direto da NCR ou de qualquer de suas Subsidiárias. A qualquer tempo, entre os aniversários de 6 (seis) meses e de 12	(e) If NCR decides not to exercise its Right of First Offer, it shall provide written notice of its rejection of its Right of First Offer (the “Right of First Offer Rejection Notice”) within the Right of First Offer Evaluation Period. Failure to provide a Right of First Offer Rejection Notice within the Right of First Offer Evaluation Period shall be deemed a rejection by NCR of its Right of First Offer. If NCR rejects its Right of First Offer, then upon such rejection Scopus Industrial may offer to sell such Total Equity Interest to a Third Party, and may Transfer such Total Equity Interest during a period of up to twelve (12) months counted from the date it is informed of NCR’s rejection of its Right of First Offer; provided, that such sale may only be at a price that is at or above the Price for the Total Equity Interest for cash, and that the Third Party purchaser may not be a direct competitor of NCR or any of its Subsidiaries. At any time between the six (6) month and the twelve (12) month anniversaries of the date of the Right of First Offer Rejection Notice, if Scopus Industrial is unable to execute a definitive written agreement to Transfer its Total Equity Interest to a Third Party at a price at or

(doze) meses da data da Notificação de Renúncia ao Direito de Primeira Oferta, se a Scopus Industrial não celebrar um contrato definitivo para transferir sua Participação Acionária Total a um Terceiro por um preço que seja igual ou acima do Preço da Participação Acionária Total, a Scopus Industrial terá o direito (mas não a obrigação) de abandonar ou de terminar esse processo e exigir, por meio de envio de uma notificação escrita irreversível e irrevogável à NCR, com cópia para o Presidente, no máximo 10 (dez) Dias Úteis a contar da data em que a Scopus Industrial indicar o abandono ou o término esse processo (“Notificação de Opção de Venda da Scopus”) que a NCR (ou sua designada) adquira toda, mas não menos do que toda a Participação Acionária Total detida pela Scopus Industrial, pelo Preço da Participação Acionária Total (“Direito de Opção de Venda da Scopus”). Se a Scopus Industrial não enviar à NCR a referida notificação escrita durante o período de 10 (dez) Dias Úteis, a Scopus Industrial renunciará, definitivamente, o Direito de Opção de Venda da Scopus sob esta Seção 10.1. Caso a Scopus Industrial, no referido período de 12 (doze) meses, capaz de celebrar um contrato definitivo para Transferir sua Participação Acionária Total a um Terceiro por um preço que seja igual ou acima do Preço da Participação Acionária Total, então a Scopus Industrial terá renunciado, definitivamente, ao Direito de Opção de Venda da Scopus, conforme a Seção 10.1.	above the Price for the Total Equity Interest, then Scopus Industrial shall be entitled (but not obliged), to abandon or terminate such process and require, by means of remittance of an irreversible and irrevocable written notice to NCR, with copy to the Chairman, no later than ten (10) Business Days counted from the date on which Scopus Industrial determines to abandon or terminate such process (such notice, the “Scopus Put Notice”), that NCR (or its designee) acquires all, but not less than all, of the Total Equity Interest held by Scopus Industrial, at the Price for the Total Equity Interest (the “Scopus Put Right”). If Scopus Industrial does not provide NCR with such written notice during such ten (10) Business Day period, then Scopus Industrial shall forever forfeit the Scopus Put Right under this Section 10.1. If Scopus Industrial is, during such twelve (12) month period, able to execute a definitive written agreement to Transfer its Total Equity Interest to a Third Party at a price at or above the Price for the Total Equity Interest, then Scopus Industrial shall forever forfeit the Scopus Put Right under this Section 10.1.

(f) Se a Scopus Industrial exercer tempestivamente o Direito de Opção de Venda da Scopus, a NCR será irrevogável e incondicionalmente obrigada a adquirir a Participação Acionária Total detida pela Scopus Industrial, pelo Preço da Participação Acionária Total, e a Transferência da Participação Acionária Total detida pela Scopus Industrial será efetuada dentro do período de até 60 (sessenta) dias corridos a contar da data de recebimento pela NCR do Direito de Opção de Venda da Scopus. Na hipótese de a NCR (ou sua designada) deixar de consumar a aquisição de toda, mas não menos do que toda a Participação Acionária Total detida pela Scopus Industrial dentro de um período de 60 (sessenta) dias corridos a contar da data de recebimento pela NCR da Notificação de Opção de Venda da Scopus (exceto em resultado de qualquer violação pela Scopus Industrial de qualquer termo ou condição dessa aquisição, ou de qualquer ato ou omissão da Scopus Industrial), a Scopus Industrial poderá oferecer a venda dessas Ações e concluir essa venda a qualquer Terceiro (inclusive, entre outros, a um concorrente direto da NCR ou de suas Subsidiárias) sob	(f) If Scopus Industrial timely exercises the Scopus Put Right, NCR shall be irrevocably and unconditionally obliged to acquire the Total Equity Interest held by Scopus Industrial, at the Price for the Total Equity Interest, and the Transfer of the Total Equity Interest held by Scopus Industrial shall take place within a period of up to sixty (60) calendar days counted from the date of receipt by NCR of the Scopus Put Right. Should NCR (or its designee) fail to consummate the acquisition of all, but not less than all, of the Total Equity Interest held by Scopus Industrial within a period of sixty (60) calendar days counted from the date of receipt by NCR of the Scopus Put Notice (other than as a result of any breach by Scopus Industrial of any term or condition of such acquisition, or any act or omission of Scopus Industrial), then Scopus Industrial may offer to sell such Shares and complete such sale to any Third Party (including, but not limited to, a direct competitor of NCR or its Subsidiaries) on any terms and conditions acceptable to Scopus Industrial, and may, in addition, exercise any available remedies under Brazilian law, including, without limitation, request specific

quaisquer termos e condições aceitáveis à Scopus Industrial, e poderá, também, exercer todos os recursos disponíveis previstos na legislação brasileira, inclusive, sem limitação, solicitar cumprimento específico pela NCR de sua obrigação de adquirir a Participação Acionária Total detida pela Scopus Industrial; estabelecendo-se, entretanto, que quaisquer recursos ou tutela buscados ou recebidos pela NCR ou suas Afiliadas serão deduzidos de, e não serão duplicativos do valor de receitas ou valores recebidos (ou considerados como tendo sido recebidos) pela Scopus Industrial advindos da venda ao referido Terceiro.	performance by NCR of its obligation to acquire the Total Equity Interest held by Scopus Industrial; provided, however, that any remedies or relief sought or received from NCR or its Affiliates shall be reduced by, and shall not be duplicative of, the value of any proceeds or amounts received (or deemed to have been received) by Scopus Industrial from a sale to such Third Party.

(g) Para evitar dúvidas, em caso de adesão de um Terceiro ao Acordo de Acionistas após uma Transferência da Participação Acionária Total da Scopus Industrial, esse Terceiro não estará sujeito às disposições da Seção 10.1 acima, mas terá todos os direitos e obrigações da Seção 11.1 abaixo.	(g) For the avoidance of doubt, in case of the adherence of a Third Party to this Shareholders Agreement following a Transfer of Scopus Industrial’s Total Equity Interest, such Third Party shall not be subject to the provisions of Section 10.1 above, but shall have all rights and obligations of Section 11.1 below.

ARTIGO XI – DIREITO DE PREFERÊNCIA	ARTICLE XI - RIGHT OF FIRST REFUSAL

SEÇÃO 11.1. (a) Caso, após o Período de Restrição, um Acionista pretenda Transferir toda a sua Participação Acionária Total (o Acionista que pretender Transferir suas Ações, “Acionista Ofertante”), de acordo com uma oferta de boa-fé escrita de um Terceiro (“Oferta”), (desde que qualquer tentativa por parte da Scopus Industrial de Transferir sua Participação Acionária Total a um Terceiro, que não seja de acordo com uma oferta de boa-fé escrita e não solicitada de um Terceiro, esteja sujeita ao processo de Direito de Primeira Oferta estabelecido na Seção 10.1 acima), o referido Acionista Ofertante enviará ao outro Acionista (“Acionista Ofertado”), com uma cópia ao Presidente, uma proposta escrita irreversível e irrevogável de venda dessa Participação Acionária Total em dinheiro (“Notificação de Direito de Preferência”), que contenha uma cópia da Oferta e, no mínimo, o preço a ser pago por Ação em dinheiro (assumindo que todos os direitos de subscrição, conversão e/ou permuta com relação às Ações contidas na Participação Acionária Total do Acionista Ofertante tenham sido totalmente exercidos), o termo e as condições de pagamento, garantias a serem concedidas, todos os demais materiais e/ou condições significativas da Transferência proposta e o nome completo e a identificação do potencial adquirente, o grupo a que pertence, se aplicável, bem como a declaração de que a Oferta apresentada pelo potencial adquirente é firme, irrevogável e irreversível e	SECTION 11.1. (a) If, following the Lock Up Period, a Shareholder wishes to Transfer all of its Total Equity Interest (the Shareholder wishing to Transfer its Shares, the “Offering Shareholder”), pursuant to a bona fide written Third Party offer (the “Offer”) (provided that any attempt by Scopus Industrial to Transfer its Total Equity Interest to a Third Party other than pursuant to an Unsolicited bona fide written Third Party offer shall be subject to the Right of First Offer process set forth in Section 10.1 above), such Offering Shareholder shall send to the other Shareholder (“Offered Shareholder”), with a copy to the Chairman, an irreversible and irrevocable written proposal for the sale of such Total Equity Interest for cash (the “Right of First Refusal Notice”), containing a copy of the Offer and, at least, the price to be paid per Share in cash (assuming that all subscription, conversion and/or exchange rights for Shares contained in the Total Equity Interest of the Offering Shareholder have been fully exercised), the term and conditions of payment, guaranties to be given, all other material and/or significant conditions of the proposed Transfer and the complete name and identification of the potential acquiror, the group that it belongs to, if applicable, as well as representation that the Offer presented by the potential acquiror is firm, irrevocable and irreversible and an irrevocable and unconditional commitment from the Third Party to acquire all the Total Equity Interest of the Offered

um compromisso irrevogável e incondicional por parte do Terceiro de adquirir toda a Participação Acionária Total do Acionista Ofertado se este último decidir por exercer seu Direito de Venda Conjunta de acordo com a Seção12.1 abaixo).	Shareholder if the latter decides to exercise its Tag-Along right pursuant to Section 12.1 below).

(b) Após o recebimento da Notificação do Direito de Preferência, o Acionista Ofertado terá 30 (trinta) dias corridos (“Período de Avaliação do Direito de Preferência”) para optar pelo exercício de seu direito de comprar a Participação Acionária Total detida pelo Acionista Ofertante, sob os mesmos termos e condições contidos na Oferta (“Direito de Preferência”). Se o Acionista Ofertado optar pelo exercício de seu Direito de Preferência, o Acionista Ofertado enviará uma notificação escrita ao Acionista Ofertante dentro do Período de Avaliação do Direito de Preferência e as Partes tomarão todas as medidas necessárias para formalizar e consumar a Transferência tão logo seja possível, mas em qualquer caso em até 60 (sessenta) dias corridos a contar da data de recebimento pelo Acionista Ofertante de notificação do Acionista Ofertado de exercer seu Direito de Preferência.	(b) Following receipt of the Right of First Refusal Notice, the Offered Shareholder shall have thirty (30) calendar days (the “Right of First Refusal Evaluation Period”) to decide whether to exercise its right to purchase the Total Equity Interest held by the Offering Shareholder, under the same terms and conditions contained in the Offer (“Right of First Refusal”). If the Offered Shareholder decides to exercise its Right of First Refusal, it shall provide written notice to the Offering Shareholder within the Right of First Refusal Evaluation Period and the Parties shall take all necessary measures to formalize and consummate the Transfer as expeditiously as possible but in any event within sixty (60) calendar days counted from the date of receipt by the Offering Shareholder of notice from the Offered Shareholder to exercise its Right of First Refusal.

(c) Se o Acionista Ofertado optar pelo não exercício de seu Direito de Preferência, o Acionista Ofertado enviará uma notificação escrita sobre sua renúncia ao Direito de Preferência (“Notificação de Renúncia ao Direito de Preferência”) dentro do Período de Avaliação de Renúncia do Direito de Preferência. A falha em enviar uma Notificação de Renúncia ao Direito de Preferência dentro do Período de Avaliação de Renúncia do Direito de Preferência será considerada uma renúncia por parte do Acionista Ofertado ao Direito de Preferência. Se o Acionista Ofertado renunciar ao seu Direito de Preferência, após essa renúncia, o Acionista Ofertante estará livre para transferir sua Participação Acionária Total a um Terceiro ofertante sob os termos e condições da Oferta, essa Transferência deverá ocorrer no período de até 90 (noventa) dias corridos a contar da data da renúncia por parte do Acionista Ofertado de seu Direito de Preferência. Após o prazo de 90 (noventa) dias, se a Transferência não for consumada e o Acionista Ofertante pretender vender sua Participação Acionária Total novamente, o Acionista Ofertante reiniciará o procedimento estabelecido nesta Seção 11.1.	(c) If the Offered Shareholder decides not to exercise its Right of First Refusal, it shall provide written notice of its rejection of its Right of First Refusal (the “Right of First Refusal Rejection Notice”) within the Right of First Refusal Evaluation Period. Failure to provide a Right of First Refusal Rejection Notice within the Right of First Refusal Evaluation Period shall be deemed a rejection by the Offered Shareholder of the Right of First Refusal. If the Offered Shareholder rejects its Right of First Refusal, then upon such rejection the Offering Shareholder shall be free to Transfer its Total Equity Interest to the Third Party offeror under terms and conditions of the Offer, such Transfer to occur within a period of up to ninety (90) calendar days counted from the date of the rejection by the Offered Shareholder of its Right of First Refusal. After the term of ninety (90) days, if the Transfer is not consummated and the Offering Shareholder intends to sell its Total Equity Interest again, then it shall restart the procedure set forth in this Section 11.1.

(d) Não obstante as disposições acima: (i) exceto se especificamente estabelecido na Seção 10.1(f) acima, a Scopus Industrial não poderá Transferir nem oferecer	(d) Notwithstanding the foregoing, (i) except as specifically set forth under Section 10.1(f) above, Scopus Industrial may not Transfer or offer to Transfer

a Transferência de sua Participação Acionária Total a um concorrente direto da NCR ou qualquer de suas Subsidiárias; e (ii) se um Acionista Ofertante iniciar um processo, seja formal ou informal, para solicitar ofertas para Transferir sua participação, o Acionista Ofertante notificará imediatamente o outro Acionista sobre o início do processo (“Notificação do Início do Processo de Transferência”), e conduzir esse processo de forma a não interferir de forma injustificada na conduta da Companhia e administração dos negócios rotineiros da Companhia. O referido processo será concluído ou terminado no prazo de 18 (dezoito) meses a contar da data da Notificação do Início do Processo de Transferência, e o Acionista Ofertante envidará esforços de boa-fé para enviar prontamente uma notificação escrita ao Acionista Ofertado na hipótese de o Acionista Ofertante terminar ou abandonar esse processo. Se algum processo dessa natureza for terminado ou abandonado pelo Acionista Ofertante, um novo ou subsequente processo não será iniciado durante um período de no mínimo 12 (doze) meses a partir da data de término ou abandono do processo anterior. Para fins desta Seção 11.1(d), durante o procedimento descrito, o Acionista Ofertante deverá, após solicitação por escrito encaminhada pelo Acionista Ofertado e tão logo seja possível, providenciar um relatório, por escrito, informando o então status das negociações (incluindo o estágio do Processo de Transferência), diligência e celebração dos documentos, sendo certo que o Acionista Ofertado poderá fazer tal solicitação até 5 (cinco) vezes durante a pendência de qualquer procedimento.	its Total Equity Interest to a direct competitor of NCR or any of its Subsidiaries, and (ii) if an Offering Shareholder commences a process, whether formal or informal, to solicit offers to Transfer its Total Equity Interest, it shall then immediately notify the other Shareholder about the commencement of the process (the “Notice of Commencement of Transfer Process”), and shall conduct such process in a manner that does not unreasonably interfere with the conduct by the Company and the management of the Company’s day-to-day business. Such process must be completed or terminated within eighteen (18) months counted from the date of the Notice of Commencement of Transfer Process, and the Offering Shareholder shall use its good faith efforts to provide prompt written notification to the Offered Shareholder in the event that it terminates or abandons such process. If any such process is terminated or abandoned by the Offering Shareholder, a subsequent or new process shall not be commenced for a period of at least twelve (12) months from the date of termination or abandonment of the prior process. For purposes of this Section 11.1(d), during the pendency of any such process, the Offering Shareholder shall, as promptly as reasonably practicable following the written request of the Offered Shareholder, provide the Offered Shareholder with a written summary report, in reasonable detail, informing the then-current status of negotiations (including the stage of the Transfer Process), due diligence and execution of documents; provided, that the Offered Shareholder may make any such written request no more than five (5) times during the pendency of any process.

ARTIGO XII – DIREITO DE VENDA CONJUNTA	ARTICLE XII - TAG-ALONG RIGHT

SEÇÃO 12.1. Direito de Venda Conjunta. (a) Após o Período de Restrição, como uma alternativa ao Direito de Primeira Oferta ou ao Direito de Preferência, a NCR ou o Acionista Ofertado, conforme o caso, terá o direito de exigir que a Scopus Industrial ou o Acionista Ofertante, conforme aplicável, inclua na Transferência de sua Participação Acionária Total ao Terceiro, a Participação detida pela NCR ou pelo Acionista Ofertado, conforme aplicável, a partir da data em que a NCR ou o Acionista Ofertado for informado sobre a transação, que será transferida para um Terceiro sob os mesmos termos e condições aplicáveis à Participação Acionária Total sendo transferida pela Scopus Industrial ou pelo Acionista Ofertante, conforme aplicável (“Direito de Venda Conjunta”).	SECTION 12.1. Tag-Along Right. (a) After the Lock Up Period, as an alternative to Right of First Offer or Right of First Refusal, NCR or the Offered Shareholder, as the case may be, shall be entitled to require that Scopus Industrial or the Offering Shareholder, as applicable, includes in the Transfer of its Total Equity Interest to the Third Party, the Total Equity Interest held by NCR or the Offered Shareholder, as applicable, as of the time at which NCR or the Offered Shareholder is informed about the transaction, which shall be Transferred to the Third Party under the same terms and conditions applicable to the Total Equity Interest being Transferred by Scopus Industrial or the Offering Shareholder, as applicable (“Tag-Along Right”).

(b) O Direito de Venda Conjunta será exercido por: (i) no caso da Seção 10.1 acima, por meio de uma notificação escrita entregue pela NCR à Scopus Industrial dentro do Período de Avaliação do Direito de Primeira Oferta; ou (ii) no caso da Seção 11.1 acima, por meio de uma notificação escrita entregue pelo Acionista Ofertado ao Acionista Ofertante dentro do Período de Avaliação do Direito de Preferência (quaisquer de tais notificações, “Notificação de Venda Conjunta”). Qualquer Notificação de Venda Conjunta será considerada como um compromisso irreversível e irrevogável por parte da NCR ou do Acionista Ofertado, conforme o caso, de transferir sua Participação Acionária Total sob os mesmos termos e condições da Participação Acionária Total detida pela Scopus Industrial ou pelo Acionista Ofertante.	(b) The Tag-Along Right shall be exercised (i) in case of Section 10.1 above, by means of a written notice delivered by NCR to Scopus Industrial within the Right of First Offer Evaluation Period or (ii) in case of Section 11.1 above, by means of a written notice delivered by the Offered Shareholder to the Offering Shareholder within the Right of First Refusal Evaluation Period (any such notice, a “Tag-Along Notice”). Any such Tag-Along Notice shall be considered as an irreversible and irrevocable commitment from NCR or the Offered Shareholder, as the case may be, to Transfer its Total Equity Interest under the same terms and conditions of the Total Equity Interest held by Scopus Industrial or the Offering Shareholder.

(c) Após o exercício do Direito de Venda Conjunta, o Acionista Ofertante ou a Scopus Industrial, conforme aplicável, tomará todas as medidas necessárias ou razoavelmente desejáveis para rapidamente consumar a venda, desde que essa venda seja concluída no período máximo de 90 (noventa) dias ou, se aplicável, em um período mais longo conforme estabelecido sob a Seção 10.1. Após o prazo de 90 (noventa) dias consecutivos, ou, se aplicável, após um período mais longo conforme estabelecido de acordo com a Seção 10.1, se a venda não for consumada e a Scopus Industrial ou o Acionista Ofertante, conforme aplicável, pretender novamente vender sua Participação Acionária Total, a Scopus Industrial ou o Acionista Ofertante reiniciará o procedimento estabelecido na Seção 10.1 ou 11.1, conforme aplicável, e, em ambos os casos, a Seção 12.1 será aplicável.	(c) Upon the exercise of the Tag Along Right, the Offering Shareholder or Scopus Industrial, as applicable, shall take all actions necessary or reasonably desirable to rapidly consummate the sale, provided that such sale shall be completed within a maximum period of ninety (90) days or, if applicable, such longer period as is set forth under Section 10.1. After the term of ninety (90) consecutive days, or, if applicable, such longer period as is set forth under Section 10.1, if the sale is not consummated and Scopus Industrial or the Offering Shareholder, as applicable, intends to sell its Total Equity Interest again, then it shall restart the procedure set forth in Section 10.1 or 11.1, as applicable, and, in either case, Section 12.1 shall apply.

ARTIGO XIII—OPÇÕES	ARTICLE XIII - OPTIONS

SEÇÃO 13.1. Direito de Opção de Venda. (a) Ao final do Prazo Inicial do Contrato Principal de Compra e Venda, a Companhia solicitará ao auditor independente que presta serviços à Companhia no momento (“Auditor Independente”) uma determinação por escrito do RO da Companhia e do RO do Bradesco referente ao período a contar da data deste Acordo até 31 de dezembro de 2011, dos anos 2012 a 2015, e referente ao período de 01 de janeiro de 2016 ao final do Prazo Inicial do Contrato Principal de Compra e Venda, com base nas demonstrações financeiras da Companhia aplicando princípios do GAAP no Brasil. O Auditor Independente preparará e entregará aos	SECTION 13.1. Put Option Right. (a) At the end of the Initial Term of the Master Purchase Agreement, the Company shall request from the Company’s then-serving independent auditor (the “Independent Auditor”) a written determination of the Company OI and the Bradesco OI for the period from the date of this Agreement through December 31, 2011, the 2012 through 2015 calendar years, and the period from January 1, 2016 through the end of the Initial Term of the Master Purchase Agreement, based on the financial statements of the Company using principles of BR GAAP. The Independent Auditor shall prepare and deliver to the Shareholders a written report (including

Acionistas um relatório escrito (inclusive todos os documentos de suporte, memórias de cálculo e premissas básicas) no prazo de 60 (sessenta) dias corridos a contar da data da solicitação escrita da Companhia. As Partes, por este instrumento, comprometem-se a fornecer todas as informações e os documentos necessários para que o Auditor Independente possa preparar um relatório dentro do referido período de tempo. O relatório preparado pelo Auditor Independente será final e vinculante às Partes. Todos os custos e despesas relativos à contratação do Auditor Independente serão arcados pela Companhia.	all support papers, calculation methods and underlying assumptions) within sixty (60) calendar days counted from the date of the written request from the Company. The Parties hereby undertake to provide all necessary information and documents so that the Independent Auditor is able to prepare a report within such period of time. The report prepared by the Independent Auditor shall be final and binding upon the Parties. All costs and expenses related to the preparation of the engagement of the Independent Auditor shall be borne by the Company.

(b) Na hipótese de o RO do Bradesco (conforme determinado de acordo com a Seção 13.1(a)), contabilizado durante o Prazo Inicial do Contrato Principal de Compra e Venda, ser maior do que 50% (cinquenta por cento) da RO da Companhia (conforme determinado de acordo com a Seção 13.1(a)) contabilizado pela Companhia durante o mesmo período, a Scopus Industrial terá o direito (mas não será obrigada), por um período de 120 (cento e vinte) dias corridos após a data de entrega do relatório de avaliação do Auditor Independente (“Período do Direito de Opção RO”) de exigir que a NCR (ou sua designada) adquira a totalidade e não menos do que a totalidade das Ações detidas pela Scopus Industrial na ocasião em que a opção for exercida (“Direito de Opção de Venda RO”).	(b) In the event Bradesco OI (as determined in accordance with Section 13.1(a)) accrued over the Initial Term of the Master Purchase Agreement is greater than fifty percent (50%) of the Company OI (as determined in accordance with Section 13.1(a)) accrued by the Company during the same period, Scopus Industrial shall be entitled (but not obliged), for a period of one hundred and twenty (120) calendar days following the date of delivery of the Independent Auditor’s appraisal report (the “OI Put Option Period”) to require that NCR (or its designee) acquires the totality and not less than the totality of the Shares held by Scopus Industrial at the time such option is exercised (the “OI Put Option Right”).

(c) Se, durante o Período do Direito de Opção RO, a Scopus Industrial entregar à NCR notificação, por escrito, informando de sua intenção de exercer o Direito de Opção de Venda RO, então as Partes deverão formalizar e consumar a Transferência no período de até 90 (noventa) dias contados da data em que a Scopus Industrial informar a NCR de sua intenção de exercer o Direito de Opção de Venda RO. Caso a Scopus Industrial não entregue à NCR notificação, por escrito, com sua intenção de exercer o Direito de Opção de Venda RO, então a Scopus Industrial terá renunciado, definitivamente, do Direito de Opção de Venda RO.	(c) If during OI Put Option Period, Scopus Industrial provides NCR with written notice of its intent to exercise the OI Put Option Right, then the Parties shall formalize and consummate the Transfer during a period of up to ninety (90) days counted from the date that Scopus Industrial informs NCR of its intention to exercise the OI Put Option Right. If, during the OI Put Option Period, Scopus Industrial does not provide NCR with written notice of its intent to exercise the OI Put Option Right, then Scopus Industrial shall forever forfeit the OI Put Option Right.

(d) O preço da transação de venda envolvendo o Direito de Opção de Venda RO (“Preço de Venda RO”) será determinado por um processo de avaliação independente, seguindo o mesmo processo utilizado para determinar o Preço da Participação Acionária Total conforme estabelecido na Seção 10.1(b) deste instrumento, e será pago em dinheiro e em fundos imediatamente disponíveis. Todos os custos e despesas	(d) The price of the sale transaction involving the OI Put Option Right (the “OI Put Price”) shall be determined by an independent appraisal process, following the same process used to determine the Price for the Total Equity Interest as set forth in Section 10.1(b) hereto, and shall be paid in cash and immediately available funds. All costs and expenses related to the preparation of the engagement of the

relativos à preparação da contratação do Avaliador Independente serão arcados pela Companhia.	Independent Appraiser shall be borne by the Company.

(e) Na hipótese de o Bradesco adquirir (em uma ou uma série de transações) um Comprador ATM Relevante (ou operações bancárias brasileiras de um Comprador ATM Relevante), a NCR e a Scopus Industrial, de boa-fé, ao final do Prazo Inicial do Contrato Principal de Compra e Venda, revisarão e aumentarão a porcentagem do RO do Bradesco (com base no impacto dessa aquisição sobre o mercado global disponível, que não seja Bradesco, para ATMs no Brasil) para fins do Direito de Opção de Venda descrito neste instrumento.	(e) In the event that Bradesco acquires (in one or a series of transactions) a Relevant ATM Purchaser (or the Brazilian banking operations of a Relevant ATM Purchaser), NCR and Scopus Industrial shall in good faith, at the end of the Initial Term of the Master Purchase Agreement, review and increase the percentage of Bradesco OI (based on the impact of such acquisition on the overall available non-Bradesco market for ATMs in Brazil) for purposes of the Put Option Right described herein.

SEÇÃO 13.2. Opções de Venda e de Compra. (a) Após a ocorrência de qualquer dos eventos descritos nos itens (i) até (ix) abaixo, os seguintes eventos ocorrerão:	SECTION 13.2. Put and Call Options. (a) Upon the occurrence of any of the events described in items (i) through (x) below, the following shall occur:

(i) Se uma Subsidiária integral, direta ou indireta, da NCR detiver, em resultado de uma Transferência Permitida, as Ações Ordinárias da Companhia que são detidas pela NCR na data deste instrumento e a referida subsidiária deixar de ser, direta ou indiretamente, controlada pela NCR, a Scopus Industrial terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos a contar da data em que a Scopus Industrial tomar conhecimento de um evento específico, de exigir que a NCR (ou sua designada) adquira a totalidade e não menos do que a totalidade das Ações Ordinárias detidas pela Scopus Industrial na ocasião em que a opção for exercida (“Direito de Opção de Venda por Controle”).	(i) If a direct or indirect wholly-owned subsidiary of NCR holds, as the result of a Permitted Transfer, the Common Shares of the Company that are held by NCR as of the date hereof and such subsidiary ceases to be Controlled, directly or indirectly, by NCR, Scopus Industrial shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date that Scopus Industrial becomes aware of the particular event, to require that NCR (or its designee) acquires the totality and not less than the totality of the Common Shares held by Scopus Industrial at the time such option is exercised (the “Control Put Option Right”).

(ii) Se a Scopus ou Scopus Industrial deixar de ser controlada, direta ou indiretamente, pelo Bradesco, ou se uma subsidiária integral detida, direta ou indiretamente, pela Scopus (com exceção da Scopus Industrial, detiver, como resultado de uma Transferência Permitida, as Ações da Companhia que são detidas pela Scopus Industrial na data deste instrumento e a referida subsidiária deixar de ser controlada, direta ou indiretamente, pela Scopus, a NCR terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos a contar da data em que NCR tomar conhecimento do evento específico, de exigir que a Scopus Industrial ou outra subsidiária da Scopus, conforme aplicável venda à NCR a totalidade e não menos do que a totalidade das Ações detidas pela Scopus Industrial ou outra subsidiária da Scopus, conforme aplicável, na ocasião em que essa opção for	(ii) If Scopus or Scopus Industrial ceases to be Controlled, directly or indirectly, by Bradesco, or if a direct or indirect wholly-owned subsidiary of Scopus (other than Scopus Industrial) holds, as the result of a Permitted Transfer, the Shares of the Company that are held by Scopus Industrial as of the date hereof and such subsidiary ceases to be Controlled, directly or indirectly, by Scopus, NCR shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date that NCR becomes aware of the particular event, to require that Scopus Industrial or such other subsidiary of Scopus, as applicable sells to NCR the totality and not less than the totality of the Shares held by Scopus Industrial or such other subsidiary of Scopus, as applicable at the time such option is exercised (the “Control Call Option Right”).

exercida (“Direito Opção de Compra por Controle”).

(iii) Na hipótese de recuperação judicial ou extrajudicial ou declaração de uma autoridade competente de falência de um Acionista, o referido Acionista deverá entregar imediatamente uma notificação, por escrito, ao Acionista solvente (sendo certo que a falta de entrega tempestiva de tal notificação não afetará, de qualquer forma, os direitos do Acionista solvente sob esta Seção 13.2(a)(iii), e o Acionista solvente terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos a contar da data do recebimento, pelo Acionista solvente, da notificação encaminhada pelo Acionista insolvente, de exigir que o Acionista insolvente venda a totalidade e não menos do que a totalidade das Ações Ordinárias detidas pelo Acionista insolvente na ocasião em que a referida opção for exercida (“Direito de Opção de Compra por Insolvência”);	(iii) In the event of judicial or extrajudicial recuperation (recuperação judicial ou extrajudicial) or declaration by competent authority of bankruptcy of a Shareholder, such Shareholder shall provide prompt written notice to the solvent Shareholder (it being understood that the failure to timely provide such notice shall not in any way affect the rights of the solvent Shareholder under this Section 13.2(a)(iii)), and the solvent Shareholder shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date of the receipt, by the solvent Shareholder, of such notice sent by the insolvent Shareholder, to require that the insolvent Shareholder sells to the solvent Shareholder the totality and not less than the totality of the Common Shares held by the insolvent Shareholder at the time such option is exercised (the “Insolvency Call Option Right”);

(iv) Na hipótese de uso indevido ou divulgação por um Acionista de Informações Confidenciais ou segredos comerciais da Companhia, cujo uso indevido ou divulgação venha a afetar de forma adversa e relevante, ou que possa razoavelmente se esperar que venha a afetar de forma adversa e relevante os negócios e as perspectivas da Companhia ou o valor de seus ativos, tomados como um todo, então (1) na hipótese de a Scopus ou Scopus Industrial violar essas obrigações, a NCR terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos a contar da data em que a NCR tomar conhecimento do evento específico, de exigir que a Scopus Industrial (ou sua designada) venda à NCR a totalidade e não menos do que a totalidade das Ações detidas pela Scopus Industrial na ocasião em que a referida opção for exercida (“Direito de Opção de Compra por Divulgação da NCR”); e (2) na hipótese de a NCR violar essas obrigações, a Scopus Industrial terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos da data em que a Scopus Industrial tomar conhecimento do evento específico, de exigir que a NCR (ou sua designada) compre a totalidade e não menos do que a totalidade das Ações detidas pela Scopus Industrial na ocasião em que essa opção for exercida (“Direito de Opção de Venda por Divulgação da Scopus”).	(iv) In the event of the misuse or disclosure by a shareholder of confidential information or trade secrets of the Company, which misuse or disclosure materially and adversely affects, or would reasonably be expected to materially and adversely affect, the business and prospects of the Company or the value of its assets, taken as a whole, then (1) in the event Scopus or Scopus Industrial breaches such obligations, NCR shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date that NCR becomes aware of the particular event, to require that Scopus Industrial (or its designee) sells to NCR the totality and not less than the totality of the Shares held by Scopus Industrial at the time such option is exercised (the “NCR Disclosure Call Option Right”); and (2) in the event NCR breaches such obligations, Scopus Industrial shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date that Scopus Industrial becomes aware of the particular event, to require that NCR (or its designee) purchases the totality and not less than the totality of the Shares held by Scopus Industrial at the time such option is exercised (the “Scopus Disclosure Put Option Right”).

(v) Na hipótese de uma decisão final e irrecorrível de uma corte ou árbitro de que o Bradesco violou de forma relevante os termos do Contrato Principal de	(v) In the event of a final and unappealable finding of a court or arbitrator that Bradesco materially breached the terms of the Master Purchase Agreement,

Compra e Venda, sujeito a disposições de período de correção e definição de uma violação relevante, todos os quais constando do Contrato Principal de Compra e Venda, a NCR terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos a contar da data da referida decisão, de exigir que a Scopus Industrial (ou sua designada) venda à NCR a totalidade e não menos do que a totalidade das Ações detidas pela Scopus Industrial na ocasião em que a referida opção for exercida (“Direito de Opção de Compra do Contrato Principal de Compra e Venda”).	subject to cure period provisions and the definition of a material breach, all of which shall be contained in the Master Purchase Agreement, then NCR shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date of such finding, to require that Scopus Industrial (or its designee) sells to NCR the totality and not less than the totality of the Shares held by Scopus Industrial at the time such option is exercised (the “Master Purchase Agreement Call Option Right”).

(vi) Na hipótese de rescisão do Contrato Principal de Compra e Venda como parte de um acordo firmado pelas partes deste instrumento relativo a uma controvérsia sob o Contrato Comercial, a NCR terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos a contar da rescisão, de exigir que a Scopus Industrial (ou sua designada) venda à NCR a totalidade e não menos do que a totalidade das Ações detidas pela Scopus Industrial na ocasião em que a referida opção for exercida (“Direito de Opção de Compra por Acordo”).	(vi) In the event of termination of the Master Purchase Agreement as part of a settlement by the parties thereto relating to a dispute thereunder, then NCR shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date of termination, to require that Scopus Industrial (or its designee) sells to NCR the totality and not less than the totality of the Shares held by Scopus Industrial at the time such option is exercised (the “Settlement Call Option Right”).

(vii) Na hipótese de rescisão, por parte do Bradesco, do Contrato Principal de Compra e Venda (com exceção do término do Contrato Principal de Compra e Venda resultante, tão somente, do vencimento do seu Prazo Inicial), se, na ocasião da rescisão, a Companhia estiver de outra forma em cumprimento relevante das disposições do referido contrato, a NCR terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos a contar da data da rescisão, de exigir que a Scopus Industrial (ou sua designada) venda à NCR a totalidade e não menos do que a totalidade das Ações detidas pela Scopus Industrial na ocasião em que a referida opção for exercida (“Direito de Opção de Compra por Rescisão”).	(vii) In the event of the termination, by Bradesco, of the Master Purchase Agreement (other than a termination resulting solely from the expiration of the Master Purchase Agreement at the end of the Initial Term of the Master Purchase Agreement) if, at the time of termination, the Company is otherwise in material compliance with the provisions thereof, then NCR shall be entitled (but not obliged), for a period of ninety (90) calendar days from the date of termination, to require that Scopus Industrial (or its designee) sells to NCR the totality and not less than the totality of the Shares held by Scopus Industrial at the time such option is exercised (the “Termination Call Option Right”).

(viii) Caso o Controle da NCR seja transferido para uma Pessoa que seja uma instituição bancária ou Afiliada a uma instituição bancária, a Scopus Industrial terá o direito (mas não a obrigação), por um período de 90 (noventa) dias corridos contados da data em que a Scous Industrial tomar conhecimento da Transferência de Controle, de exigir que a NCR (ou quem esta indicar) adquira a totalidade, e não menos da totalidade, das Ações Ordinárias detidas pela Scopus Industrial no momento em que tal opção for exercida (“Direito de Opção de Venda por Controle de Competidor”).	(viii) If Control of NCR is Transferred to a Person that is a banking institution or an Affiliate of a banking institution, Scopus Industrial shall be entitled (but not obliged), for a period of ninety (90) calendar days counted from the date that Scopus Industrial becomes aware of the Transfer of Control, to require that NCR (or its designee) acquires the totality and not less than the totality of the Common Shares held by Scopus Industrial at the time such option is exercised (the “Competitor Control Put Option Right”).

(ix) Caso a NCR ou qualquer de suas Afiliadas (1) seja apontada, por decisão ou determinação de uma Autoridade Governamental, no envolvimento em atividades que constituem Práticas Questionáveis de Negócios, ou (2) entre em sociedade, joint venture, ou negócio com características similares, com uma Pessoa que tenha (A) sido apontada, por decisão ou determinação de uma Autoridade Governamental, no envolvimento em atividades que constituem Práticas Questionáveis de Negócios, ou (B) seja objeto (ou tenha sido objeto) de procedimento perante uma Autoridade Governamental (procedimento este que tenha sido objeto de reportagens no The Wall Street Journal ou publicações de importância e circulação similar nos Estados Unidos ou Brasil, ou reportagens televisionadas por centrais de mídia conhecidas nacionalmente nos Estados Unidos ou no Brasil), alegando que tal Pessoa pratica ou praticou Práticas Questionáveis de Negócios, e como resultado, em qualquer dos casos, a Reputação Pública da NCR e suas Afiliadas, como um todo, seja afetada de forma adversa, então a Scopus Industrial terá o direito (mas não a obrigação), por um período de 180 (cento e oitenta) dias contados da data em que a Scopus Industrial tome conhecimento do evento específico, de exigir que a NCR (ou quem esta indicar) adquira a totalidade e não menos do que a totalidade das Ações Ordinárias detidas pela Scopus Industrial no momento em que tal opção for exercida (“Direito de Opção de Venda por Dano a Reputação”).

(ix) If NCR or any of its Affiliates (1) is determined, by decision or finding of a Governmental Authority, to have engaged in activities that constitute Questionable Business Practices, or (2) enters into a partnership, joint venture or similar business arrangement with a Person that (A) has been found, by decision or finding of a Governmental Authority, to have engaged in activities that constitute Questionable Business Practices, or (B) is then the subject of, or has in the past been the subject of, a proceeding before a Governmental Authority (which proceeding is or has been the subject of written reports in The Wall Street Journal or publications of similar import and circulation in the United States or Brazil, or televised reports of nationally-recognized business news outlets in the United States or Brazil), alleging that such Person has engaged or is engaging in Questionable Business Practices, and as a result, in either case, the Public Reputation of NCR and its Affiliates, taken as a whole, is materially and adversely affected, then Scopus Industrial shall be entitled (but not obliged), for a period of one hundred and eighty (180) days counted from the date Scopus Industrial becomes aware of the particular event, to require that NCR (or its designee) acquires the totality and not less than the totality of the Common Shares held by Scopus Industrial at the time such option is exercised (the “Reputational Harm Put Option Right”).

(x) Caso a Scopus, ou qualquer de suas Afiliadas, (1) seja apontada, por decisão ou determinação de uma Autoridade Governamental, no envolvimento em atividades que constituam Práticas Questionáveis de Negócios, ou (2) celebre sociedade, joint venture, ou negócio com características similares, com uma Pessoa que tenha (A) sido apontada, por decisão ou determinação de uma Autoridade Governamental, no envolvimento em atividades que constituam Práticas Questionáveis de Negócios, ou (B) seja objeto (ou tenha sido objeto) de procedimento perante uma Autoridade Governamental (procedimento este que tenha sido objeto de reportagens no The Wall Street Journal ou publicações de importância e circulação similar nos Estados Unidos ou Brasil, ou reportagens televisionadas por veículos de mídia conhecidas nacionalmente nos Estados Unidos ou no Brasil), alegando que tal Pessoa pratica ou praticou Práticas Questionáveis de Negócios, e como resultado, em qualquer dos casos, a Reputação Pública da Scopus e suas Afiliadas, como um todo, seja	(x) If Scopus or any of its Affiliates (1) is determined, by decision or finding of a Governmental Authority, to have engaged in activities that constitute Questionable Business Practices, or (2) enters into a partnership, joint venture or similar business arrangement with a Person that (A) has been found, by decision or finding of a Governmental Authority, to have engaged in activities that constitute Questionable Business Practices, or (B) is then the subject of, or has in the past been the subject of, a proceeding before a Governmental Authority (which proceeding is or has been the subject of written reports in The Wall Street Journal or publications of similar import and circulation in the United States or Brazil, or televised reports of nationally-recognized business news outlets in the United States or Brazil), alleging that such Person has engaged or is engaging in Questionable Business Practices, and as a result, in either case, the Public Reputation of Scopus and its Affiliates, taken as a whole, is materially and adversely affected, then NCR

afetada de forma adversa, então a NCR terá o direito (mas não a obrigação), por um período de 180 (cento e oitenta) dias corridos contados da data em que a Scopus Industrial tome conhecimento do evento específico, de exigir que a Scopus Industrial (ou quem esta indicar) venda para a NCR a totalidade, e não menos da totalidade, das Ações detidas pela Scopus Industrial no momento em que tal opção for exercida (“Direito de Opção de Compra por Dano a Reputação” e, em conjunto com Direito de Opção de Venda por Dano a Reputação, o “Direitos de Opção por Dano a Reputação”).	shall be entitled (but not obliged), for a period of one hundred and eighty (180) calendar days counted from the date Scopus Industrial becomes aware of the particular event, to require that Scopus Industrial (or its designee) sells to NCR the totality and not less than the totality of the Shares held by Scopus Industrial at the time such option is exercised (the “Reputational Harm Call Option Right” and, together with the Reputational Harm Put Option Right, the “Reputational Harm Option Rights”).

(b) O preço da transação da venda que envolve o Direito de Opção de Venda por Controle, o Direito de Opção de Compra por Controle, Direito de Opção de Compra por Insolvência, Direito de Opção de Compra por Divulgação da NCR, Direito de Opção de Venda por Divulgação da Scopus, Direito de Opção de Compra do Contrato Principal de Compra e Venda, o Direito de Opção de Compra por Acordo, o Direito de Opção de Compra por Rescisão, Direito de Opção de Venda por Controle de Competidor ou Direitos de Opção por Dano a Reputação (cada um desses direitos de opção de venda ou de compra, um “Direito”) será determinado por um processo de avaliação independente, seguindo o mesmo processo utilizado para determinar o Preço da Participação Acionária Total conforme estabelecido na Seção 10.1(b) deste instrumento, e será pago em dinheiro e em fundos imediatamente disponíveis; considerando que (A) o custo do processo de avaliação será arcado pela NCR nos eventos descritos sob a Seções 13.2(a)(i), 13.2 (a)(iv)(2), 13.2(a)(viii) e 13.2 (a)(ix); (B) o custo do processo de avaliação será arcado pela Scopus Industrial nos eventos descritos sob a Seções 13.2(a)(ii), 13.2 (iv)(1), 13.2(a)(v), 13.2(a)(vii), e 13.2 (a)(x); e (C) o custo do processo de avaliação será arcado pela Companhia nos eventos descritos sob a Seção 13.2(a)(iii), ou 13.2(a)(vi).	(b) The price of the sale transaction involving the Control Put Option Right, the Control Call Option Right, the Insolvency Call Option Right, the NCR Disclosure Call Option Right, the Scopus Disclosure Put Option Right, the Master Purchase Agreement Call Option Right, the Settlement Call Option Right, the Termination Call Option Right, the Competitor Control Put Option Right or the Reputational Harm Option Rights (each such put or call option right, a “Right”) shall be determined by an independent appraisal process, following the same process used to determine the Price for the Total Equity Interest as set forth in Section 10.1(b) hereto, and shall be paid in cash and immediately available funds; provided that (A) the cost of the appraisal process shall be borne by NCR in the events described under Sections 13.2(a)(i), 13.2 (a)(iv)(2), 13.2(a)(viii) and 13.2 (a)(ix); (B) the cost of the appraisal process shall be borne by Scopus Industrial in the events described under Section 13.2(a)(ii), 13.2 (iv)(1), 13.2(a)(v), 13.2(a)(vii), and 13.2(a)(x); and (C) the cost of the appraisal process shall be borne by the Company in the events described under Section 13.2(a)(iii) or 13.2(a)(vi).

(c) Se o Acionista com o direito de exercer um Direito, não o exerça dentro to prazo prescrito para que tal exercício ocorra, conforme o disposto na Seção 13.2(a) acima, então o Acionista detentor de tal Direito renunciará, definitivamente, ao referido Direito com relação ao evento específico de acordo com o qual surgiu esse direito.	(c) If the Shareholder entitled to exercise a Right does not timely exercise such Right within the applicable time period for exercise set forth in Section 13.2(a) above, then the Shareholder entitled to such Right shall forever forfeit it in relation to the specific event pursuant to which it arose.

(d) Se o Acionista com direito de exercer um Direito enviar tempestivamente ao outro Acionista uma notificação escrita do exercício do referido Direito,	(d) If the Shareholder entitled to exercise a Right provides the other Shareholder with timely written notice of exercise of such Right, then the Shareholders

então os Acionistas formalizarão e consumarão a Transferência em questão durante o período de 120 (cento e vinte) dias a contar da data em que o Acionista com direito ao Direito enviar uma notificação escrita ao outro Acionista sobre sua intenção de exercer esse Direito.	shall formalize and consummate the related Transfer during the one hundred and twenty (120) day period counted from the date the Shareholder entitled to the Right provides written notice to the other Shareholder of its intention to exercise it.

ARTIGO XIV – PRAZO E RESCISÃO	ARTICLE XIV - TERM AND TERMINATION

SEÇÃO 14.1. Prazo. Este Acordo entrará em vigor na data deste instrumento e permanecerá em pleno vigor e efeito, vinculante aos Acionistas e seus respectivos sucessores, por um período de 20 (vinte) anos.	SECTION 14.1. Term. This Agreement shall come into force on the date hereof and remain valid and in full force and effect, binding the Shareholders and their respective successors for a period of twenty (20) years.

SEÇÃO 14.2. Rescisão. Não obstante as disposições acima, este Acordo será rescindido:	SECTION 14.2. Termination. (a) Notwithstanding the above, this Agreement shall terminate:

(i) Por acordo mútuo entre as Partes; ou	(i) By mutual agreement by the Parties; or

(ii) Na ocorrência de um IPO (Oferta Pública Inicial) da Companhia.	(ii) Upon the occurrence of an IPO of the Company.

(b) Caso a Scopus Industrial ou a NCR venham a deter menos de 25% (vinte e cinco por cento) do capital social votante da Companhia, então, na data em que a participação societária da Scopus Industrial ou NCR, conforme aplicável, se tornar inferior ao limite de 25% (vinte e cinco por cento), as disposições do Artigo V, Artigo VI e Artigo VII serão rescindidas e não terão mais exequibilidade ou efeito.	(b) In the event that either Scopus Industrial or NCR holds less than twenty-five percent (25%) of the outstanding voting equity of the Company, then, as of the date that the ownership percentage of Scopus Industrial or NCR, as applicable, falls below such twenty-five percent (25%) threshold, the provisions of Article V, Article VI and Article VII shall terminate and be of no further force or effect.

ARTIGO XV – RESOLUÇÃO DE CONTROVÉRSIAS	ARTICLE XV - DISPUTE RESOLUTION

SEÇÃO 15.1. Lei Aplicável. Este Acordo será regido por e interpretado de acordo com as leis da República Federativa do Brasil.	SECTION 15.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Brazil.

SEÇÃO 15.2. Resolução de Controvérsias. As Partes tentarão resolver qualquer disputa entre elas, controvérsia ou reivindicação surgida ou relacionada a este Acordo ou à violação, término ou validade deste Acordo (“Controvérsia”). Se as Partes forem incapazes de chegar a um acordo no prazo de 30 (trinta) Dias Úteis após a notificação de Controvérsia ser entregue, a Controvérsia será apresentada para arbitragem, de acordo com as disposições da Seção 15.3 abaixo.	SECTION 15.2. Dispute Resolution. The Parties shall attempt to resolve amongst themselves any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (the “Dispute”). If the Parties are unable to reach an agreement within thirty (30) Business Days after notice of the Dispute is first given, the Dispute shall be submitted to arbitration, according to the provisions of Section 15.3 below.

SEÇÃO 15.3. Arbitragem. (a) As Partes concordam que qualquer Controvérsia surgida de ou relacionada a este Acordo, e as transações aqui contempladas, ou a	SECTION 15.3. Arbitration. (a) The Parties agree that any Dispute arising out of or relating to this Agreement, and the transactions contemplated hereby, or the

violação de qualquer das disposições acima serão resolvidas por meio de arbitragem. O procedimento de arbitragem estará em conformidade com as normas da Câmara de Mediação e Arbitragem Brasil-Canadá (“CCBC”).	breach of any of the terms hereof shall be settled by arbitration. The arbitration proceeding shall be in accordance with the rules of the Arbitration and Mediation Chamber of the Chamber of Commerce Brazil-Canada (“CCBC”).

(b) O tribunal de arbitragem consistirá em 3 (três) árbitros, dos quais 1 (um) será nomeado pelo autor(es), 1 (um) pelo réu(s) e o terceiro, que atuará como presidente, será escolhido pelos dois árbitros nomeados pelas partes, ou, na hipótese de os árbitros nomeados pelas partes não chegarem a um acordo com relação ao terceiro árbitro, o referido terceiro árbitro será nomeado pelo presidente da CCBC de acordo com as normas de arbitragem da referida câmara de comércio. Independentemente da controvérsia que será resolvida por meio de arbitragem, as Partes deste Acordo deverão participar, seja como parte (quando a disputa envolvê-la diretamente como autor, réu ou reconvinte), ou como terceiro (quando, de alguma forma, direta ou indiretamente, possa ser afetado pelas decisões tomadas durante ou ao final da arbitragem). As Partes concordam que qualquer ordem, decisão ou determinação do tribunal arbitral é definitiva e vinculante entre as partes, independentemente de sua participação na arbitragem como parte ou como terceiro.	(b) The arbitration tribunal shall consist of three (3) arbitrators, of whom one (1) shall be nominated by the plaintiff(s), one (1) by the defendant(s) and the third, who shall serve as chairman, shall be chosen by the two party-appointed arbitrators, or, in the event the party-appointed arbitrators are unable to designate the third arbitrator, the third arbitrator shall be appointed by the president of CCBC according to the rules of arbitration of such chamber of commerce. Independent of the controversy that will be solved by arbitration, all Parties of this Agreement shall participate, either as party (when the dispute directly involved it as plaintiff, defendant or counterclaimant), or as third party (when, in any way, directly or indirectly, it can be affected by the decisions rendered during or at the end of the arbitration). The Parties agree that any order, decision or determination of the arbitral tribunal is definitely binding upon, independently of their participation in the arbitration as party or as third party.

(c) O local da arbitragem será a cidade de São Paulo, Estado de São Paulo, Brasil. O idioma da arbitragem será o português.	(c) The place of arbitration shall be the city of São Paulo, State of São Paulo, Brazil. The language of the arbitration shall be Portuguese.

(d) A decisão arbitral será final e vinculante. As Partes renunciam a qualquer direito de apelação na medida em que um direito de apelação puder ser legalmente renunciado.	(d) The award of the arbitrators shall be final and binding. The Parties waive any right to appeal, to the extent that a right to appeal may lawfully be waived.

(e) O tribunal arbitral terá poderes para conceder qualquer medida judicial de acordo com os termos deste Acordo e com a lei aplicável, inclusive sem limitação, medida liminar ou ordem judicial e cumprimento específico de qualquer obrigação criada neste instrumento. Sem prejuízo da validade desta cláusula de arbitragem, as Partes deste instrumento poderão buscar assistência jurídica e/ou tutela jurisdicional, se e quando necessário, com o único propósito de: (a) fazer valer as obrigações que admitem, de imediato, o cumprimento específico; e (b) aplicar medidas ou procedimentos coercivos ou de natureza preventiva, provisória ou permanente antes da constituição de um tribunal arbitral, ficando	(e) The arbitration tribunal shall have the authority to award any remedy of relief in accordance with the terms of this Agreement and the applicable law including, without limitation, provisional or permanent injunctive relief and specific performance of any obligation created hereunder. Without prejudice to the validity of this arbitration clause, the Parties hereby may seek judicial assistance and/or relief, if and when necessary, for the sole purposes of: (a) enforcing obligations that admit, forthwith, specific performance; and (b) applying for coercive or precautionary measures or procedures of a preventive, provisional or permanent nature prior to the constitution of the arbitral tribunal it being understood that, upon

entendido que, após cumprimento de procedimentos de execução obrigatórios e específicos buscados, deverão ser retornados para o tribunal arbitral para que sejam estabelecidos plenos e exclusivos poderes para decidir sobre todas e quaisquer questões, sejam relativas ao procedimento de natureza preventiva ou relativas ao mérito, que tenham causado uma demanda de execução obrigatória ou específica; e qualquer outra medida não será interpretada como renúncia de procedimentos de arbitragem pelas Partes. Qualquer das Partes da arbitragem poderá decidir buscar assistência jurídica, conforme descrito acima em qualquer corte com jurisdição competente. A proposição de qualquer medida sob esta cláusula não vincula qualquer renúncia da cláusula de arbitragem ou da jurisdição do Tribunal Arbitral.	accomplishment of the mandatory or specific enforcement procedures sought, it shall be returned to the arbitration tribunal to be established full and exclusive authority to decide on all and any issues, whether related to precautionary procedure or related to the merits, which has caused the mandatory or specific enforcement claim; and any such action shall not be construed as a waiver of the arbitration proceedings by the Parties. Any of the Parties to the arbitration may decide to seek judicial assistance as described above in any court of competent jurisdiction. The filing of any measure under this clause does not entail any waiver to the arbitration clause or to the full jurisdiction of the Arbitral Tribunal.

(f) Em medida máxima permitida pela lei aplicável, o procedimento de arbitragem e a sentença arbitral serão mantidos em confidencialidade pelas Partes. Entretanto, (i) uma violação desta obrigação de confidencialidade não afetará a exequibilidade deste Acordo de arbitrar ou a sentença arbitral, e (ii) a apresentação por um Acionista deste Acordo e/ou da sentença arbitral à corte não será considerada violação desta obrigação de confidencialidade, na medida em que essa apresentação for necessária para fazer valer uma disposição deste Artigo e/ou a sentença arbitral.	(f) To the fullest extent permitted by applicable law, the arbitration proceeding and the arbitrators’ award shall be maintained confidential by the Parties. However, (i) a violation of this confidentiality covenant shall not affect the enforceability of this Agreement to arbitrate or the arbitrators’ award, and (ii) the presentation by a Shareholder of this Agreement and/or of the arbitrators’ award to court shall not be deemed a violation of this confidentiality covenant, to the extent that such presentation is necessary to enforce the provision of this Article and/or the arbitrators’ award.

(g) Com o objetivo de facilitar a resolução definitiva das controvérsias correlatas, e mediante solicitação de qualquer parte do procedimento de arbitragem, o tribunal de arbitragem poderá, no prazo de 20 (vinte) dias corridos dessa solicitação, consolidar o procedimento de arbitragem com qualquer outro procedimento de arbitragem que envolva qualquer das Partes deste Acordo. Os árbitros não deverão consolidar essas arbitragens a menos que determinem que (i) há questões de fato ou de direito comuns aos procedimentos, de forma que um procedimento consolidado seja mais eficiente do que procedimentos separados, e (ii) nenhuma parte deste instrumento seria prejudicada em resultado dessa consolidação em virtude de atraso indevido, conflito de interesses ou de outra forma.	(g) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within twenty (20) calendar days of such request, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties hereto. The arbitrators must not consolidate such arbitrations unless they determine that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party hereto would be prejudiced as a result of such consolidation through undue delay, conflict of interest or otherwise.

(h) Todas as despesas (inclusive, mas não limitadas a honorários advocatícios e de arbitragem) relativas ao procedimento de arbitragem serão arcadas conforme determinado no procedimento de arbitragem.	(h) All expenses (including, but not limited, the arbitrators’ and attorneys fees) related to the arbitration proceeding shall be borne as determined in the arbitration proceeding.

ARTIGO XVI – OUTRAS OBRIGAÇÕES	ARTICLE XVI - OTHER OBLIGATIONS

SEÇÃO 16.1. Notificações. Todos os avisos, comunicações e/ou notificações com relação a este Acordo serão enviados aos Acionistas, por carta registrada, fac-símile, e-mail ou por qualquer outro meio com comprovante de recebimento, aos endereços indicados abaixo, sendo cada Parte obrigada a comunicar, por escrito, ao outro Acionista, sobre quaisquer alterações no endereço e/ou nos dados indicados abaixo.	SECTION 16.1. Notices. All notices, communications and/or notifications in connection with this Agreement shall be addressed to the Shareholders, through registered mail, fax, e-mail or any other means with proof of receipt, to the addresses indicated below, being each Party obliged to communicate, through written form, to the other Shareholder, any alterations in the address and/or data indicated below:

(i) Se para NCR:

a/c NCR Corporation

3097 Satellite Boulevard

Building 700

Duluth, Georgia 30096

USA

Tel.nº:(937) 445-5000

Fax nº:(404) 487-8949

E-mail: lawnotices@NCR.com

Aos cuidados: Consultor Jurídico

(i) If to NCR: c/o NCR Corporation 3097 Satellite Boulevard Building 700 Duluth, Georgia 30096 USA Tel. No.:(937) 445-5000 Fax No.:(404) 487-8949 E-mail: lawnotices@ncr.com Attn.: General Counsel

(ii) Se para Scopus ou Scopus Industrial:

Av. Mutinga 4130

Jardim Santo Elias, São Paulo/SP

05110-000

Tel. nº:(11) 3909-3586

Fax nº:(11) 3904-0804

E-mail: scopusindustrial@scopus.com.br

Aos cuidados: Diretoria

(ii) If to Scopus or Scopus Industrial:

Av. Mutinga 4130

Jardim Santo Elias, São Paulo/SP

05110-000

Tel. No.:(11) 3909-3586

Fax No.:(11) 3904-0804

E-mail: scopusindustrial@scopus.com.br

Attn.: Diretoria

(iii) Se para a Companhia: Av. Autaz Mirim, 1.030, Blocos 1 e 2, Distrito Industrial, Manaus, AM—Brasil Email: JG185122@ncr.com Aos cuidados: John A. Gregg	(iii) If to the Company: Av. Autaz Mirim, 1.030, Blocos 1 and 2, Distrito Industrial, Manaus, AM - Brazil Email: JG185122@ncr.com Attn.: John A. Gregg

SEÇÃO 16.2. Alterações; Renúncias. Nenhuma alteração de qualquer disposição deste Acordo será eficaz a menos que essa alteração seja feita por escrito e assinada por todas as Partes e nenhuma renúncia de qualquer disposição deste Acordo nem o consentimento por quaisquer das Partes será eficaz a menos que seja feito por escrito e assinado pela Parte por ele afetada, e essa renúncia ou consentimento será efetivo somente em instância específica e para finalidade específica para a qual foi concedido. Nenhuma falha por parte de qualquer Parte em exercer,	SECTION 16.2. Amendments; Waivers. No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all Parties and no waiver of any provision of this Agreement, nor consent by any of the Parties thereto shall be effective unless it is in writing and signed by the Party affected thereby, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof by

e nenhum atraso em exercer qualquer direito deste instrumento operará como uma renúncia desse direito pela referida Parte, e nenhum exercício único ou parcial de qualquer direito sob este instrumento impedirá qualquer outro exercício ou exercício futuro desse direito ou o exercício de qualquer outro direito. Os direitos e recursos de cada Parte previstos neste instrumento são cumulativos e complementares aos, e sem exclusão de quaisquer outros direitos ou recursos previstos em lei (exceto se de outra forma expressamente estabelecido neste instrumento).	such Party, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each Party provided herein are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth herein).

SEÇÃO 16.3. Sucessores. Este Acordo reverterá em benefício das Partes e será vinculante às Partes deste instrumento e seus respectivos sucessores e cessionários. A menos que de outra forma mencionado neste instrumento, nem a Scopus e nem a Scopus Industrial , de um lado, nem a NCR, do outro lado,terá o direito de ceder este Acordo ou qualquer de seus direitos e obrigações sob este instrumento sem o consentimento prévio e escrito da NCR ou Scopus, respectivamente.	SECTION 16.3. Successors. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Unless otherwise stated herein, neither Scopus nor Scopus Industrial, on the one hand, nor NCR, on the other hand, shall be entitled to assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the NCR or Scopus, respectively.

SEÇÃO 16.4. Divisibilidade. Se uma ou mais disposições contidas neste Acordo, ou a aplicação dessas disposições em qualquer circunstância forem consideradas inválidas, ilegais ou inexequíveis sob qualquer aspecto por qualquer razão, a validade, legalidade e exequibilidade de qualquer disposição em qualquer outro aspecto e das disposições remanescentes deste instrumento não serão de nenhuma foram afetadas, a menos que as disposições consideradas inválidas, ilegais ou inexequíveis prejudiquem substancialmente os benefícios das disposições remanescentes deste instrumento.	SECTION 16.4. Severability. If one or more of the provisions contained herein, or the application thereof in any circumstance, is held to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way affected, unless the provisions held invalid, illegal or unenforceable shall substantially prejudice the benefits of the remaining provisions hereof.

SEÇÃO 16.5. Acordo Total. A intenção das Partes com relação a este Acordo é de que ele represente o acordo e entendimento final, completo e exclusivo das Partes em relação ao objeto deste Acordo e cancela e substitui todos os acordos e entendimentos anteriores celebrados entre das Partes em relação ao referido objeto.	SECTION 16.5. Entire Agreement. This Agreement is intended by the Parties to be a final, complete and exclusive statement of the agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

SEÇÃO 16.6. Registro. Este Contrato deverá ser arquivado na Companhia, de acordo com e para os fins dos artigos 40 e 118 da Lei das Sociedades por Ações. A seguinte legenda deverá ser inserida nas páginas do livro de registro de ações da Companhia onde as Ações são registradas:	SECTION 16.6. Registry. This Agreement shall be filed at the Company, in accordance with, and for the purposes of Articles 40 and 118 of the Brazilian Corporations Law. The following notes shall be inserted in the pages of the share registry book of the Company where the Shares are registered:

“Estas Ações são sujeitas ao Acordo de Acionistas assinado em [—], 2011 (o “Acordo de Acionistas”), uma cópia do qual é arquivada na sede social da Companhia”.

“As ações preferenciais, tampouco as ações ordinárias detidas pelos detentores de ações preferenciais poderão ser Transferidas independentemente. Um Acionista que detém ações preferenciais somente poderá Transferir suas ações ordinárias ou preferenciais se tal Transferência (i) envolver uma Transferência simultânea para a mesma Pessoal de (a) ações ordinárias com (b) um montante de ações preferenciais igual a Proporção de Ações Preferenciais multiplicado pelo número de ações ordinárias Transferido e (ii) seja de outra forma permitido por este Contrato. Qualquer transferência de ações preferenciais ou ações ordinárias que não seja de acordo com as restrições acima descritas será nula e sem efeito e não deverá ser registrada no livro de registro de ações da Companhia. Não obstante o disposto em contrário, a Companhia poderá resgatar as ações preferenciais independentemente em um resgate permitido por e conduzido de acordo com o Acordo de Acionistas e com os termos de tais ações preferenciais. As restrições acima deverão ser removidas deste livro de registro de ações quando tais ações preferenciais deixarem de existir.”

“These Shares are subject to the Shareholders’ Agreement executed on [—], 2011 (the “Shareholders’ Agreement”), a copy of which is filed at the Company.”

“Neither the preferred shares nor the common shares held by the holders of preferred shares may be transferred or pledged by themselves. A shareholder that holds preferred shares may only transfer or pledge their common or preferred shares if such transfer or pledge (i) involves a simultaneous transfer or pledge, to the same person or entity, of (a) common shares with (b) an amount of preferred shares equal to the ratio of the aggregate number of preferred shares then held by such shareholder to the aggregate number of common shares then held by such Shareholder multiplied by the number of common shares transferred or pledged and (ii) is otherwise permitted under the Shareholders’ Agreement. Any purported transfer of a preferred share or common share held by a holder of preferred shares other than in accordance with the foregoing shall be null and void and shall not be recorded in the share registry book of the Company. Notwithstanding the foregoing, the Company may redeem the preferred shares by themselves in a redemption permitted by and conducted in accordance with, the Shareholders’ Agreement and the terms of the preferred shares. The foregoing restrictions shall be removed from this share registry book at such time as the preferred shares are no longer outstanding.”

SEÇÃO 16.7. Idioma. Este Acordo é assinado em formato bicolunado, em inglês e português. A versão em português do Acordo nesse formato bicolunado é incluída apenas para fins de tradução. Na hipótese de conflito na interpretação dos termos ou qualquer inconsistência, discrepância ou contradição entre a versão em inglês e a versão em português, a versão em inglês, em qualquer caso, prevalecerá.	SECTION 16.7. Language. This Agreement is being executed in a bi-colunated form, in English and Portuguese. The Portuguese version of the Agreement set forth in this bi-colunated form is included for translation purposes only. In the event of any conflict in the interpretation of the terms in, or any inconsistency, discrepancy or contradiction between the English version and the Portuguese version, the English version shall, in all cases, prevail.

SEÇÃO 16.8. Títulos. Os títulos dos Artigos e das Seções contidos neste Acordo são inseridos apenas para conveniência de referência e não afetarão o significado ou a interpretação deste Acordo.	SECTION 16.8. Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

SEÇÃO 16.9. Cumprimento Específico. As Partes reconhecem e concordam que na hipótese de qualquer violação deste Acordo, a Parte adimplente será irreparavelmente prejudicada e não poderão ser integralmente reparadas por danos materiais. Cada Parte concorda em não fazer valer por meio de defesa	SECTION 16.9. Specific Performance. The Parties acknowledge and agree that in the event of any breach of this Agreement, the non-breaching Parties would be irreparably harmed and could not be made whole by monetary damages. Each Party accordingly agrees not to assert by way of defense or otherwise that a remedy ou de outra forma que um recurso de direito possa ser adequado.
As Partes poderão, com respeito a qualquer violação de qualquer disposição deste Acordo, buscar todos ou quaisquer recursos
disponíveis a elas, em complementação a todos os demais recursos aplicáveis, para obter uma medida liminar ou uma ordem judicial
e, conforme estabelecido pelo Artigo 118, §3 da Lei das
Sociedades por Ações, um decreto para cumprimento específico
em associação com as obrigações previstas neste Acordo.	at law would be adequate. The Parties may, with respect to any breach of any provision of this Agreement, pursue any or all legal remedies available to them and, in addition to all other applicable remedies, to obtain a temporary and a permanent injunction and, as set forth by Article 118, §3º of the Brazilian Corporations Law, a
decree for specific performance in connection with the obligations provided in this Agreement.

SEÇÃO 16.10. Rubricas. As Partes e a Companhia concordam que todas as páginas deste Acordo e seus Anexos deverão ser rubricados. Para este fim, a NCR e a Companhia indicam Rodrigo Figueiredo Nascimento; e Scopus Industrial e Scopus indicam [—].	SECTION16.10. Initials. The Parties and the Company agree that all pages of this Agreement and is Schedules shall be initialed. For such purpose, NCR and the Company appoint Rodrigo Figueiredo Nascimento; and Scopus Industrial and Scopus appoint [—].

ARTIGO XVII – GARANTIA SCOPUS	ARTICLE XVII – SCOPUS GUARANTY

SEÇÃO 17.1. Garantia Scopus. A Scopus, por meio do presente Acordo, em caráter irrevogável e incondicional garante à NCR, como principal obrigado, o pagamento integral e o cumprimento de cada uma das obrigações da Scopus Industrial neste Acordo e renuncia a todos os direitos e benefícios que possui hoje ou possa vir possuir no futuro em decorrência dos artigos 827, 828, 829, 834, 835, 837, 838 and 839 do Código de Processo Civil (Lei nº 10.406, de 10 de janeiro de 2002, conforme alterado).	SECTION 17.1. Scopus Guaranty. Scopus hereby irrevocably and unconditionally guarantees to NCR, as main obligor, the full payment and performance of each and all of the obligations of Scopus Industrial hereunder and waives any rights or benefits that it may now or hereafter have under Articles 827, 828, 829, 834, 835, 837, 838 and 839 of the Brazilian Civil Code (Law No. 10.406, of January 10, 2002, as amended from time to time).

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EM TESTEMUNHO DO QUE, os Acionistas assinaram este Acordo em 3 (três) vias de idêntica forma e conteúdo, para um único efeito na presença de duas testemunhas que assinam abaixo.	IN WITNESS WHEREOF, the Shareholders have executed this Agreement in 3 (three) counterparts of identical form and content, to one effect and in the presence of the two witnesses below.

São Paulo, [—] de 2011.	São Paulo, [—], 2011.

SCOPUS TECNOLOGIA LTDA.

Nome: Cargo:	Name: Title:

SCOPUS INDUSTRIAL S.A.

Nome: Cargo:	Name: Title:

NCR CORPORATION

Nome: Cargo:	Name: Title:

NCR BRASIL – INDÚSTRIA DE EQUIPAMENTOS PARA AUTOMAÇÃO S.A.

Nome: Cargo:	Name: Title:

TESTEMUNHAS / WITNESSES

1.	2.
Nome:	Name:
RG:	ID:

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